                                                 FILE PURSUANT TO RULE 424(b)(2)
                                                      REGISTRATION NO. 333-63454

PROSPECTUS

                               OFFER TO EXCHANGE
                                  OUTSTANDING
                   9 1/2% SENIOR SUBORDINATED NOTES DUE 2009
                                      FOR
                 NEW 9 1/2% SENIOR SUBORDINATED NOTES DUE 2009
                                       OF

                           AMERICAN CELLULAR CORPORATION

                            TERMS OF EXCHANGE OFFER

    We are offering to exchange our outstanding 9 1/2% Senior Subordinated Notes due 2009 for new 9 1/2% Senior Subordinated Notes due 2009 which have been registered under the Securities Act. Our exchange offer will expire at 12:00 p.m. New York City time on July 31, 2001 unless we extend the time of expiration.

    There is currently no established trading market for the senior notes, and we do not expect that a trading market for the senior notes will exist following completion of this exchange offer.

SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY INVESTORS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NOTES TO BE DISTRIBUTED IN THE EXCHANGE OFFER, NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                  THE DATE OF THIS PROSPECTUS IS JULY 2, 2001.
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                               TABLE OF CONTENTS

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                                                                PAGE
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Summary.....................................................      1
Risk Factors................................................     14
Use of Proceeds.............................................     21
Capitalization..............................................     22
The Exchange Offer..........................................     23
Unaudited Pro Forma Consolidated Financial Data.............     32
Selected Consolidated Financial and Other Data..............     36
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     39
Industry Overview...........................................     47
Business....................................................     49
Management..................................................     62
Related Party Transactions..................................     64
Principal Shareholders......................................     66
Description of Senior Credit Facility.......................     67
Description of the Notes....................................     70
Certain Material United States Federal Tax Consequences.....    116
Plan of Distribution........................................    121
Legal Matters...............................................    122
Experts.....................................................    122
Index to Consolidated Financial Statements..................    F-1
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                            ------------------------

    No person is authorized in connection with the offering made hereby to give any information or to make any representation not contained in this prospectus or the accompanying letter of transmittal and, if given or made, such information or representation not contained herein must not be relied upon as having been authorized by us.

                            ------------------------

    The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of our outstanding 9 1/2% Senior Subordinated Notes due 2009 in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or Blue Sky laws of such jurisdiction. Neither the delivery of this prospectus nor the accompanying letter of transmittal, nor any exchange made hereunder shall under any circumstances imply that the information herein is correct as of any date subsequent to the date hereof.

                            ------------------------

                                       ii
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                                    SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND THE RELATED NOTES THAT WE INCLUDE ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES IN THIS PROSPECTUS TO "OUR," "US" AND "WE" REFER TO AMERICAN CELLULAR CORPORATION AND ITS PREDECESSORS AND SUBSIDIARIES AS A COMBINED ENTITY, EXCEPT WHERE IT IS CLEAR THAT SUCH TERMS MEAN ONLY AMERICAN CELLULAR CORPORATION. REFERENCES TO "PRO FORMA" WITH RESPECT TO OUR RESULTS OF OPERATIONS REFLECT ADJUSTMENTS TO OUR HISTORICAL FINANCIAL STATEMENTS AS IF AT&T WIRELESS SERVICES, INC. AND DOBSON COMMUNICATIONS CORPORATION HAD ACQUIRED US, OUR MARCH 14, 2001 ISSUANCE OF $450.0 MILLION PRINCIPAL AMOUNT OF OUR 9 1/2% SENIOR SUBORDINATED NOTES DUE 2009 AND THE REPAYMENT OF PORTIONS OF OUR SENIOR CREDIT FACILITY WITH THE NET PROCEEDS OF THAT ISSUANCE, AND OUR JUNE 4, 2001 ISSUANCE OF
$250.0 MILLION PRINCIPAL AMOUNT OF OUR 9 1/2% SENIOR SUBORDINATED NOTES DUE 2009 AND THE REPAYMENT OF $201.3 MILLION OF OUR TERM LOANS UNDER OUR SENIOR CREDIT FACILITY, ALL AS OF JANUARY 1, 2000. REFERENCES TO "PRO FORMA" WITH RESPECT TO OUR FINANCIAL CONDITION REFLECT ADJUSTMENTS TO OUR HISTORICAL FINANCIAL STATEMENTS AS IF OUR JUNE 4, 2001 ISSUANCE OF $250.0 MILLION PRINCIPAL AMOUNT OF OUR 9 1/2% SENIOR SUBORDINATED NOTES DUE 2009 HAD BEEN COMPLETED WITH THE PROCEEDS APPLIED AS OF MARCH 31, 2001. WE ENCOURAGE YOU TO READ THE ENTIRE PROSPECTUS, INCLUDING THE SECTION ENTITLED "RISK FACTORS" AND THE FINANCIAL STATEMENTS.

                               THE EXCHANGE OFFER

    We completed on June 4, 2001 the private offering of $250.0 million aggregate principal amount of our 9 1/2% Senior Subordinated Notes due 2009. We entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed, among other things, to deliver to you this prospectus and to complete the exchange offer within 210 days of the issuance of our 9 1/2% Senior Subordinated Notes due 2009. You are entitled to exchange in the exchange offer your outstanding 9 1/2% Senior Subordinated Notes due 2009 for registered 9 1/2% Senior Subordinated Notes due 2009 with substantially identical terms. If the exchange offer is not completed by December 31, 2001, then we will pay liquidated damages. You should read the discussion under the heading "--Summary Description of the New Notes" and "Description of the Notes" for further information regarding the registered 9 1/2% Senior Subordinated Notes due 2009.

    We believe that the 9 1/2% Senior Subordinated Notes due 2009 issued in the exchange offer may be resold by you without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain conditions. You should read the discussion under the headings "--Summary of the Terms of the Exchange Offer" and "The Exchange Offer" for further information regarding the exchange offer and resale of the 9 1/2% Senior Subordinated Notes due 2009.

                         AMERICAN CELLULAR CORPORATION

    We are one of the largest rural and suburban providers of wireless communications services in the United States. As of March 31, 2001, our network covered an estimated population of approximately 5.1 million and we had approximately 582,600 subscribers, giving us an aggregate market penetration of 11.3%. We provide wireless service in portions of Illinois, Kansas, Kentucky, Michigan, Minnesota, New York, Ohio, Oklahoma, Pennsylvania, Tennessee, West Virginia and Wisconsin. On a pro forma basis, for the year ended December 31, 2000, we had total revenue of $391.5 million and EBITDA of $192.6 million. For the three months ended March 31, 2001 we had total revenue of $97.4 million and EBITDA of $32.0 million.

    On February 25, 2000, we were acquired by a joint venture equally owned by AT&T Wireless and Dobson Communications. Our operations are managed by Dobson Communications and are integrated with Dobson Communications' wireless operations. We market our products and services under the nationally recognized CELLULAR ONE brand name and benefit from its national advertising campaign.

    Since our acquisition by AT&T Wireless and Dobson Communications, our business has experienced significant growth. In 2000, on a pro forma basis, we added 209,500 gross subscribers and

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119,700 net subscribers, including 39,900 net additions in the fourth quarter.
For the quarter ended March 31, 2001 we added 57,000 gross subscribers and 28,200 net subscribers. In addition, roaming minutes on our network increased approximately 42% in 2000 when compared to 1999 and approximately 54% for the quarter ended March 31, 2001 when compared to the same period in 2000.

    We have long-term roaming agreements with AT&T Wireless, which has designated us as its preferred roaming partner for its subscribers who roam into our markets, as well as other major wireless providers including Cingular Wireless and U.S. Cellular, which allow our subscribers to benefit from coast-to-coast wireless coverage. Our markets have high roaming activity due, in part, to their greater than average concentration of expressway corridors and their proximity to densely populated urban areas, including New York City, Minneapolis-St. Paul, Pittsburgh, Cincinnati, Louisville and Knoxville. On a pro forma basis, for the year ended December 31, 2000, we had $152.1 million in roaming revenue, comprising approximately 39% of our total revenue. For the quarter ended March 31, 2001, we had $30.9 million in roaming revenue, comprising approximately 32% of our total revenue for that period.

    We have upgraded our entire network to digital time division multiple access, or TDMA, technology and we now offer digital voice and feature services, including voice mail, e-mail, caller ID, call waiting, 2-way short-messaging services, or SMS, and wireless Internet access. As of March 31, 2001, approximately 54% of our subscribers utilize digital service and use tri-mode, dual-band handsets. We believe subscribers utilizing digital technology generate network efficiencies, greater roaming opportunities, higher average revenue per user, or ARPU, and lower churn rates. For the year ended December 31, 2000, on a pro forma basis, our monthly ARPU, excluding roaming revenue, was $38 and our average monthly churn was 1.7%. For the quarter ended March 31, 2001, our monthly ARPU, excluding roaming revenue, was $37 and our average monthly churn was 1.7%.

                             COMPETITIVE STRENGTHS

    STRONG CURRENT MARKET POSITION. We have significant market share in virtually all of our wireless markets. We distinguish ourselves from our competition by emphasizing digital technology, customer care and a commitment to the local community. We plan to attract additional subscribers by leveraging our strategic relationships, digital technologies, local sales channels and diverse service offerings, including national, regional and local rate plans.

    ATTRACTIVE MARKETS. Our markets are attractive for providing wireless communications services due, in part, to their proximity to markets operated by AT&T Wireless and major metropolitan areas such as New York City, Minneapolis-St. Paul, Pittsburgh, Cincinnati, Louisville and Knoxville. Our markets have a relatively high density of highway and other traffic corridors and strong tourist activity due to seasonal attractions. Additionally, our markets have demonstrated positive demographic growth trends and generally maintain a high population density relative to other rural service providers.

    ADVANCED DIGITAL TECHNOLOGY. Our fully digital network uses TDMA technology, making our network compatible with AT&T Wireless' network and other TDMA networks. This technology allows us to offer enhanced features and services relative to standard analog cellular service, including extended battery life, integrated voicemail, paging, fax and e-mail delivery, enhanced voice privacy and short-messaging capability. We plan to offer wireless Internet service in virtually all of our markets by mid-2001. We believe our extensive digital network deployment provides us with a competitive advantage in many of our markets.

    STRATEGIC ROAMING RELATIONSHIPS. We have long-term roaming agreements with many of our major roaming partners including AT&T Wireless, Cingular Wireless and U.S. Cellular. These roaming agreements have terms ranging from two to twenty years. We believe our strategic roaming relationships will continue to be beneficial as the growth in roaming minutes in our markets continues.

    EXPERIENCED MANAGEMENT TEAM. Dobson Communications' management team is responsible for our day-to-day operations. With over 50 years of telecommunications experience on a combined basis,

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Dobson Communications' senior management team, consisting of Everett R. Dobson,
G. Edward Evans and Bruce R. Knooihuizen, is extremely knowledgeable and well regarded in the telecommunications industry. Since 1993, including our acquisition, Dobson Communications has acquired licenses covering a combined population of more than 11 million.

    AT&T RELATIONSHIP. We believe that our relationship with AT&T Wireless, one of our owners, provides us with significant strategic benefits. We are the preferred provider of wireless service to AT&T Wireless' subscribers who roam into our markets. Through our long-term roaming agreement with AT&T Wireless, we offer our subscribers national and regional rate plans which access AT&T Wireless' coast-to-coast footprint. We believe these plans differentiate us from our competition in many of our markets. AT&T Wireless also has generally agreed to use commercially reasonable efforts to assist us in obtaining discounts from its vendors for the purchase of subscriber or infrastructure equipment.

    INTEGRATION WITH DOBSON COMMUNICATIONS. We believe that the integration of our operations with those of Dobson Communications has significant benefits. Our licensed areas, combined with those of Dobson Communications, cover an estimated population of more than 12 million, and together we served more than
1.3 million subscribers at March 31, 2001. This size and scale enable us to reduce our operating costs and receive certain technical, network and operational functions from Dobson Communications' existing corporate infrastructure.

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                              CORPORATE STRUCTURE

    The following chart summarizes our ownership and corporate structure at March 31, 2001 after giving effect to our June 4, 2001 issuance of $250.0 million principal amount of our 9 1/2% Senior Subordinated Notes due 2009 and the application of the net proceeds of that offering. Neither the notes nor our senior credit facility are guaranteed by AT&T Wireless or Dobson Communications.

                                     [LOGO]

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                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

    In the exchange offer we are offering to exchange up to $250.0 million aggregate principal amount outstanding of our 9 1/2% Senior Subordinated Notes due 2009, or "old notes", for an equal principal amount of our 9 1/2% Senior Subordinated Notes due 2009, or "new notes" and, together with old notes, the "notes". The form and terms of the new notes are identical in all material respects to the form and terms of the outstanding old notes except that the new notes have been registered under the Securities Act of 1933 and, therefore, are not entitled to the benefits of the registration rights granted under the registration rights agreement, executed as part of the offering of the outstanding old notes.

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Registration rights agreement.............  You are entitled to exchange your old notes for registered new notes with substantially identical terms.
                                            The exchange offer is intended to satisfy these rights.
                                            After the exchange offer is complete, you will no longer
                                            be entitled to any exchange or registration rights with
                                            respect to your old notes.
The exchange offer........................  We are offering to exchange $1,000 principal amount of one new note for each old note. We will accept for
                                            exchange all outstanding old notes that are validly
                                            tendered and not validly withdrawn. In order to be
                                            accepted, an outstanding old note must be properly
                                            tendered and accepted. After consummation of the
                                            exchange offer, holders of old notes which are not
                                            exchanged will continue to be subject to the existing
                                            restrictions upon the transfer of old notes and we will
                                            have no further obligation to such holders to provide
                                            for the registration of the old notes under the
                                            Securities Act.
Shelf registration........................  We may be required to file a shelf registration statement with respect to our outstanding old notes if:
                                                - the Securities and Exchange Commission issues an
                                                  interpretation that we are not permitted to effect
                                                  the exchange offer;
                                                - we do not conclude the exchange offer by
                                                  December 31, 2001;
                                                - an initial purchaser of the old notes requests
                                                that we file a shelf registration statement with
                                                  respect to notes held by the initial purchaser;
                                                - a holder of old notes
                                                    (a) is not eligible to participate in the
                                                    exchange offer, or
                                                    (b) has participated in the exchange offer but
                                                    does not receive freely tradeable new notes; or
                                                - an initial purchaser has received new notes in the
                                                  exchange offer or has otherwise been issued new
                                                  notes in exchange for old notes constituting a
                                                  portion of an unsold allotment, which new notes
                                                  are not freely tradeable.
Resale of new notes.......................  Based on interpretations by the staff of the Securities and Exchange Commission set forth in no-action letters
                                            issued to third parties, including "Exxon Holdings
                                            Corporation" (available May 13, 1998) and "Morgan
                                            Stanley & Co. Incorporated" (available June 5, 1991), we
                                            believe that you may offer the new notes for resale,
                                            resell the new notes and
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                                            otherwise transfer the new notes without compliance with
                                            the registration and prospectus delivery provisions of
                                            the Securities Act, provided that:
                                                - you acquire the new notes in the exchange offer in
                                                the ordinary course of business;
                                                - you have no arrangement or understanding with any
                                                  person to participate in the distribution of the
                                                  new notes that you obtain in the exchange offer;
                                                - you are not a broker-dealer who purchased old
                                                notes directly from us for resale pursuant to
                                                  Rule 144A or any other available exemption under
                                                  the Securities Act; and
                                                - you are not an "affiliate".
                                            We intend to rely on the existing no-action letters and
                                            we do not intend to seek a no-action letter from the
                                            Securities and Exchange Commission with respect to the
                                            resale of the new notes.
The expiration date.......................  The exchange offer will expire at 12:00 p.m., New York
                                            City time, July 31, 2001, unless we decide to extend the
                                            expiration date.
Accrued interest on the new notes and the
  outstanding old notes...................  Interest on the new notes will accrue from March 14,
                                            2001. If we accept your old notes you will not receive
                                            any payment of interest on such outstanding old notes
                                            accrued from March 14, 2001 to the date of the issuance
                                            of the new notes. Consequently, holders who exchange
                                            their outstanding old notes for new notes will receive
                                            the same interest payment on October 15, 2001, which is
                                            the first interest payment date with respect to the
                                            outstanding old notes and the new notes to be issued in
                                            the exchange offer that they would have received had
                                            they not accepted the exchange offer.
Termination of the exchange
  offer...................................  We may terminate the exchange offer at any time prior to the expiration date if we determine that our ability to
                                            proceed with the exchange offer could be materially
                                            impaired due to any legal or governmental action, new
                                            law, statute, rule or regulation or any interpretation
                                            of the staff of the Securities and Exchange Commission
                                            of any existing law, statute, rule or regulation. We do
                                            not expect any of the foregoing conditions to occur,
                                            although there can be no assurance that such conditions
                                            will not occur. Holders of outstanding old notes will
                                            have certain rights against us under the registration
                                            rights agreement executed as part of the offering of the
                                            outstanding old notes should we fail to consummate the
                                            exchange offer.
Conditions to the exchange offer..........  The exchange offer is subject to certain conditions, which may be waived by us. See "The Exchange
                                            Offer--Conditions of the Exchange Offer." The exchange
                                            offer is not conditioned upon any minimum number of old
                                            notes being tendered.
Special procedures for beneficial
  owners..................................  If you are the beneficial owner of old notes and your name
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                                            does not appear on a security position listing of the
                                            Depository Trust Company as the holder of such old notes
                                            or if you are a beneficial owner of old notes that are
                                            registered in the name of a broker, dealer, commercial
                                            bank, trust company or other nominee and you wish to
                                            tender such old notes or registered old notes in the
                                            exchange offer, you should contact the person in whose
                                            name your old notes are registered promptly and instruct
                                            that person to tender on your behalf. If such beneficial
                                            holder wished to tender on his own behalf such
                                            beneficial holder must, prior to completing and
                                            executing the letter of transmittal and delivering its
                                            outstanding old notes either make appropriate
                                            arrangements to register ownership of the outstanding
                                            old notes in such holder's name or obtain a properly
                                            completed bond power from the registered holder. The
                                            transfer of record ownership may take considerable time.
Guaranteed delivery procedures............  If you wish to tender your old notes and time will not permit your required documents to reach the exchange
                                            agent by the expiration date, or the procedure for
                                            book-entry transfer cannot be completed on time or
                                            certificates for registered old notes cannot be
                                            delivered on time, you may tender your old notes
                                            pursuant to the procedures described in this prospectus
                                            under the heading "The Exchange Offer--Terms of the
                                            Exchange Offer--Guaranteed delivery procedures."
Withdrawal rights.........................  You may withdraw the tender of your old notes at any time prior to 5:00 p.m., New York City time, on
                                            July 31, 2001, unless we decide to extend the expiration
                                            date or your old notes were previously accepted for
                                            exchange.
Acceptance of outstanding old notes and
  delivery of new notes...................  Subject to certain conditions as described more fully under "The Exchange Offer--Conditions of the Exchange
                                            Offer", we will accept for exchange any and all
                                            outstanding old notes which are properly tendered in the
                                            exchange offer prior to 12:00 p.m., New York City time,
                                            on the expiration date. The new notes issued pursuant to
                                            the exchange offer will be delivered promptly to you
                                            following the expiration date.
Federal income tax considerations.........  The exchange of the old notes will generally not be a taxable exchange for United States federal income tax
                                            purposes. We believe you will not recognize any taxable
                                            gain or loss or any income as a result of such exchange.
Use of proceeds...........................  We will not receive any proceeds from the issuance of new notes pursuant to the exchange offer. We will pay
                                            all expenses incident to the exchange offer.
Exchange agent............................  United States Trust Company of New York is serving as the exchange agent in connection with the exchange
                                            offer. The exchange agent can be reached at Corporate
                                            Trust Administration, 114 West 47th Street, New York, NY
                                            10036-1532. For more information with respect to the
                                            exchange offer, the telephone number for the exchange
                                            agent is 800-548-6565 and the facsimile number for the
                                            exchange agent is (646) 458-8111.
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                      SUMMARY DESCRIPTION OF THE NEW NOTES

    THE SUMMARY BELOW DESCRIBES THE PRINCIPAL TERMS OF THE NEW NOTES. THE TERMS AND CONDITIONS DESCRIBED BELOW ARE SUBJECT TO IMPORTANT LIMITATIONS AND EXCEPTIONS. THE "DESCRIPTION OF THE NOTES" SECTION OF THIS PROSPECTUS CONTAINS A MORE DETAILED DESCRIPTION OF THE TERMS AND CONDITIONS OF THE NOTES.

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ISSUER....................................  American Cellular Corporation, a Delaware corporation

SECURITIES OFFERED........................  $250.0 million in aggregate principal amount of 9 1/2%
                                            Senior Subordinated Notes due 2009.

GUARANTEES................................  All payments with respect to the notes, including principal and interest, will be fully and
                                            unconditionally guaranteed on an unsecured senior
                                            subordinated basis, jointly and severally, by our direct
                                            parent, ACC Acquisition LLC, and substantially all of
                                            our existing subsidiaries. Each of our guarantors also
                                            guarantees our senior credit facility on a senior
                                            secured basis and is jointly and severally liable on a
                                            senior secured basis with us for all obligations under
                                            the senior credit facility, and each is a guarantor on a
                                            senior subordinated basis of the $450.0 million
                                            principal amount of the senior subordinated notes we
                                            issued on March 14, 2001.

MATURITY DATE.............................  October 15, 2009

INTEREST PAYMENT DATES....................  April 15 and October 15, commencing October 15, 2001.

INTEREST RESERVE..........................  We have irrevocably deposited in an interest reserve account with the trustee for the notes an amount in cash
                                            or U.S. government securities, which, together with the
                                            interest received on that cash or those securities, will
                                            be sufficient to pay when due the first four scheduled
                                            interest payments on the notes, with any balance to be
                                            retained by us.

RANKING...................................  The notes and the guarantees will be unsecured and:

                                            - subordinate in right of payment to all of our and our
                                              subsidiaries' existing and future senior indebtedness,
                                              including our and our guarantors' obligations under
                                              the senior credit facility;

                                            - equal in right of payment to $450.0 million principal
                                              amount of our 9 1/2% senior subordinated notes due
                                              2009 issued on March 14, 2001 and to that portion of
                                              the $250.0 million principal amount of our 9 1/2%
                                              Senior Subordinated Notes due 2009 that were issued on
                                              June 4, 2001 and that are not exchanged for
                                              new notes;

                                            - equal in right of payment to our and our guarantors'
                                            future senior subordinated indebtedness; and

                                            - senior in right of payment to our and our guarantors'
                                            future subordinated indebtedness.

                                            The senior subordinated notes we issued on March 14,
                                            2001 and the senior subordinated notes we issued on
                                            June 4, 2001 and those being issued in this exchange
                                            offer by this
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                                            prospectus will be treated as a single class for all
                                            purposes of the indenture.

                                            On a pro forma basis, as of March 31, 2001:

                                            - our outstanding senior indebtedness would have been
                                              $1,142.1 million;

                                            - the outstanding senior indebtedness guaranteed by the
                                              guarantors would have been $1,142.1 million;

                                            - our senior subordinated indebtedness would have been
                                              $700.0 million;

                                            - the outstanding senior subordinated indebtedness
                                              guaranteed by the guarantors would have been
                                              $700.0 million; and

                                            - neither we nor the guarantors of the notes would have
                                            had any indebtedness subordinated to the notes.

OPTIONAL REDEMPTION.......................  At any time prior to October 15, 2005, we may redeem the notes at a price based on a fixed spread above the
                                            prevailing yield on U.S. government securities at the
                                            time of redemption.

                                            At any time on or after that date, we may redeem all or
                                            a part of the notes at the redemption prices listed in
                                            "Description of the Notes--Optional Redemption."

                                            Prior to April 15, 2004, we may use the proceeds of
                                            certain equity offerings to redeem up to 35% of the
                                            original principal amount of the notes at a redemption
                                            price of 109.50% of their principal amount, plus accrued
                                            and unpaid interest and liquidated damages, if any, to
                                            the redemption date.

MANDATORY OFFER TO PURCHASE...............  If we experience specific kinds of changes of control or if we sell certain assets and do not apply the proceeds
                                            as required, we will be required to offer to repurchase
                                            part or all of the notes at the prices specified in this
                                            prospectus.

COVENANTS.................................  We have issued the old notes, and we will issue the new notes under our existing indenture dated as of
                                            March 14, 2001 with United States Trust Company of New
                                            York, as trustee. The indenture limits our ability and
                                            the ability of our restricted subsidiaries to:

                                            - sell assets;

                                            - make restricted payments;

                                            - incur additional indebtedness;

                                            - create or incur liens;

                                            - place restrictions on distributions and other payments
                                            from restricted subsidiaries;

                                            - merge or consolidate with or transfer substantial
                                            assets to another entity;

                                            - engage in transactions with related persons; or
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                                            - engage in any business other than permitted
                                              businesses.

                                            See "Description of the Notes--Certain Covenants."

USE OF PROCEEDS...........................  We will not receive any proceeds from the issuance of our new notes in the exchange offer pursuant to this
                                            prospectus.
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    YOU SHOULD REFER TO THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON
PAGE 14 FOR AN EXPLANATION OF CERTAIN RISKS OF INVESTING IN THE NOTES.

                            ------------------------

    We were incorporated in Delaware on February 21, 1990, as PriCellular Corporation and became American Cellular Corporation by merger on June 25, 1998. Our principal executive offices are located at 14201 Wireless Way, Oklahoma City, Oklahoma 73134. Our telephone number is (405) 529-8500.

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     SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL AND OTHER DATA

    The following table sets forth:

    - certain historical consolidated financial and other data for us for the period from February 26, 1998 through December 31, 1998, for the year ended December 31, 1999, for the period from February 25, 2000 through December 31, 2000, for the period from February 25, 2000 through
      March 31, 2000 and as of and for the three month period ended March 31, 2001 and

    - certain pro forma financial and other data for the year ended
      December 31, 2000 and as of and for the three months ended March 31, 2001.

    We derived our summary historical consolidated financial data as of December 31, 2000 and for the period from February 26, 1998 through December 31, 1998, for the year ended December 31, 1999 and for the period from February 25, 2000 through December 31, 2000 from our audited consolidated financial statements included elsewhere in this prospectus. We derived our summary historical consolidated financial data for the period from February 25, 2000 through March 31, 2000 and for the three months ended March 31, 2001 and as of March 31, 2001 from our unaudited condensed consolidated financial statements included elsewhere in this prospectus which, in our opinion, reflect all adjustments, consisting only of normal recurring accruals, that we considered necessary to present fairly the data for those periods. The pro forma results of operations for the year ended December 31, 2000 and for the three months ended March 31, 2001 give pro forma effect to our acquisition by AT&T Wireless and Dobson Communications effective February 25, 2000, to the March 14, 2001 issuance of $450.0 million principal amount of our 9 1/2% Senior Subordinated Notes due 2009 and the repayment of portions of our senior credit facility with the net proceeds of that issuance, and to our June 4, 2001 issuance of the old notes as if each had been completed and the proceeds from our June 4, 2001 issuance of the old notes had been applied as of January 1, 2000. The as adjusted balance sheet data adjusts for our June 4, 2001 issuance of the old notes as if it had been completed and the proceeds applied as of March 31, 2001.

    We derived our summary pro forma consolidated financial data from the pro forma consolidated financial statements included elsewhere in this prospectus. The summary pro forma consolidated financial data are based on currently available information and assumptions that we believe are reasonable. The summary pro forma consolidated financial data do not purport to represent what our financial condition or results of operations would have been if the pro forma transactions had been completed on the dates and for the periods indicated, nor do they purport to indicate our future financial condition or results of operations. You should read the summary pro forma consolidated financial data in conjunction with "Capitalization," "Unaudited Pro Forma Consolidated Financial Data," "Selected Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the financial statements and related notes that we include elsewhere in this prospectus.

    In the following tables, our EBITDA represents earnings (loss) from continuing operations before interest income, interest expense, income taxes, depreciation, amortization, other income and nonrecurring charges. We believe that EBITDA provides meaningful additional information concerning a company's operating results and its ability to service its long-term debt and other fixed obligations and to fund its continued growth. Many financial analysts consider EBITDA to be a meaningful indicator of an entity's ability to meet its future financial obligations, and they consider growth in EBITDA to be an indicator of future profitability, especially in a capital-intensive industry such as wireless telecommunications. You should not construe EBITDA as an alternative to operating income (loss) as determined in accordance with GAAP, as an alternative to cash flows from operating activities as determined in accordance with GAAP or as a measure of liquidity. Because EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures of other companies. See our consolidated statement of cash flows in our consolidated financial statements included elsewhere in this prospectus.

    We determine market penetration by dividing the number of our total subscribers at the end of the period by the estimated total population for those markets. We calculate average monthly churn rates based on the number of subscriber cancellations during the period as a percentage of the weighted average total subscribers for the period.

    ARPU represents average revenue per user, which is calculated as the sum of service and roaming revenue divided by the average number of subscribers.

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

                                                                                                  PERIOD FROM
                           PERIOD FROM                                                           FEBRUARY 25,
                        FEBRUARY 26, 1998                       PERIOD FROM        PRO FORMA         2000
                       (DATE OF FORMATION)                   FEBRUARY 25, 2000      FOR THE         THROUGH
                             THROUGH          YEAR ENDED          THROUGH         YEAR ENDED       MARCH 31,
                          DECEMBER 31,       DECEMBER 31,      DECEMBER 31,      DECEMBER 31,    -------------
                              1998               1999              2000              2000            2000
                       -------------------   -------------   -----------------   -------------   -------------
                                    ($ IN THOUSANDS, EXCEPT PER SUBSCRIBER DATA)          (UNAUDITED)
                                                                                 -----------------------------
STATEMENT OF
  OPERATIONS DATA:
Operating revenue:
  Service revenue.....      $  76,264          $ 176,323         $ 190,176         $ 221,365      $   16,765
  Roaming revenue.....         53,458            131,174           131,091           152,096          10,871
  Equipment and other
    revenue...........          7,765             18,324            15,569            18,038           1,242
                            ---------          ---------         ---------         ---------      ----------
    Total operating
      revenue.........        137,487            325,821           336,836           391,499          28,878
Operating expenses:
  Cost of service.....         25,995             57,246            64,468            74,633           4,994
  Cost of equipment...          7,271             19,356            28,249            31,759           1,687
  Marketing and
    selling...........         18,363             31,078            38,434            43,781           2,522
  General and
    administrative....         19,262             43,350            40,391            48,692           3,878
  Depreciation and
    amortization......         45,569             97,217           154,797           185,093          17,050
  Nonrecurring
    charges...........          4,355                 --                --                --              --
                            ---------          ---------         ---------         ---------      ----------
    Total operating
      expenses........        120,815            248,247           326,339           383,958          30,131
                            ---------          ---------         ---------         ---------      ----------
Operating (loss)
  income..............         16,672             77,574            10,497             7,541          (1,253)
                            ---------          ---------         ---------         ---------      ----------

Interest expense......        (61,477)          (106,888)         (140,970)         (185,226)        (14,309)
Other income, net.....          4,936              4,918               536                16             289
Income tax (provision)
  benefit.............           (530)            (5,418)           30,694            43,134           3,591
                            ---------          ---------         ---------         ---------      ----------
Net loss..............      $ (40,399)         $ (29,814)        $ (99,243)        $(134,535)     $  (11,682)
                            =========          =========         =========         =========      ==========

OTHER FINANCIAL DATA:
EBITDA................      $  66,596          $ 174,791         $ 165,294         $ 192,634      $   15,797
Capital
  expenditures........      $  24,260          $  50,462         $  61,170         $  68,137      $    5,455

OTHER DATA:
Subscribers (at period
  end)................        334,500            434,700           554,400           554,400         461,600
Penetration (at period
  end)................            6.8%               8.9%             11.3%             11.3%           9.4%
Average monthly churn
  rates...............            1.8%               1.6%              1.7%              1.7%           1.4%
Population............      4,892,000          4,889,000         4,889,000         4,889,000       4,889,000
ARPU..................      $      69          $      68         $      65         $      64      $       61
ARPU, excluding
  roaming revenue.....      $      40          $      39         $      38         $      38      $       37

                                        PRO
                                     FORMA FOR
                          THREE      THE THREE
                          MONTHS       MONTHS
                          ENDED        ENDED
                        MARCH 31,    MARCH 31,
                        ----------   ---------
                           2001         2001
                        ----------   ----------
                              (UNAUDITED)
                        -----------------------
STATEMENT OF
  OPERATIONS DATA:
Operating revenue:
  Service revenue.....  $   61,891   $   61,891
  Roaming revenue.....      30,902       30,902
  Equipment and other
    revenue...........       4,609        4,609
                        ----------   ----------
    Total operating
      revenue.........      97,402       97,402
Operating expenses:
  Cost of service.....      24,455       24,455
  Cost of equipment...      11,504       11,504
  Marketing and
    selling...........      14,731       14,731
  General and
    administrative....      14,696       14,696
  Depreciation and
    amortization......      45,357       45,357
  Nonrecurring
    charges...........          --           --
                        ----------   ----------
    Total operating
      expenses........     110,743      110,743
                        ----------   ----------
Operating (loss)
  income..............     (13,341)     (13,341)
                        ----------   ----------
Interest expense......     (41,223)     (46,593)
Other income, net.....         320          320
Income tax (provision)
  benefit.............      15,553       17,701
                        ----------   ----------
Net loss..............  $  (38,691)  $  (41,913)
                        ==========   ==========
OTHER FINANCIAL DATA:
EBITDA................  $   32,015   $   32,015
Capital
  expenditures........  $   22,657   $   22,657
OTHER DATA:
Subscribers (at period
  end)................     582,600      582,600
Penetration (at period
  end)................       11.3%        11.3%
Average monthly churn
  rates...............        1.7%         1.7%
Population............   5,139,000    5,139,000
ARPU..................  $       55   $       55
ARPU, excluding
  roaming revenue.....  $       37   $       37

                                                                      MARCH 31, 2001
                                                              ------------------------------
                                                                HISTORICAL      AS ADJUSTED
                                                              ---------------   ------------
                                                               ($ IN THOUSANDS, UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents...................................    $    7,367       $    7,637
Restricted investments......................................        85,235          133,175
Property, plant and equipment, net..........................       205,378          205,378
Total assets................................................     2,780,961        2,831,291
Total debt..................................................     1,790,034        1,835,134
Stockholder's equity........................................       631,759          631,759

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW BEFORE YOU INVEST IN THE NOTES.

                         RISKS RELATED TO THE OFFERING

WE HAVE A SUBSTANTIAL AMOUNT OF DEBT, WHICH COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES.

    We have a large amount of indebtedness. On a pro forma basis adjusted for the issuance of the notes, we would have had approximately $1,842.1 million of indebtedness and stockholder's equity of $631.8 million at March 31, 2001. We are permitted under the indenture governing the notes to incur substantial additional debt by, for example, issuing additional notes or drawing additional funds under our senior credit facility. If we incur additional debt following the completion of this offering, the related risks could intensify.

    This large amount of indebtedness could, for example:

    - make it more difficult for us to satisfy our obligations under the notes or other indebtedness and, if we fail to comply with the requirements of the indebtedness, could result in an event of default;

    - limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and other general corporate activities;

    - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

    - limit our ability to successfully withstand a downturn in our business or the economy generally; and

    - place us at a competitive disadvantage against other less leveraged competitors.

    Our ability to make payments on our debt, including the notes, depends upon our future operating performance, which is subject to general economic and competitive conditions and to financial, business and other factors, many of which we cannot control. If our cash flow from our operating activities is insufficient to service our debt, we may be forced to make alternative financing plans, including delaying or reducing capital expenditures, attempting to restructure or refinance our debt, selling assets or operations or seeking additional equity capital. We may be unable to take any of these actions, on satisfactory terms or in a timely manner or to the extent necessary to allow us to service our debt. Moreover, neither Dobson Communications nor AT&T Wireless is obligated to contribute additional capital to us. Our senior credit facility limits our ability to take certain of these actions and the indenture governing the notes will contain similar restrictions. Our failure to pay our debt or to successfully undertake any of these actions could, among other things, result in that debt becoming immediately due and payable or otherwise materially adversely affect the market value of the notes.

WE HAVE A HISTORY OF NET LOSSES. WE EXPECT TO INCUR SIGNIFICANT ADDITIONAL LOSSES IN THE FUTURE AND OUR SUBSIDIARIES' OPERATING RESULTS COULD FLUCTUATE SIGNIFICANTLY ON A QUARTERLY AND ANNUAL BASIS. AS A RESULT, WE MAY BE UNABLE TO PAY AMOUNTS DUE UNDER THE NOTES AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

    We sustained net losses of $29.8 million for the year ended December 31, 1999 and, on a pro forma basis, $134.5 million for the year ended December 31, 2000 and $41.9 million for the three months ended March 31, 2001. Our earnings were insufficient to cover our fixed charges by $68.5 million for the year ended December 31, 1999 and, on a pro forma basis, by $177.7 million for the year ended December 31, 2000 and $59.6 million for the three months ended March 31, 2001. We expect to incur significant additional losses during the next several years while we continue to develop our wireless systems and grow our subscriber base.

    In addition, we believe that our future operating results and cash flows will be subject to quarterly and annual fluctuations due to many factors, some of which are outside our control. These factors include increased costs we may incur in connection with the further development, expansion and upgrade of our wireless systems, and fluctuations in the demand for our services. We cannot assure you that we will achieve or sustain profitability. To the extent quarterly or annual results of operations fluctuate significantly, we may be unable to pay amounts due under the notes and you could lose all or part of your investment.

THE RESTRICTIVE COVENANTS IN OUR DEBT INSTRUMENTS MAY LIMIT OUR OPERATING FLEXIBILITY. IF WE FAIL TO COMPLY WITH THESE COVENANTS, OUR LENDERS COULD DECLARE A DEFAULT UNDER OUR INDEBTEDNESS EVEN THOUGH WE MAY BE ABLE TO MEET OUR DEBT SERVICE OBLIGATIONS.

    The instruments governing our indebtedness, including the notes, impose significant operating and financial restrictions on us. These restrictions significantly limit, among other things, our ability to incur additional indebtedness, pay dividends, repay junior indebtedness, sell assets, make investments, engage in transactions with affiliates, create liens and engage in some types of mergers or acquisitions. In addition, the terms of our senior credit facility require us to maintain specified financial ratios. Substantially all of our assets are subject to liens securing our senior credit facility. These restrictions could limit our ability to obtain future financings, make needed capital expenditures, withstand a future downturn in our business or the economy in general, or otherwise take advantage of business opportunities that may arise. If we fail to comply with these restrictions, the lenders or note holders could declare a default under the terms of the relevant indebtedness even though we are able to meet debt service obligations and, because our indebtedness has cross-default and cross-acceleration provisions, could cause all of our debt to become immediately due and payable.

    We cannot assure you that we would have sufficient funds available, or that we would have access to sufficient capital from other sources, to repay any accelerated debt. Even if we could obtain additional financing, we cannot assure you that the terms would be favorable to us. If the amounts outstanding under our senior credit facility were accelerated, our lenders could foreclose on their liens on substantially all of our assets. As a result, any event of default could have a material adverse effect on our business and financial condition, and could prevent us from paying amounts due under the notes.

THE NOTES AND GUARANTEES ARE SUBORDINATE TO ALL OF OUR EXISTING AND FUTURE SENIOR DEBT.

    The right to payment on the notes will be subordinate to all of our existing and future senior debt. Similarly, each guarantee of the notes will be subordinate to all existing and future senior debt of the guarantor. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to us or any guarantor, our or the guarantor's assets will be available to pay obligations on the notes or the applicable guarantee only after all outstanding senior debt of that party has been paid in full. There may not be sufficient assets remaining to make payments on amounts due on any or all of the notes then outstanding or any guarantee. In addition, under certain circumstances, an event of default in the payment of senior indebtedness will prohibit us and the guarantors of the notes from paying amounts due on the notes. On a pro forma basis, as of March 31, 2001:

    - our outstanding senior debt was approximately $1,142.1 million (excluding unused commitments of $206.5 million under our senior credit facility); and

    - the outstanding senior debt of our guarantors was approximately $1,142.1 million (consisting entirely of guarantees of borrowings under our senior credit facility).

WE MAY BE UNABLE TO REPURCHASE THE NOTES UPON A CHANGE OF CONTROL.

    If a change of control under the indenture occurs, we will be required to make an offer to purchase all the outstanding notes at a price equal to 101% of the principal amount of the notes, together with any accrued and unpaid interest and liquidated damages, if any, to the date of repurchase. In such a situation we may not have sufficient funds to pay for all of the notes that are tendered under the offer to purchase. If a significant amount of notes are tendered, we will almost certainly have to obtain financing to pay for the tendered notes; however, we may be unable to obtain such financing on acceptable terms, if at all. In addition, our senior credit facility restricts our ability to repurchase notes, including the repurchase of notes pursuant to a change of control offer. Our failure to repay holders tendering notes upon a change of control will result in an event of default under the notes. A change of control, or an event of default under the notes, may also result in any event of default under our senior credit facility, which may result in the acceleration of that indebtedness, requiring us to repay that indebtedness immediately. Any indebtedness we incur in the future may also prohibit certain events or transactions that would constitute a change of control under the indenture governing the notes. We urge you to read the information under "Description of the Notes--Change of Control" for more information regarding the treatment of a change of control under the indenture.

IN THE EVENT OF OUR BANKRUPTCY, YOU MAY BE UNABLE TO FORECLOSE UPON THE INTEREST RESERVE WITHOUT BANKRUPTCY COURT APPROVAL. IN ADDITION, A BANKRUPTCY COURT MIGHT FIND THAT THE INTEREST RESERVE SECURES ONLY THE PRINCIPAL OF THE NOTES AND PRE-PETITION INTEREST.

    The right of the trustee to foreclose upon the funds in the interest reserve account upon the occurrence of an event of default with respect to the notes may be impaired significantly under applicable bankruptcy law if we were to commence a bankruptcy or reorganization case or if our creditors commenced those proceedings against us. Under applicable bankruptcy law, secured creditors, are prohibited from foreclosing upon or disposing of a debtor's property without prior bankruptcy court approval. The noteholders will have a secured claim in any remaining amounts in the interest reserve account. Because Section
502(b)(2) of the Bankruptcy Code disallows claims in bankruptcy for unmatured interest on unsecured pre-petition debt, it is possible that a bankruptcy court would conclude that any funds remaining in the interest reserve account at the time of our bankruptcy secures only the principal and pre-petition accrued and unpaid interest on the notes and not interest accruing thereafter.

                         RISKS RELATED TO OUR BUSINESS

WE DEPEND ON ROAMING REVENUE FOR A SUBSTANTIAL PORTION OF OUR TOTAL REVENUE. IF THE TERMS OF OUR ROAMING AGREEMENTS WITH OUR ROAMING PARTNERS, OR THE AMOUNT OF ROAMING TRAFFIC FROM OUR ROAMING PARTNERS CHANGE MATERIALLY, THIS COULD SUBSTANTIALLY HARM OUR OPERATIONS.

    On a pro forma basis, our roaming revenues accounted for approximately 39% of our total revenues for the year ended December 31, 2000. Our roaming revenues accounted for 32% of our total revenues for the three months ended March 31, 2001. On a pro forma basis, our top four roaming partners accounted for approximately 87% of our roaming revenue for the year ended December 31, 2000, and on a historical basis, 88% of our roaming revenue for the three months ended March 31, 2001. None of our roaming agreements with these roaming partners are exclusive, so our partners are not precluded from entering into other preferred roaming arrangements with our competitors. To the extent these roaming partners enter into preferred roaming agreements with our competitors in our markets, it may materially adversely affect our roaming revenue.

    We have long-term roaming agreements with only three of our top four roaming partners. Our roaming partners may terminate their agreements and discontinue roaming traffic in our service areas if our quality of service does not continue to meet designated technical and quality standards or if we are unable to control fraudulent use. Moreover, we cannot assure you that any of our roaming agreements will not be terminated or renegotiated on terms that are less favorable to us. In addition, these agreements provide for scheduled declining roaming rates over the next several years. As a result, if we are unable to lower our operating costs, and/or increase roaming minutes of use, our operating income may significantly decline.

    We rely on agreements with other wireless communications service providers to provide roaming capabilities to our customers in the areas of the United States that our network does not serve. We cannot assure you that we will continue to be able to obtain or maintain roaming agreements with other providers on terms that are acceptable to us. In addition, the quality of service that a wireless provider delivers during a roaming call may be inferior to the quality of service we provide, the prices of a roaming call may not be competitive with prices of other wireless providers for such call, and our customers may not be able to use any of the advanced features, such as voicemail notification, that are available within our network.

OUR ROAMING PARTNERS, INCLUDING AT&T WIRELESS, ARE NOT PROHIBITED FROM COMPETING WITH US IN MANY OF OUR MARKETS. OUR LICENSES DO NOT PRECLUDE OTHER OPERATORS FROM OFFERING COMPETING WIRELESS COMMUNICATIONS SERVICES IN OUR MARKETS.

    Our roaming agreements generally do not prevent our roaming partners from acquiring licenses to provide competing services in our markets. If any of our roaming partners were to acquire or build wireless networks in our markets, we could lose a substantial portion of our roaming revenues in those markets. Under the terms of the joint venture operating agreement between AT&T Wireless and Dobson Communications, AT&T Wireless may, among other things, resell our service in our territory, provide fixed wireless service in our territory and continue to provide services to customers of AT&T Wireless who reside or move to our territory and act as an agent for the carriers who provide cellular products and services to national account customers of AT&T Wireless in the geographic areas in which we operate.

WE FACE INTENSE COMPETITION FROM OTHER WIRELESS PROVIDERS.

    The viability of our business will depend upon, among other things, our ability to compete with other wireless providers, especially on price, reliability, quality of service, availability of voice and data features and customer care. In addition, the pricing of our services may be affected by competition, including the entry of new service providers into our markets. Some of the providers with which we compete have significant infrastructure in place and have been operational for many years with substantial existing subscriber bases, and may have greater capital resources than we do.

    We also face competition from paging, dispatch and conventional mobile radio operations, enhanced specialized mobile radio, called ESMR and mobile satellite service. We will also compete with resellers of wireless communications services in each of our markets. We expect competition in the wireless telecommunications industry to be dynamic and intense as a result of the entrance of new competition, the development and deployment of new technologies, products and services, changes in consumer preferences and demographic trends.

CHANGES IN TECHNOLOGY AND CUSTOMER DEMANDS COULD ADVERSELY AFFECT US. THERE IS NO GUARANTEE THAT OUR TECHNOLOGY WILL BE COMPETITIVE WITH OTHER TECHNOLOGIES OR COMPATIBLE WITH NEXT GENERATION TECHNOLOGY.

    We use TDMA technology for our second generation network. Other digital technology choices are code division multiple access, or CDMA, and global system for mobile communications, or GSM. GSM is the prevalent standard in Europe. As a result, it is possible that a digital transmission technology other than TDMA may gain sufficient acceptance in the United States to adversely affect the resources currently devoted by vendors to improving TDMA digital cellular technology. If consumers perceive that another technology has marketplace advantages over TDMA, we could experience a competitive disadvantage or be forced to implement that technology at substantially increased cost.

    AT&T Wireless has selected GSM/GPRS technology as their next step towards the development of advanced voice and high speed data services. There can be no assurance that handset devices will become available that will operate on both our existing TDMA networks and the planned AT&T Wireless GSM/GPRS networks, enabling customers to use a single handset to access both networks. Our current business plan does not include, and we have not developed a budget for, the development and implementation of a GSM/GPRS overlay network and delivery of GSM/GPRS voice and data services.

    It is likely that we will be compelled to adopt a new technology that may require significant capital expenditures in the future. We may not have or be able to raise sufficient capital to successfully purchase and deploy the equipment necessary to allow us to convert to a new or different technology or to adopt a new or different technology. In addition, the technologies we choose to invest in may not lead to successful implementation of our business plan. Moreover, our roaming revenues may decline substantially to the extent that we are unable to provide roaming services to customers of AT&T Wireless who have handsets that utilize GSM or other non-TDMA technologies.

WE DEPEND ON THIRD-PARTY SERVICE MARKS TO MARKET OUR PRODUCTS AND SERVICES. THE LOSS OF THE RIGHT TO USE THESE SERVICE MARKS OR THE DIMINISHED MARKETING APPEAL OF THESE SERVICE MARKS COULD ADVERSELY AFFECT OUR BUSINESS.

    We use the registered service mark CELLULAR ONE for all of our services. We have agreements with Cellular One Group that govern our use of the CELLULAR ONE service mark. Under these agreements, we must meet specified operating and service quality standards for our systems. If the owner of this service mark terminates our license agreements because we fail to meet the applicable operating or service quality standards or for any other reason permitted under our agreements with the owner, or if the name CELLULAR ONE were to suffer diminished marketing appeal, or, if we are unable to renew these agreements, our ability to attract new subscribers and to retain existing subscribers in the applicable markets could be materially impaired.

WE ARE CONTROLLED BY DOBSON COMMUNICATIONS AND AT&T WIRELESS WITH WHOM WE HAVE ENTERED INTO SIGNIFICANT TRANSACTIONS AND MAY HAVE SIGNIFICANT CONFLICTS OF INTEREST.

    We are a wholly-owned subsidiary of ACC Acquisition LLC, a limited liability company of which Dobson Communications and AT&T Wireless are each 50% members. Conflicts of interest may arise as a result of the positions of control and influence of Dobson Communications and AT&T Wireless. Our board of directors consists of two representatives of each of Dobson Communications and AT&T Wireless. Our day-to-day management consists entirely of employees of Dobson Communications. Both Dobson Communications and AT&T Wireless may compete with us. Moreover, these companies control our operations, including capital expenditures, system development, sales and marketing and customer service functions. With certain exceptions, directors and officers do not owe a fiduciary duty to creditors. Our directors and officers may make decisions with respect to our strategic direction, corporate opportunities, network and operations that may be more beneficial to Dobson Communications and AT&T Wireless than to us.

    In the past, we have entered into significant transactions with each of AT&T Wireless and Dobson Communications. We describe these transactions under "Related Party Transactions." We expect to enter into future transactions with either or both of these affiliates. Although we intend that any future transactions will be on terms at least as favorable to us as those we could obtain from an unaffiliated third party, we cannot assure you that this will be the case or that you will consider the terms we obtain to be advantageous.

OUR BUSINESS DEPENDS IN LARGE PART ON OUR MANAGEMENT AGREEMENT WITH DOBSON COMMUNICATIONS AND THE EFFORTS OF ITS KEY PERSONNEL. THE LOSS OF KEY PERSONNEL OF DOBSON COMMUNICATIONS IN A COMPETITIVE EMPLOYMENT ENVIRONMENT COULD AFFECT OUR GROWTH AND FUTURE SUCCESS.

    We depend on Dobson Communications to devote significant management and technical resources to our business. Each member of our day-to-day management team is employed by Dobson Communications and serves us under the terms of a management agreement between Dobson Communications and our parent. Our success depends in large part on the continued employment by Dobson Communications of Everett R. Dobson, our president, G. Edward Evans, our vice president, and Bruce
R. Knooihuizen, our treasurer, any of whom may terminate their employment with Dobson Communications at any time. We have no formal employment agreement with any of our key managers. Dobson Communications provides complete management services to us with respect to the design, development and operation of our network, for which we pay management fees.

    There is intense competition for qualified personnel in our industry and the limited availability of qualified individuals could become an issue of increasing concern in the future. Our financial condition depends upon qualified personnel successfully implementing our business plan. The inability to hire and retain qualified personnel, or to retain key managers, could hinder our growth and the successful implementation of our business plan.

OUR BUSINESS IS REGULATED AND THERE IS POTENTIAL FOR ADVERSE REGULATORY CHANGE. WE MAY BE UNABLE TO OBTAIN REGULATORY APPROVALS WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATIONS AND OUR ABILITY TO REPAY THE NOTES.

    The FCC regulates the licensing, construction, operation, acquisition and sale of our wireless systems, as well as the number of cellular and other wireless licensees permitted in each of our markets. Changes in the regulation of wireless activities and wireless carriers or the loss of any license or licensed area could have a material adverse effect on our operations and impair our ability to repay the notes. All of our licenses are subject to renewal upon expiration of each license's initial and subsequent ten-year license period. However, we cannot assure you that the FCC will grant us any renewal applications or that our future applications will be free from challenge. In addition, some aspects of the Telecommunications Act of 1996 place additional burdens upon us or subject us to increased competition and increase our costs of doing business.

    Congress has proposed, and several states and localities have proposed or enacted, legislation that would limit or prohibit the use or possession of hand-held mobile phones while driving an automobile. If adopted in our territories or that of our roaming partners, this legislation could reduce the minutes of use by our customers or customers of our roaming partners traveling through our territory, which could adversely affect our business.

CONCERNS THAT THE USE OF WIRELESS HANDSETS MAY POSE HEALTH AND SAFETY RISKS MAY DISCOURAGE THE USE OF OUR WIRELESS HANDSETS.

    Media reports have suggested and lawsuits have been filed alleging, that radio frequency emissions from wireless handsets may be linked with health risks, including cancer, and interference with various electronic medical devices, including hearing aids and pacemakers.

    Concerns over radio frequency emissions may discourage the use of wireless communications devices, which could adversely affect our business. In addition, the Federal Communications Commission requires that certain transmitters, including mobile and portable transmitting devices used in wireless handsets, meet specific radio frequency exposure standards. Compliance with any new restrictions could materially increase our costs. Concerns about radio frequency emissions may affect our ability to obtain licenses from government entities necessary to construct wireless transmission sites in certain locations.

                      RISKS RELATED TO THIS EXCHANGE OFFER

THERE IS NOT CURRENTLY AN ACTIVE MARKET FOR THE NOTES AND WE CANNOT ASSURE YOU
  THAT ONE WILL DEVELOP.

    There is currently no active trading market for the notes. If the notes are traded, they may trade for less than their initial offering price, depending upon prevailing interest rates, the market for similar securities, our financial condition and prospects and other factors beyond our control, including general economic conditions. We do not intend to apply for a listing or quotation of the notes. Although the initial purchasers have informed us that they intend to make a market in the notes, they are not obligated to do so. In addition, the initial purchasers may discontinue their market making activities at any time without notice. Accordingly, we cannot assure you as to the development or liquidity of any trading market for the notes.

THERE MAY BE ADVERSE CONSEQUENCES OF A FAILURE TO EXCHANGE.

    Untendered outstanding old notes that are not exchanged for new notes pursuant to this exchange offer will remain restricted securities. These outstanding old notes will continue to be subject to the following restrictions on transfer:

    - outstanding old notes may be resold only if registered pursuant to the Securities Act, if an exemption from registration is available thereunder, or if neither such registration nor such exemption is required by law,

    - outstanding old notes shall bear a legend restricting transfer in the absence of registration or an exemption therefrom, and

    - a holder of outstanding old notes who desires to sell or otherwise dispose of all or any part of its outstanding old notes under an exemption from registration under the Securities Act, if requested by us, must deliver to us an opinion of independent counsel experienced in Securities Act matters, reasonably satisfactory in form and substance to us, that such exemption is available.

FORWARD-LOOKING STATEMENTS

    This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. You should not place undue reliance on these statements. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as "anticipates," "expects," "plans," "intends" and similar expressions. We base these statements on certain assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements. These factors include those described under "Risk Factors," as well as the following:

    - our substantial leverage and debt service requirements;

    - pricing, market strategies, the expansion, consolidation and other activities of competitors;

    - our relationship with AT&T Wireless;

    - the integration of our business with Dobson Communications;

    - the effect of economic conditions in our markets;

    - customer demand; and

    - the effect of seasonal and weather fluctuations.

All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by our cautionary statements. We do not intend to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events, except as required by law.

                                USE OF PROCEEDS

    This exchange offer is intended to satisfy our obligations under our Registration Rights Agreement dated as of June 4, 2001 with the initial purchasers of the old notes. We will not receive any cash proceeds from the issuance of the new notes. We will only receive old notes equal in principal amount to the principal amount of new notes that we issue in the exchange offer.

                                 CAPITALIZATION

    The following table sets forth our cash and cash equivalents, restricted investments and consolidated capitalization as of March 31, 2001, and as adjusted to give effect to use of the net proceeds of the offering of our old notes. You should read this table together with "Selected Consolidated Financial and Other Data," "Unaudited Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and notes included elsewhere in this prospectus. The term "restricted investments" includes cash or U.S. government securities that we irrevocably deposited in an interest reserve account to fund the first four scheduled interest payments due on the $450.0 million principal amount of 9 1/2% senior subordinated notes due 2009 that we issued on March 14, 2001, and the cash or U.S. government securities that we irrevocably deposited in the interest reserve account to fund the first four scheduled interest payments on the 9 1/2% senior subordinated notes due 2009 that we issued on June 4, 2001 and the notes being offered by this prospectus. At March 31, 2001, on a pro forma basis after giving effect to the application of the estimated net proceeds of our offering of the old notes, we would have had $206.5 million of additional borrowing capacity under our revolving credit facility.

                                                         AS OF MARCH 31, 2001
                                                       ------------------------
                                                         ACTUAL     AS ADJUSTED
                                                       ----------   -----------
                                                           ($ IN THOUSANDS)
Cash and cash equivalents............................  $    7,367   $    7,367
Restricted investments...............................      85,235      133,175
                                                       ----------   ----------
  Total cash, cash equivalents and restricted
    investments......................................  $   92,602   $  140,542
                                                       ==========   ==========
Long-term debt (including current maturities):
  Senior credit facility:
    Revolving credit facility........................  $   93,369   $   93,369
    Term loan A......................................     574,851      482,277
    Term loan B......................................     315,241      264,475
    Term loan C......................................     359,908      301,948
                                                       ----------   ----------
      Total senior credit facility...................   1,343,369    1,142,069
Senior subordinated notes, net of discount...........     446,665      693,065
                                                       ----------   ----------
  Total long-term debt...............................   1,790,034    1,835,134
                                                       ----------   ----------
Stockholder's equity:
Paid-in capital......................................     797,828      797,828
Retained deficit.....................................    (137,935)    (137,935)
Accumulated comprehensive loss.......................     (28,134)     (28,134)
                                                       ----------   ----------
Total stockholder's equity...........................     631,759      631,759
                                                       ----------   ----------
  Total capitalization...............................  $2,421,793   $2,466,893
                                                       ==========   ==========

                               THE EXCHANGE OFFER

PURPOSE AND EFFECTS OF THE EXCHANGE OFFER

    We initially issued $250.0 million aggregate principal amount old notes on June 4, 2001 in a private offering in reliance on Section 4(2) of the Securities Act. The initial purchasers were Banc of America Securities LLC, Lehman Brothers Inc., Deutsche Banc Alex. Brown, Inc., and First Union Securities, Inc. The initial purchasers subsequently offered and sold a portion of the old notes only to "qualified institutional buyers" as defined in and in compliance with Rule 144A.

    In connection with the sale of the old notes, we entered into a registration rights agreement, which requires us:

    - to cause the old notes to be registered under the Securities Act, or

    - to file with the Securities and Exchange Commission a registration statement under the Securities Act with respect to an issue of new notes identical in all material respects to the old notes, and

    - use our best efforts to cause such registration statement to become effective under the Securities Act and

    - upon the effectiveness of that registration statement, to offer to the holders of the old notes the opportunity to exchange their old notes for a like principal amount of new notes, which will be issued without a restrictive legend and which may be reoffered and resold by the holder without restrictions or limitations under the Securities Act.

    We are making the exchange offer to satisfy our obligations under the registration rights agreement. The term "holder" with respect to the exchange offer means any person in whose name old notes are registered on our or the Depository Trust Company's ("DTC") books or any other person who has obtained a properly completed certificate of transfer from the registered holder, or any person whose old notes are held of record by DTC who desires to deliver such old notes by book-entry transfer at DTC.

    We have not requested, and do not intend to request, an interpretation by the staff of the Securities and Exchange Commission with respect to whether the new notes issued in the exchange offer in exchange for the old notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Based on interpretations by the staff of the Securities and Exchange Commission set forth in no-action letters issued to third parties, we believe the new notes issued in exchange for old notes may be offered for resale, resold and otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

    - you are not a broker-dealer who purchased old notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act,

    - you are not our "affiliate", or

    - you acquire the new notes in the ordinary course of your business and that you have no arrangement or understanding with any person to participate in the distribution of the new notes.

    Any holder who tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of the new notes or who is our affiliate may not rely upon such interpretations by the staff of the Securities and Exchange Commission and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Any holder to comply with such requirements may incur liabilities under the Securities Act for which the holder is not indemnified by us. Each broker-dealer (other than an affiliate of ours) that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. We have agreed that, for a period of 180 days after the exchange date, we will make the prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    We are not making the exchange offer to, nor will we accept surrenders for exchange from, holders of old notes in any jurisdiction in which this exchange offer or its acceptance would not comply with the securities or blue sky laws.

    By tendering in the exchange offer, you will represent to us that, among other things:

    - you are acquiring the new notes in the exchange offer in the ordinary course of your business, whether or not you are a holder,

    - you do not have an arrangement or understanding with any person to participate in the distribution of the new notes,

    - you are not a broker-dealer, or you are a broker-dealer but will not receive new notes for your own account in exchange for old notes, neither you nor any other person is engaged in or intends to participate in the distribution of the new notes, and

    - you are not our "affiliate" within the meaning of Rule 405 under the Securities Act or, if you are our "affiliate," you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

    Following the completion of the exchange offer, no notes will be entitled to the liquidated damages payment applicable to the old notes. Nor will holders of notes have any further registration rights, and the old notes will continue to be subject to certain restrictions on transfer. See "--Consequences of Failure to Exchange." Accordingly, the liquidity of the market for the old notes could be adversely affected. See "Risk Factors--There may be adverse consequences of a failure to exchange."

    Participation in the exchange offer is voluntary and you should carefully consider whether to accept. We urge you to consult your financial and tax advisors in making your own decisions on whether to participate in the exchange offer.

TERMS OF THE EXCHANGE OFFER

    GENERAL. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any and all old notes validly tendered and not withdrawn prior to 12:00 p.m., New York City time, on the expiration date. We will issue one new note in the principal amount of $1,000 in exchange for each $1,000 principal amount of old notes accepted in the exchange offer. You may tender some or all of your old notes in the exchange offer.

    The form and terms of the new notes will be identical in all material respects to the form and terms of the old notes except that the new notes will be registered under the Securities Act and, therefore, the new notes will not bear legends restricting their transfer. The new notes will be treated as a single class with any old notes that remain outstanding. We are not conditioning the exchange offer upon any minimum number of old notes being tendered for exchange.

    As of June 4, 2001 we had outstanding $450.0 million aggregate principal amount of senior subordinated notes due 2009 that we issued on March 14, 2001 and $250.0 million principal amount of our old notes.

    We are sending this prospectus, together with the letter of transmittal, to all registered holders of old notes. We have not fixed any record date for determining record holders of old notes entitled to participate in the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Exchange Act, and the rules and regulations of the Securities and Exchange Commission. Old notes which are not tendered for exchange in the exchange offer will remain outstanding and interest will continue to accrue, but such old notes will not be entitled to any rights or benefits under the registration rights agreement.

    We will be deemed to have accepted validly tendered old notes when, as and if we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us. If we do not accept any tendered old notes for exchange because of an invalid tender or the occurrence of certain other events identified in this prospectus, we will return the certificates for the unaccepted old notes, without expense, to the tendering holder as promptly as practicable after the expiration date.

    You will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes if you tender old notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See "--Fees and expenses."

    EXPIRATION DATE; EXTENSIONS; AMENDMENTS. The exchange offer expires at 12:00 p.m., New York City time, on July 31, 2001, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date will be the latest date and time to which the exchange offer is extended. Although we do not intend to extend the exchange offer at this time, we reserve the right to extend the exchange offer at any time by giving oral or written notice to the exchange agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the exchange offer, all old notes previously tendered pursuant to the exchange offer and not withdrawn will remain subject to the exchange offer. The date of the exchange of the new notes for old notes will be as soon as practicable following the expiration date.

    We reserve the right, in our sole discretion,

    - to delay accepting any old notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under "--Conditions of the Exchange Offer" have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent, or

    - to amend the terms of the exchange offer in any manner.

    We will, as promptly as practicable, notify you orally or in writing if there is any delay in acceptance, extension, termination or amendment. If we amend the exchange offer in any manner determined by us to constitute a material change, we will promptly disclose the amendment by means of a prospectus supplement that we will distribute to you. We will also extend the exchange offer for a period of time, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during that period.

    In all cases we will issue new notes for old notes accepted for exchange in the exchange offer only after the exchange agent timely receives a properly completed and duly executed letter of transmittal and all other required documents. We reserve the right to waive any conditions of the exchange offer or defects or irregularities in the tender of old notes. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater number of notes than the holder desires to exchange, such unaccepted or non-exchanged old notes or substitute old notes evidencing the unaccepted portion, as appropriate, will be returned without expense to the tendering holder, unless otherwise provided in the letter of transmittal, as promptly as practicable after the expiration or termination of the exchange offer.

    INTEREST ON THE NEW NOTES. You will not receive accrued interest on old notes that are accepted for exchange at the time of exchange. However, we will pay accrued but unpaid interest on exchanged old notes on the new notes on the first interest payment date following consummation of the exchange offer.

    PROCEDURES FOR TENDERING OLD NOTES. Your tender of old notes through one of the procedures set forth below will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. In order to tender old notes, you must

    - properly complete and sign a letter of transmittal or a facsimile thereof and deliver the same, together with any corresponding certificate or certificates representing the old notes being tendered and any required signature guarantees, to the exchange agent at its address set forth in the letter of transmittal on or prior to the expiration date,

    - comply with the procedure for book-entry transfer described below, or

    - comply with the guaranteed delivery procedures described below.

    You do not need to have our signature guaranteed if the tendered old notes are registered in the name of the signer of the letter of transmittal and the new notes to be issued in exchange are to be issued and any untendered old notes are to be reissued in the name of the registered holder, including any participant in DTC (also referred to as a book-entry facility) whose name appears on a security listing as the owner of old notes. In any other case you must endorse the tendered old notes or accompany them with written instruments of transfer in a form satisfactory to us and duly executed by the registered holder. In addition, the signature on the endorsement or instrument of transfer must be guaranteed by an eligible guarantor institution which is a member of one of the following recognized signature guarantee programs:

    - The Securities Transfer Agents Medallion Program (STAMP),

    - The New York Stock Exchange Medallion Signature Program (MSP), or

    - The Stock Exchange Medallion Program (SEMP).

    If the new notes or old notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the old notes, the signature in the letter of transmittal must be guaranteed by an eligible institution.

    YOU MUST ELECT, AND ACCEPT THE RISK OF, THE METHOD OF DELIVERY OF OLD NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT. IF SUCH DELIVERY IS BY MAIL, WE RECOMMEND THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. DO NOT SEND ANY LETTER OF TRANSMITTAL OR OLD NOTES TO US. YOU MAY REQUEST YOUR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.

    We understand that the exchange agent has confirmed with DTC that any financial institution that is a participant in DTC's system may utilize DTC's Automated Tender Offer Program ("ATOP") to tender old notes. We further understand that the exchange agent will request, within two business days after the date the exchange offer commences, that DTC establish an account with respect to the old notes for the purpose of facilitating the exchange offer, and any participant may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's account in accordance with DTC's ATOP procedures for transfer. However, the exchange of the old notes so tendered will only be made after timely confirmation (a "Book-Entry Confirmation") of such book-entry transfer and timely receipt by the exchange agent of an agent's message, and any other documents required by the letter of transmittal. The term "agent's message" means a message, transmitted by DTC and received by the exchange agent and forming part of Book-Entry Confirmation, which states that:

    - DTC has received an express acknowledgment from a participant tendering old notes which are the subject of such Book-Entry Confirmation,

    - the participant has received and agrees to be bound by the terms of the letter of transmittal, and

    - we may enforce such agreement against such participant.

    A tender will be deemed to have been received as of the date when

    - the tendering holder's properly completed and duly signed letter of transmittal accompanied by the old notes or a confirmation of book-entry transfer of such old notes into the exchange agent's account at DTC, is received by the exchange agent, or

    - a notice of guaranteed delivery or letter, telegram or facsimile transmission to similar effect from an eligible institution is received by the exchange agent.

    Issuances of new notes in exchange for old notes tendered pursuant to a notice of guaranteed delivery or letter, telegram or facsimile transmission to similar effect by an eligible institution will be made only against submission of a duly signed letter of transmittal and any other required documents and deposit of the tendered old notes.

    We will determine all questions as to the validity, form, eligibility including time of receipt, and acceptance for exchange of any tender of old notes in our reasonable judgment. Our determination will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the exchange offer or any defect or irregularity in the tender of any old notes. Neither we, the exchange agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Any old notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if old notes are submitted in principal amount greater than the principal amount of old notes being tendered by such tendering holder, such unaccepted or non-exchanged old notes will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

    In addition, we reserve the right in our sole discretion

    - to purchase or make offers for any old notes that remain outstanding subsequent to the expiration date, and

    - to the extent permitted by applicable law, to purchase old notes in the open market, in privately negotiated transactions or otherwise.

The terms of any such purchases or offers will differ from the terms of the exchange offer.

    GUARANTEED DELIVERY PROCEDURES. If you desire to accept the exchange offer and time will not permit a letter of transmittal or old notes to reach the exchange agent before the expiration date or the procedure for book-entry transfer cannot be completed on a timely basis, you may effect a tender if the exchange agent has received at its office, on or prior to the expiration date, a letter, telegram or facsimile transmission from an eligible institution

    - setting forth the name and address of the tendering holder,

    - setting forth the name(s) in which the old notes are registered and the certificate number(s) of the old notes to be tendered,

    - stating that the tender is being made thereby, and

    - guaranteeing that, within three New York Stock Exchange trading days after the date of execution of such letter, telegram or facsimile transmission by the eligible institution, such old notes, in proper form for transfer or a confirmation of book-entry transfer of such old notes into the exchange agent's account at DTC, will be delivered by such eligible institution together with a properly completed and duly executed letter of transmittal and any other required documents.

    Unless old notes being tendered by the above-described method are deposited with the exchange agent within the time period set forth above, accompanied or preceded by a properly competed letter of transmittal and any other required documents, we may, at our option, reject the tender. Copies of a notice of guaranteed delivery which may be used by eligible institutions for the purposes described in this paragraph are available from the exchange agent.

    TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL. The letter of transmittal contains, among other things, the following terms and conditions, which are part of the exchange offer.

    The party tendering old notes for exchange (the "transferor") exchanges, assigns and transfers the old notes to us and irrevocably constitutes and appoints the exchange agent as the transferor's agent and attorney-in-fact to cause the old notes to be assigned, transferred and exchanged. The transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the old notes and to acquire new notes issuable upon the exchange of such tendered old notes, and that, when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered old notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by us to be necessary or desirable to complete the exchange, assignment and transfer of tendered old notes or to transfer ownership of such old notes on the account books maintained by DTC. All authority conferred by the transferor will survive the death, bankruptcy or incapacity of the transferor and every obligation of the transferor shall be binding upon the heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives of such Transferor.

    By executing a letter of transmittal, each holder will make to us the representations set forth above under the heading "--Purpose and Effect of the Exchange Offer."

    WITHDRAWAL OF TENDERS OF OLD NOTES. Except as otherwise provided herein, tenders of old notes may be withdrawn at any time prior to 12:00 p.m., New York City time, on the expiration date provided the old notes have not already been accepted for exchange.

    To withdraw a tender of old notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must

    - specify the name of the person having deposited the old notes to be withdrawn (the "depositor"),

    - identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of such old notes,

    - contain a statement that the holder is withdrawing its election to have such old notes exchanged,

    - be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the Transfer Agent with respect to the old notes register the transfer of such old notes in the name of the person withdrawing the tender, and

    - specify the name in which any such old notes are to be registered, if different from that of the depositor.

    If old notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility. All questions as to the validity, form and eligibility, including time of receipt, of such notices will be determined by us, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect thereto unless the old notes so withdrawn are validly retendered. Any old notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described above under "--Procedures for tendering old notes" at any time prior to the Expiration Date.

CONDITIONS OF THE EXCHANGE OFFER

    Notwithstanding any other term of the exchange offer, or any extension of the exchange offer, we are not required to accept for exchange, or exchange new notes for, any old notes, and may terminate the exchange offer as provided herein before the acceptance of such old notes, if

    - any statute, rule or regulation shall have been enacted, or any action shall have been taken by any court or governmental authority which, in our reasonable judgment, would prohibit, restrict or otherwise render illegal consummation of the exchange offer; or

    - any change, or any development involving a prospective change, in our business or financial affairs or any of our subsidiaries has occurred which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

    - there shall occur a change in the current interpretations by the staff of the Securities and Exchange Commission which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer.

    If we determine in our reasonable judgment that any of the above conditions are not satisfied, we may

    - refuse to accept any old notes and return all tendered old notes to the tendering holders,

    - extend the exchange offer and retain all old notes tendered prior to the expiration date, subject, however, to the right of holders to withdraw such old notes, or

    - waive such unsatisfied conditions with respect to the exchange offer and accept all validly tendered old notes which have not been withdrawn.

    If such waiver constitutes a material change to the exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and we will extend the exchange offer for a period of time, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such period.

EXCHANGE AGENT

    We have appointed United States Trust Company of New York as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

          By mail:             By overnight courier:          By hand:
United States Trust Company    United States Trust Company    United States Trust Company
  of New York                  of New York                    of New York
P. O. Box 844                  Corporate Trust Operations     111 Broadway
Cooper Station                 Department                     Lower Level
New York, NY 10276-0844        770 Broadway - 13th Floor      New York, NY 10006
Attn: Corporate Trust          New York, NY 10003             Attn: Corporate Trust
Services                                                      Services
(registered or certified mail
recommended)

                                       By facsimile:
                                      (646) 458-8104
                             (For eligible institutions only)
                                   Confirm by Telephone:
                                      (800) 548-6565

FEES AND EXPENSES

    We will bear all fees and the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopy, telephone or in person by our officers and regular employees and those of affiliates. No additional compensation will be paid to any such officers and employees who engage in soliciting tenders.

    We have not retained any dealer-manager or other soliciting agent in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptance of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, the letter of transmittal and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.

    The cash expenses to be incurred in connection with the exchange offer will be paid by us and are estimated in the aggregate to be approximately $100,000. These expenses include fees and expenses of the exchange agent and transfer agent and registrar, accounting and legal fees and printing costs, among others.

    We will pay all transfer taxes, if any, applicable to the exchange of the old notes for new notes in the exchange offer. If, however, new notes, or old notes for principal amounts not tendered or accepted for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes tendered or if a transfer tax is imposed for any reason other than the exchange of the old notes pursuant to the exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

    The old notes that are not exchanged for new notes in the exchange offer will remain restricted securities within the meaning of Rule 144 of the Securities Act. Accordingly, such old notes may be resold only

    - to us or any of our subsidiaries,

    - to a qualified institutional buyer in compliance with Rule 144A,

    - to an institutional accredited investor that, prior to such transfer, furnishes to the Trustee a signed letter containing certain representations and agreements relating to the restrictions on transfer of the old notes and, if such transfer is in respect of an aggregate principal amount of old notes at the time of transfer of less than $100,000, an opinion of counsel acceptable to us that such transfer is in compliance with the Securities Act,

    - outside the United States in compliance with Rule 904 under the Securities Act,

    - pursuant to the exemption from registration provided by Rule 144 under the Securities Act, if available, or

    - pursuant to an effective registration statement under the Securities Act.

    The liquidity of the old notes could be adversely affected by the exchange offer. Following the consummation of the exchange offer, holders of the old notes will have no further registration rights under the registration rights agreement and will not be entitled to the liquidated damages applicable to the old notes.

    INFORMATION REPORTING AND BACKUP WITHHOLDING

    In general, information reporting requirements will apply to certain payments of interest, original issue discount, premium and to the proceeds of sales of notes made to non-United States holders, other than certain exempt recipients (such as corporations). In addition, a backup withholding tax of 31% may apply to such payments unless the non-United States holder provides appropriate certification of foreign status. Prospective non-United States holders should consult their own tax advisors regarding the application of the new Treasury regulations to an investment in the notes.

    THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES THAT WOULD RESULT FROM YOUR PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

    The accompanying unaudited pro forma balance sheet as of March 31, 2001 gives effect to our issuance of $250.0 million of old notes on June 4, 2001 and the application of the proceeds as if the notes had been issued on March 31, 2001, and the pro forma statement of operations for the three months ended
March 31, 2001 gives effect to that transaction and to the issuance of $450.0 million principal amount of our 9 1/2% senior subordinated notes due 2009 on March 14, 2001, and in each case the use of proceeds of those offerings, as though they had occurred on January 1, 2000. In addition, the accompanying unaudited pro forma statement of operations for the year ended December 31, 2000 gives effect to the above transactions and our acquisition on February 25, 2000 by AT&T Wireless and Dobson Communications, as if each of these transactions had occurred on January 1, 2000.

    We provide the following unaudited pro forma consolidated financial statements and the related notes for informational purposes only. The unaudited pro forma consolidated financial statements are based upon currently available information and assumptions that we believe are reasonable. The accompanying data do not purport to represent what our financial condition or results of operations would have been if the pro forma transactions had been completed on the dates indicated, nor do they purport to indicate our future financial position or results of operations. You should read the unaudited pro forma consolidated financial statements and notes thereto in conjunction with "Capitalization," "Selected Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and related notes that we include elsewhere in this prospectus.

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2000
                                ($ IN THOUSANDS)

                                  PERIOD FROM           PERIOD FROM
                                JANUARY 1, 2000      FEBRUARY 25, 2000         COMBINED                           PRO FORMA
                                    THROUGH               THROUGH           FOR YEAR ENDED                      FOR YEAR ENDED
                             FEBRUARY 24, 2000(1)    DECEMBER 31, 2000    DECEMBER 31, 2000    ADJUSTMENTS    DECEMBER 31, 2000
                             ---------------------   ------------------   ------------------   ------------   ------------------
Operating revenue:
  Service revenue..........         $ 31,189             $ 190,176            $ 221,365        $      --          $ 221,365
  Roaming revenue..........           21,005               131,091              152,096               --            152,096
  Equipment and other
    revenue................            2,469                15,569               18,038               --             18,038
                                    --------             ---------            ---------        ---------          ---------
    Total operating
      revenue..............           54,663               336,836              391,499               --            391,499
                                    --------             ---------            ---------        ---------          ---------
Operating expenses:
  Cost of services.........           10,165                64,468               74,633               --             74,633
  Cost of equipment........            3,510                28,249               31,759               --             31,759
  Marketing and selling....            5,347                38,434               43,781               --             43,781
  General and
    administrative.........            8,301                40,391               48,692               --             48,692
  Depreciation and
    amortization...........           16,720               154,797              171,517           13,576 (2)        185,093
                                    --------             ---------            ---------        ---------          ---------
    Total operating
      expenses.............           44,043               326,339              370,382           13,576            383,958
                                    --------             ---------            ---------        ---------          ---------
Operating income...........           10,620                10,497               21,117          (13,576)             7,541
                                    --------             ---------            ---------        ---------          ---------
  Interest expense.........          (16,051)             (140,970)            (157,021)         (28,205)(3)       (185,226)
  Other income (expense)...             (520)                  536                   16               --                 16
                                    --------             ---------            ---------        ---------          ---------
  Loss before income
    taxes..................           (5,951)             (129,937)            (135,888)         (41,781)          (177,669)
Income tax (provision)
  benefit..................             (154)               30,694               30,540           12,594             43,134
                                    --------             ---------            ---------        ---------          ---------
Net loss...................         $ (6,105)            $ (99,243)           $(105,348)       $ (29,187)         $(134,535)
                                    ========             =========            =========        =========          =========

------------------------------

(1) Reflects the operations not included in our audited financial statements as this period was prior to February 25, 2000, the date we were acquired by AT&T Wireless and Dobson Communications.

(2) Reflects the additional depreciation and amortization on assets acquired on February 25, 2000 as if those amounts had been acquired on January 1, 2000.

(3) Reflects the following changes to interest expense:

    - the addition of $10.5 million of interest expense which we would have incurred had the senior credit facility been outstanding for the entire year;

    - the addition of $66.5 million of interest expense related to the issuance of the March 2001 notes and the old notes;

    - the addition of $0.8 million of interest expense related to the amortization of the discount on the March 2001 notes and the old notes;

    - the elimination of $52.0 million of interest expense resulting from the reduction in amounts outstanding under our senior credit facility with the proceeds of the March 2001 notes and the old notes; and

    - the addition of $2.4 million of interest expense due to amortization of deferred financing costs associated with the issuance of the March 2001 notes and the old notes.

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 2001
                                ($ IN THOUSANDS)

                                                              HISTORICAL   ADJUSTMENTS   PRO FORMA
                                                              ----------   -----------   ----------
Operating revenue:
  Service revenue...........................................  $  61,891      $    --      $ 61,891
  Roaming revenue...........................................     30,902           --        30,902
  Equipment and other revenue...............................      4,609           --         4,609
                                                              ---------      -------      --------
    Total operating revenue.................................     97,402           --        97,402
                                                              ---------      -------      --------
Operating expenses:
  Cost of services..........................................     24,455           --        24,455
  Cost of equipment.........................................     11,504           --        11,504
  Marketing and selling.....................................     14,731           --        14,731
  General and administrative................................     14,696           --        14,696
  Depreciation and amortization.............................     45,357           --        45,357
                                                              ---------      -------      --------
    Total operating expenses................................    110,743           --       110,743
                                                              ---------      -------      --------
Operating loss..............................................    (13,341)          --       (13,341)
                                                              ---------      -------      --------
  Interest expense..........................................    (41,223)      (5,370)(1)   (46,593)
  Other income, net.........................................        320           --           320
                                                              ---------      -------      --------
  Loss before income taxes..................................    (54,244)      (5,370)      (59,614)
Income tax benefit..........................................     15,553        2,148        17,701
                                                              ---------      -------      --------
Net loss....................................................  $ (38,691)     $(3,222)     $(41,913)
                                                              =========      =======      ========

------------------------------

(1) Reflects the following changes to interest expense:

    - the addition of $14.8 million of interest expense related to the issuance of the March 2001 notes and the old notes;

    - the addition of $0.2 million of interest expense related to the amortization of the discount on the March 2001 notes and the old notes;

    - the elimination of $10.1 million of interest expense resulting from the reduction in amounts outstanding under our senior credit facility with the proceeds of the March 2001 notes and the old notes; and

    - the addition of $0.5 million of interest expense due to amortization of deferred financing costs associated with the issuance of the March 2001 notes and the old notes.

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                              AS OF MARCH 31, 2001
                                ($ IN THOUSANDS)

                                                         HISTORICAL   ADJUSTMENTS      PRO FORMA
                                                         ----------   -----------      ----------
ASSETS
  Current assets, net of restricted investments........  $   74,570     $     --       $   74,570
  Restricted investments...............................      85,235       47,940(1)       133,175
  Property, plant and equipment, net...................     205,378           --          205,378
  Wireless license acquisition cost, net...............   1,151,043           --        1,151,043
  Customer list, net...................................      39,056           --           39,056
  Goodwill, net........................................   1,180,669           --        1,180,669
  Deferred financing costs, net........................      44,723        2,390(2)        47,113
  Other assets.........................................         287           --              287
                                                         ----------     --------       ----------
    Total assets.......................................  $2,780,961     $ 50,330       $2,831,291
                                                         ==========     ========       ==========

LIABILITIES AND STOCKHOLDER'S EQUITY
  Current liabilities..................................  $  123,940     $  5,280(3)    $  129,220
  Long-term debt, net of current portion...............   1,754,540       45,050(4)     1,799,590
  Deferred credits.....................................     242,588           --          242,588
  Other non-current liabilities........................      28,134           --           28,134
  Stockholder's equity.................................     631,759           --          631,759
                                                         ----------     --------       ----------
    Total liabilities and stockholder's equity.........  $2,780,961     $ 50,330       $2,831,291
                                                         ==========     ========       ==========

------------------------------

(1) Reflects the issuance of $250.0 million aggregate principal amount of old notes and the irrevocable deposit of cash or U.S. government securities in an interest reserve account to fund the first four scheduled interest payments on the notes.

(2) Reflects deferred financing costs associated with the issuance of our old notes.

(3) Reflects the prepaid interest associated with the senior subordinated notes for the period from March 14, 2001 through June 3, 2001.

(4) Reflects the net increase in long-term debt resulting from the issuance of our old notes and the application of the net proceeds.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

    The following tables set forth certain of our historical consolidated financial data and that of our predecessor, PriCellular. We derived our consolidated financial data as of December 31, 2000 and for the period from February 25, 2000 through December 31, 2000 from our consolidated financial statements included elsewhere in this prospectus, which have been audited by Arthur Andersen LLP. We derived the consolidated financial data for the period from February 26, 1998 through December 31, 1998 and for the year ended
December 31, 1999 from our consolidated financial statements included elsewhere in this prospectus, which have been audited by Ernst & Young LLP. We derived the consolidated financial data of our predecessor, PriCellular, for the six months ended June 30, 1998 from our predecessor's consolidated financial statements included elsewhere in this prospectus, which have also been audited by Ernst & Young LLP. We derived the consolidated financial data of our predecessor, PriCellular, as of and for each of the two years in the period ended
December 31, 1997 from our predecessor's consolidated financial statements that are not included in this prospectus, which have also been audited by Ernst
& Young LLP. We derived our consolidated financial data as of March 31, 2001, for the period from February 25, 2000 through March 31, 2000 and for the three months ended March 31, 2001 from our unaudited condensed consolidated financial statements included elsewhere in this prospectus, which, in our opinion, reflect all adjustments, consisting only of normal recurring accruals, necessary to present fairly the data presented for these periods.

    Our predecessor, PriCellular, was formed on February 21, 1990. American Cellular Corporation was formed on February 26, 1998 and acquired PriCellular, for accounting purposes, on June 25, 1998. Between February 26, 1998 and
June 25, 1998, American Cellular did not conduct any business. As a result, its statement of operations data for the period from February 26, 1998 through December 31, 1998 only includes actual operations for the six-month period from July 1, 1998 through December 31, 1998. On February 25, 2000, we were acquired by AT&T Wireless and Dobson Communications. You should read the following historical consolidated financial data in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes that we include elsewhere in this prospectus.

    In the following tables, our EBITDA, represents earnings (loss) from continuing operations before interest income, interest expense, income taxes, depreciation, amortization, other income and nonrecurring charges. We believe that EBITDA provides meaningful additional information concerning a company's operating results and its ability to service its long-term debt and other fixed obligations and to fund its continued growth. Many financial analysts consider EBITDA to be a meaningful indicator of an entity's ability to meet its future financial obligations, and they consider growth in EBITDA to be an indicator of future profitability, especially in a capital-intensive industry such as wireless telecommunications. You should not construe EBITDA as an alternative to operating income (loss) as determined in accordance with GAAP, as an alternative to cash flows from operating activities as determined in accordance with GAAP or as a measure of liquidity. Because EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures of other companies. See our consolidated statements of cash flows in our consolidated financial statements included elsewhere in this prospectus.

    We determine market penetration by dividing our total subscribers at the end of the period by the total population for those markets. We calculate average monthly churn rates based on the number of subscriber cancellations during the period as a percentage of the weighted average total subscribers for the period.

    ARPU represents average revenue per user, which is calculated as the sum of service and roaming revenue divided by the average number of subscribers.

    Our earnings were insufficient to cover fixed charges by $29.2 million for the year ended December 31, 1996, $20.2 million for the year ended December 31, 1997, $9.6 million for the period ended June 30, 1998, $61.2 million for the period from February 26, 1998 through December 31, 1998, $68.5 million for the year ended December 31, 1999, $129.9 million for the period from February 25, 2000 through December 31, 2000 and $54.2 million for the three months ended March 31, 2001. We define earnings as net income (loss) before discontinued operations, extraordinary items, interest expense, amortization, financing costs, taxes and the portion of rent expenses under operating leases representative of interest. Fixed charges consist of interest expense, amortization of deferred financing costs and the portion of rent expense under operating leases representative of interest.

                                                                                  AMERICAN CELLULAR
                                         PRICELLULAR                ---------------------------------------------
                                  (THE PREDECESSOR COMPANY)
                             ------------------------------------    PERIOD FROM
                                                                    FEBRUARY 26,
                                                                    1998 (DATE OF                    PERIOD FROM
                                   YEAR ENDED          SIX MONTHS    FORMATION)                     FEBRUARY 25,
                                  DECEMBER 31,           ENDED         THROUGH       YEAR ENDED     2000 THROUGH
                             -----------------------    JUNE 30,    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                1996         1997         1998          1998            1999            2000
                             ----------   ----------   ----------   -------------   -------------   -------------
                                            ($ IN THOUSANDS, EXCEPT PER SHARE AND SUBSCRIBER DATA)
STATEMENT OF OPERATIONS
  DATA:
Total operating revenue....  $  112,616   $  181,000   $ 108,670     $   137,487     $  325,821     $    336,836
                             ----------   ----------   ----------    -----------     ----------     ------------
Operating expenses:
  Cost of service..........      29,571       48,691      20,911          25,995         57,246           64,468
  Cost of equipment........      10,073       12,841       5,365           7,271         19,356           28,249
  Selling, general and
    administrative.........      34,502       53,485      30,230          37,625         74,428           78,825
  Depreciation and
    amortization...........      19,537       28,759      17,553          45,569         97,217          154,797
  Nonrecurring charges.....          --           --       4,889           4,355             --               --
                             ----------   ----------   ----------    -----------     ----------     ------------
    Total operating
      expenses.............      93,683      143,776      78,948         120,815        248,247          326,339
                             ----------   ----------   ----------    -----------     ----------     ------------
Operating income (loss)....      18,933       37,224      29,722          16,672         77,574           10,497
Gain (loss) on sale of
  investments in cellular
  operations...............      (1,401)       8,423        (133)             --             --               --
Interest expense...........     (47,076)     (67,392)    (38,955)        (61,477)      (106,888)        (140,970)
Other income, net..........       6,501        8,114       3,080           4,936          4,918              536
Income tax (provision)
  benefit..................          --           --          --            (530)        (5,418)          30,694
                             ----------   ----------   ----------    -----------     ----------     ------------
Net loss...................     (23,043)     (13,631)     (6,286)        (40,399)       (29,814)         (99,243)
Dividends on preferred
  stock....................      (6,178)      (6,540)     (3,357)        (21,375)       (44,105)              --
                             ----------   ----------   ----------    -----------     ----------     ------------
Net loss applicable to
  common stockholders......  $  (29,221)  $  (20,171)  $  (9,643)    $   (61,774)    $  (73,919)    $    (99,243)
                             ==========   ==========   ==========    ===========     ==========     ============
Net loss applicable to
  common stockholders per
  common share.............  $    (0.76)  $    (0.55)  $   (0.28)    $   (229.31)    $  (274.40)    $(992,433.88)
                             ==========   ==========   ==========    ===========     ==========     ============
Cash dividends declared per
  common share.............          --           --          --              --             --               --

OTHER FINANCIAL DATA:
Cash flows provided by
  (used in) operating
  activities...............  $   39,371   $   49,026   $  11,665     $    35,295     $   62,976     $     38,466
Cash flows used in
  investing activities.....  $ (200,969)  $  (36,284)  $ (80,327)    $(1,512,745)    $  (21,858)    $    (60,949)
Cash flows provided by
  (used in) financing
  activities...............  $  138,518   $  (51,749)  $  58,765     $ 1,511,465     $     (237)    $     12,193
EBITDA.....................  $   38,470   $   65,983   $  52,164     $    66,596     $  174,791     $    165,294
EBITDA margin..............        34.2%        36.5%       48.0%           54.4%          59.7%            49.1%
Capital expenditures.......  $   29,470   $   25,717   $  20,517     $    24,260     $   50,462     $     61,170

OTHER DATA:
Subscribers (at period
  end).....................     139,800      243,700     286,000         334,500        434,700          554,400
Penetration (at period
  end).....................         3.6%         5.3%        5.9%            6.8%           8.9%            11.3%
Average monthly churn
  rates....................         1.6%         1.8%        1.4%            1.8%           1.6%             1.7%

Population.................   3,883,000    4,598,000   4,850,000       4,892,000      4,889,000        4,889,000
ARPU(3)....................  $       82   $       69   $      63     $        69     $       68     $         65
ARPU, excluding roaming
  revenue..................  $       48   $       40   $      40     $        40     $       39     $         38
Ratio of earnings to fixed
  charges..................         N/A          N/A         N/A             N/A            N/A              N/A

                                  AMERICAN CELLULAR
                             ----------------------------

                              PERIOD FROM
                             FEBRUARY 25,       THREE
                                 2000           MONTHS
                                THROUGH         ENDED
                               MARCH 31,      MARCH 31,
                                 2000            2001
                             -------------   ------------
                                     (UNAUDITED)
STATEMENT OF OPERATIONS
  DATA:
Total operating revenue....  $     28,878    $     97,402
                             ------------    ------------
Operating expenses:
  Cost of service..........         4,994          24,455
  Cost of equipment........         1,687          11,504
  Selling, general and
    administrative.........         6,400          29,427
  Depreciation and
    amortization...........        17,050          45,357
  Nonrecurring charges.....            --              --
                             ------------    ------------
    Total operating
      expenses.............        30,131         110,743
                             ------------    ------------
Operating income (loss)....        (1,253)        (13,341)
Gain (loss) on sale of
  investments in cellular
  operations...............            --              --
Interest expense...........       (14,309)        (41,223)
Other income, net..........           289             320
Income tax (provision)
  benefit..................         3,591          15,553
                             ------------    ------------
Net loss...................       (11,682)        (38,691)
Dividends on preferred
  stock....................            --              --
                             ------------    ------------
Net loss applicable to
  common stockholders......  $    (11,682)   $    (38,691)
                             ============    ============
Net loss applicable to
  common stockholders per
  common share.............  $(116,818.59)   $(386,912.61)
                             ============    ============
Cash dividends declared per
  common share.............            --              --
OTHER FINANCIAL DATA:
Cash flows provided by
  (used in) operating
  activities...............  $     21,470    $    (29,615)
Cash flows used in
  investing activities.....  $     (5,630)   $     (6,164)
Cash flows provided by
  (used in) financing
  activities...............  $    (16,000)   $     28,022
EBITDA.....................  $     15,797    $     32,015
EBITDA margin..............          54.7%           32.9%
Capital expenditures.......  $      5,455    $     22,657
OTHER DATA:
Subscribers (at period
  end).....................       461,600         582,600
Penetration (at period
  end).....................           9.4%           11.3%
Average monthly churn
  rates....................           1.4%            1.7%
Population.................     4,889,000       5,139,000
ARPU(3)....................  $         61    $         55
ARPU, excluding roaming
  revenue..................  $         37    $         37
Ratio of earnings to fixed
  charges..................           N/A             N/A

                                                                      AS OF DECEMBER 31,
                                                  ----------------------------------------------------------        AS OF
                                                    1996       1997        1998         1999         2000      MARCH 31, 2001
                                                  --------   --------   ----------   ----------   ----------   ---------------
                                                                       ($ IN THOUSANDS)                          (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents.......................  $100,364   $ 61,357   $   34,015   $   74,896   $   15,123      $    7,367
Net fixed assets................................    73,327    104,854      159,792      173,425      192,986         205,378
Total assets....................................   735,816    747,656    1,517,600    1,484,143    2,670,103       2,780,961
Total debt......................................   524,517    568,323    1,198,971    1,196,188    1,678,000       1,790,034
Stockholder's equity............................   179,919    134,180      263,369      233,555      665,757         631,759

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS PRESENTS FACTORS WHICH WE BELIEVE ARE RELEVANT TO AN ASSESSMENT AND UNDERSTANDING OF OUR CONSOLIDATED FINANCIAL POSITION AND RESULTS OF OPERATIONS. THIS FINANCIAL AND BUSINESS ANALYSIS SHOULD BE READ IN CONJUNCTION WITH SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO.

OVERVIEW

    Our predecessor, PriCellular was formed on February 21, 1990. American Cellular Corporation was formed on February 26, 1998 and acquired PriCellular, for accounting purposes, on June 25, 1998. On February 25, 2000 we were acquired by AT&T Wireless and Dobson Communications. We provide rural and suburban wireless telephone services in portions of twelve states. At March 31, 2001, our wireless systems covered an estimated population of approximately 5.1 million and we had approximately 582,600 subscribers.

REVENUE

    Our operating revenue consists of service revenue, roaming revenue, equipment and other revenues.

    We primarily derive service revenue by providing wireless communications services to our subscribers. The industry has experienced a trend of declining average revenue per minute as competition among wireless service providers has led to reductions in rates for airtime. We believe that the impact of this trend will be mitigated by increases in the number of wireless subscribers and the number of minutes of usage per subscriber.

    We derive roaming revenue by providing wireless communications services to subscribers of other wireless providers when those subscribers "roam" into our markets and use our systems to carry their calls. Roaming revenue typically yields higher average per minute rates and higher margins than revenues from our subscribers. We achieve these higher margins because we incur relatively little or no incremental costs related to equipment, customer service or collections to earn roaming revenues. Roaming revenue tends to be impacted by seasonality. We typically have higher roaming revenue during the second and third quarters of each year, as users tend to travel more and therefore use their wireless phones more during the spring and summer months. Despite a decline in our roaming yield, our overall roaming revenues have remained stable due to increases in roaming minutes of use.

    We include any toll, or long-distance, revenues related to our wireless and roaming services in service revenue and roaming revenue.

    Equipment revenue is revenue from selling wireless equipment to our subscribers.

COSTS AND EXPENSES

    Our primary operating expense categories include cost of service, cost of equipment, marketing and selling costs, general and administrative costs and depreciation and amortization.

    Our cost of service consists primarily of costs to operate and maintain our facilities utilized in providing service to customers and amounts paid to third-party wireless providers for providing service to our subscribers when our subscribers roam into their markets.

    Our cost of equipment represents the cost associated with telephone equipment and accessories sold to customers. In recent years, we and other wireless providers have increased the use of discounts on phone equipment and free phone promotions as competition between service providers has intensified. As a result, we have incurred, and expect to continue to incur, losses on equipment sales, which have resulted in increased costs per gross additional subscriber. While we expect to continue these discounts and promotions, we believe that these promotions will result in increased revenue from increases in the number of wireless subscribers.

    Our marketing and selling costs include advertising, compensation paid to sales personnel and independent agents and all other costs to market and sell wireless products and services. We pay commissions to direct sales personnel and independent sales agents for new business generated.

    Our general and administrative costs include all infrastructure costs, including costs for customer support, billing, collections, and corporate administration. Dobson Communications provides management and certain other services to us in accordance with a management agreement. We share corporate and shared call center costs incurred by Dobson Communications with Dobson Communications. These shared costs are allocated between Dobson Communications and us primarily based on the estimated populations in our respective licensed areas and subscribers.

    Our depreciation and amortization expense represents the costs associated with the depreciation of our fixed assets and the amortization of our intangible assets, primarily goodwill, wireless license acquisition costs and customer lists.

RESULTS OF OPERATIONS

BASIS OF PRESENTATION

    The combined year ended December 31, 1998 results of operations combine the results of operations for the six months ended June 30, 1998 (the period prior to our acquisition of PriCellular) and the results of operations for the six months ended December 31, 1998 (the period subsequent to our acquisition of PriCellular). Between February 26, 1998 and June 25, 1998, American Cellular did not conduct any business. As a result, its statement of operations data for the period from February 26, 1998 through December 31, 1998 only includes actual operations for the six-month period from July 1, 1998 through December 31, 1998. Any reference to December 31, 1998 in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" refer to the combined year ended December 31, 1998. The combined year ended December 31, 2000 results of operations combine the results of operations for the period from January 1, 2000 through February 24, 2000 (the period prior to AT&T Wireless' and Dobson Communications' acquisition of us) and the results of operations for the period from February 25, 2000 through December 31, 2000 (the period subsequent to AT&T Wireless' and Dobson Communications' acquisition of us). Similarly, the combined results of operations for the three months ended March 31, 2000 combine the results of operations for the period from January 1, 2000 through February 24, 2000 (the period prior to our acquisition by AT&T Wireless and Dobson Communications) and the results of operations for the period from February 25, 2000 through March 31, 2000 (the period subsequent to our acquisition by AT&T Wireless and Dobson Communications). Any reference in this "Management's Discussion and Analysis of Financial Conditions and Results of Operations" to the year ended December 31, 2000 or the three months ended March 31, 2000 refers to the combined year ended December 31, 2000 or the combined three months ended March 31, 2000, respectively.

                                                                 AMERICAN                                          AMERICAN
                                                                 CELLULAR                         AMERICAN         CELLULAR
                                                               FEBRUARY 26,      COMBINED      CELLULAR YEAR      JANUARY 1,
                                            PRICELLULAR SIX    1998 THROUGH     YEAR ENDED         ENDED         2000 THROUGH
                                              MONTHS ENDED     DECEMBER 31,    DECEMBER 31,     DECEMBER 31,     FEBRUARY 24,
                                             JUNE 30, 1998         1998            1998             1999             2000
                                            ----------------   -------------   -------------   --------------   --------------
                                                                             ($ IN THOUSANDS)
OPERATING REVENUE:
Service revenue...........................      $ 66,394         $ 76,264        $142,658         $176,323         $ 31,189
Roaming revenue...........................        35,494           53,458          88,952          131,174           21,005
Equipment and other revenue...............         6,782            7,765          14,547           18,324            2,469
                                                --------         --------        --------         --------         --------
  Total operating revenue.................       108,670          137,487         246,157          325,821           54,663
                                                --------         --------        --------         --------         --------
OPERATING EXPENSES:
Cost of service...........................        20,911           25,995          46,906           57,246           10,165
Cost of equipment.........................         5,365            7,271          12,636           19,356            3,510
Marketing and selling.....................        12,220           18,363          30,583           31,078            5,347
General and administrative................        18,010           19,262          37,272           43,350            8,301
Depreciation and amortization.............        17,553           45,569          63,122           97,217           16,720
Non-recurring charges.....................         4,889            4,355           9,244               --               --
                                                --------         --------        --------         --------         --------
  Total operating expenses................        78,948          120,815         199,763          248,247           44,043
                                                --------         --------        --------         --------         --------
OPERATING INCOME (LOSS)...................        29,722           16,672          46,394           77,574           10,620
                                                --------         --------        --------         --------         --------
Interest expense..........................       (38,955)         (61,477)       (100,432)        (106,888)         (16,051)
Interest income...........................         1,570            5,036           6,606            4,912              990
Other income (expense)....................         1,377             (100)          1,277                6           (1,510)
                                                --------         --------        --------         --------         --------
LOSS BEFORE INCOME TAXES..................        (6,286)         (39,869)        (46,155)         (24,396)          (5,951)
INCOME TAX (PROVISION) BENEFIT............            --             (530)           (530)          (5,418)            (154)
                                                --------         --------        --------         --------         --------
NET LOSS..................................      $ (6,286)        $(40,399)       $(46,685)        $(29,814)        $ (6,105)
                                                ========         ========        ========         ========         ========

                                                                               American
                                                                               Cellular
                                               AMERICAN                      February 25,     COMBINED
                                               CELLULAR                      2000 through      THREE        THREE
                                             FEBRUARY 25,      COMBINED        March 31,       MONTHS       MONTHS
                                             2000 THROUGH     YEAR ENDED                       ENDED        ENDED
                                             DECEMBER 31,    DECEMBER 31,                    MARCH 31,    MARCH 31,
                                                 2000            2000            2000           2000         2001
                                            --------------   -------------   -------------   ----------   ----------
                                                                        ($ IN THOUSANDS)
OPERATING REVENUE:
Service revenue...........................    $ 190,176        $ 221,365       $ 16,765       $ 47,954     $ 61,891
Roaming revenue...........................      131,091          152,096         10,871         31,876       30,902
Equipment and other revenue...............       15,569           18,038          1,242          3,711        4,609
                                              ---------        ---------       --------       --------     --------
  Total operating revenue.................      336,836          391,499         28,878         83,541       97,402
                                              ---------        ---------       --------       --------     --------
OPERATING EXPENSES:
Cost of service...........................       64,468           74,633          4,994         15,159       24,455
Cost of equipment.........................       28,249           31,759          1,687          5,197       11,504
Marketing and selling.....................       38,434           43,781          2,522          7,869       14,731
General and administrative................       40,391           48,692          3,878         12,179       14,696
Depreciation and amortization.............      154,797          171,517         17,050         33,770       45,357
Non-recurring charges.....................           --               --             --             --           --
                                              ---------        ---------       --------       --------     --------
  Total operating expenses................      326,339          370,382         30,131         74,174      110,743
                                              ---------        ---------       --------       --------     --------
OPERATING INCOME (LOSS)...................       10,497           21,117         (1,253)         9,367      (13,341)
                                              ---------        ---------       --------       --------     --------
Interest expense..........................     (140,970)        (157,021)       (14,309)       (30,360)     (41,223)
Interest income...........................           --              990            287          1,277          320
Other income (expense)....................          536             (974)             2         (1,508)          --
                                              ---------        ---------       --------       --------     --------
LOSS BEFORE INCOME TAXES..................     (129,937)        (135,888)       (15,273)       (21,224)     (54,244)
INCOME TAX (PROVISION) BENEFIT............       30,694           30,540          3,591          3,437       15,553
                                              ---------        ---------       --------       --------     --------
NET LOSS..................................    $ (99,243)       $(105,348)      $(11,682)      $(17,787)    $(38,691)
                                              =========        =========       ========       ========     ========

THREE MONTHS ENDED MARCH 31, 2001 COMPARED TO THREE MONTHS ENDED MARCH 31, 2000

    OPERATING REVENUE. For the three months ended March 31, 2001, total operating revenue increased $13.9 million, or 16.6%, to $97.4 million from $83.5 million for the comparable period in 2000. Total service, roaming and equipment and other revenue represented 63.6%, 31.7% and 4.7%, respectively, of total operating revenue during the three months ended March 31, 2001 and 57.4%, 38.2% and 4.4%, respectively, of total operating revenue during the three months ended March 31, 2000.

    Service revenue increased $13.9 million, or 29.1%, to $61.9 million in the three months ended March 31, 2001 from $48.0 million in the same period of 2000. The increase was primarily attributable to increased penetration and usage by our subscribers. Our subscriber base increased 26.2% to approximately 582,600 at March 31, 2001 from approximately 461,600 at March 31, 2000. Our average monthly service revenue per subscriber increased slightly to $37 for the three months ended March 31, 2001 compared to $36 for the same period in 2000. On March 31, 2001, 54.0% of our subscribers were on digital rate plans compared to 23.7% at March 31, 2000. Our digital rate plans typically produce higher service revenue per subscriber and allow subscribers to use more minutes in a larger home area than analog rate plans.

    Roaming revenue decreased $1.0 million, or 3.1%, to $30.9 million in the three months ended March 31, 2001 from $31.9 million for the comparable period of 2000. Due to an industry-wide trend of reduced roaming rates, we have experienced declines in our roaming yield. Our roaming yield decreased 37.7%, to $0.43 per minute of use for the three months ended March 31, 2001 compared to $0.69 per minute of use for the comparable period in 2000. However, our overall decline in roaming revenue was partially offset by an increase in roaming minutes of use. Our minutes of use increased 54.3% to 71.3 million for the three months ended March 31, 2001 compared to 46.2 million for the comparable period in 2000.

    Equipment and other revenue of $4.6 million in the three months ended
March 31, 2001 represented an increase of $0.9 million, or 24.2%, from $3.7 million in the same period of 2000, as we sold more equipment during the three months ended March 31, 2001 as a result of growth in subscriber additions.

    COST OF SERVICE. For the three months ended March 31, 2001, our total cost of service increased $9.3 million, or 61.3% to $24.5 million from $15.2 million for the comparable period in 2000. This increase was primarily the result of an increased number of subscribers and the migration of our subscribers from analog rate plans to our digital rate plans. Our digital subscribers tend to use more minutes than our analog subscribers. This increased usage increases the minutes used by our subscribers outside our markets, which increases the expenses we are charged by third-party providers.

    COST OF EQUIPMENT. For the three months ended March 31, 2001, cost of equipment increased $6.3 million, or 121.4% to $11.5 million during 2001 from $5.2 million in the same period of 2000, primarily from increases in the volume of equipment sold due to the growth in subscriber additions and migrations.

    MARKETING AND SELLING COSTS.  Marketing and selling costs increased
$6.8 million, or 87.2%, to $14.7 million for the three month period ended
March 31, 2001 from $7.9 million for the comparable period of 2000. Subsequent to our acquisition by AT&T Wireless and Dobson Communications, we increased spending for advertising in an effort to increase gross subscriber additions. We added 57,000 gross subscribers in first quarter 2001, compared to 44,700 in first quarter 2000. The increase in gross subscriber additions also resulted in higher sales force compensation expenses for the three month period ended
March 31, 2001.

    GENERAL AND ADMINISTRATIVE COSTS. General and administrative costs increased $2.5 million, or 20.7%, to $14.7 million for the three month period ended March 31, 2001 from $12.2 million for the same period in 2000. This increase is a result of increased infrastructure costs such as customer service, billing, collections and administrative costs as a result of our overall growth. Our average monthly general and administrative costs per subscriber remained constant at $9 for the three months ended March 31, 2001 and 2000.

    DEPRECIATION AND AMORTIZATION EXPENSE.  For the three months ended
March 31, 2001, depreciation and amortization expense increased $11.6 million, or 34.3%, to $45.4 million from $33.8 million for the same period of 2000. The increase is the result of additional depreciation of fixed assets and amortization of intangible assets acquired as part of our acquisition by the joint venture between AT&T Wireless and Dobson Communications in February 2000.

    INTEREST EXPENSE. For the three months ended March 31, 2001, interest expense increased $10.8 million, or 35.8%, to $41.2 million from $30.4 million in the same period of 2000. The increase was primarily a result of increased borrowings during 2000 to finance our acquisition.

    NET LOSS. For the three months ended March 31, 2001, our net loss was $38.7 million. Our net loss increased $20.9 million, or 117.5%, from $17.8 million for the three months ended March 31, 2000. The increase in our net loss is primarily attributable to our increase in depreciation and amortization and interest expense.

    COMPREHENSIVE LOSS. We implemented SFAS 133 in January 2001. As a result, we recorded a liability and a net loss to comprehensive income totaling
$28.1 million as of March 31, 2001, thus, making our total comprehensive loss $66.8 million for the three months ended March 31, 2001.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

    OPERATING REVENUE. For the year ended December 31, 2000, total operating revenue increased $65.7 million, or 20.2%, to $391.5 million from $325.8 million for the comparable period in 1999.

    For the year ended December 31, 2000, service revenue increased $45.1 million, or 25.5%, to $221.4 million from $176.3 million for the year ended December 31, 1999, primarily due to the growth of our subscriber base. Our subscriber base increased 27.5% to 554,400 at December 31, 2000 from 434,700 at December 31, 1999. Our average monthly service revenue per subscriber decreased 2.5% to $38 for the year ended December 31, 2000 from $39 for the year ended December 1999 due to competitive pricing pressures.

    For the year ended December 31, 2000, roaming revenue increased $20.9 million, or 15.9%, to $152.1 million from $131.2 million for the year ended December 31, 1999. This increase was primarily attributable to increased roaming minutes in our markets due to expanded coverage areas and increased roaming traffic in these markets.

    For the year ended December 31, 2000, equipment sales and other revenues decreased $0.3 million, or 1.6%, to $18.0 million from $18.3 million for the year ended December 31, 1999 due to increased use of phone promotions resulting from competitive market pressures.

    COST OF SERVICE. For the year ended December 31, 2000, the total cost of service increased $17.4 million, or 30.4%, to $74.6 million from $57.2 million for the comparable period in 1999. The increase was primarily attributable to our increased subscriber base and their increased usage of minutes in markets owned by third party wireless providers. This increase was partially offset by our overall decrease in the cost per minute of use to roam on third party networks.

    COST OF EQUIPMENT. For the year ended December 31, 2000, our cost of equipment increased $12.4 million, or 64.1%, to $31.8 million from $19.4 million in 1999. The increase was primarily the result of increases in the volume of equipment we sold due to the growth in gross subscriber additions, migrations of existing subscribers from analog service to digital service and higher costs of digital handsets compared to analog handsets.

    MARKETING AND SELLING COSTS. For the year ended December 31, 2000, our marketing and selling costs increased $12.7 million, or 40.9%, to $43.8 million from $31.1 million for the year ended December 31, 1999. In 2000, we increased our spending for advertising in an effort to increase gross subscriber additions. We added 218,400 gross subscribers during the year ended
December 31, 2000 compared to 171,700 gross subscribers during the year ended December 31, 1999. In addition, we incurred increased compensation and commissions in 2000 resulting from the increase in gross subscriber additions.

    GENERAL AND ADMINISTRATIVE COSTS. For the year ended December 31, 2000, our general and administrative costs, including those costs allocated to us by Dobson Communications under our management agreement, increased $5.3 million, or 12.3%, to $48.7 million from $43.4 million for the year ended December 31, 1999. This increase was primarily the result of increased infrastructure costs, including customer service, billing, collections and administrative costs as a result of the overall growth of our business.

    DEPRECIATION AND AMORTIZATION EXPENSE. For the year ended December 31, 2000, our depreciation and amortization expense increased $74.3 million, or 76.4% to $171.5 million from $97.2 million for 1999 due to increased amortization on intangible assets resulting from our acquisition by AT&T Wireless and Dobson Communications.

    INTEREST EXPENSE. For the year ended December 31, 2000, our interest expense increased $50.1 million, or 46.9%, to $157.0 million from $106.9 million for the year ended December 31, 1999 primarily due to increased borrowings during 2000 to finance our acquisition by AT&T Wireless and Dobson Communications.

    NET LOSS. For the year ended December 31, 2000, our net loss was $105.3 million. Our net loss increased $75.5 million, or 253.4%, from $29.8 million for the year ended December 31, 1999. This increase in our net loss is primarily attributable to increased depreciation and amortization expense and interest expense.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

    OPERATING REVENUE. For the year ended December 31, 1999, total operating revenue increased $79.6 million, or 32.4%, to $325.8 million from $246.2 million for the comparable period in 1998.

    For the year ended December 31, 1999, service revenue increased $33.6 million, or 23.6%, to $176.3 million from $142.7 million for the year ended December 31, 1998 primarily as a result of the growth of our subscriber base. Our subscriber base increased 30.0% to 434,700 at December 31, 1999 from 334,500 at December 31, 1998. Our average monthly service revenue per subscriber decreased 2.5% to $39 for the year ended December 31, 1999 from $40 for the comparable period in 1998 due to the competitive pricing pressures in our markets.

    For the year ended December 31, 1999, roaming revenue increased $42.2 million, or 47.5%, to $131.2 million from $89.0 million for the year ended December 31, 1998. This increase was primarily attributable to increased roaming minutes in our markets due to expanded coverage areas and increased roaming traffic in these markets.

    For the year ended December 31, 1999, equipment sales and other revenues increased $3.8 million, or 26.0%, to $18.3 million from $14.5 million for the year ended December 31, 1998 due to increased sales of equipment as a result of growth in gross subscriber additions.

    COST OF SERVICE. For the year ended December 31, 1999, the total cost of service increased $10.3 million, or 22.0%, to $57.2 million from $46.9 million for the comparable period in 1998. The increase was primarily attributable to our increased subscriber base, and the increased minutes of use in markets owned by third party wireless providers.

    COST OF EQUIPMENT. For the year ended December 31, 1999, our cost of equipment increased $6.8 million, or 53.2%, to $19.4 million during 1999 from $12.6 million in 1998, primarily as a result of increases in the volume of equipment we sold due to the growth in gross subscriber additions.

    MARKETING AND SELLING COSTS. For the year ended December 31, 1999, our marketing and selling costs increased $0.5 million, or 1.6%, to $31.1 million from $30.6 million for the year ended December 31, 1998. As a percentage of total operating revenue, marketing and selling costs decreased to 9.5% for the year ended December 31, 1999 compared to 12.4% for the year ended December 31, 1998. This reduction in marketing and selling costs represents cost efficiencies the Company has realized while achieving an increase in gross subscriber additions of 21% from 1998.

    GENERAL AND ADMINISTRATIVE COSTS. For the year ended December 31, 1999, our general and administrative costs increased $6.1 million, or 16.3%, to $43.4 million from $37.3 million for the year ended December 31, 1998. This increase was primarily the result of increased infrastructure costs, including customer service, billing, collections and administrative costs as a result of the overall growth of our business.

    DEPRECIATION AND AMORTIZATION EXPENSE. For the year ended December 31, 1999, our depreciation and amortization expense increased $34.1 million, or 54.0% to $97.2 million from $63.1 million for 1998. This increase was from depreciation and amortization attributable to depreciable assets and intangibles acquired in the PriCellular acquisition.

    INTEREST EXPENSE. For the year ended December 31, 1999, our interest expense increased $6.5 million, or 6.4%, to $106.9 million from $100.4 million for the year ended December 31, 1998. This increase resulted primarily from increased borrowings to finance the PriCellular acquisition.

    NET LOSS. For the year ended December 31, 1999, our net loss was $29.8 million. Our net loss decreased $16.9 million, or 36.1%, from $46.7 million for the year ended December 31, 1998 as a result of the items discussed above.

LIQUIDITY AND CAPITAL RESOURCES

    We expect to continue to fund our capital requirements with cash flows from operations and funds borrowed under our senior credit facility.

    The construction and improvement of our network and the distribution of wireless communications products and services have required and will continue to require substantial capital. These capital requirements include capital expenditures for the network and working capital costs. We expect our total capital expenditures for the year ending December 31, 2001 to be approximately $90 million to $95 million. Our capital expenditures for the three months ended March 31, 2001 were $22.7 million. However, these requirements do not include the potential acquisition of additional wireless licenses or operations or future upgrades for advances in new technology including advanced wireless communications services, none of which is currently planned in 2001.

    At March 31, 2001, we had a working capital deficit of $3.9 million and a ratio of current assets to current liabilities of 1:1. Our net cash used in operating activities totaled $29.6 million for the three months ended March 31, 2001. This was primarily the result of our net loss and the changes in our current assets and current liabilities, offset by depreciation and amortization. Our net cash used in investing activities, which totaled $6.2 million for the three months ended March 31, 2001, was primarily attributable to capital expenditures of $22.7 million offset by an increase in payables--affiliates.

    Net cash provided by financing activities was $28.0 million for the three months ended March 31, 2001. This was the result of our receipt of $430.3 million of net proceeds resulting from our issuance of $450.0 million principal amount of our 9 1/2% senior subordinated notes due 2009, additional borrowings under the senior credit facility of $37.5 million and advances from affiliates for capital expenditures of $16.4 million, offset by repayments on the senior credit facility of $372.1 million and the purchase of restricted investments to be used to fund the first four scheduled interest payments on the March 2001 notes.

    On February 25, 2000, we obtained a $1,750.0 million senior credit facility, of which we drew $1,675.0 million used primarily to finance our acquisition by AT&T Wireless and Dobson Communications and refinance our existing debt. At March 31, 2001, our senior credit facility had been amended such that it included a $300.0 million revolving credit facility and $1,250.0 million of term loan facilities. Upon repayment of our indebtedness under the senior credit facility with proceeds from our June 4, 2001 issuance of our old notes, the committed amounts under our senior credit facility was reduced to $1,350.0 million.

    On March 14, 2001 we received $430.3 million of net proceeds from the issuance of $450.0 aggregate principal amount of our 9 1/2% senior subordinated notes due 2009. We used $145.3 million of these proceeds to reduce our revolving credit borrowings and $200.0 million to reduce the term loans under our credit facility. We also used $85.0 million to establish an interest reserve account for the first four interest payments due on the March 2001 notes.

    On June 14, 2001, we consummated the sale of an additional $250.0 million principal amount of our 9 1/2% senior subordinated notes due 2009. We used $201.3 million of the net proceeds to reduce the term loans under our credit facility, and we deposited $47.9 million in an interest reserve account for the first four interest payments due on the old notes.

    Interest on the revolving credit facility and the term loan facilities is based on a base rate or a Eurodollar formula, and has ranged in total between 7.4% and 10.1% since inception. We are required to reduce the outstanding principal balances of our term loans by a maximum of $27.5 million in 2001. See "Description of Senior Credit Facility."

    Our senior credit facility imposes a number of restrictive covenants that, among other things, limit our ability to incur additional indebtedness, create liens, make capital expenditures and pay dividends. At December 31, 2000, we were in violation of our interest coverage ratio covenant. We received a waiver from our lenders for this covenant violation. On March 2, 2001, we and our lenders agreed to an amendment to our senior credit facility, which became effective upon the permanent repayment of $200.0 million of the term loans under our senior credit facility at the closing of the March 14, 2001 issuance of our 9 1/2% senior subordinated notes due 2009. Effective June 4, 2001, we further amended our credit facility.

CAPITAL COMMITMENTS

    We had capital expenditures of $61.2 million during 2000. We have budgeted approximately $90.0 million to $95 million for capital expenditures in 2001 and we expended $22.7 million during the three months ended March 31, 2000. The amount and timing of capital expenditures may vary depending on the rate at which we expand and develop our wireless systems.

EFFECT OF PROPOSED ACCOUNTING STANDARDS

    The Financial Accounting Standards Board has announced its intention to issue its new accounting rules for business combinations in June 2001. Although the final standards could differ from those currently proposed, the rules, as currently proposed, would prohibit the application of the pooling-of-interests method of accounting for business combinations effective June 30, 2001 and would require companies to stop amortizing existing goodwill effective January 1, 2002. In addition, any goodwill acquired between July 1, 2001 and December 31, 2001 would not be amortized. Under the proposed rules, companies would only adjust the carrying amount of goodwill upon an impairment of the goodwill. For the period from February 25, 2000 through December 31, 2000 and the three months ended March 31, 2001, we recorded $53.2 million and $15.4 million of amortization expense related to goodwill, respectively.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Our primary market risk relates to changes in interest rates. Market risk is the potential loss arising from adverse changes in market prices and rates, including interest rates. The objective of our financial risk management is to minimize the negative impact of interest rate fluctuations on our earnings and equity. At March 31, 2001, we had interest rate hedges on $1,025.0 million of our outstanding indebtedness under our senior credit facility. The fair value of these hedges was $(28.1) million at March 31, 2001. Increases in interest expense related to the interest rate hedge for the period from February 25 through December 31, 2000 and for the three months ended March 31, 2001 were reflected in income and totalled $2.8 million and $3.8 million, respectively. We do not enter into derivatives or other financial instruments for trading or speculative purposes.

                               INDUSTRY OVERVIEW

    Wireless communications systems use a variety of radio frequencies to transmit voice and data. Broadly defined, the commercial wireless communication industry includes one-way radio applications, such as paging or beeper services, and two-way radio applications, such as cellular services, PCS, and enhanced specialized mobile radio services. Since the introduction of commercial cellular service in the United States in 1983, the wireless communications industry has experienced dramatic growth. The number of subscribers for cellular services, PCS and enhanced specialized mobile radio services has increased from an estimated 340,000 at the end of 1985 to 97.0 million as of June 30, 2000 according to the Cellular Telecommunications & Internet Association, an international association for the wireless industry. Paul Kagan and Associates Inc., an independent media and telecommunications association, estimates that the number of wireless users in the United States will increase from an estimated 107.4 million at the end of 2000 to approximately 201.9 million by the end of 2005. The following chart illustrates the annual growth in U.S. wireless communication customers for cellular services, PCS and enhanced specialized mobile radio services through December 31, 2000.

WIRELESS INDUSTRY STATISTICS(1)               1993       1994       1995       1996       1997       1998       1999       2000
-------------------------------             --------   --------   --------   --------   --------   --------   --------   --------
Total service revenues (in billions)......   $ 10.9     $ 14.2     $ 19.1     $ 23.6     $ 27.5     $ 33.1     $ 40.0     $ 52.4
Subscribers at end of period (in
  millions)...............................     16.0       24.1       33.8       44.0       55.3       69.2       86.0      109.5
Annualized subscriber growth..............     45.1%      50.8%      40.0%      30.4%      25.6%      25.1%      24.3%      27.3%
Average monthly service revenues per
  subscriber, excluding roaming
  revenues................................   $58.74     $51.48     $47.59     $44.66     $41.12     $39.66     $38.57     $39.94
Average monthly service revenues per
  subscriber, including roaming
  revenues................................   $67.13     $59.08     $54.91     $50.61     $46.11     $44.35     $42.96     $42.89
Penetration at end of period..............      6.2%       9.4%      13.0%      16.3%      20.7%      25.7%      30.9%      39.4%

------------------------------

SOURCE: CELLULAR TELECOMMUNICATIONS & INTERNET ASSOCIATION.

(1) Statistics are as of and for the years ended December 31.

    In general, rural markets, such as those where we concentrate our cellular operations, were licensed by the FCC later than urban markets and, consequently, have a shorter operating history. As a result, while our subscriber base is growing more rapidly than the industry average, our current level of penetration is lower than the overall industry average.

    Cellular service, which operates in the 800 MHz frequency band of the radio spectrum, is currently the predominant form of commercial mobile wireless voice communications service. Cellular systems have historically been analog-based systems, which use one continuous electronic signal that varies in amplitude or frequency over a single radio channel. However, over the last several years, cellular operators have deployed digital service in most of the major metropolitan markets and in some rural and suburban areas. Digital systems convert voice or data signals into a stream of digits that is compressed before transmission, enabling a single radio channel to carry multiple simultaneous signal transmissions. This increases the capacity of the networks of cellular operators. This increased capacity, along with enhancements in digital signal protocols, allows digital-based wireless technologies to offer new services, such as greater call privacy, caller ID, call forwarding, call waiting and more complex data transmission features, including facsimile, e-mail, Internet and data network access.

    PCS service, which operates in the 1850-1990 MHz frequency band of the radio spectrum, has been available in the U.S. since 1994, when the FCC began auctioning this spectrum. PCS systems provide wireless communications services which are substantially the same as digital cellular services, and compete directly with existing cellular telephone, paging and enhanced specialized mobile radio services. In addition to PCS and cellular services, enhanced specialized mobile radio licensees provide interconnected two-way voice and data services within a 15 MHz band of spectrum in the 800 MHz frequency band.

    Wireless communications systems are divided into multiple geographic coverage areas, known as "cells." Each cell contains a transmitter, a receiver and signaling equipment, collectively known as the "cell site." The cell site is connected by microwave or landline telephone circuits to a switch that uses computers to control the operation of the wireless systems for the entire service area. The system controls the transfer of calls from cell to cell as a subscriber's handset travels, coordinates calls to and from handsets, allocates calls among the cells within the system and connects calls to the local landline telephone system or to a long distance carrier. Wireless communications providers establish interconnection agreements with local exchange carriers and interexchange carriers, thereby integrating their system with the existing landline communications system. Because the signal strength of transmission between a handset and a cell site declines as the handset moves away from the cell site, the switching office and the cell site monitor the signal strength of calls in progress. When the signal strength of a call declines to a predetermined level, the switching office may hand-off the call to another cell site where the signal strength is stronger. Cells are typically designed on a grid, although terrain factors, including natural and man-made obstructions, signal coverage patterns and capacity constraints may result in irregularly shaped cells and overlaps or gaps in coverage.

    Wireless system operators normally agree to provide service to subscribers from other compatible wireless systems who are temporarily located in or traveling through their service areas in a practice called "roaming." Agreements among system operators provide that the carrier that normally provides services to the roaming subscriber pays the serving carrier at rates prescribed by the serving carrier. Analog cellular handsets are functionally compatible with cellular systems in all markets within the United States. As a result, analog cellular handsets may be used wherever a subscriber is located, as long as a cellular system is operational in the area and necessary roaming arrangements exist. Although cellular, PCS and enhanced specialized mobile radio systems utilize similar technologies and hardware, they operate on different frequencies and use different technical and network standards. Multi-mode phones, however, make it possible in many instances for users of one type of system to roam on a different type of system outside of their service area.

    Wireless digital signal transmission is accomplished through the use of various forms of "air interface protocols." The FCC has not mandated a single national digital standard (as it did with the analog Advanced Mobile Phone System historically used in cellular systems) and, as a result, the following three distinct technologies have evolved as standards and have been deployed nationally in digital cellular and PCS systems:

    - TDMA--Time Division Multiple Access is the standard adopted and certified by the Cellular Telecommunications & Internet Association. It is the digital standard being deployed nationally by AT&T Wireless and Cingular Wireless.

    - GSM--Global System for Mobile Communications is the digital standard that originated in Europe and has been widely deployed by PCS license holders such as VoiceStream Communications, and Powertel, Inc. AT&T Wireless, our principal roaming partner, has announced that it intends to also utilize GSM digital technology in certain of its markets.

    - CDMA--Code Division Multiple Access is a spread-spectrum technology that is predominantly being used by Sprint Corporation, Verizon Wireless, and ALLTEL.

    Each standard of digital technology provides substantially the same level and quality of service to the end user. However, the three technological standards currently in use are incompatible with each other. As a result, wireless subscribers may only utilize digital wireless service in the areas where the technological standard that is utilized by their handset has been deployed. TDMA and CDMA digital systems have been deployed over a wider area of the nation than the GSM standard has been; however, the GSM standard has also been deployed throughout much of Europe. Over time, the TDMA and GSM standards are expected to converge and become compatible, assuming operators invest in expected third generation technologies. These are not expected to be introduced commercially for several years.

                                    BUSINESS

OVERVIEW

    We are one of the largest rural and suburban providers of wireless communications services in the United States. As of March 31, 2001, our network covered an estimated population of approximately 5.1 million and we had approximately 582,600 subscribers, giving us an aggregate market penetration of 11.3%. We provide wireless service in portions of Illinois, Kansas, Kentucky, Michigan, Minnesota, New York, Ohio, Oklahoma, Pennsylvania, Tennessee, West Virginia and Wisconsin. On a pro forma basis, for the year ended December 31, 2000, we had total revenue of $391.5 million and EBITDA of $192.6 million. For the three months ended March 31, 2001 we had total revenue of $97.4 million and EBITDA of $32.0 million.

    On February 25, 2000, we were acquired by a joint venture equally owned by AT&T Wireless and Dobson Communications. Our operations are managed by Dobson Communications and are integrated with Dobson Communications' wireless operations. We market our products and services under the nationally recognized CELLULAR ONE brand name and benefit from its national advertising campaign.

    Since our acquisition by AT&T Wireless and Dobson Communications, our business has experienced significant growth. In 2000, on a pro forma basis, we added 209,500 gross subscribers and 119,700 net subscribers, including 39,900 net additions in the fourth quarter. For the quarter ended March 31, 2001, we added 57,000 gross subscribers and 28,200 net subscribers. In addition, roaming minutes on our network increased approximately 42% in 2000 when compared to 1999, and approximately 54% for the quarter ended March 31, 2001 when compared to the same period in 2000.

    We have long-term roaming agreements with AT&T Wireless, which has designated us as its preferred roaming partner for its subscribers who roam into our markets, as well as other major wireless providers including Cingular Wireless and U.S. Cellular, which allow our subscribers to benefit from coast-to-coast wireless coverage. Our markets have high roaming activity due, in part, to their greater than average concentration of expressway corridors and their proximity to densely populated urban areas, including New York City, Minneapolis-St. Paul, Pittsburgh, Cincinnati, Louisville and Knoxville. On a pro forma basis, for the year ended December 31, 2000, we had $152.1 million in roaming revenue, comprising approximately 39% of our total revenue. For the quarter ended March 31, 2001 we had $30.9 million in roaming revenue, comprising approximately 32% of our total revenue for that period.

    We have upgraded our entire network to digital time division multiple access, or TDMA, technology and we now offer digital voice and feature services, including voice mail, e-mail, caller ID, call waiting, 2-way short-messaging services, or SMS, and wireless Internet access. As of March 31, 2001, approximately 54% of our subscribers utilize digital service and use tri-mode, dual-band handsets. We believe subscribers utilizing digital technology generate network efficiencies, greater roaming opportunities, higher average revenue per user, or ARPU, and lower churn rates. For the year ended December 31, 2000, on a pro forma basis, our monthly ARPU, excluding roaming revenue, was $38 and our average monthly churn was 1.7%. For the quarter ended March 31, 2001, our monthly ARPU, excluding roaming revenue, was $37 and our average monthly churn was 1.7%.

COMPETITIVE STRENGTHS

    STRONG CURRENT MARKET POSITION. We have significant market share in virtually all of our wireless markets. We distinguish ourselves from our competition by emphasizing digital technology, customer care and a commitment to the local community. We plan to attract additional subscribers by leveraging our strategic relationships, digital technologies, local sales channels and diverse service offerings, including national, regional and local rate plans.

    ATTRACTIVE MARKETS. Our markets are attractive for providing wireless communications services due, in part, to their proximity to markets operated by AT&T Wireless and major metropolitan areas such as New York City, Minneapolis-St. Paul, Pittsburgh, Cincinnati, Louisville and Knoxville. Our markets have a relatively high density of highway and other traffic corridors and strong tourist activity due to seasonal attractions. Additionally, our markets have demonstrated positive demographic growth trends and generally maintain a high population density relative to other rural service providers.

    ADVANCED DIGITAL TECHNOLOGY. Our fully digital network uses TDMA technology, making our network compatible with AT&T Wireless' network and other TDMA networks. This technology allows us to offer enhanced features and services relative to standard analog cellular service, including extended battery life, integrated voicemail, paging, fax and e-mail delivery, enhanced voice privacy and short-messaging capability. We plan to offer wireless Internet service in virtually all of our markets by mid-2001. We believe our extensive digital network deployment provides us with a competitive advantage in many of our markets.

    STRATEGIC ROAMING RELATIONSHIPS. We have long-term roaming agreements with many of our major roaming partners including AT&T Wireless, Cingular Wireless and U.S. Cellular. These roaming agreements have terms ranging from two to twenty years. We believe our strategic roaming relationships will continue to be beneficial as the growth in roaming minutes in our markets continues.

    EXPERIENCED MANAGEMENT TEAM. Dobson Communications' management team is responsible for our day-to-day operations. With over 50 years of telecommunications experience on a combined basis, Dobson Communications' senior management team, consisting of Everett R. Dobson, G. Edward Evans and Bruce R. Knooihuizen, is extremely knowledgeable and well regarded in the telecommunications industry. Since 1993, including our acquisition, Dobson Communications has acquired licenses covering a combined population of more than 11 million.

    AT&T RELATIONSHIP. We believe that our relationship with AT&T Wireless, one of our owners, provides us with significant strategic benefits. We are the preferred provider of wireless service to AT&T Wireless' subscribers who roam into our markets. Through our long-term roaming agreement with AT&T Wireless, we offer our subscribers national and regional rate plans which access AT&T Wireless' coast-to-coast footprint. We believe these plans differentiate us from our competition in many of our markets. AT&T Wireless also has generally agreed to use commercially reasonable efforts to assist us in obtaining discounts from its vendors for the purchase of subscriber or infrastructure equipment.

    INTEGRATION WITH DOBSON COMMUNICATIONS. We believe that the integration of our operations with those of Dobson Communications has significant benefits. Our licensed areas, combined with those of Dobson Communications, cover an estimated population of more than 12 million, and together we served more than
1.3 million subscribers at March 31, 2000. This size and scale enable us to reduce our operating costs and receive certain technical, network and operational functions from Dobson Communications' existing corporate infrastructure.

MARKETS AND SYSTEMS

    The following table details the markets in which we offer service and the estimated population in each market as of March 31, 2001:

                                                                TOTAL
                                                              POPULATION
                                                              ----------
MARKETS:
  Alton, IL MSA.............................................     23,000
  KY 4 RSA..................................................    252,000
  KY 5 RSA..................................................    161,000
  KY 6 RSA..................................................    268,000
  KY 8 RSA..................................................    120,000
  MI 1 RSA..................................................    198,000
  Duluth, MN MSA............................................    247,000
  MN 2 RSA..................................................     31,000
  MN 3 RSA..................................................     58,000
  MN 4 RSA..................................................     15,000
  MN 5 RSA..................................................    214,000
  MN 6 RSA..................................................    257,000
  Orange County, NY MSA.....................................    330,000
  Poughkeepsie, NY MSA......................................    264,000
  NY 5 RSA..................................................    378,000
  NY 6 RSA..................................................    112,000
  OH 7 RSA..................................................    258,000
  OH 10 RSA.................................................     65,000
  Oklahoma/Kansas PCS.......................................    250,000
  PA 9 RSA..................................................    187,000
  TN 4 RSA..................................................    273,000
  Eau Claire, WI MSA........................................    145,000
  Wausau, WI MSA............................................    126,000
  WI 1 RSA..................................................    109,000
  WI 2 RSA..................................................     85,000
  WI 3 RSA..................................................    138,000
  WI 4 RSA..................................................    119,000
  WI 5 RSA..................................................     80,000
  WI 6 RSA..................................................     32,000
  WV 2 RSA..................................................     78,000
  WV 3 RSA..................................................    266,000
                                                              ---------
                                                       Total  5,139,000
                                                              =========

    Oklahoma/Kansas PCS includes 100% of the Bartlesville, OK BTA and the Coffeyville, KS BTA and portions of the Tulsa, OK BTA, the Muskogee, OK BTA and the Joplin, MO BTA.

SERVICE AND FEATURES

    The following are key components of our service offering:

    WIRELESS CALLING. Our primary service offering is wireless calling. We offer digital service in all of our markets using the TDMA digital standard, as well as analog service in all of our wireless markets. In addition, we offer various custom-calling features, including voice mail, call forwarding, call waiting, three-way calling, no answer transfer, caller ID and message waiting indicator.

    VOICE PRIVACY AND CALL SECURITY. Digital technology is inherently more secure than analog technologies. This security provides increased voice privacy and enhanced fraud protection for our customers.

    DATA AND INTERNET SERVICES. We currently offer wireless data service and access to the Internet through our WebMagic product, available on some digital handsets, which we have deployed in certain of our cellular markets using our Cellular Digital Packet Data, or CDPD, network. This product offers unlimited access to our wireless Internet portal for a monthly fee. We also provide two-way short-messaging services in some of our markets.

    TRI-MODE HANDSETS. As of March 31, 2001, approximately 54% of our subscribers use a tri-mode, dual-band handset. These handsets are compatible with analog cellular, digital cellular and digital PCS service, allowing our subscribers access to AT&T Wireless' national footprint, as well as the extensive coverage areas of our other roaming partners, including Cingular Wireless and U.S. Cellular.

MARKETING

    The following are key components of our marketing strategy:

    BRANDING. We offer wireless service under the CELLULAR ONE brand name. We believe the national advertising campaign conducted by the Cellular One Group has enhanced our advertising exposure at a lower cost than could be achieved alone. We also believe that we have obtained significant marketing benefits from the high name recognition associated with this widely used service mark.

    ADVERTISING. In addition to the national advertising campaign conducted by the Cellular One Group, our advertising strategy is focused on establishing a strong local presence in each of our markets. We direct our media efforts at the market level by advertising in local publications and sponsoring local and regional events. We also use mass media outlets such as television, radio, newspaper, magazine and outdoor advertising, as well as direct marketing, to augment our efforts at the community level.

    SEGMENTED RATE PLANS. We offer our subscribers a diverse array of rate plans, so that each subscriber can choose the plan that best fits that subscriber's expected calling needs. Our offerings include our Talk USA national rate plan, similar to AT&T Wireless' Digital One-Rate plan, regional rate plans and home area rate plans at a variety of pricing tiers. The majority of our digital subscribers are on our regional rate plans. Our rate plans generally combine a fixed monthly access charge, a designated number of minutes of use, per minute usage charges for minutes in excess of the included amount and additional charges for certain custom-calling features. Most of our digital plans include some features such as voice mail, caller ID, call forwarding and call waiting. These plans offer value to the customer while enhancing airtime usage and revenue. Local management conducts market research to identify and design rate plans and roaming rates to emphasize the quality, value and advantage of our wireless communications services.

    We are able to offer national and regional rate plans as a result of our roaming agreement with AT&T Wireless. Competing rate plans often limit flat rate usage to the competitor's own networks. This allows us to differentiate our product offering from our competitors and to offer our customers pricing plans which are designed to be both flexible and economical.

SALES AND DISTRIBUTION

    Our sales and distribution strategy is to use a variety of distribution channels to maximize our penetration within our service area, while reducing overall customer acquisition costs. These channels include company retail stores, a direct sales force and third-party agents. Our retail stores offer a full line of wireless products and services. As of March 31, 2001, we operated approximately 80 retail locations, which ranged from small sales kiosks in malls to large retail stores. Some of the stores are also authorized repair centers. Our direct sales force is composed of approximately 120 salespeople who focus primarily on small and medium-sized businesses located within our licensed territory. As of March 31, 2001, we had approximately 240 third-party agents who distribute our products, many of whom do so on an exclusive basis. These agents include national retailers such as Radio Shack, Office Max, Best Buy, Office Depot, Ace Hardware and Staples, as well as local retail establishments.

CUSTOMER CARE

    Customer service is an essential element of our marketing and operating philosophy. We attract new subscribers and retain existing subscribers by providing consistently high-quality customer service. Our customers benefit from a local staff, including a market manager, customer service representatives, technical and engineering staff, sales representatives and installation and repair facilities. Each service region has its own customer-related functions such as credit evaluation, customer activations, account adjustments and rate plan changes. Local offices and installation and repair facilities allow us to better service our customers, schedule installations and make repairs. As of March 31, 2001, our markets were serviced by four regional call centers, which, in aggregate, employed approximately 200 customer care representatives. The regional presence of these call centers enhances our knowledge of the local markets, which improves our ability to provide customer service, credit and collection and order activation.

NETWORK OPERATIONS

    NETWORK COMMUNICATIONS EQUIPMENT. Our network communications equipment is provided by a variety of leading network suppliers, including Nortel Networks. We often aggregate our orders for network equipment with those of Dobson Communications to provide additional equipment discounts.

    CONNECTION AGREEMENTS. Our wireless network connects to the public switched telephone network system through local exchange carriers. We have entered into connection agreements with BellSouth, Southwestern Bell, Ameritech, Verizon and other local exchange carriers within our markets.

    LONG DISTANCE CONNECTION. We have executed a wholesale long distance agreement with AT&T to provide long distance services.

    ROAMING ARRANGEMENTS. Our agreements with our wireless operators, including AT&T Wireless, allow us to offer our subscribers service in virtually all wireless service areas throughout the United States.

    NETWORK OPERATIONS. Our network operations are monitored by network personnel, who provide monitoring on a real-time basis for items including alarm monitoring, power outages, tower lighting problems and traffic patterns.

TECHNOLOGY

    We have deployed digital TDMA technology for the digital voice and features of our wireless network. TDMA technology allows for:

    - the use of advanced tri-mode handsets, which permit roaming in both cellular and PCS service areas, including both analog and digital technologies;

    - enhanced services and features, such as short-messaging, extended battery life and added call security; and

    - network equipment which can improve network coverage and capacity with low incremental investment.

    TDMA technology is the primary digital technology of two of the largest wireless communications companies in the United States, AT&T Wireless Services and Cingular Wireless. This technology served an estimated 68.3 million subscribers worldwide and 33.6 million subscribers in North America as of March 31, 2001, according to the Universal Wireless Communications Consortium, an association of TDMA providers and manufacturers. TDMA equipment is available from leading telecommunications equipment vendors such as Nortel, Lucent, Motorola and Ericsson.

COMPETITION

    We compete with at least one wireless provider in each of our markets, including cellular, PCS and ESMR providers in some of our markets. Our principal wireless competitors include: ALLTEL, Century Telephone, Cingular Wireless, Rural Cellular, Sprint PCS, U.S. Cellular, Verizon Wireless and VoiceStream Wireless. We typically compete with wireless service providers on the basis of pricing, quality of service, coverage area, technology, customer care, value added services and additional calling features.

SERVICE MARKS

    We use the CELLULAR ONE service mark to identify and promote our wireless service pursuant to licensing agreements with the Cellular One Group. We pay licensing and advertising fees based upon the population of the licensed areas. The licensing agreements require us to provide high-quality wireless service to our customers and to maintain a certain minimum overall customer satisfaction rating in surveys commissioned by the Cellular One Group. The licensing agreements which we have entered into are for five-year terms expiring on various dates. These agreements may be renewed at our option for three additional five-year terms. From time to time, we may consider alternative brand name strategies and service marks.

REGULATION

OVERVIEW

    The wireless telecommunications industry is subject to extensive governmental regulation on the federal level and to varying degrees on the state level. The enactment of the Telecommunications Act of 1996 has had an impact on many aspects of this regulation. In addition, this regulation is currently the subject of administrative rulemakings and judicial proceedings that are significant to us. The following is a summary of the federal laws and regulations that materially affect the wireless telecommunications industry, in general, and us, in particular, and a description of certain applicable state laws. This section does not purport to be a summary of all present and proposed federal, state and local regulations and legislation relating to the wireless telecommunications industry.

FEDERAL REGULATION

    The licensing, construction, modification, operation, ownership and acquisition of wireless telephone systems are subject to regulations and policies of the FCC under the Communications Act of 1934, as amended. The FCC has promulgated rules and regulations governing, among other things, applications to construct and operate wireless communications systems, applications to transfer control of or assign wireless licenses and technical and operational standards for the operation of wireless systems (such as maximum power and antenna height).

    The FCC licenses cellular systems in accordance with 734 geographically defined market areas comprised of 306 Metropolitan Statistical Areas, or MSAs and 428 Rural Service Areas, or RSAs. In each market, the frequencies allocated for cellular telephone use are divided into two equal 25 MHz blocks and were originally designated as wireline and non-wireline. Apart from the different frequency blocks, there is no technical difference between wireline and non-wireline cellular systems and the operational requirements imposed on each by the FCC are the same. Under FCC rules, the authorized service area of a cellular provider in each of its markets is referred to as the cellular geographic service area. The cellular geographic service area may conform exactly with the boundaries of the FCC designated MSA or RSA, or it may be smaller if a licensee has chosen not to provide services to certain areas. A cellular licensee has the exclusive right to expand its cellular geographic service area boundaries within the licensee's MSA or RSA for a period of five years after grant of the licensee's initial construction permit. At the end of this five-year buildout period, however, other entities may apply to serve portions of the MSA or RSA in areas outside the licensee's then designated cellular geographic service area. The five

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year build-out period has expired for most wireless markets and the FCC has granted several "unserved area" applications filed by parties other than the original MSA or RSA licensee. No entity may, directly or indirectly, own a controlling interest in, or otherwise have the ability to control, both systems. The FCC may prohibit or impose conditions on transfers of licenses. In addition, under FCC rules, no person or entity may have an attributable interest, as defined in FCC rules, in a total of more than 45 MHz of licensed broadband personal communications service, cellular and enhanced specialized mobile radio spectrum, regulated as commercial mobile radio services with significant overlap in any geographic area except in RSAs, where a total of 55 MHz is lawful. This so-called "spectrum cap" rule could have an impact on our ability to acquire other cellular systems, and it also could limit the universe of potential buyers of any of our systems should we attempt to sell these systems.

    The FCC recently amended the spectrum cap ownership attribution rules to allow for somewhat more ownership overlap. Significant overlap occurs when at least 10% of the 1990 census population of the licensed service area is within the cellular geographic service area, as defined below, and/or the personal communications service area or enhanced specialized mobile radio service area. Ownership limits on overlapping cellular licensees were recently amended so that a party with a controlling interest or otherwise attributable interest in a cellular licensee may have a direct or indirect ownership interest of up to 5% in another cellular licensee in overlapping cellular geographic service areas, and a party may have a direct or indirect ownership interest of up to 20% in both cellular licensees in overlapping cellular geographic service areas so long as neither interest is a controlling interest. This change in the ownership attribution rules affords greater opportunities for non-controlling investments in cellular systems and could increase our ability to attract capital or to make investments in other cellular operators.

    Cellular service providers also must satisfy a variety of FCC requirements relating to technical and reporting matters. One requirement is the coordination of proposed frequency usage with adjacent cellular users, permittees and licensees in order to avoid interference between adjacent systems. In addition, the height and power of base station transmitting facilities and the type of signals they emit must fall within specified parameters. We are obligated to pay annual regulatory fees and assessments to support the FCC's regulation of the cellular industry, as well as fees necessary to support federal universal service programs, number portability regional database costs, centralized administration of telephone numbering, telecommunications relay service for the hearing-impaired and application filing fees. These regulatory payment obligations increase our costs of doing business.

    The Communications Act requires prior FCC approval for substantive, non pro forma transfers or assignments to or from us of a controlling interest in any license or construction permit, or any rights thereunder. Although we cannot assure you that the FCC will approve or act in a timely fashion upon any future requests for approval of applications that we file, we have no reason to believe that the FCC would not approve or grant such requests or applications in due course. Because an FCC license is necessary to lawfully provide cellular or PCS service, if the FCC were to disapprove any such filing our business plans would be adversely affected.

    The FCC also regulates a number of other aspects of the cellular business. For example, the FCC regulates cellular resale practices and currently also applies such cellular resale requirements to A and B Block (and A/B Block controlled) broadband personal communications service and enhanced specialized mobile radio licensees. These cellular, personal communications service and enhanced specialized mobile radio providers may not restrict any customer's resale of their services or unreasonably discriminate against resellers of their services. All resale obligations for cellular, broadband personal communications service and enhanced specialized mobile radio operators are currently scheduled to terminate on November 24, 2002. Moreover, federal legislation enacted in 1993 requires the FCC to reduce the disparities in the regulatory treatment of similar mobile services, such as cellular services, personal communications services and enhanced specialized mobile radio services. Under this regulatory structure, all of our cellular licenses are classified as commercial mobile radio services. As a commercial mobile radio services provider, the FCC regulates us as a common carrier. The FCC, however, has exempted cellular services from some typical common carrier regulations, such

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as tariff and interstate certification filings, thereby allowing us to respond more quickly to our competition in the marketplace.

    As our manager, a subsidiary of Dobson Communications is currently engaged in an extensive review of the technical and regulatory procedures regarding FCC and FAA related matters which were utilized by our prior owners. To date, we have uncovered certain minor technical and regulatory omissions or defects, which have required disclosure with the FCC. We have made it a practice to bring forward any such issues to the FCC in order to ensure complete disclosure and accuracy with the FCC and its records. While minor in nature, some of these omissions or defects may result in the issuance by the FCC of a monetary forfeiture for the actions. To date, however, we have not received any such forfeiture notice by the FCC and we do not anticipate that any forfeitures would be material to us. This review is still ongoing.

    The FCC has also adopted requirements for cellular and other commercial mobile radio services providers to implement basic and enhanced 911 services. These services provide emergency service providers with the ability to better identify and locate callers using wireless services, including callers using special devices for the hearing impaired. Our obligations to implement these services occur in several stages, and on a market-by-market basis. The FCC in 1999 amended its rules to eliminate a requirement that carriers be compensated for enhanced 911 costs and expanded the circumstances under which wireless carriers may be required to offer enhanced 911 services. Federal legislation enacted in 1999 may limit our liability relative to incompleted 911 calls to a degree commensurate with wireline carriers in our markets. Under certain circumstances, federal law also requires cellular and personal communications service carriers to provide law enforcement agencies with capacity to support lawful wiretaps and with technical capabilities for wiretaps beginning June 30, 2000 and to comply with wiretap-related record-keeping and personnel-related obligations. Maintaining compliance with these wireless 911 and law enforcement wiretap requirements may create additional capital obligations for us to make necessary system changes.

    In addition, the FCC regulates the ancillary service offerings that cellular and personal communications service licensees can provide and permits cellular, broadband personal communications service, paging and enhanced specialized mobile radio licensees to offer fixed services on a co-primary basis along with mobile services. This rule may facilitate the provision of wireless local loop service, which involves the use of wireless links to provide local telephone service by cellular licensees, as well as broadband personal communications service and enhanced specialized mobile radio licensees, although the extent of lawful state regulation of such "wireless local loop" service is undetermined. In this regard, the FCC has also adopted telephone number portability rules for local exchange carriers, as well as cellular, personal communications service and enhanced specialized mobile radio licensees, that could facilitate the development of local exchange competition, including wireless local loop service. The number portability rules generally require cellular, personal communications service and enhanced specialized mobile radio licensees to have the capability to deliver calls from their systems to ported numbers effective December 31, 1998 and offer number portability in a manner that supports roaming to ported numbers by November 24, 2002 but this schedule may be expedited if deemed necessary by the FCC to promote number conservation. These requirements may result in added capital expenditures for us to make necessary system changes, although we currently have no plans for any such expenditures.

    The FCC generally grants cellular and personal communications service licenses for terms of ten years that are renewable upon application to the FCC. Near the conclusion of the license term, we must file applications for renewal of licenses to obtain authority to operate for an additional ten-year term. The FCC may revoke our licenses and may deny our license renewal applications for cause after appropriate notice and hearing. The FCC will award a renewal expectancy to us if we meet certain standards of past performance. If we receive a renewal expectancy, it is very likely that the FCC will renew our existing cellular and PCS licenses so that they will not become subject to competing applications. To receive a renewal expectancy, we must show that we have provided "substantial"

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
service during our past license term, and have substantially complied with applicable FCC rules and policies and the Communications Act. The FCC defines "substantial" service as service which is sound, favorable and substantially above a level of mediocre service that might only minimally warrant renewal. If a licensee does not receive a renewal expectancy, then the FCC will accept competing applications for the license, subject to a comparative hearing, and the FCC may award the license to another entity. To date, the FCC has renewed each of our licenses for which a renewal application was required for a new term of ten years. The balance of our existing licenses begin to expire in October 2001.

    A personal communications service system operates under a protected geographic service area license granted by the FCC for either a major trading area, or MTA, or basic trading area, or BTA, on one of six frequency blocks allocated for broadband personal communications service. The FCC has divided the United States and its possessions and territories into personal communications service markets based upon Rand McNally's 493 BTAs, all of which are included in the 51 MTAs. The FCC has allocated 120 MHz of radio spectrum in the 2 GHz band for licensed broadband personal communications services. The FCC divided the 120 MHz of spectrum into six individual blocks, two 30 MHz blocks (A and B Blocks) licensed for each of the 51 MTAs, one 30 MHz block (C Block) licensed for each of the 493 BTAs, and three 10 MHz blocks (D, E and F Blocks) licensed for each of the 493 BTAs, a total of more than 2,000 licenses. In 1997, the FCC afforded financially-troubled C Block licensees several debt relief options, including returning all or half of their spectrum to the FCC for reauction in return for a reduction or elimination of their debt obligations. On April 15, 1999, the FCC completed a reauction of personal communications service licenses in the C, E and F Blocks. Bidders won a total of 302 licenses (179 30 MHz C Block, 115 15 MHz C Block, 6 E Block and 2 F Block). On August 29, 2000, the FCC decided that for future auctions, the remaining 30 MHz C Block licenses would be reconfigured into three 10 MHz C Block licenses. In addition, the FCC permits PCS licensees to disaggregate spectrum, which some licensees have done, and some of the original C Block licensees have returned 15 MHz of their spectrum to the FCC. On January 26, 2001, the FCC completed another reauction for C and F Block licenses. Bidders won a total of 422 licenses (312 10 MHz C Block, 43 15 MHz
C Block, and 67 10 MHz F Block), and have submitted applications to the FCC for grants of licenses. Ten of those applications have been granted; the rest are still pending.

    The FCC has adopted construction standards for PCS licenses. All 30 MHz broadband PCS licensees must construct facilities that offer coverage to one-third of the population of their service area within five years, and two-thirds of the population within ten years, of their initial license grants. All 10 MHz and 15 MHz Block licensees must provide service to at least 25% of the service area within five years of their initial license, or make a showing of substantial service. Licensees that fail to meet the coverage requirements may be subject to forfeiture of the license.

    FCC rules restrict the voluntary assignments or transfers of control of certain C and F Block licenses awarded to "small businesses" with bidding enhancements in the C Block and F Block auctions. During the first five years of the license term, assignments or transfers affecting control are permitted only to assignees or transferees that meet the eligibility criteria for participation in the entrepreneur block auction at the time the application for assignment or transfer of control is filed or, if the proposed assignee or transferee holds other licenses for C Block and F Block, met the same eligibility criteria at the time of receipt of such licenses. The FCC recently amended its rules to allow such transfers or assignments if the original licensee has met the applicable five-year construction requirement for the license. Any transfers or assignments by licensees that qualified for installment payments during the entire ten-year initial license terms are subject to unjust enrichment penalties; i.e., acceleration of any installment payment plans should the assignee or transferee not qualify for the same benefits. Any transfers or assignments by licensees that qualified for bidding credits during the first five years of the license term are subject to unjust enrichment penalties; i.e., forfeiture of any bidding credit based upon the amount of time the initial license has been held should the assignee or transferee not qualify for these same benefits. In the case of the C and F Block licenses, the FCC will conduct random audits to

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ensure that licensees are in compliance with the FCC's eligibility rules.
Violations of the Communications Act or the FCC's rules could result in license revocations, forfeitures or fines.

    Until April 4, 2005, the FCC prohibits a personal communications service licensee from interfering with existing licensees that operate certain fixed microwave systems within its license area. To secure a sufficient amount of unencumbered spectrum to operate our personal communications service systems efficiently and with adequate population coverage, we may need to relocate many of these incumbent licensees, at our expense, to other frequencies or to reimburse other previously-licensed personal communications service licensees for expenses they have incurred in relocating incumbent licensees that we might otherwise have been required to relocate. In an effort to balance the competing interests of existing microwave users and newly authorized personal communications service licensees, the FCC has adopted a transition plan to relocate such microwave operators to other spectrum blocks and a cost sharing plan so that if the relocation of an incumbent benefits more than one personal communications service licensee, the benefiting personal communications service licensees will share the cost of the relocation. This transition plan allows most microwave users to operate on the personal communications service spectrum for a one-year voluntary negotiation period and an additional one-year mandatory negotiation period. For public safety entities dedicating a majority of their system communications for police, fire or emergency medical services operations, the voluntary negotiation period is three years, with an additional two-year mandatory negotiation period. After the voluntary and mandatory negotiation periods expire, the microwave user continues to hold primary status until April 4, 2005, but may be involuntarily relocated, albeit at the personal communications service licensee's expense. Parties unable to reach agreement within these time periods may refer the matter to the FCC for resolution, but the incumbent microwave user is permitted to continue its operations until final FCC resolution of the matter. The transition and cost sharing plans expire on April 4, 2005, at which time remaining incumbents in the personal communications service spectrum will be responsible for their costs to relocate to alternate spectrum locations. We have not yet determined the extent, if any, of expenses we may need to incur for the relocation of microwave incumbents in order to provide personal communications services using our personal communications service licenses. We also cannot be sure that any transitions will occur in a timely fashion that will allow us to meet our marketing and operating objectives.

    The FCC has also adopted rules to govern customer billing by commercial mobile radio service providers and is considering whether to extend billing rules currently applicable to landline carriers to commercial mobile radio services carriers. Adoption of some of the FCC's proposals could increase the complexity and costs of our billing processes and limit the manner in which we bill for services.

    The FCC may deny applications for FCC authority, and in extreme cases revoke licenses, if it finds that an entity lacks the requisite "character" qualifications to be a licensee. In making the determination, the FCC considers whether an applicant or licensee has been the subject of adverse findings in a judicial or administrative proceeding involving felonies, the possession or sale of unlawful drugs, fraud, antitrust violations or unfair competition, employment discrimination, misrepresentations to the FCC or other government agencies, or serious violations of the Communications Act or FCC regulations. To our knowledge, there are no activities, and no judicial or administrative proceedings, involving either us or the licensees in which we hold a controlling interest, that would warrant such a finding by the FCC.

    If foreign nationals or their representatives, a foreign government or its representative or any corporation organized under the laws of a foreign country own of record or vote greater than 25 percent of our equity and the FCC determines that the public interest would be so served, it may revoke our cellular licenses or require an ownership restructuring. The FCC will generally permit additional indirect ownership in excess of the statutory 25 percent benchmark where that interest is to be held by an entity or entities from member countries of the World Trade Organization. For investors from countries that are not members of the World Trade Organization, the FCC will determine whether the home country of the foreign investor extends reciprocal treatment called "equivalent

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competitive opportunities" to U.S. entities. If these opportunities do not exist, it is unlikely that the FCC will permit investment beyond the 25 percent benchmark. These restrictions could adversely affect our ability to attract additional equity financing. We have no knowledge that any foreign entity directly or indirectly owns a significant percentage of our capital stock.

    The Telecommunications Act of 1996, which made significant changes to the Communications Act, requires state public utilities commissions and/or the FCC to implement policies that mandate reciprocal compensation between local exchange carriers, a category that will, for these purposes, include cellular carriers, for interconnection services at rates more closely related to cost. In a rulemaking proceeding pertaining to interconnection between local exchange carriers and commercial mobile radio service providers such as us, the FCC concluded that local exchange carriers are required to compensate commercial mobile radio service providers for the reasonable costs incurred by these providers in terminating traffic that originates on local exchange carrier facilities, and vice versa. Consistent with this ruling, the FCC has determined that local exchange carriers may not charge a commercial mobile radio service provider or other carrier for terminating local exchange carrier-originated traffic and that local exchange carriers may not charge commercial mobile radio service providers for number activation and usage fees. Depending on further FCC disposition of these issues, we may or may not be successful in securing refunds, future relief or both, with respect to charges for termination of local exchange carrier-originated local traffic. If the FCC ultimately resolves these issues in favor of commercial mobile radio service providers, then we will pursue relief through settlement negotiations, administrative complaint procedures or both. If these issues are ultimately decided in favor of the local exchange carriers, we likely would be required to pay all past due contested charges and may also be assessed interest and late charges for the withhold amounts. These requirements could in the future have a material effect on us.

    The Telecommunications Act requires, and the FCC has adopted, rules that require interstate communications carriers, including cellular carriers, to "make an equitable and non-discriminatory contribution" to a universal service fund that reimburses communications carriers that provide basic communications services to users who receive services at subsidized rates. We have made such payments as the FCC has required. In 1999, the United States Court of Appeals for the Fifth Circuit reversed many of the FCC's rules regarding carriers' contribution obligations, and the FCC has adopted rules implementing the court's decision. While it generally appears that our contributions to federal universal service programs decreased as a result of the court's decision, our contributions to state universal service programs may be subject to increases and, moreover, the FCC's decision implementing the court's decision is subject to further administrative and possibly judicial proceedings. Thus, the impact of the court's decision is uncertain. We may also seek to qualify for payments from these federal and state programs in high cost areas where we provide wireless communications services, although we are not certain of the extent to which such payments will be available to cellular carriers. If such payments are made available to us, they would be an additional source of revenue to us that could be used to subsidize service we provide in these high cost areas. The FCC recently initiated a rule making proceeding in which it solicits public comment on ways of reforming both the manner by which it assesses carrier contributions to the Universal Service Fund and the way in which carriers may recover their costs from customers. Reforms adopted in this proceeding may have an impact on carriers' operating expenses and on their ability to recover universal service contributions from customers.

    The Telecommunications Act also eases the restrictions on the provision of interexchange telephone services by wireless carriers affiliated with regional Bell operating companies. Regional Bell operating company-affiliated wireless carriers have interpreted the legislation to permit immediate provision of in-region long distance call delivery for their cellular customers, thus presenting an additional source of competition to us.

    Additionally, the Telecommunications Act specifically exempts all cellular carriers from the obligation to provide equal access to interstate long distance carriers. However, the Telecommunications Act gives the FCC the authority to impose rules to require unblocked access through carrier

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identification codes or 800/888 numbers, so that cellular subscribers are not denied access to the long distance carrier of their choosing, if the FCC determines that the public interest so requires. We currently provide "dial around" equal access to all of our customers.

    The Telecommunications Act also imposes restrictions on a telecommunications carrier's use of customer proprietary network information without prior customer approval. FCC rules implementing these restrictions are being revised but have the potential to impose upon us new costly obligations and impose burdens on our current marketing activities. The FCC's rules implementing the Telecommunications Act's customer proprietary network information provisions were vacated by the United States Court of Appeals for the Tenth Circuit on First Amendment grounds and the Supreme Court declined to review the Tenth Circuit's decision. The extent to which the FCC will modify its rules to address the court's concerns is uncertain, but imposition of rules similar to those vacated by the court would impose additional costs on us and inhibit our marketing efforts.

    The Telecommunications Act also requires telecommunications carriers to make their services accessible to persons with disabilities and the FCC's rules implementing these requirements are in effect. These rules generally require service providers to offer equipment and services that are accessible to and usable by persons with disabilities, if readily achievable, and to comply with complaint/grievance procedures for violations of these provisions. These rules are largely untested and are subject to interpretation through the complaint process. While much of the focus of these rules is on the manufacture of equipment, carriers such as us could, if found to have violated the rules, be subject to fines and/or the imposition of costly new requirements.

    In addition, the FCC has adopted rules to promote the conservation of numbering resources and is considering additional rules in this area. These rules require wireless carriers to participate in number pooling (whereby phone numbers are allocated in blocks of 1,000 rather than 10,000) when they have implemented number portability capabilities, and imposes additional administrative, monitoring, and number reclamation obligations on all carriers (currently required by November 2002), including wireless carriers. These efforts may affect wireless service providers by imposing additional costs or limiting access to numbering resources. The FCC has also authorized states to initiate limited numbering administration to supplement federal requirements including a number of states in which we provide service. The impact of the federal rules on wireless carriers, and whether states will have additional numbering administration authority, is uncertain. If more states are given authority over numbering administration, differing number conservation regimes may be adopted in different states. In such a case, we likely would incur additional costs in order to keep abreast of each such regime.

    The FCC has determined that interexchange (long distance) service offerings of commercial mobile radio service providers are subject to rate averaging and rate integration requirements of the Telecommunications Act. Rate averaging requires us to average our intrastate long distance commercial mobile radio service rates between high cost and urban costs. The FCC has delayed implementation of the rate integration requirements with respect to wide area rate plans pending further reconsideration of its rules, and has delayed the requirement that commercial mobile radio service carriers integrate their rates among commercial mobile radio service affiliates. Other aspects of the FCC's rules were recently vacated by the United States Court of Appeals for the District of Columbia and are subject to further consideration by the FCC. There is a pending proceeding in which the FCC will determine how integration requirements apply to commercial mobile radio service offerings, including single rate plans. To the extent that we offer services subject to these requirements our pricing flexibility is reduced, and there is no assurance that the FCC will decline to impose these requirements on us and/or across our various commercial mobile radio service affiliates.

    The overall impact of the Telecommunications Act on our business is unclear and will likely remain so for the foreseeable future. For example, limitations on local zoning requirements imposed by the Telecommunications Act may facilitate the construction of new cell sites and related facilities. However, these restrictions on zoning authority may provide only limited assistance to cellular carriers.

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On the other hand, other provisions of the new statute relating to interconnection, telephone number portability, universal service, equal access, use of customer proprietary network information and resale could subject us to additional costs and increased competition.

STATE, LOCAL AND OTHER REGULATION

    The Communications Act preempts state or local regulation of the market entry of, or the rates charged by, any commercial mobile radio services, which includes cellular telephone service providers. The FCC denied the petitions of eight states to continue their rate regulation authority, including authority over cellular operators. As a practical matter, we are free to establish rates and offer new products and service with a minimum of regulatory requirements. The states in which we operate maintain nominal oversight jurisdiction, primarily focusing upon prior approval of acquisitions and transfers of licenses and resolution of customer complaints.

    The location and construction of our cellular transmitter towers and antennae are subject to FCC and Federal Aviation Administration regulations and are subject to federal, state and local environmental regulation, as well as state or local zoning, land use and other regulation. Before we can put a system into commercial operation, we must obtain all necessary zoning and building permit approvals for the cell site and microwave tower locations. The time needed to obtain zoning approvals and requisite state permits varies from market to market and state to state. Likewise, variations exist in local zoning processes. Additionally, any proposed site must comply with the FCC's environmental rules. If zoning approval or requisite state permits cannot be obtained, or if environmental rules make construction impossible or infeasible on a particular site, our network design might be adversely affected, network design costs could increase and the service provided to our customers might be reduced.

    We cannot assure you that any state or local regulatory requirements currently applicable to our systems will not be changed in the future or that regulatory requirements will not be adopted in those states and localities which currently have none. Such changes could impose new obligations on us that would adversely affect our operating results.

FUTURE REGULATION

    From time to time, federal or state legislators propose legislation that could affect us, either beneficially or adversely. We cannot assure you that federal or state legislation will not be enacted, or that regulations will not be adopted or actions taken by the FCC or state regulatory authorities, that might adversely affect our business. Changes such as the allocation by the FCC of radio spectrum for services that compete with our business could adversely affect our operating results.

LEGAL PROCEEDINGS

    We are not currently aware of any pending or threatened litigation against us or our subsidiaries that could have a material adverse effect on our financial condition, results of operations or cash flows.

EMPLOYEES

    We have no employees. Our operations are entirely managed by Dobson Communications pursuant to the management agreement. See "Related Party Transactions--Management Agreement."

PROPERTIES

    As of March 31, 2001, we owned three regional call centers located in Duluth, Minnesota, Wausau, Wisconsin and LaGrangeville, New York. As of
March 31, 2001, our wireless operations leased approximately 80 retail locations throughout our markets. We review these leases from time to time and, in the future, may lease or acquire new facilities as needed. We do not anticipate encountering any material difficulties in meeting our future needs for leased space.

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                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    Our directors and executive officers are set forth below. The ages and position titles of the persons set forth below are as of May 15, 2001.

NAME                                                        AGE                POSITION
----                                                      --------   -----------------------------
Everett R. Dobson.......................................     41      President and Director
G. Edward Evans.........................................     40      Vice President
Joseph E. Stumpf........................................     35      Vice President and Director
Tamara A. Bramel........................................     43      Vice President and Director
Bruce R. Knooihuizen....................................     44      Treasurer and Director
Timothy J. Duffy........................................     40      Vice President
Ronald L. Ripley........................................     55      Secretary
Richard D. Sewell, Jr...................................     43      Assistant Treasurer

    EVERETT R. DOBSON has served as our President and Director, and a member of the management committee of our parent, ACC Acquisition LLC, since February 2000. Since April 1996, Mr. Dobson has served as Chairman of the Board, Chief Executive Officer and a director of Dobson Communications. From 1990 to 1996, he was a director, President and Chief Operating Officer of Dobson Communications. Mr. Dobson served on the board of the Cellular Telecommunications Industry Association (now known as the Cellular Telecommunications & Internet Association) in 1993 and 1994. He holds a B.A. in Economics from Southwestern Oklahoma State University and currently sits on its Foundation Board and chairs its Investment Committee.

    G. EDWARD EVANS has served as our Vice President since October 2000. He has served as President and Chief Operating Officer of Dobson Communications since March 2000. From January 1997 through March 2000, he served as President of its cellular subsidiaries. Mr. Evans was employed by BellSouth Mobility, Inc. from 1993 to 1996, serving as General Manager--Kentucky, Director of Field Operations at the company's corporate office in Atlanta and Director of Marketing--Alabama. He was an Area Manager and a Market Manager of U.S. Cellular from 1990 to 1993 and was a Sales Manager of GTE Mobilnet from 1989 to 1990. Mr. Evans serves on the board of the Cellular Telecommunications & Internet Association. He holds a B.S. in Business Administration from the University of South Florida and an M.B.A. from Georgia State University.

    JOSEPH E. STUMPF has served as our Vice President and Director, and as a member of the management committee of our parent, ACC Acquisition LLC, since October 2000. He has served as Vice President, Acquisitions and Development at AT&T Wireless since July 2000. From 1997 to 1999 he was a junior partner with Rutledge & Company (now Rutledge Capital), a private equity firm based in Greenwich, CT. He practiced in the area of mergers and acquisitions and corporate finance as an Associate at the law firm Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles from 1995 to 1997 and at the law firm White & Case LLP in its Los Angeles, Hanoi and Bangkok offices from 1993 to 1995. He was a Senior Financial Services Consultant at Price Waterhouse, Los Angeles from 1988 to 1990 and held various finance and accounting positions with Great American Bank, San Diego from 1984 to 1988. He holds a B.S. in Business Administration from San Diego State University, an M.B.A. from Arizona State University and a J.D. from the University of Southern California.

    TAMARA A. BRAMEL has served as our Vice President and Director since
April 2001. Ms. Bramel first became associated with AT&T Wireless in 1985. Since 1999, Ms. Bramel has served as Vice President and General Manager of operations of AT&T Wireless in the southern United States. In this capacity, Ms. Bramel oversees operations of AT&T Wireless' properties in Florida, Georgia, Kansas, Louisiana, Missouri, North Carolina, Oklahoma and Texas. Between 1985 and 1999, Ms. Bramel served

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AT&T Wireless in several capacities, including Controller, Director of Finance and Operations, Director of Consumer Sales and General Manager for Oklahoma, Arkansas and Missouri. She holds a B.B.A. in Accounting from the University of Oklahoma and is a Certified Public Accountant.

    BRUCE R. KNOOIHUIZEN has served as our Treasurer and Director, and as a member of the management committee of our parent, ACC Acquisition LLC, since February 2000. He has served as Vice President and Chief Financial Officer of Dobson Communications since July 1996. From 1994 to 1996, Mr. Knooihuizen was Chief Financial Officer and Secretary for The Westlink Co. in San Diego, a wireless provider which was formerly an operating unit of US WEST. Previously, he was Treasurer and Controller of Ameritech Cellular from 1990 to 1994; Director, Accounting Operations of Ameritech Applied Technologies from 1988 to 1990; and Controller of Ameritech Properties in 1988, all located in Chicago. From 1980 to 1988 he held various financial and accounting positions with The Ohio Bell Telephone Company. Mr. Knooihuizen received a B.S. in Finance from Miami University in Oxford, Ohio and an M.B.A. in finance from the University of Cincinnati.

    TIMOTHY J. DUFFY has served as our Vice President since October 2000. He has served as Chief Technical Officer and Senior Vice President of Network Operations and Engineering for Dobson Cellular Systems since December 1998. In this capacity, he manages Dobson's wireless network facilities as well as engineering, design and build out of new wireless networks. Prior to joining us, Mr. Duffy worked for Sygnet Communications from 1985 to 1998 in engineering and related management positions. In 1983 he was employed as Director of Engineering for the Constrander Corporation where he was responsible for seven AM and FM radio broadcast facilities in Ohio and Pennsylvania. From 1976 to 1982 he served as Chief Engineer of radio station WGRP in Greenville, Pennsylvania. Mr. Duffy holds a U.S. patent concerning the integration of wireless phone location information to make call management decisions. He is a member of the Institute of Electrical and Electronics Engineers and holds a degree in Electrical Engineering from Pennsylvania State University.

    RONALD L. RIPLEY has served as our Secretary since February 2000.
Mr. Ripley is Vice President and Senior Corporate Counsel of Dobson Communications, having served in that capacity since joining Dobson Communications in November 1997. From 1972 until November 1997, he was in the private practice of law in Oklahoma City, Oklahoma, the last eleven years of which he was a shareholder in the firm of Linn and Neville. He received a B.B.A. (with honors) in business and a Juris Doctor degree in law, both from the University of Oklahoma.

    RICHARD D. SEWELL, JR. has served as our Assistant Treasurer since February 2000. Mr. Sewell is Treasurer of Dobson Communications. He was employed by Dal-Tile International Inc., a ceramic tile manufacturer and distributor, as Vice President--Finance from 1997 to 1998, as Vice President--Treasurer from 1995 to 1997 and as Vice President--Financial Reporting from 1990 to 1995. From 1979 to 1989, Mr. Sewell was employed by a predecessor entity to Ernst & Young, a public accounting firm, concluding as a principal in their Entrepreneurial Service Group. Mr. Sewell received a B.S. in Accounting from the University of Missouri--Kansas City.

BOARD COMPOSITION

    Each member of our board of directors serves for a one-year term. Our directors serve until they resign or are removed, or are otherwise disqualified to serve, or until their successors are elected and qualified. Our executive officers serve at the discretion of our board of directors. Our officers are appointed at the board's first meeting after each annual meeting of stockholders.

DIRECTOR AND OFFICER COMPENSATION

    We reimburse directors for out-of-pocket expenses incurred in attending board meetings. None of our officers or directors receive any compensation for serving as officers or directors. All compensation of our officers is paid by their primary employer.

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                           RELATED PARTY TRANSACTIONS

CONTRIBUTION AGREEMENT

    On January 18, 2001, pursuant to a contribution agreement among affiliates of AT&T Wireless, Dobson Communications and ACC Acquisition LLC, Dobson Communications made a capital contribution of $16.4 million in cash and AT&T Wireless contributed PCS licenses and other assets in certain portions of northeast Oklahoma and southeast Kansas to our parent, ACC Acquisition LLC. The cash and licenses were then contributed by ACC Acquisition LLC to us.

LIMITED LIABILITY COMPANY AGREEMENT

GOVERNANCE

    We are wholly-owned by ACC Acquisition LLC, a limited liability company equally owned by AT&T Wireless and Dobson Communications. Under its limited liability company agreement, ACC Acquisition's management is vested in a four-person management committee, which consists of two representatives designated by AT&T Wireless and two designated by Dobson Communications. The approval of any merger, sale of a material portion of our assets, offering of our securities, our liquidation or other significant matter requires the affirmative vote of all representatives.

CHANGE OF CONTROL

    ACC Acquisition's limited liability company agreement contains change of control provisions. If Dobson Communications experiences a change of control and either:

    - ACC Acquisition remains a limited liability company and AT&T Wireless and its affiliates retain 100% of their initial voting interest and at least 80% of their initial economic interest in ACC Acquisition; or

    - ACC Acquisition has converted to a corporation, and AT&T Wireless and its affiliates retain at least 50% of their initial beneficial economic interest in us,

then AT&T Wireless and its affiliates will have the right to initiate a buy/sell procedure. Pursuant to this procedure, AT&T Wireless may offer to purchase Dobson Communication's interest in ACC Acquisition, or sell its interest in ACC Acquisition to Dobson Communications, at a price established by AT&T Wireless or, at its election, by Dobson Communications. If this offer is made, Dobson Communications must either agree to sell its interest in ACC Acquisition to AT&T Wireless at the established price or purchase AT&T Wireless' interest in ACC Acquisition at the same price. In addition, Dobson Communications will lose its right to appoint one of its two representative to the management committee and its power to approve all significant matters.

    If AT&T Wireless chooses not to initiate the buy/sell procedure upon a change of control, Dobson Communications will have the right, subject to certain conditions, to initiate the buy/sell procedure. In addition, either Dobson Communications or AT&T Wireless may initiate a buy/sell procedure on the same terms described above after February 25, 2005. AT&T Wireless may also initiate a buy/sell procedure if:

    - we offer commercial mobile radio services other than wireless telecommunications services using TDMA or analog technology in service areas covering more than 15% of our total population; and

    - AT&T Wireless is offering, or intends to offer, these services in our service areas.

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TRANSFER RESTRICTIONS

    Prior to February 25, 2003, neither AT&T Wireless nor Dobson Communications may transfer any interest in ACC Acquisition without the consent of the other. After February 25, 2003, each of AT&T Wireless and Dobson Communications has the right to transfer up to 20% of their economic interest in ACC Acquisition, subject to a pro rata tag-along right in favor of the other party. Any transfers above that 20% threshold will be subject to a right of first refusal and a tag-along right in favor of the other party. After February 25, 2003, if more than 20% of the economic interests in ACC Acquisition held by Dobson Communications or AT&T Wireless are transferred directly or indirectly to a third party, the transferring party will lose its voting rights in ACC Acquisition (including the right to appoint representatives to the management committee).

LIMITS ON COMPETITION

    So long as we continue to meet quality standards applicable generally to wireless systems owned by AT&T Wireless and its affiliates that utilize TDMA technology, AT&T Wireless has agreed not to construct, own or acquire a controlling interest in, or manage a communications system that provides TDMA mobile wireless service in areas in which we operate our cellular systems until February 25, 2005. However, AT&T Wireless and its affiliates may:

    - resell our communications services;

    - act as our agent for the sale of our communications services;

    - continue to provide wireless services to customers of AT&T Wireless or its affiliates in our territory;

    - provide or resell wireless telecommunications services to or from specific locations; and

    - act as an agent for other carriers who provide cellular products and services to national account customers of the carrier in the geographic areas in which we operate.

MANAGEMENT AGREEMENT

    Dobson Cellular Systems, Inc., a subsidiary of Dobson Communications, provides all supervision, design, construction and management for us under a management agreement dated February 25, 2000. The management services provided include administration, accounting, billing, credit, collection, insurance, purchasing and clerical services; operational, engineering, maintenance and construction services; and marketing, sales and advertising services. To the extent employees of Dobson Cellular perform services for us under the management agreement, we reimburse Dobson Cellular for the allocable cost of the service provided, which for indirect services is generally based on the relative size of our populations or subscribers. Because of the services provided by Dobson Cellular under the management agreement, we have no employees of our own.

    The management agreement may be terminated:

    - by either party in the event of the bankruptcy, insolvency, dissolution, winding up or liquidation of the other party;

    - by ACC Acquisition (acting through its management committee excluding any representatives of Dobson Communications) upon a material breach by Dobson Cellular, upon a failure by ACC Acquisition to satisfy certain quality or financial performance standards established by Dobson Communications and AT&T Wireless, and in the event of certain changes of control of Dobson Communications or transfers by Dobson Communications of its interests in ACC Acquisition; and

    - by Dobson Cellular upon a material breach by ACC Acquisition.

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    Additionally, the management agreement terminates upon the consummation of a purchase and sale transaction pursuant to the buy/sell procedure.

    Upon termination of the management agreement for any reason, AT&T Wireless will designate a replacement manager, which may be an affiliate of AT&T Wireless.

    In 2000, we reimbursed Dobson Communications $3.9 million for allocated shared costs. In addition, we reimbursed Dobson Communications for other expenses incurred by them on our behalf, primarily related to $25.6 million of compensation-related expenses. In the first quarter of 2001, Dobson Communications charged us $2.6 million for allocated shared costs and $10.4 million for other expenses incurred by them on our behalf, primarily related to compensation expenses.

OPERATING AGREEMENTS

    We have entered into twenty year operating agreements dated February 25, 2000, with each of AT&T Wireless and Dobson Communications.

    Under the terms of these agreements, until February 25, 2005:

    - Dobson Cellular will be the preferred provider of roaming services for our subscribers who roam in Dobson Cellular's markets;

    - AT&T Wireless will be the preferred provider of roaming services for our subscribers who roam in AT&T Wireless' markets; and

    - we will be the preferred provider of roaming services for Dobson Cellular's subscribers and AT&T Wireless' subscribers who roam in our markets.

    In addition, the operating agreements contain provisions providing for declining rates over the twenty year term of the agreement.

    From February 25, 2000 to December 31, 2000, we received approximately $47.7 million in roaming fees from AT&T Wireless and paid AT&T Wireless approximately $8.6 million in roaming fees. From February 25, 2000 to December 31, 2000 we received approximately $1.3 million in roaming fees from Dobson Communications and paid Dobson Communications approximately $1.2 million in roaming fees. In the first quarter of 2001, we received approximately
$10.8 million in roaming fees from AT&T Wireless and $0.1 million in roaming fees from Dobson Communications, and paid $4.1 million in roaming charges to AT&T Wireless and $0.3 million in roaming charges to Dobson Communications.

    In addition, to the extent permitted by law, AT&T Corp. will be our preferred provider of long distance service for so long as AT&T Wireless is the preferred provider of roaming services for our subscribers who roam in AT&T Wireless' markets.

    Pursuant to the Limited Liability Company Agreement, AT&T Wireless has the right, with respect to all or any portion of our markets, to terminate its 5-year limited non-competition agreement and terminate its roaming preferences described above upon a merger, consolidation, asset acquisition or disposition or other business combination of AT&T Corp. or its affiliates with a business that:

    - has annual telecommunication revenues in excess of $5.0 billion;

    - derives less than one-third of its aggregate revenues from wireless services; and

    - owns FCC licenses to offer, and does offer, mobile wireless services serving more than 25% of the population in our markets.

    Upon such acceleration or termination, the voting interests held by AT&T Wireless will cease to exist, and we will have the right to terminate the operating agreement with respect to the same portion of our markets.

                             PRINCIPAL SHAREHOLDERS

    All of our outstanding capital stock is held by ACC Acquisition LLC which is equally and beneficially owned by AT&T Wireless and Dobson Communications.

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                     DESCRIPTION OF SENIOR CREDIT FACILITY

    Banc of America Securities LLC and its affiliate, Bank of America, N.A., on behalf of a group of banks, have provided to us a $1,750.0 million senior credit facility, the proceeds of which were used primarily to consummate our acquisition by a limited liability company equally owned by Dobson Communications and AT&T Wireless, and to refinance certain of our then existing indebtedness. In March 2001 we used $200.0 million of the proceeds from the sale of our 9 1/2% senior subordinated notes due 2009 to reduce the outstanding balances of the term loans of this facility. At March 31, 2001 our senior credit facility consisted of:

    - $300.0 million revolving credit facility due March 31, 2007;

    - $574.9 million term loan A due March 31, 2007;

    - $315.2 million term loan B due March 31, 2008; and

    - $359.9 million term loan C due March 31, 2009.

    The following is a summary of the provisions of the senior credit facility. This summary is qualified in its entirety by reference to the definitive loan documentation.

    Each of term loan A, term loan B and term loan C are fully funded. As of May 15, 2001, a balance of $1,346.4 million was outstanding under the revolving credit facility. We used approximately $201.3 million of the net proceeds of the June 4, 2001 offering of our old notes to make prepayments of the term loans.

    Advances under all facilities may bear interest at either a base rate or Eurodollar rate. Interest is payable quarterly on base rate borrowings and at the end of the applicable interest period, or quarterly if the interest period exceeds three months, on Eurodollar rate borrowings. Base rate borrowings may be converted to Eurodollar rate borrowings and Eurodollar rate borrowings may be converted to base rate borrowings.

    Borrowings under the revolving credit facility and term loans A, B and C bear interest at:

    - For base rate borrowings, the "Applicable Margin" plus a base rate equal to the greater of

       - the federal funds rate plus 0.5%, and

       - the prime rate, or

    - For Eurodollar rate borrowings, the "Applicable Margin" plus a base rate equal to the adjusted Eurodollar rate for interest periods of 1, 2, 3 or 6 months.

    The "Applicable Margin" for the revolving credit facility and term loan A fluctuates from 0.25% to 1.25% on base rate borrowings and from 1.5% to 2.5% on Eurodollar rate borrowings based on the consolidated leverage ratio of our parent, us and our subsidiaries (other than certain specified subsidiaries). For term loan B, the "Applicable Margin" fluctuates from 1.5% to 1.75% on base rate borrowings and from 2.75% to 3.0% on Eurodollar rate borrowings based on the consolidated leverage ratio of our parent, us and our subsidiaries (other than certain specified subsidiaries). For term loan C, the "Applicable Margin" is fixed at 2.0% for base rate borrowings and 3.25% for Eurodollar rate borrowings.

    In addition, our credit agreement provides for a standby letter of credit subfacility upon which we may draw, at our request, for up to a maximum at any given time of $50 million.

    We must amortize the term loan facilities quarterly in amounts ranging from an aggregate maximum of $27.5 million for all three term loans in 2001 to a maximum of $49.0 million on term loan C in 2009.

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    We must make mandatory prepayments under our senior credit facility in amounts equal to:

    - 100% of net cash proceeds from sales of our assets in excess of $10.0 million, to the extent these net cash proceeds are not reinvested within 12 months;

    - an amount equal to 100% of net cash proceeds we receive from certain equity issuances, except for issuances of equity by our parent, ACC Acquisition LLC, to AT&T Wireless and Dobson Communications if the net cash proceeds are contributed to us and used by us for certain specified purposes;

    - an amount equal to 100% of net cash proceeds received from certain debt issuances; and

    - 75% of excess cash flow, if our leverage ratio, determined, with respect to our parent and its subsidiaries (other than certain specified subsidiaries), on a consolidated basis, is greater than or equal to 7.00 to 1 for the relevant fiscal year, and 50% of excess cash flow if our leverage ratio is less than 7.00 to 1.

    Mandatory prepayments from any sale of assets, equity issuance or debt issuance will be applied ratably to the term loans, until paid in full, and then to the revolving credit facility. Any such application to the revolving loan from a sale of assets or equity issuance reduces the revolving credit facility commitment until it is reduced to $100.0 million. Mandatory prepayments made in 2001 and 2002 from excess cash flow during 2000 and 2001 will be applied ratably on the revolving credit facility and the term loans. Mandatory prepayments made in 2003 and thereafter from excess cash flow during 2002 and thereafter will be applied ratably to the term loans, until paid in full, and then to the revolving credit facility. We may prepay base rate borrowings at any time and Eurodollar rate borrowings at the end of an applicable interest period, in each case without penalty or premium.

    Our senior credit facility contains a number of covenants including, among others, covenants limiting our ability and that of our parent and certain of our subsidiaries to incur debt, make loans, use proceeds of loans or dividends or distributions from our subsidiaries, create liens, make guarantees and investments, change their businesses, engage in transactions with affiliates, sell assets, enter into certain restrictive agreements, engage in sale leaseback transactions and in mergers and acquisitions. Our senior credit facility contains other usual and customary negative and affirmative covenants. Additionally, our senior credit facility limits our ability to amend the terms of the notes, or the related indenture, and to optionally prepay or redeem the notes; however, subject to certain restrictions, we will be permitted to make regularly-scheduled interest payments on the notes.

    The senior credit facility restricts our parent, us and our subsidiaries from declaring and paying distributions or making restricted payments, including payments on our notes. However, subject to certain restrictions, we will be permitted to make:

    - intercompany loans;

    - permitted acquisitions;

    - distributions by our subsidiaries; and

    - certain specified distributions to parent to pay management expenses.

    We are required to maintain certain financial ratios (determined, with respect to our parent and our subsidiaries (other than certain specified subsidiaries), on a consolidated basis). These ratios, which have been modified by the second amendment to the senior credit facility, include, among others, the following:

    - a ratio of total senior indebtedness to operating cash flow of currently not more than 8.50 to 1, decreasing over time to 2.50 to 1;

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    - a ratio of total indebtedness (including the notes) to operating cash flow beginning March 31, 2001 of not more than 9.50 to 1, increasing to 10.00 to 1 in the second quarter of 2001 and thereafter decreasing over time to
      4.00 to 1;

    - a ratio of operating cash flow to debt service requirements of currently not less than 1.075 to 1 increasing over time to 1.35 to 1 in the fourth quarter of 2002 and thereafter 1.20 to 1;

    - a ratio of operating cash flow to interest expense of currently not less than 1.10 to 1, increasing over time to 2.50 to 1;

    - beginning on December 31, 2002, a ratio of operating cash flow minus capital expenditures to the sum of debt service requirements and cash distributions to AT&T Wireless and Dobson Communications of initially not less than 1.00 to 1;

    - a limitation on capital expenditures of $110.0 million for 2001; and

    - a limitation on capital expenditures for our PCS systems of an aggregate of $100.0 million.

    Our failure to satisfy any of the financial covenants will constitute an event of default under the senior credit facility, permitting the lenders, after notice, to terminate the commitments and/or accelerate payment of outstanding indebtedness notwithstanding our ability to meet our debt service obligations.

    The senior credit facility includes other customary events of default including, without limitation:

    - breach of representations, warranties and covenants;

    - our insolvency or bankruptcy or that of any guarantor;

    - default on other material indebtedness;

    - any material adverse event;

    - our dissolution or that of any guarantor; and

    - certain changes in control, provided that a reduction in the aggregate ownership of our parent by AT&T Wireless and Dobson Communications to not less than 80% or more of the equity of our parent, will not constitute a change of control, if AT&T Wireless and Dobson Communications retain the right to designate the members of our parent's management committee.

    Our obligations under the senior credit facility are guaranteed by our parent and by substantially all of our subsidiaries. Borrowings under the senior credit facility are secured by a pledge of our capital stock and that of substantially all of our subsidiaries, and liens on all of our assets and all of our parent's and substantially all of our subsidiaries' assets, including FCC licenses, but only to the extent that these licenses can be pledged under applicable law.

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                            DESCRIPTION OF THE NOTES

    On March 14, 2001, we issued $450.0 million principal amount of our 9 1/2% senior subordinated notes due 2009. On June 4, 2001, we issued an additional $250.0 million principal amount of our 9 1/2% senior subordinated notes due 2009. The terms and provisions of the senior subordinated notes issued on March 14, 2001, the old notes issued on June 4, 2001 and the new notes are identical.

    The new notes, the old notes issued on June 4, 2001 and the March 2001 notes are all governed by the indenture dated as of March 14, 2001 among us, as issuer, ACC Acquisition LLC, as Parent Guarantor, substantially all of our Subsidiaries, as Subsidiary Guarantors, and United States Trust Company of New York, as trustee. The new notes, the old notes issued on June 14, 2001 and the March 2001 notes are all treated as a single class under the indenture. For the purposes of the following discussion, the term "Notes" refers to our old notes and our new notes. The indenture is governed by and has been qualified under the Trust Indenture Act. In this description, the term "we," "our," the "issuer" and similar terms refer only to American Cellular Corporation, and not to any of our subsidiaries, and the term "Guarantor" refers to both our sole stockholder, ACC Acquisition LLC, the Parent Guarantor, and all of our subsidiaries that are guarantors.

    The following summary describes the provisions of the indenture that we consider to be material, but does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture, including the definitions of terms in the indenture. A copy of the form of indenture is available from us upon request. For definitions of capitalized terms used in this summary for which no definition is provided, see "--Certain Definitions."

BRIEF DESCRIPTION OF THE NOTES

    The Notes:

    - are our unsecured, general obligations;

    - are junior in right of payment to any of our existing or future Senior Indebtedness;

    - are equal in right of payment to the $450.0 million principal amount of our 9 1/2% senior subordinated notes due 2009 issued on March 14, 2001;

    - are equal in right of payment to any of our future Senior Subordinated Indebtedness;

    - are senior in right of payment to any of our future Subordinated Indebtedness;

    - are fully and unconditionally guaranteed by the Parent Guarantor and the Subsidiary Guarantors;

    - are issued under an indenture that will provide that additional Notes may be issued from time to time after the offering, subject to compliance with the "Limitation on Indebtedness" covenant described below;

    - will mature on October 15, 2009; and

    - bear interest at the rate of 9 1/2% per annum, computed on the basis of a 360-day year comprised of twelve 30-day months, to be paid semiannually in cash in arrears on April 15 and October 15 of each year, starting on October 15, 2001. Interest on the Notes will accrue from March 14, 2001.

    The Note Guarantees are:

    - are the unsecured, general obligations of the Parent Guarantor and the Subsidiary Guarantors;

    - are junior in right of payment to any existing or future Senior Indebtedness of the Parent Guarantor and the Subsidiary Guarantors;

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    - are equal in right of payment to any future Senior Subordinated
      Indebtedness of the Parent Guarantor and the Subsidiary Guarantors; and

    - are senior in right of payment to any future Subordinated Indebtedness of the Parent Guarantor and the Subsidiary Guarantors.

    On a pro forma basis after giving effect to the sale of the old notes and the use of the proceeds from their sale as though we completed those transactions on March 31, 2001, we and our subsidiaries would have had total consolidated indebtedness of approximately $1,842.1 million outstanding. See "Description of Senior Credit Facility."

    Any direct or indirect subsidiaries of the Parent Guarantor created or acquired in the future will be bound by the covenants contained in the indenture, unless the Parent Guarantor designates a subsidiary as an "UNRESTRICTED SUBSIDIARY." Unrestricted Subsidiaries will not be subject to any of the restrictive covenants contained in the indenture. We refer to any direct or indirect subsidiary of the Parent Guarantor that is not an Unrestricted Subsidiary, including the Issuer, as a "RESTRICTED SUBSIDIARY." We may not be designated an Unrestricted Subsidiary. All of our current subsidiaries are "Restricted Subsidiaries" except Alton CellTelco Cellular Corporation, Alton CellTelco Partnership and Cellular Information Systems of Laredo, Inc., which will be designated as Unrestricted Subsidiaries. Alton CellTelco Cellular Corporation, Alton CellTelco Partnership and Cellular Information Systems of Laredo collectively represent less than 1% of our consolidated assets, revenues and earnings.

GENERAL

    We will pay principal, premium, if any, interest and liquidated damages, if any, on the Notes by wire transfer of immediately available funds to the registered holder of the relevant global Note and, with respect to certificated Notes, by wire transfer of immediately available funds in accordance with instructions provided by the registered holders of certificated Notes or, if no such instructions are specified, by mailing a check to each such holder's registered address.

    Interest on the Notes will accrue from the most recent interest payment date to which interest has been paid or, if no interest has been paid, from March 14, 2001. We will issue the Notes only in fully registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. Subject to our compliance with the covenant described under the subheading "--Certain Covenants--Limitation on Indebtedness," we are permitted to issue more Notes under the indenture (the "ADDITIONAL NOTES"). The Notes and the Additional Notes, if any, will be treated as a single class for all purposes of the indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the indenture and this "Description of the Notes," references to the Notes include any Additional Notes actually issued.

GUARANTEES

    Subject to the release provisions in the indenture and as set forth herein, the Subsidiary Guarantors, and certain future subsidiaries of the Parent Guarantor, as primary obligors and not merely as sureties, will jointly and severally irrevocably and unconditionally guarantee on an unsecured senior subordinated basis the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under the indenture and the Notes, whether for payment of principal of, or interest on, or liquidated damages in respect of, the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by the Guarantors being herein called the "GUARANTEED OBLIGATIONS") by executing a Guarantee. The Guarantors will agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the trustee or the holders of Notes in enforcing any rights under the Guarantees. Each Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor without rendering the

Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. The Parent Guarantor will cause
(1) each Domestic Restricted Subsidiary that incurs Indebtedness and (2) each Foreign Restricted Subsidiary that incurs Material Indebtedness to become a Guarantor; PROVIDED, HOWEVER, that in the event that a Subsidiary Guarantor no longer has outstanding, other than the Guarantee, any Indebtedness (in the case of a Domestic Restricted Subsidiary) or Material Indebtedness (in the case of a Foreign Restricted Subsidiary), the Guarantee of that Subsidiary Guarantor will terminate. See "--Certain Covenants--Future Subsidiary Guarantors."

    The obligations of each Guarantor under its guarantee will be senior subordinated obligations. As such, the rights of noteholders to receive payment from a Guarantor pursuant to its guarantee will be subordinated in right of payment to the rights of holders of Senior Indebtedness of that Guarantor. The terms of the subordination provisions described under "--Subordination" with respect to the Issuer's obligations under the Notes apply equally to each Guarantor and the obligations of such Guarantor under its guarantee.

    Each guarantee will be a continuing guarantee and will:

    (1) remain in full force and effect until payment in full of all the Guaranteed Obligations unless earlier terminated;

    (2) be binding upon each Guarantor and its successors; and

    (3) inure to the benefit of and be enforceable by the trustee, the holders of the Notes and their successors, transferees and assigns.

    The indenture provides that upon the merger or consolidation of a Subsidiary Guarantor with or into any Person, other than the Parent Guarantor, a subsidiary of the Parent Guarantor or an Affiliate of the Parent Guarantor, in a transaction in which that Subsidiary Guarantor is not the surviving entity of the merger or consolidation, such Subsidiary Guarantor will be released and discharged from its obligations under its guarantee. The indenture also provides that if a majority of the Capital Stock of a Subsidiary Guarantor is sold (including by issuance or otherwise) by the Parent Guarantor or any subsidiary of the Parent Guarantor, other than to the Parent Guarantor, or a subsidiary of the Parent Guarantor or an affiliate of the Parent Guarantor, in a transaction constituting an Asset Sale and either:

    (1) the Net Cash Proceeds from such Asset Sale are used in accordance with the "Limitation on Asset Sales" covenant; or

    (2) the Issuer delivers to the trustee an officers' certificate to the effect that the Net Cash Proceeds from such Asset Sale will be used in accordance with the "Limitation on Asset Sales" covenant within the time limits specified by that covenant, then such Subsidiary Guarantor will be released and discharged from its obligations under its Guarantee upon such use, in the case of clause (1), or upon such delivery, in the case of clause (2). In addition, any Subsidiary Guarantor that becomes a Subsidiary Guarantor as a consequence of its guarantee of certain Indebtedness permitted under the indenture and that is released and discharged from such guarantee will be released and discharged from its Guarantee upon delivery of an officers' certificate certifying such release and discharge from such Guarantee to the trustee.

INTEREST RESERVE

    We have purchased and pledged to the trustee as security for the benefit of the holders of the Notes the Pledged Securities in an amount that will be sufficient upon receipt of the scheduled interest and/or principal payments on those Pledged Securities, in the opinion of a nationally recognized firm of independent public accountants selected by us, to provide for payment in full of the first four scheduled interest payments due on the Notes. We used approximately $47.9 million of the net proceeds from the offering of the Notes to acquire the Pledged Securities. The mix or type of U.S. Government Securities that we acquired, as well as any changes in the mix or type of U.S. Government Securities, was determined by us solely in our discretion.

    We pledged the Pledged Securities to the collateral agent for the benefit of the holders of Notes in accordance with the terms of our pledge agreement between us and the trustee (the "PLEDGE AGREEMENT"). We also purchased the Pledged Securities and delivered them to the trustee, to be held in an account (the "INTEREST RESERVE ACCOUNT") to secure the Issuer's obligations under the Notes and to pay for the Pledged Securities when payment is due in accordance with customary settlement cycles for the purchase of securities. The trustee will hold the Pledged Securities in the Interest Reserve Account for the benefit of the holders of the Notes. Any interest earned on the Pledged Securities will be added to the Interest Reserve Account.

    The Pledge Agreement requires that, immediately prior to or on each of the first four scheduled interest payment dates for the Notes, we either:

    (1) deposit with the trustee cash from funds otherwise available to us sufficient to pay the interest then due; or

    (2) direct the trustee to release from the Interest Revenue Account proceeds sufficient to pay the interest on the Notes then due.

    If we exercise the option under clause (1), we may then direct the trustee to release to us proceeds or Pledged Securities from the Interest Reserve Account in the same amount as the cash deposited by us with the trustee. In the event that the funds or Pledged Securities held in the Interest Reserve Account are insufficient to pay the first four scheduled interest payments under the Notes, we nevertheless will be obligated to pay any deficiency from cash available to us from other sources. Our failure to pay interest when due on the Notes through the first four scheduled interest payment dates will constitute an immediate Event of Default.

    The Notes, including the payment of the principal amount of and interest on those Notes, are secured by a first priority security interest in the Pledged Securities, including interest earned on the Pledged Securities, and in the Interest Reserve Account, including the cash delivered pending settlement of the purchase of the Pledged Securities, through the date of the fourth scheduled interest payment date with respect to the Notes to the extent of that security. The ability of holders of Notes to realize upon the Pledged Securities or other funds in the Interest Reserve Account may be subject to bankruptcy law limitations in the event of our bankruptcy.

    Upon the acceleration of the maturity of the Notes, the Pledge Agreement allows the trustee for the Notes to foreclose upon the Pledged Securities and the net proceeds of the Interest Reserve Account. Under the terms of the supplemental indenture relating to the Notes, any proceeds from the sale of the Pledged Securities and other funds in the Interest Reserve Account will be applied, first, to amounts owing to the trustee for the Notes in respect of fees and expenses of that trustee and, second, to all obligations under the Notes.

    In the event that the funds or Pledged Securities held in the Interest Reserve Account at any time exceed the amount sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by us, to pay in full the first four scheduled interest payments on the Notes, the trustee will be permitted to release any excess amount to us upon our request. Moreover, after the first four scheduled interest payments on the Notes have been made in a timely manner, any Pledged Securities or other funds held in the Interest Reserve Account will be released and returned to us if no Default or Event of Default then exists and continues. Thereafter, the Notes will be our general unsecured obligations.

RANKING

    As of March 31, 2001, on a pro forma basis after giving effect to our issuance of the old notes:

    - with respect to us,

       - the outstanding Senior Indebtedness of the Issuer was $1,142.1 million (exclusive of unused commitments under the Senior Credit Facility) all of which was secured Indebtedness;

       - our outstanding Senior Subordinated Indebtedness was $700.0 million;
         and

       - we had no outstanding Subordinated Indebtedness;

    - with respect to the Parent Guarantor,

       - the outstanding Senior Indebtedness guaranteed by the Parent Guarantor was $1,142.1 million, consisting entirely of a guarantee of Indebtedness under the Senior Credit Facility;

       - the outstanding Senior Subordinated Indebtedness guaranteed by the Parent Guarantor was $700.0 million; and

       - the Parent Guarantor had no outstanding Subordinated Indebtedness; and

    - with respect to the Subsidiary Guarantors,

       - the outstanding Senior Indebtedness guaranteed by the Subsidiary Guarantors was $1,142.1 million, consisting entirely of guarantees of Indebtedness under the Senior Credit Facility;

       - the outstanding Senior Subordinated Indebtedness guaranteed by the Subsidiary Guarantors was $700.0 million;

       - Subsidiaries that will not guarantee the Notes had no Indebtedness and guaranteed no Indebtedness.

    As of March 31, 2001, on a pro forma basis, after giving effect to the offering of the Notes, the Parent Guarantor and its Restricted Subsidiaries would have had approximately $1,842.1 million of Indebtedness outstanding.

    Although the indenture contains limitations on the amount of additional Indebtedness which the Parent Guarantor and its Restricted Subsidiaries may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "--Certain Covenants--Limitation on Indebtedness."

    Payment from the money or the proceeds of U.S. Government Securities held in any defeasance trust described under "--Defeasance" will not, however, be subordinated to any Senior Indebtedness or subject to the restrictions and covenants described in this description.

    Substantially all of the operations of the Parent Guarantor and us are conducted through our respective Subsidiaries. Claims of creditors of those Subsidiaries, including trade creditors, and claims of preferred stockholders, if any, of those Subsidiaries, generally will have priority with respect to the assets and earnings of those Subsidiaries over the claims of creditors of the Parent Guarantor and of us, including noteholders. The Notes, therefore, will be effectively subordinated to creditors, including trade creditors, and preferred stockholders, if any, of our subsidiaries. Although the indenture contains limitations on the incurrence of Indebtedness by, and the issuance of preferred stock of, certain of the Parent Guarantor's subsidiaries, those limitations are subject to a number of significant qualifications.

SUBORDINATION

    The payment of principal, interest and premium and liquidated damages, if any, on the Notes will be subordinated to the prior payment in full of all our Senior Indebtedness, including our Senior Indebtedness incurred in the future.

    The holders of Senior Indebtedness will be entitled to receive payment in full of all obligations due in respect of Senior Indebtedness, including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Indebtedness, before the noteholders will be entitled to receive any payment with respect to the Notes, except that noteholders may receive and retain Permitted Junior Securities and payments made from the trust described under "--Defeasance," in the event of any distribution to creditors of the Issuer or the Guarantors:

    (1) in a liquidation or dissolution of us or the Guarantors;

    (2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us, any Guarantor or their respective property;

    (3) in an assignment for the benefit of creditors; or

    (4) in any marshaling of the assets and liabilities of us or any Guarantor.

    Neither we nor any Guarantor will be permitted to make any payment in respect of the Notes, except in Permitted Junior Securities or from the Interest Reserve Account or the trust described under "--Defeasance," if:

    (1) a payment default on Designated Senior Indebtedness occurs and is continuing beyond any applicable grace period; or

    (2) any other default occurs and is continuing on any series of Designated Senior Indebtedness that permits holders of that series of Designated Senior Indebtedness to accelerate its maturity and the trustee receives a notice of such default (a "PAYMENT BLOCKAGE NOTICE") from the Issuer or the holders of any Designated Senior Indebtedness.

    Payments on the Notes may and will be resumed:

    (1) in the case of a payment default, upon the date on which such default is cured or waived; and

    (2) in case of a nonpayment default, the earlier of the date on which that nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Indebtedness has been accelerated.

    No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice.

    No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless that default is cured or waived for a period of not less than 90 days.

    If the trustee or any noteholder receives a payment in respect of the Notes, except in Permitted Junior Securities or from the trust described under "--Defeasance," when the payment is prohibited by these subordination provisions, the trustee or the noteholder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Indebtedness. Upon the proper written request of the holders of Senior Indebtedness, the trustee or the noteholder, as the case may be, will deliver the amounts in trust to the holders of Senior Indebtedness or their proper representatives.

    We must promptly notify holders of Senior Indebtedness if payment of the Notes is accelerated because of an Event of Default.

    As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of the Issuer or the Guarantors, noteholders may recover less ratably than creditors of the Issuer and Guarantors who hold their Senior Indebtedness.

OPTIONAL REDEMPTION

    At any time prior to October 15, 2005, we may redeem in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest and liquidated damages, if any, to, the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date in respect of then outstanding Notes).

    In addition to the foregoing, we may redeem the Notes at any time on or after October 15, 2005, at our option, in whole or in part, at the redemption prices (expressed as a percentage of the principal amount thereof) set forth below, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date, if redeemed during the 12-month period beginning October 15 of each of the years set forth below:

YEAR                                                               PERCENTAGE
----                                                               ----------
2005........................                                         104.750%
2006........................                                         103.167%
2007........................                                         101.583%
2008 and thereafter.........                                         100.000%

    In addition, on or prior to April 15, 2004, we may redeem up to 35% of the original principal amount of the Notes at a redemption price equal to 109.500% of their principal amount, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date, with the proceeds of one or more Equity Offerings by either us or by the Parent Guarantor to the extent that the proceeds thereof are contributed to us, but only if such redemption date occurs within 180 days after consummation of that Equity Offering and at least 65% of the original aggregate principal amount of the Notes remains outstanding.

    Notes called for redemption become due and payable on the date fixed for redemption. If we timely pay the redemption price, interest will cease to accrue on the Notes or portions of the Notes called for redemption on and after the redemption date.

    If we elect to redeem less than all of the Notes, the trustee will select the Notes or portions of those Notes for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the Notes we are redeeming are listed or, if the Notes we are redeeming are not listed on a national securities exchange, on a pro rata basis, by lot or by such other customary method as the trustee in its sole discretion deems to be fair and appropriate; provided, however, that in no event will a Note of $1,000 in principal amount be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to that Note will state the portion of the principal amount to be redeemed. A new Note in principal amount equal to the unredeemed portion of that Note will be issued in the name of the registered holder upon cancellation of the original Note. We will send any notices of redemption by first class mail not less than 30 nor more than 60 days before the redemption date to each holder of the Notes being redeemed at that holder's registered address.

MANDATORY REDEMPTION

    Except as described below under "Change of Control" and "Certain Covenants--Limitation on Asset Sales," we are not required to make any mandatory redemption of, sinking fund payments for, or offer to repurchase any Notes.

CHANGE OF CONTROL

    If a Change of Control occurs, each holder of Notes will have the right to require us to repurchase all or any part of the holder's Notes pursuant to the offer described below (the "CHANGE OF CONTROL OFFER"). In the Change of Control Offer, we will offer a payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and liquidated damages, if any, to the purchase date (the "CHANGE OF CONTROL PAYMENT"). Within 30 days following any Change of Control, we will mail an Offer to Purchase to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such Offer to Purchase, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "CHANGE OF CONTROL PAYMENT DATE"), pursuant to the procedures required by the indenture and described in the Offer to Purchase.

    On the Change of Control Payment Date, we will, to the extent lawful:

    - accept for payment all Notes or portions thereof properly tendered and not withdrawn pursuant to the Change of Control Offer;

    - deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

    - deliver or cause to be delivered to the trustee the Notes so accepted together with an officer's certificate stating the aggregate principal amount of the Notes or portions thereof being purchased by us.

    The trustee will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note representing the unpurchased portion of the Notes surrendered, if any.

    The Change of Control provisions described above will be applicable whether or not any other provisions of the indenture are applicable. We will comply, to the extent applicable, with the requirements of Section 14(e) of the Securities Exchange Act of 1934 and any other securities laws or regulations applicable to any Change of Control Offer. To the extent that the provisions of any such securities laws or securities regulations conflict with the provisions of the covenant described above, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the covenant described above by virtue thereof.

    The Change of Control purchase feature is a result of negotiations between us and the initial purchasers. We have no present intention to engage in a transaction involving a Change of Control, although we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into related party transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under "Certain Covenants--Limitation on Indebtedness." Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenant, however, the indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of certain highly leveraged transactions.

    We cannot assure you that we will have sufficient funds available at the time of any Change of Control to make any payments required by the Notes or other Indebtedness that we have outstanding at the time of the Change of Control, including the repurchase of Notes required by the "Change of Control" covenant or the repurchase or repayment of other of our Indebtedness containing similar provisions. Our existing and future Indebtedness and that of our Subsidiaries restricts or may restrict our access to the cash flow from our Subsidiaries. Any future agreements relating to Indebtedness to which we or any of our Subsidiaries becomes a party may contain similar restrictions and provisions. In the event that a Change of Control occurs at a time when we are prohibited or prevented from repurchasing Notes, we could seek the consent of the applicable lenders to allow such repurchase or could attempt to refinance the financing arrangements that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we will remain prohibited from repurchasing the Notes. In such case, our failure to purchase tendered Notes would constitute an Event of Default. Our future Indebtedness and that of our Subsidiaries may contain prohibitions on the repurchase of the Notes and on the occurrence of certain events that would constitute a Change of Control or may require us to repurchase such Indebtedness upon a Change of Control. Finally, our existing financial resources and our ability to access the cash flow of our Subsidiaries may limit our ability to pay cash to the holders of Notes following the occurrence of a Change of Control. See "Risk Factors--We may be unable to repurchase the Notes upon a change of control." There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

    We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

    The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of our assets and our Restricted Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and our Restricted Subsidiaries taken as a whole to another person or group may be uncertain.

CERTAIN COVENANTS

    The indenture will contain, among others, the following covenants:

    LIMITATION ON INDEBTEDNESS

    Neither the Parent Guarantor nor any Restricted Subsidiary may incur any Indebtedness other than Indebtedness existing on the date of the indenture. However, the Parent Guarantor and any Restricted Subsidiary may incur Indebtedness, if, after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Consolidated Leverage Ratio would be less than 8.50 to 1 for Indebtedness incurred on or prior to September 30, 2002, 8.00 to 1 for Indebtedness incurred after September 30, 2002 and on or prior to September 30, 2003, and 7.50 to 1 for Indebtedness incurred thereafter.

    The first paragraph of this covenant will not prohibit the Parent Guarantor and any Restricted Subsidiary (except as specified below) from incurring the following types of Indebtedness (including Acquired Indebtedness):

    (1) additional Indebtedness under one or more Credit Agreements outstanding at any time in an aggregate principal amount not to exceed
       $1,348.7 million incurred under this clause (1);

    (2) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness, other than Indebtedness incurred under clause (1), (3), (4), (5) or (7) of this paragraph, and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, accrued dividends, fees and expenses), but only if such new Indebtedness, determined as of the date of incurrence of such new Indebtedness, does not mature or have a mandatory redemption or repurchase date prior to the final Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded and on the condition that in no event may Indebtedness of the Issuer be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (2);

    (3) Indebtedness represented by the Notes issued in connection with this offering, the exchange Notes to be issued pursuant to the exchange offer contemplated by the Registration Rights Agreement, including, in each case, the Guarantees, and Guarantees of any Additional Notes that may be issued in the future in accordance with the indenture; PROVIDED, HOWEVER, that if any Additional Notes are issued prior to October 15, 2003, we will deposit in the Interest Reserve Account funds sufficient to pay, when due, all cash interest payments accruing on the Additional Notes on or prior to October 15, 2003;

    (4) Indebtedness

       (a) in respect of performance, surety or appeal bonds provided in the ordinary course of business,

       (b) under Currency Agreements and Interest Rate Agreements, but only if such agreements

           - are designed solely to protect the Parent Guarantor or its Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates, and

           - do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder, or

       (c) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Parent Guarantor or any of its Restricted Subsidiaries pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or Restricted Subsidiary of the Parent Guarantor (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of the Parent Guarantor for the purpose of financing such acquisition), in an amount not to exceed the gross proceeds actually received by the Parent Guarantor or any Restricted Subsidiary in connection with such disposition;

    (5) Guarantees of Indebtedness of the Parent Guarantor or the Issuer by any Restricted Subsidiary or by the Parent Guarantor or the Issuer of Indebtedness of any Restricted Subsidiary so long as such Indebtedness was permitted to be incurred under another provision of this "Limitations on Indebtedness" covenant;

    (6) Indebtedness of the Parent Guarantor or the Issuer not to exceed, at any time outstanding, the sum of:

       (a) two times the sum of

           - Net Cash Proceeds received by the Issuer after the date of the indenture from the issuance and sale of (A) its Common Stock or Preferred Shares convertible or exchangeable solely into shares of such Common Stock (in either case, other than Disqualified Stock),
             (B) the Parent Guarantor's Common Stock or Preferred Shares convertible or exchangeable solely into shares of such Common Stock (in either case, other than Disqualified Stock) or (C) the sale of any Capital Stock (other than Disqualified Stock) of the Issuer or the Parent Guarantor to any Permitted Holder (such Capital Stock in (A), (B) or (C) being "Qualifying Capital Stock"), to the extent such Net Cash Proceeds are contributed to the Issuer, to a Person that is not a Restricted Subsidiary of the Parent Guarantor to the extent such Net Cash Proceeds have not been used pursuant to clause (4)(c)(ii) of the first paragraph, or clause (7) of the second paragraph of the "Limitation on Restricted Payments" covenant to make a Restricted Payment; and

           - 80% of the Fair Market Value of property other than cash received by the Parent Guarantor or the Issuer after the date of the indenture from the issuance and sale of its Qualifying Capital Stock to a Person that is not a Restricted Subsidiary of the Parent Guarantor; and

       (b) the sum of

           - Net Cash Proceeds received by the Issuer after the date of the indenture from the issuance and sale of either any of its Capital Stock (other than Qualifying Capital Stock and Disqualified Stock), or the Parent Guarantor's Capital Stock (other than Qualifying Capital Stock and Disqualified Stock) to the extent such Net Cash Proceeds are contributed to the Issuer, to a Person that is not a Restricted Subsidiary of the Parent Guarantor to the extent such Net Cash Proceeds have not been used pursuant to clause (4)(c)(ii) of the first paragraph, or clause (7) of the second paragraph of the "Limitation on Restricted Payments" covenant to make a Restricted Payment; and

           - 80% of the Fair Market Value of property other than cash received by the Parent Guarantor or the Issuer after the date of the indenture from the issuance and sale of its Capital Stock (other than Qualifying Capital Stock and Disqualified Stock) to a Person that is not a Restricted Subsidiary of the Parent Guarantor;

    (7) intercompany Indebtedness (other than any Guarantee to the extent addressed in clause (5) above) by or among the Parent Guarantor and its Restricted Subsidiaries; PROVIDED, HOWEVER, that (A) if the Issuer or the Parent Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations in respect of the Notes or the Parent Guarantor's Guarantee of the Notes, as the case may be, and (B)(1) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than the Parent Guarantor, the Issuer or another Restricted Subsidiary of the Parent Guarantor and (2) any sale or other transfer of any such Indebtedness to a Person other than the Parent Guarantor, the Issuer or another Restricted Subsidiary of the Parent Guarantor will be deemed, in each case, to constitute an incurrence of Indebtedness by the Parent Guarantor, the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7); and

    (8) Indebtedness outstanding at any time in an aggregate principal amount not to exceed $100.0 million.

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    Items of Indebtedness incurred under clauses (1) through (8) above are referred to as "PERMITTED INDEBTEDNESS."

    The maximum amount of Indebtedness that the Parent Guarantor or a Restricted Subsidiary may incur pursuant to this "Limitation on Indebtedness" covenant will not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies.

    For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, Guarantees, or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount will not be included.

    For purposes of determining compliance with this covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (8) above as of the date of incurrence thereof or is entitled to be incurred pursuant to the first paragraph of this covenant as of the date of incurrence thereof, the Issuer shall, in its sole discretion, classify (or later classify or reclassify in whole or in part, in its sole discretion) such item of Indebtedness in any manner that complies with this covenant. Indebtedness under the Senior Credit Facility outstanding on the date on which the Notes are first issued and authenticated under the indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Indebtedness. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness or the payment of dividends on Preferred Shares in the form of additional shares of the same class or series of Preferred Shares will not be deemed an incurrence of Indebtedness for purposes of this covenant.

    LIMITATION ON LAYERED INDEBTEDNESS

    Neither the Parent Guarantor nor any Restricted Subsidiary of the Parent Guarantor will directly or indirectly incur any Indebtedness that by its terms would expressly rank senior in right of payment to the Notes and rank subordinate in right of payment to any other Indebtedness of the Parent Guarantor or that Restricted Subsidiary; PROVIDED, HOWEVER, that no Indebtedness will be deemed to be subordinated solely by virtue of being unsecured.

    LIMITATION ON LIENS

    The Parent Guarantor may not, and may not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness either that is PARI PASSU with the Notes or any Guarantee of the Notes, as the case may, or that is Subordinated Indebtedness, upon any of their property or assets, now owned or hereafter acquired (other than Permitted Liens), unless all payments due under the indenture and the Notes are secured equally and ratably with (or prior to, in the case of Subordinated Indebtedness) the obligations so secured until such time as such obligations are no longer secured by such Lien; PROVIDED, HOWEVER, that this restriction will not apply to any Lien securing Acquired Indebtedness created prior to the incurrence of such Indebtedness by the Parent Guarantor or any Restricted Subsidiary (and to successive extensions or refinancings thereof), where such Lien only extends to the assets that were subject to such Lien prior to the related acquisition by the Parent Guarantor or the Restricted Subsidiary.

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    LIMITATION ON RESTRICTED PAYMENTS

    The Parent Guarantor and its Restricted Subsidiaries are not permitted to take any of the following actions (each a "RESTRICTED PAYMENT"):

    (1) declare or pay any dividend or make any distributions on or with respect to its Capital Stock; PROVIDED, HOWEVER, dividends or distributions are permitted if they are payable solely in Capital Stock, other than Disqualified Stock, or in options, warrants or other rights to acquire shares of Capital Stock, other than Disqualified Stock, or are payable to the Parent Guarantor or any Restricted Subsidiary; PROVIDED FURTHER, HOWEVER, that if such Restricted Subsidiary is not a Wholly Owned Subsidiary, then distributions or dividends may be payable to its other shareholders only if on a pro rata basis measured by value;

    (2) purchase, redeem, retire or otherwise acquire for value any Capital Stock of

       (a) the Parent Guarantor, the Issuer or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person, or

       (b) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of the Parent Guarantor (other than a Wholly Owned Restricted Subsidiary) or any beneficial holder (or any Affiliate of such holder) of 5% or more of the Capital Stock of the Parent Guarantor or the Issuer;

    (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness, except a payment of interest or principal at Stated Maturity; or

    (4) make any Investment, other than a Permitted Investment, in any Person if at the time of, and after giving effect to, the proposed Restricted
       Payment:

       (a) a Default or Event of Default occurs and continues to occur or would result therefrom or shall have occurred and be continuing; or

       (b) the Parent Guarantor could not incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; or

       (c) the aggregate amount of such Restricted Payments and all other Restricted Payments declared or made after the date of the indenture (the amount, if other than in cash, to be determined in good faith by our board of directors) would exceed the sum of:

           - 100% of the Parent Guarantor's Consolidated EBITDA (or, if its Consolidated EBITDA is a loss, minus 100% of the amount of such loss) accrued during the period treated as one accounting period, beginning on January 1, 2001, to the end of the most recent fiscal quarter preceding the date of such Restricted Payment for which consolidated financial statements of the Parent Guarantor have been filed with the Commission, MINUS 1.50 times the Parent Guarantor's Consolidated Interest Expense for the same period, plus

           - the aggregate Net Cash Proceeds received by the Issuer after the date of the indenture as a capital contribution or from issuing or selling its Capital Stock, and options, warrants and other rights to acquire its Capital Stock, to a Person who is not a Restricted Subsidiary of the Issuer (except to the extent such Net Cash Proceeds are used to incur Indebtedness pursuant to clause (6)(a) of the second paragraph under the "Limitations on Indebtedness" covenant) (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the final Stated Maturity of the Notes), plus

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           - an amount equal to the net reduction in Investments that constitute
             Restricted Payments resulting from payments of interest, dividends, repayments or loans or advances, returns of capital or other transfers of assets to the Parent Guarantor or any Restricted Subsidiary of the Parent Guarantor or from the Net Cash Proceeds from the sale of any Investment (except to the extent any such payment or proceeds are included in the calculation of Consolidated EBITDA), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investment"), not to exceed, in each case, the amount of the relevant Investments so being reduced or sold.

    The following actions will not be deemed to violate the limitation on Restricted Payments:

    (1) the payment of any dividend within 60 days after the date of declaration thereof if, at the date of declaration, such payment would comply with the subparagraphs (1), (2) and (3) above;

    (2) the repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock of the Parent Guarantor or the Issuer (or options, warrants or other rights to acquire such Capital Stock) or any Indebtedness that is subordinated to the Notes in each case in exchange for, or out of the Net Cash Proceeds of the substantially concurrent sale (other than to any Restricted Subsidiary of the Parent Guarantor) of, shares of Capital Stock (other than Disqualified Stock) of the Parent Guarantor or the Issuer;

    (3) the repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness with the Net Cash Proceeds from an incurrence of Indebtedness that meets the requirements of clause (2) of the second paragraph of the "Limitation on Indebtedness" covenant;

    (4) payments or distributions, to dissenting stockholders in connection with a consolidation, merger or transfer of assets that complies with the provisions described under the "Consolidation, Merger and Sale of Assets" covenant;

    (5) the purchase, redemption, acquisition, cancellation or other retirement for value of shares of Capital Stock of the Parent Guarantor or the Issuer to the extent necessary in the good faith judgment of the Parent Guarantor's and the Issuer's board of directors, to prevent the loss or secure the renewal or reinstatement of any license or franchise held by the Parent Guarantor or any Restricted Subsidiary from any governmental agency;

    (6) the purchase, redemption, retirement or other acquisition for value of Capital Stock of the Parent Guarantor or the Issuer, or options to purchase such shares, held by the Parent Guarantor's or the Issuer's directors, employees or former directors or employees or of any Restricted Subsidiary, or their estates or beneficiaries under their estates, upon death, disability, retirement, termination of employment or pursuant to the terms of any agreement under which such shares of Capital Stock or options were issued, but only if (a) the aggregate consideration paid for such purchase, redemption, acquisition, cancellation or other retirement of such shares of Capital Stock or options after the date of the indenture does not exceed $10.0 million in any twelve-month period,
       (b) any unused amount in any twelve-month period is carried forward to one more future twelve-month periods, and (c) the aggregate of all unused amounts that are carried forward to any future twelve-month period shall not exceed $20.0 million in the aggregate;

    (7) Investments in any Person in an aggregate amount not to exceed
       $75.0 million plus, in the case of an Investment in a Person the primary business of which is related, ancillary or complementary to the business of the Parent Guarantor and its Restricted Subsidiaries on the date of such Investment, an amount not to exceed the Net Cash Proceeds received by the Issuer after the date of the indenture from capital contributions or from the issuance and sale

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       of its Capital Stock (other than Disqualified Stock) to a Person that is not a Subsidiary, except to the extent such Net Cash Proceeds are used to incur Indebtedness outstanding pursuant to clause (6)(a) of the second paragraph of the "Limitation on Indebtedness" covenant or to make Restricted Payments pursuant to clause (4)(c)(2) of the first paragraph, or clause (2) of this paragraph, of this "Limitation on Restricted Payments" covenant;

    (8) the repurchase of Subordinated Indebtedness at a purchase price not greater than 101% of the principal amount thereof (plus accrued and unpaid interest) pursuant to a mandatory offer to repurchase made upon the occurrence of a Change of Control; PROVIDED, HOWEVER, that the Issuer first make an Offer to Purchase the Notes (and repurchase all tendered Notes) under the indenture pursuant to the provisions of the indenture described under "--Change of Control";

    (9) the payment by the Parent Guarantor of a payment to AT&T Wireless and Dobson Communications, in accordance with the Joint Venture Agreements, in an amount sufficient to pay the cash tax liabilities of those parties for federal and state income taxes, which taxes are directly attributable to each of AT&T Wireless' and Dobson Communications' profit with respect to the Parent Guarantor, so long as such payments in the aggregate do not exceed the lesser of (A) the aggregate amount of taxes that would be payable by the Parent Guarantor and its consolidated subsidiaries if they were filing on a separate return basis as a consolidated entity and
       (B) the aggregate amount of taxes that would be payable by the Issuer and its consolidated Subsidiaries if they were filing on a separate return basis as a consolidated entity; or

    (10) the payment by the Parent Guarantor or any Restricted Subsidiaries to any employees, officers, directors or consultants (or their respective permitted transferees) to purchase stock in accordance with stock option plans or similar arrangements, so long as such distributions do not exceed $1.0 million in the aggregate from and after the date of the indenture.

PROVIDED, HOWEVER, that except in the case of clauses (1) and (2), no Default or Event of Default, shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

    Each Restricted Payment that is permitted as provided in the preceding paragraph (other than (A) an exchange of Capital Stock for Capital Stock or for Subordinated Indebtedness referred to in clause (2), (B) the repurchase, redemption or the acquisition or retirement of Subordinated Indebtedness referred to in clause (3), and (C) the Net Cash Proceeds from any issuance of Capital Stock referred to in clause (2) or issuance of Capital Stock referred to in clause (7) above) will be included in calculating whether the conditions of clause (3)(c) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments.

    LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

    The Parent Guarantor and its Restricted Subsidiaries will not create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

    (1) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Parent Guarantor, the Issuer or any other Restricted Subsidiary;

    (2) pay any Indebtedness owed to the Parent Guarantor, the Issuer or any other Restricted Subsidiary;

    (3) make loans or advances to the Parent Guarantor, the Issuer or any other Restricted Subsidiary; or

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    (4) transfer any of its property or assets to the Parent Guarantor, the
       Issuer or any other Restricted Subsidiary.

    However, the prohibition does not apply to any encumbrances or restrictions:

    (1) existing on the date of the indenture or in the Notes or the indenture, and any amendments, extensions, refinancings, renewals or replacements of such agreements; on the condition that, the encumbrances and restrictions in any such amendments, extensions, refinancings, renewals or replacements are no less favorable in all material respects to the holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

    (2) existing under or by reason of applicable law;

    (3) existing with respect to any Person or the property or assets of such Person acquired by the Parent Guarantor or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired;

    (4) in the case of restrictions relating to the transfers of property, restrictions that

       (a) restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

       (b) exist by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Parent Guarantor or any Restricted Subsidiary not otherwise prohibited by the indenture or

       (c) arise or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Parent Guarantor or any Restricted Subsidiary in any manner material to the Parent Guarantor or any Restricted Subsidiary;

    (5) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or

    (6) contained in the terms of any Indebtedness (other than as contemplated by clause (1) above), or any agreement creating Indebtedness, of a Restricted Subsidiary entered into after the date of the indenture if:

       (a) the encumbrance or restriction applies only if there is a payment default, a default with respect to a financial covenant, or an event of default resulting in the acceleration of the final maturity of such Indebtedness,

       (b) the encumbrance or restriction is not materially more disadvantageous to holders of Notes than is customary in comparable financings (as determined by the Issuer), and

       (c) the Issuer determines that the encumbrance or restriction will not materially affect the ability to pay interest on the Notes at their Stated Maturity or principal and accrued and unpaid interest on the Notes at their final Stated Maturity.

    The Parent Guarantor and its Restricted Subsidiaries are not precluded from:

    (1) creating, incurring, assuming or permitting to exist any Liens otherwise permitted under the "Limitation on Liens" covenant, or

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    (2) restricting the sale of their assets that secure Indebtedness of the
       Parent Guarantor or its Restricted Subsidiaries.

    LIMITATION ON TRANSACTIONS WITH AFFILIATES

    The Parent Guarantor and its Restricted Subsidiaries will not, directly or indirectly, engage in any transaction including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service, with any Affiliate except (A) upon fair and reasonable terms no less favorable to the Parent Guarantor or such Restricted Subsidiary than might reasonably be obtained in a comparable arm's-length transaction with an unrelated Person and (B)(1) with respect to any transaction or series of related transactions involving aggregate consideration in excess of $10.0 million, such transaction is approved by at least a majority of the disinterested members of the board of directors, if any, of the Parent Guarantor and the Issuer or
(2) with respect to any transaction or series of related transactions involving aggregate consideration in excess of $25.0 million, the Issuer obtains a written opinion as to the fairness to the holders of the Notes of such transaction or series of related transactions issued by an investment banking, accounting or appraisal firm of national standing; PROVIDED, HOWEVER, that the requirements set forth in this clause (2) shall not apply in the case of exchanges of licenses and related assets between the Parent Guarantor or any of its Restricted Subsidiaries and AT&T Corp., AT&T Wireless, Dobson Communications and any of their respective Subsidiaries so long as the Fair Market Value of the licenses and related assets exchanged by the Parent Guarantor or any of its Restricted Subsidiaries shall not in any single transaction exceed
$50.0 million.

    The above limitation will not apply to:

    (1) any transaction solely between the Parent Guarantor and any of its Restricted Subsidiaries or solely between or among Restricted Subsidiaries;

    (2) the payment of reasonable and customary regular fees and indemnity payments to directors of the Parent Guarantor or the Issuer who are not employees of the Parent Guarantor or the Issuer and the payment of reasonable compensation and indemnity payments to officers of the Parent Guarantor and the Issuer;

    (3) any payments or other transactions pursuant to any tax-sharing agreement between the Parent Guarantor and any other Person with which the Parent Guarantor files a consolidated tax return or with which the Issuer is part of a consolidated group for tax purposes;

    (4) any Restricted Payments or Permitted Investments not prohibited by the "Limitation on Restricted Payments" covenant;

    (5) any payments or other transactions contemplated by the Joint Venture Agreements, as in effect on the date hereof; or

    (6) roaming or similar communications services agreement (x) among the Parent Guarantor and/or its Restricted Subsidiaries and a Qualified Joint Venture that is not a Restricted Subsidiary or (y) between a Qualified Joint Venture that is a Restricted Subsidiary and any of its Qualified Joint Venture Partners who are Affiliates of such Qualified Joint Venture; provided that in either case any such agreement is upon fair and reasonable terms no less favorable to the Parent Guarantor or such Restricted Subsidiary (which, in the case of clause (y) refers to the relevant Qualified Joint Venture) than could be obtained in a comparable arm's-length transaction with an unrelated Person.

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    LIMITATION ON ASSET SALES

    Neither the Parent Guarantor nor its Restricted Subsidiaries will be permitted to consummate any Asset Sale, unless:

    (1) the consideration received by the Parent Guarantor or such Restricted Subsidiary is at least equal to the Fair Market Value of the assets sold or disposed of, and

    (2) at least 75% of the consideration received consists of:

       (a) cash or Cash Equivalents;

       (b) the assumption of Indebtedness (other than non-recourse Indebtedness or any Subordinated Indebtedness) of the Parent Guarantor or such Restricted Subsidiary or other obligations relating to such assets (accompanied by an irrevocable and unconditional release of the Parent Guarantor or such Restricted Subsidiary from all liability on the Indebtedness or other obligations assumed); or

       (c) notes, other obligations or common stock received by the Parent Guarantor or such Restricted Subsidiary from such transferee that are converted by the Parent Guarantor or such Restricted Subsidiary into cash or Cash Equivalents concurrently with the receipt of such notes or other obligations (to the extent of the cash actually received by the Parent Guarantor or the Restricted Subsidiary).

    In the event and to the extent that the Net Cash Proceeds received by the Parent Guarantor or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the date of the indenture in any period of 12 consecutive months exceeds 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Issuer has been filed with the Commission) then the Parent Guarantor will or will cause the relevant Restricted Subsidiary, to

    (1) within 12 months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets, to

       (a) apply an amount equal to such excess Net Cash Proceeds to permanently repay Senior Indebtedness of the Issuer or Senior Indebtedness of any Restricted Subsidiary of the Issuer in each case owing to a Person other than the Parent Guarantor or any of its Restricted Subsidiaries, or

       (b) invest an equal amount, or the amount not so applied pursuant to clause (1) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) related, ancillary or complementary to the business of, the Issuer and its Restricted Subsidiaries existing on the date of such investment, and

    (2) apply, no later than the end of the 12-month period referred to in clause (1)(b), such excess Net Cash Proceeds (to the extent not applied pursuant to clause (1)), as provided in the following paragraph of this "Limitation on Asset Sales" covenant. The amount of such excess Net Cash Proceeds required to be applied, or to be committed to be applied, during such 12-month period as set forth in clause (1) of the preceding sentence and not applied as so required by the end of such period will constitute "EXCESS PROCEEDS."

    If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $10 million, the Issuer must commence, not later than the fifteenth business day of such month, and consummate an Offer to Purchase from the holders of Notes and the holders of any

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Indebtedness ranking equally with the Notes and entitled to participate in such an Offer to Purchase on a pro rata basis, an aggregate principal amount of Notes and such other Indebtedness equal to the Excess Proceeds on such date, at a purchase price equal to 101% of the principal amount thereof, plus, in each case, accrued interest and liquidated damages, if any, to the Payment Date.

    LIMITATION ON LINE OF BUSINESS

    The Parent Guarantor will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business, except to such extent as is not material to the Parent Guarantor and its Restricted Subsidiaries, taken as a whole.

    FUTURE SUBSIDIARY GUARANTORS

    The Parent Guarantor will cause each Domestic Restricted Subsidiary that incurs Indebtedness and each Foreign Restricted Subsidiary that incurs Material Indebtedness to become a Subsidiary Guarantor, and, if applicable, execute and deliver to the trustee a supplemental indenture in the form set forth in the indenture pursuant to which that Restricted Subsidiary will guarantee payment of the Notes; PROVIDED, HOWEVER, that in the event that a Subsidiary Guarantor no longer has outstanding any Indebtedness, other than its Guarantee of the Notes (in the case of a Domestic Restricted Subsidiary) or Material Indebtedness, other than its Guarantee of the Notes (in the case of a Foreign Restricted Subsidiary), the Subsidiary Guaranty of that Subsidiary Guarantor will terminate. Each Subsidiary Guaranty will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Subsidiary Guaranty, as it relates to that Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

    COMMISSION REPORTS AND REPORTS TO NOTEHOLDERS

    Whether or not the Parent Guarantor and we are required to file reports with the Commission, for so long as any Notes are outstanding, the Parent Guarantor and we will file with the Commission all reports and other information as they would be required to file with the Commission by Section 13(a) or 15(d) under the Exchange Act if they were subject to the Exchange Act to the extent such filings are accepted by the Commission. The Parent Guarantor and we will also supply the trustee and each holder or will supply to the trustee for forwarding to each such holder, without cost to such holder, copies of such reports and other information, regardless of whether the Commission accepts such reports and other information for filing.

    PAYMENTS FOR CONSENT

    The Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the Notes unless that consideration is offered to be paid or is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to the consent, waiver or agreement.

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CONSOLIDATION, MERGER AND SALE OF ASSETS

    Neither the Parent Guarantor nor we will be permitted to consolidate or merge with, or sell, lease or otherwise dispose of all or substantially all of its property and assets in one transaction or a series of related transactions to any Person or permit any Person to merge with or into it unless:

    (1) the resulting, surviving or transferee Person (the "SUCCESSOR PERSON") will be a Person organized and existing under the laws of the United States of America, or, any state or jurisdiction thereof;

    (2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

    (3) immediately after giving effect to such transaction on a pro forma basis we, or the Successor Person or resulting company, as the case may be, could incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; provided that this clause (3) will not apply to a consolidation or merger with or into a Wholly Owned Restricted Subsidiary, in connection with which no consideration, other than Common Stock in the Successor Person or the Issuer and cash payable upon exercise of dissenters' rights or for fractional shares, is issued or distributed to the stockholders of the Parent Guarantor or us, as applicable;

    (4) the Successor Person assumes by supplemental indenture all of the obligations of the Parent Guarantor under its Guarantee of the Notes or our obligations on the Notes, as applicable, and in either case under the indenture; and

    (5) we deliver to the trustee an officer's certificate, attaching the arithmetic computations to demonstrate compliance with clause (3), and an opinion of counsel, in each case stating that such consolidation, merger or transfer complies with this provision and that all conditions precedent provided for herein relating to such transaction have been satisfied.

    Clause (3) above will not apply if, in the good faith determination of our board of directors, the principal purpose of the transaction is to change our state of incorporation and the transaction does not have as one of its purposes the evasion of the foregoing limitations.

    Except in connection with an Asset Sale effected as a merger or conveyance, transfer or lease of all or substantially all of the assets of a Subsidiary Guarantor in which the Parent Guarantor or its applicable Restricted Subsidiary complies with the "Limitation on Asset Sales" covenant, the Parent Guarantor will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

    (1) the resulting, surviving or transferee Person (if not the Subsidiary) will be a Person organized and existing under the laws of the jurisdiction under which that Subsidiary was organized or under the laws of the United States of America, or any state or jurisdiction thereof, and that Person will expressly assume, by a supplemental indenture satisfactory to the trustee, all the obligations of the Subsidiary, if any, under its Subsidiary Guaranty;

    (2) immediately after giving effect to that transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of the transaction as having been issued by that Person at the time of the transaction), no Default or Event of Default shall have occurred and be continuing; and

    (3) we deliver to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture, if any, complies with the indenture.

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    The provisions of the foregoing two paragraphs will not apply to:

    (1) any merger of our Restricted Subsidiary with or into us or our Wholly Owned Restricted Subsidiary;

    (2) a sale, lease or other disposition of all or substantially all of the property and assets of our Restricted Subsidiary to us or our Wholly Owned Restricted Subsidiary; or

    (3) the release of any Guarantor in accordance with the terms of its Guarantee and the indenture in connection with any transaction complying with the provisions of covenant described under "--Certain
       Covenants--Limitation on Asset Sales".

EVENTS OF DEFAULT

    The following events will be defined as "EVENTS OF DEFAULT" in the indenture:

    (1) default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise, whether or not prohibited by the provisions described under "Subordination";

    (2) default in the payment of interest or liquidated damages, if any, on any Note when the same becomes due and payable, whether or not prohibited by the provisions described under "Subordination," and such default continues for a period of 30 days;

    (3) default in the performance or breach of the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of the Issuer;

    (4) default in the performance of any covenant set forth in the Pledge Agreement, or repudiation by us of any of our obligations under the Pledge Agreement or the unenforceability of the Pledge Agreement against us for any reason that in any one case or in the aggregate results in a material impairment of the rights intended to be afforded thereby;

    (5) default in the performance of the "Change of Control" covenant or any other covenant described under "Certain Covenants" (other than a default specified in clause (1), (2), (3) or (4) above and other than any failure to purchase the Notes) and such default or breach continues for a period of 30 consecutive days after written notice by the trustee or the holders of 25% or more in aggregate principal amount of the Notes;

    (6) the failure to comply for 60 days after written notice by the trustee or the holders of 25% or more in aggregate principal amount of the Notes with the other agreements contained in the indenture or the Notes;

    (7) there occurs with respect to any issue or issues of Indebtedness of ours, the Parent Guarantor or any Significant Subsidiary having an outstanding principal amount of $20.0 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or is hereafter created,

       (a) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its final Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration, and/or

       (b) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

    (8) any final judgment or order (not covered by insurance) for the payment of money in excess of $20.0 million in the aggregate for all such final judgments or orders against all such Persons

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       (treating any deductibles, self-insurance or retention as not so covered)
       is rendered against the Issuer or any Significant Subsidiary and is not paid or discharged, and there is any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $20.0 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

    (9) a court having jurisdiction in the premises enters a decree or order for

       (a) relief in respect of us, the Parent Guarantor or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect,

       (b) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of us, the Parent Guarantor or any Significant Subsidiary or for all or substantially all of the property and assets of us or any Significant Subsidiary, or

       (c) the winding up or liquidation of the affairs of the Issuer, the Parent Guarantor or any Significant Subsidiary

    and, in each case, such decree or order remains unstayed and in effect for a period of 60 consecutive days; or

    (10) we, the Parent Guarantor or any Significant Subsidiary

       (a) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law,

       (b) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of us or any Significant Subsidiary or for all or substantially all of the property and assets of the Issuer or any Significant Subsidiary, or

       (c) effects any general assignment for the benefit of creditors.

    If an Event of Default, other than an Event of Default specified in clause (9) or (10) above that occurs with respect to us, occurs and is continuing under the Notes or the indenture, the trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to us (and to the trustee if such notice is given by the holders), may, and the trustee at the request of such holders will, declare the principal of, premium, if any, and accrued interest on the Notes to be immediately due and payable; PROVIDED, HOWEVER, that so long as any Senior Indebtedness is outstanding, the acceleration will not be effective until the earlier of (a) an acceleration of any Senior Indebtedness or (b) five business days after the Issuer's receipt of written notice of the acceleration of the Notes. Upon a declaration of acceleration, such principal of, premium, if any, and accrued and unpaid interest and liquidated damages, if any, will be immediately due and payable on the condition that so long as the Senior Credit Facility is in effect, such declaration will not become effective until five business days after the receipt of the acceleration notice by the agent thereunder and the Issuer.

    In the event of a declaration of acceleration because an Event of Default set forth in clause (7) above has occurred and is continuing, such declaration of acceleration will be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (7) will be remedied or cured or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto.

    If an Event of Default specified in clause (9) or (10) above occurs with respect to us, the principal of, premium, if any, and accrued and unpaid interest and liquidated damages, if any, on the Notes then

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outstanding will automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder. At any time after declaration of acceleration, but before a judgment or decree for the payment of the money due has been obtained by the trustee, the holders of at least a majority in principal amount of the outstanding Notes by written notice to the Issuer and to the trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if:

    (1) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived; and

    (2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "--Modification and Waiver."

    The holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of Notes. A holder may not pursue any remedy with respect to the indenture or the Notes unless:

    (1) the holder gives the trustee written notice of a continuing Event of Default;

    (2) the holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the trustee to pursue the remedy;

    (3) such holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability or expense;

    (4) the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

    (5) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding Notes do not give the trustee a direction that is inconsistent with the request.

    However, such limitations do not apply to the right of any holder of a Note to receive payment of the principal of, premium, if any, or interest or liquidated damages, if any, on such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right will not be impaired or affected without the consent of the holder.

    The indenture requires certain of our officers to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of the Issuer and its Restricted Subsidiaries and the Issuer's and its Restricted Subsidiaries' performance under the indenture and that the Issuer has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. We will also be obligated to notify the trustee of any default or defaults in the performance of any covenants or agreements under the indenture.

DEFEASANCE

DEFEASANCE AND DISCHARGE.

    The indenture provides that we will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes on the day of the deposit referred to below, and the provisions of the indenture will no longer be in effect with respect to the Notes (except for, among other matters,

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certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things,

    (1) we have deposited with the trustee, in trust, money and/or U.S. Government Securities that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the indenture and the Notes,

    (2) we have delivered to the trustee

       (a) either

            (i) an opinion of counsel to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of the Issuer's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which opinion of counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the date of the indenture such that a ruling is no longer required or

            (ii) a ruling directed to the trustee received from the Internal
                 Revenue Service to the same effect as the aforementioned opinion of counsel and

       (b) an opinion of counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit (except with respect to any trust funds for the account of any holder who may be deemed an "insider" for purposes of the United States Bankruptcy Code, after one year following the deposit), the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law,

    (3) immediately after giving effect to such deposit on a pro forma basis, no Default or Event of Default shall have occurred and be continuing on the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound, and

    (4) if at such time the Notes are listed on a national securities exchange, we have delivered to the trustee an opinion of counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge.

DEFEASANCE OF CERTAIN COVENANTS AND CERTAIN EVENTS OF DEFAULT.

    The indenture will further provide that the provisions of the indenture will no longer be in effect with respect to clauses (3) and (4) under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Certain Covenants," clauses (3) and (4) under "Events of Default" with respect to such clauses (3) and (4) under "Consolidation, Merger and Sale of Assets" and such covenants and clauses (5) and (6) under "Events of Default" will be deemed not to be Events of Default, upon, among other things, the deposit with the trustee, in trust, of money and/or U.S. Government Securities that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in

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accordance with the terms of the indenture and the Notes, the satisfaction of the provisions described in clauses (3) and (4) of the preceding paragraph and the delivery by the Issuer to the trustee of an opinion of counsel to the effect that, among other things, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

DEFEASANCE AND CERTAIN OTHER EVENTS OF DEFAULT.

    In the event we exercise our option to omit compliance with certain covenants and provisions of the indenture with respect to the Notes as described in the immediately preceding paragraphs and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Securities on deposit with the trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, we will remain liable for such payments.

MODIFICATION AND WAIVER

    Modifications and amendments of the indenture may be made by us and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Notes. However, no such modification or amendment may, without the consent of each holder affected thereby:

    (1) change the Stated Maturity of the principal of, or any installment of interest on, any Notes;

    (2) reduce the principal amount of, premium, if any, or interest on, any Notes;

    (3) change the place or currency of payment of principal of premium, if any, or interest on, any Notes;

    (4) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the redemption date) of any Notes;

    (5) reduce the above-stated percentage of outstanding Notes the consent of whose holders is necessary to modify or amend the indenture;

    (6) waive a default in the payment of principal of, premium, if any, or interest or liquidated damages, if any, on, the Notes; or

    (7) reduce the percentage of aggregate principal amount of outstanding Notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

    Without the consent of the holders of 66 2/3% in aggregate principal amount of the Notes then outstanding, no amendment may:

    (1) make any change to the subordination provisions of the indenture that adversely affects the rights of any holder of Notes; or

    (2) modify a Guarantee in any manner adverse to the holders of Notes.

    Notwithstanding the foregoing, without the consent of any holder of Notes, we, the Parent Guarantor, the Subsidiary Guarantors and the trustee will be permitted to amend or supplement the indenture or the Notes:

    (1) to cure any ambiguity, defect or inconsistency;

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    (2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

    (3) to provide for the assumption of our obligations to holders of Notes in the case of a merger, consolidation or sale of all or substantially all the assets of the Issuer in compliance with the indenture;

    (4) to make any other change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the indenture of any holder; or

    (5) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

    However, no amendment may be made to the subordination provisions of the indenture that adversely affects the rights of any holder of our Senior Indebtedness or a Subsidiary Guarantor then outstanding unless the holders of such Senior Indebtedness (or their Representative) consents to such change.

NO PERSONAL LIABILITY OF INCORPORATORS, SHAREHOLDERS, OFFICERS, DIRECTORS OR EMPLOYEES

    The indenture provides that no recourse for the payment of the principal of, premium, if any, or interest or liquidated damages on, any of the Notes, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Issuer contained in the indenture or in any of the Notes, or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator or past, present or future shareholder, officer, director, employee or controlling person of the Issuer, the Parent Guarantor or Subsidiary Guarantor. Each holder, by accepting such Note, waives and releases all such liability.

CONCERNING THE TRUSTEE

    The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. If an Event of Default has occurred and is continuing, the trustee will exercise those rights and powers vested in it under such indenture and use the same degree of care and skill in its exercise of such rights and powers as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

    The indenture and provisions of the Trust Indenture Act incorporated by reference in the indenture, contain limitations on the rights of the trustee thereunder, should it become a creditor of the Issuer, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engaged in other transactions. However, if the trustee acquires any conflicting interest, it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

    Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the indenture. Reference is made to the indenture for the full definitions of all such terms as well as any other capitalized terms used herein for which no definition is provided.

    "ACQUIRED INDEBTEDNESS" means Indebtedness of a Person existing at the time such person becomes a Restricted Subsidiary or merges with or into the Parent Guarantor or which is assumed in connection with an Asset Acquisition by a Restricted Subsidiary or by the Parent Guarantor and not incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition. The term "Acquired Indebtedness" does not include Indebtedness of a Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of

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the transactions by which such Person becomes a Restricted Subsidiary or merges with or into the Parent Guarantor or such Asset Acquisition.

    "ADJUSTED CONSOLIDATED NET INCOME" means, for any period, the aggregate consolidated net income (or loss) of the Parent Guarantor and its Restricted Subsidiaries for such period determined in conformity with GAAP; PROVIDED, HOWEVER, that the following items will be excluded in computing Adjusted Consolidated Net Income, without duplication:

    (1) the net income of any Person other than net income attributable to a Restricted Subsidiary in which any Person other than the Parent Guarantor or any of its Restricted Subsidiaries has a joint interest and the net income of any Unrestricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Parent Guarantor or any of its Restricted Subsidiaries by such other Person or such Unrestricted Subsidiary during such period;

    (2) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to the first paragraph of the "Limitation on Restricted Payments" covenant (and in such case, except to the extent includable pursuant to clause (1) above), the net income or loss of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Parent Guarantor or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Parent Guarantor or any of its Restricted Subsidiaries;

    (3) except in the case of any restriction or encumbrance permitted under the "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

    (4) any gains or losses on an after-tax basis attributable to Asset Sales;
       and

    (5) all extraordinary gains and extraordinary losses, net of tax.

    "ADJUSTED CONSOLIDATED NET TANGIBLE ASSETS" means the total amount of assets of the Parent Guarantor and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom:

    (1) all current liabilities of the Parent Guarantor and its Restricted Subsidiaries (excluding intercompany items); and

    (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles (other than FCC license acquisition costs), all as set forth on the most recent quarterly or annual consolidated balance sheet of the Parent Guarantor and its Restricted Subsidiaries, prepared in conformity with GAAP and filed with the Commission pursuant to the "Commission Reports and Reports to Noteholders" covenant.

    "AFFILIATE" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

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    "APPLICABLE PREMIUM" means, with respect to a Note at any redemption date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such time of (1) the redemption price of such Note at October 15, 2005 plus (2) all required interest payments, if any, due on such Note through October 15, 2005, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note.

    "ASSET ACQUISITION" means:

    (1) an Investment by the Parent Guarantor or any of its Restricted Subsidiaries in any other Person pursuant to which such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Parent Guarantor or any of its Restricted Subsidiaries but only if such Person's primary business is related, ancillary or complementary to the businesses of the Issuer and its Restricted Subsidiaries on the date of such Investment; or

    (2) an acquisition by the Parent Guarantor or any of its Restricted Subsidiaries of the property and assets of any Person other than the Parent Guarantor or any of its Restricted Subsidiaries that constitute all or substantially all of a division, operating unit or line of business of such Person but only if the property and assets acquired are related, ancillary or complementary to the businesses of the Parent Guarantor and its Restricted Subsidiaries on the date of such acquisition.

    "ASSET DISPOSITION" means the sale or other disposition by the Parent Guarantor or any of its Restricted Subsidiaries other than to the Issuer or another Restricted Subsidiary of:

    (1) all or substantially all of the Capital Stock of any Restricted Subsidiary; or

    (2) all or substantially all of the assets that constitute a division, operating unit or line of business of us or any of its Restricted Subsidiaries.

    "ASSET SALE" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Parent Guarantor or any of its Restricted Subsidiaries to any Person other than the Parent Guarantor or any of its Restricted Subsidiaries of:

    (1) all or any of the Capital Stock of any Restricted Subsidiary, other than our Capital Stock;

    (2) all or substantially all of the property and assets of a division, operating unit or line of business of the Parent Guarantor or any of its Restricted Subsidiaries; or

    (3) any other property and assets of the Parent Guarantor or any of its Restricted Subsidiaries outside the ordinary course of business of the Parent Guarantor or such Restricted Subsidiary and, in each case, that is not governed by the "Consolidation, Merger and Sale of Assets" covenant.

    The term "ASSET SALE" will not include:

    (1) sales, transfers or other dispositions of inventory, receivables and other current assets in the ordinary course;

    (2) sales, transfers or other dispositions of assets, including capital stock of Restricted Subsidiaries, for consideration at least equal to the fair market value of the assets sold or disposed of, but only if the consideration received consists of Capital Stock of a Person that becomes a Restricted Subsidiary engaged in, or property or assets (other than cash, except to extent used as a bona fide means of equalizing the value of the property or assets involved in the swap transaction) of a nature or type or that are used in, a business having property or assets of a nature or type, or engaged in a business similar or related to the nature or type of

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       the property and assets of, or businesses of, the Parent Guarantor and its Restricted Subsidiaries existing on the date of such sale or other disposition;

    (3) sales, transfers or other dispositions of assets constituting a Permitted Investment or Restricted Payment permitted to be made under the "Limitation on Restricted Payments" covenant;

    (4) sales, transfers or other dispositions of assets, including issuances of Capital Stock, between or among the Parent Guarantor and its Restricted Subsidiaries; or

    (5) sales or issuances of Capital Stock of the Issuer.

    "AVERAGE LIFE" means, at any date of determination with respect to any debt security, the quotient obtained by dividing

    (1) the sum of the products of

       (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and

       (b) the amount of such principal payment, by

    (2) the sum of all such principal payments.

    "CAPITAL STOCK" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, including, without limitation, all Common Stock and Preferred Shares.

    "CAPITALIZED LEASE" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

    "CAPITALIZED LEASE OBLIGATIONS" means the discounted present value of the rental obligations under a Capitalized Lease.

    "CASH EQUIVALENTS" means:

    (1) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

    (2) investments in commercial paper maturing within 365 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody's;

    (3) investments in certificates of deposit, banker's acceptance and time deposits maturing within 365 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500 million;

    (4) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (1) above and entered into with a financial institution satisfying the criteria described in clause
       (3) above; and

    (5) money market funds substantially all of whose assets comprise securities of the type described in clauses (1) through (3) above.

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    "CHANGE OF CONTROL" means:

    (1) any "person" or "group", within the meaning of Section 13(d) or 14(d)(2) of the Exchange Act, other than a Permitted Holder or Permitted Holders or a person or group controlled by a Permitted Holder or Permitted Holders, becomes the ultimate "beneficial owner", as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the total voting power of the Voting Stock of either the Parent Guarantor or the Issuer on a fully diluted basis;

    (2) (x) for so long as the Parent Guarantor or we, as the case may be, are not required to file reports with the Commission pursuant to either
       Section 12(b) or Section 12(g) of the Exchange Act, a majority of the members of the board of directors (or equivalent governing body) are appointed by one or more persons that are not Permitted Holders and
       (y) for so long as the Parent Guarantor or we, as the case may be, are required to file reports with the Commission pursuant to either
       Section 12(b) or Section 12(g) of the Exchange Act, individuals who on the date of the indenture constituted the board of directors of either the Parent Guarantor or us, together with any new directors whose election by the board of directors or whose nomination for election by the Parent Guarantor's securityholders or our stockholders, as the case may be, was approved by a vote of at least a majority of the members of the board of directors then in office who either were members of the board of directors on the date of the indenture or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the members of the board of directors of either the Parent Guarantor or us then in office;

    (3) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all the combined assets of the Parent Guarantor or us and their respective Restricted Subsidiaries, taken as a whole, to any Person other than a Wholly Owned Restricted Subsidiary or a Permitted Holder or any Affiliate thereof; or

    (4) the adoption of a plan of liquidation or dissolution of the Parent Guarantor or us.

    "COMMISSION" means the Securities and Exchange Commission.

    "COMMON STOCK" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's equity, other than Preferred Shares of such Person, whether now outstanding or issued after the date of the indenture, including without limitation, all series and classes of such Common Stock.

    "CONSOLIDATED EBITDA" means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income:

    (1) Consolidated Interest Expense,

    (2) income taxes, other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets,

    (3) depreciation expense,

    (4) amortization expense, and

    (5) all other non-cash items reducing Adjusted Consolidated Net Income other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made, less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for the Parent Guarantor and its Restricted Subsidiaries in conformity with GAAP;

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PROVIDED, HOWEVER, that if any Restricted Subsidiary is not a Wholly Owned
Restricted Subsidiary, Consolidated EBITDA will be reduced to the extent not otherwise reduced in accordance with GAAP by an amount equal to the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by the quotient of

    (1) the number of shares of outstanding Common Stock of such Restricted Subsidiary not owned on the last day of such period by the Parent Guarantor or any of its Restricted Subsidiaries, divided by

    (2) the total number of shares of outstanding Common Stock of such Restricted Subsidiary on the last day of such period.

    "CONSOLIDATED INTEREST EXPENSE" means, for any period, the aggregate amount of interest in respect of Indebtedness including, without limitation,

    (1) amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting;

    (2) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; and

    (3) the net costs associated with Interest Rate Agreements and the interest expense in respect of Indebtedness that is guaranteed or secured by the Parent Guarantor or any of its Restricted Subsidiaries and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Parent Guarantor and its Restricted Subsidiaries during such period; EXCLUDING, HOWEVER, any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof).

    "CONSOLIDATED LEVERAGE RATIO" means, on any Transaction Date, the ratio of:

    (1) the aggregate amount of Indebtedness of the Parent Guarantor and its Restricted Subsidiaries on a consolidated basis outstanding on such Transaction Date; to

    (2) the product of (A) the aggregate amount of Consolidated EBITDA of the Parent Guarantor and its Restricted Subsidiaries for the then most recent two fiscal quarters for which consolidated financial statements of the Issuer have been filed with the Commission (such two fiscal quarter period being the "TWO QUARTER PERIOD") and (B) two.

    In determining the Consolidated Leverage Ratio, pro forma effect will be given to:

    (1) any Indebtedness that is to be incurred or repaid on the Transaction Date as if such incurrence or repayment had occurred on the first day of such Two Quarter Period;

    (2) Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during the period beginning on the first day of the Two Quarter Period and ending on the Transaction Date (the "REFERENCE PERIOD") as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and

    (3) Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Parent Guarantor or any Restricted

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       Subsidiary during such Reference Period and that would have constituted
       Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period.

To the extent that pro forma effect is given to an Asset Acquisition or Asset Disposition, such pro forma calculation will be based upon the two full fiscal quarters immediately preceding the Transaction Date of the Person, or division, operating unit or line of business of the Person, that is acquired or disposed of for which financial information is available.

    "CONSOLIDATED TANGIBLE ASSETS" means the greater of the book value and the Fair Market Value, as determined by an accounting, financial advisory or appraisal firm of national reputation, of the total amount of assets of the Parent Guarantor and its Restricted Subsidiaries after deducting therefrom all goodwill, trade names, trademarks, patents, customer lists, deferred financing costs, unamortized debt discount and expense and other like intangibles (other than FCC license acquisition costs), all as set forth on the most recent quarterly or annual consolidated balance sheet of the Parent Guarantor and its Restricted Subsidiaries, prepared in conformity with GAAP and filed with the Commission pursuant to the "Commission Reports and Reports to Noteholders" covenant. Book value will be calculated less applicable depreciation, amortization and other valuation reserves, except to the extent resulting from write-ups of capital assets.

    "CREDIT AGREEMENT" means one or more debt facilities (including, without limitation, the Senior Credit Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case together with all other agreements, instruments, and documents executed or delivered pursuant thereto or in connection therewith, in each case as such agreement, other agreements, instruments or documents may be amended, supplemented, extended, renewed, refinanced or otherwise modified from time to time, including without limitation, increases and decreases from time to time in the amounts available for borrowings thereunder.

    "CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

    "DEFAULT" means any event that is, or after notice or passage of time or both would be, an Event of Default.

    "DESIGNATED SENIOR INDEBTEDNESS" means (i) any Indebtedness outstanding under the Senior Credit Facility and (ii) any other Senior Indebtedness permitted under the indenture the principal amount of which is $25.0 million or more and that has been designated by the Issuer as "Designated Senior Indebtedness."

    "DISQUALIFIED STOCK" means any class or series of Capital Stock of any Person that by its terms or otherwise is:

    (1) required to be redeemed prior to the final Stated Maturity of the Notes;

    (2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the final Stated Maturity of the Notes; or

    (3) convertible into or exchangeable for Capital Stock referred to in
       (1) or (2) above or Indebtedness having a scheduled maturity prior to the final Stated Maturity of the Notes.

    Any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of a "change of control" occurring prior to the final Stated Maturity of the Notes will not

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constitute Disqualified Stock if the "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the "Change of Control" covenant and such Capital Stock specifically provides that the issuer of such Capital Stock will not repurchase or redeem any such Capital Stock pursuant to such provision prior to the Issuer's repurchase of such Notes as are required to be repurchased pursuant to the "Change of Control" covenant.

    "DOMESTIC RESTRICTED SUBSIDIARY" means any Restricted Subsidiary of the Parent Guarantor other than a Foreign Restricted Subsidiary.

    "EQUITY MARKET CAPITALIZATION" of any Person means, as of any day of determination, the average Closing Price of that Person's common stock over the 20 consecutive trading days immediately preceding that day for which a Closing Price can be determined multiplied by the total number of shares of common stock of such Person at the time outstanding. "CLOSING PRICE" on any trading day with respect to the per share price of any shares of common stock means the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if the shares of common stock are not listed or admitted to trading on that exchange, on the principal national securities exchange on which the shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the National Association of Securities Dealers Automated Quotations National Market System or, if the shares are not listed or admitted to trading on any national securities exchange or quoted on such automated quotation system but such Person is a Foreign Issuer, as defined in Rule 3b-4(b) under the Exchange Act, and the principal securities exchange on which the shares are listed or admitted to trading is a Designated Offshore Securities Market, as defined in Rule 902(a) under the Securities Act, the average of the reported closing bid and asked prices regular way on that principal exchange, or, if the shares are not listed or admitted to trading on any national securities exchange or quoted on that automated quotation system and the Issuer and principal securities exchange do not meet such requirements, the average of the closing bid and asked prices in the over-the-counter marked as furnished by any New York Stock Exchange member firm that is selected from time to time by us for that purpose and is reasonably acceptable to the trustee. In the event a Person has more than one class of common stock outstanding, and only one of such classes has a Closing Price, the Closing Price for that class will be deemed to be the Closing Price for all classes of such Person's Common Stock.

    "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock but excluding any debt security that is convertible into or exchangeable for, Capital Stock.

    "EQUITY OFFERING" means any public or private sale of Capital Stock (other than Disqualified Stock) made on a primary basis by the Parent Guarantor or by us after the date of the indenture, including through the issuance or sale of to one or more Strategic Equity Investors; PROVIDED, HOWEVER, that a sale to the Parent Guarantor or other parent entity of ours will constitute an Equity Offering only if funded by a substantially concurrent Equity Offering by the Parent Guarantor or such other parent entity.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, or any successor statute.

    "FAIR MARKET VALUE" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the board of directors of the Parent Guarantor, whose determination will be conclusive if evidenced by a board resolution. For purposes of clause (6)(b) of the second paragraph of the "Limitation on Indebtedness" covenant:

    (1) the fair market value of any security registered under the Exchange Act will be the average of the closing prices, regular way, of such security for the 20 consecutive trading days immediately preceding the sale of Capital Stock; and

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    (2) in the event the aggregate fair market value of any other property received by us exceeds $10 million, the fair market value of such property will be determined by a nationally recognized investment banking or appraisal firm and set forth in their written opinion which will be delivered to the trustee.

    "FCC" means the Federal Communications Commission.

    "FOREIGN RESTRICTED SUBSIDIARY" means any Restricted Subsidiary of the Parent Guarantor that is not organized under the laws of the United States of America or any state thereof or the District of Columbia.

    "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the date of the indenture, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the indenture will be computed in conformity with GAAP applied on a consistent basis.

    "GUARANTEE" or "GUARANTY" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such
Person:

    (1) to purchase or pay, or advance or supply funds for the purchase or payment of, such Indebtedness or other obligation of such other Person, whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise; or

    (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part.

    The term "Guarantee" will not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

    "INCUR" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an "incurrence" of Indebtedness by reason of a Person becoming a Restricted Subsidiary.

    "INDEBTEDNESS" means, with respect to any Person at any date of determination, without duplication:

    (1) all Indebtedness of such Person for borrowed money;

    (2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

    (3) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (1) or (2) above or (5), (6), (7) or (8) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement);

    (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such

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       property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

    (5) all obligations of such Person as lessee under Capitalized Leases;

    (6) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; but only to the extent of the lesser of:

       (a) the fair market value of such asset at such date of determination;
           and

       (b) the amount of such Indebtedness;

    (7) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person;

    (8) the maximum fixed redemption or repurchase price of Disqualified Stock (or, in the case of any Restricted Subsidiary, of Preferred Shares) of such Person outstanding at the time of determination; and

    (9) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements.

    The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; PROVIDED, HOWEVER, that:

    (1) the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of that Indebtedness less the unamortized portion of the original issue discount of such Indebtedness at the time of its issuance as determined in conformity with GAAP; and

    (2) money borrowed at the time of the incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness will be deemed not to be "Indebtedness."

    "INTEREST RATE AGREEMENT" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

    "INVESTMENT" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on our balance sheet or that of our Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and will include

    (1) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary; and

    (2) the fair market value of the Capital Stock or any other Investment held by us or any of our Restricted Subsidiaries, of or in any Person that has ceased to be a Restricted Subsidiary other than as a result of being designated as an Unrestricted Subsidiary.

    For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below:

    (1) "Investment" will include the fair market value of the assets (net of liabilities (other than liabilities to the Parent Guarantor or any of its Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary;

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    (2) the fair market value of the assets (net of liabilities (other than liabilities to the Issuer or any of its Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary will be considered a reduction in outstanding Investments; and

    (3) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer.

    "ISSUER" means American Cellular Corporation, a Delaware corporation, its successors and assigns.

    "JOINT VENTURE AGREEMENTS" means the Second Amended and Restated Limited Liability Company Agreement, dated as of February 25, 2000, between AT&T Wireless Services JV Co. and Dobson JV Company; the Amended and Restated Management Agreement, dated as of February 25, 2000, between Dobson Cellular Systems, Inc. and ACC Acquisition LLC; the Amended and Restated Operating Agreement, dated as of February 25, 2000, between AT&T Wireless Services, Inc. and ACC Acquisition LLC; and the Amended and Restated Operating Agreement, dated as of February 25, 2000, between Dobson Cellular Systems, Inc. and ACC Acquisition LLC.

    "LIEN" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

    "MATERIAL INDEBTEDNESS" means Indebtedness having an aggregate principal amount (or accreted value) of $50.0 million or more at the time outstanding.

    "MOODY'S" means Moody's Investors Service, Inc. and its successors.

    "NET CASH PROCEEDS" means:

    (1) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Parent Guarantor or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of

       (a) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale,

       (b) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Parent Guarantor and its Restricted Subsidiaries, taken as a whole,

       (c) payments made to repay Indebtedness or any other obligation (owing to a Person other than the Parent Guarantor or any Subsidiary of ours) outstanding at the time of such Asset Sale that either

           - is secured by a Lien on the property or assets sold, or

           - is required to be paid as a result of such sale, and

       (d) appropriate amounts to be provided by the Parent Guarantor or any Restricted Subsidiary of the Parent Guarantor as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP; and

    (2) with respect to any issuance or sale of Capital Stock or the incurrence of any indebtedness, the proceeds of such issuance or sale in the form of cash or cash equivalents, including

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       payments in respect of deferred payment obligations to the extent corresponding to the principal, but not interest, component thereof when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Parent Guarantor or any Restricted Subsidiary of the Parent Guarantor) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

    "OFFER TO PURCHASE" means an offer by us to purchase Notes from the noteholders commenced by mailing a notice to the trustee and each holder stating:

    (1) the covenant pursuant to which the offer is being made and that all Notes validly tendered and not withdrawn will be accepted for payment on a pro rata basis;

    (2) the purchase price and the date of purchase (which will be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "PAYMENT DATE");

    (3) that any Notes not tendered will continue to accrue interest and liquidated damages, if any, pursuant to its terms;

    (4) that, unless we default in the payment of the purchase price, any Notes accepted for payment pursuant to the Offer to Purchase will cease to accrue interest and liquidated damages, if any, on and after the Payment Date;

    (5) that holders electing to have Notes purchased pursuant to the Offer to Purchase will be required to surrender the Notes, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Notes completed, to the paying agent at the address specified in the notice prior to the close of business on the business day immediately preceding the Payment Date;

    (6) that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the third business day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such holder, the principal amount of Notes delivered for purchase and a statement that such holder is withdrawing its election to have such Notes purchased; and

    (7) that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; but only if each Note purchased and each new Note issued is in a principal amount of $1,000 or integral multiples thereof.

    On the Payment Date, we will:

    (1) accept for payment on a pro rata basis Notes or portions thereof validly tendered and not withdrawn pursuant to an Offer to Purchase;

    (2) deposit with the paying agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and

    (3) deliver, or cause to be delivered, to the trustee all Notes or portions thereof so accepted together with an officer's certificate specifying the Notes or portions thereof accepted for payment by the Issuer.

    The paying agent will promptly mail to the holders of Notes so accepted payment in an amount equal to the purchase price, and the trustee will promptly authenticate and mail to such holders new Notes equal in principal amount to any unpurchased portion of the Notes surrendered; but only if each Note purchased and each new Note issued is in a principal amount of $1,000 or integral multiples thereof. The Issuer will publicly announce the results of an Offer to Purchase as soon as practicable

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after the Payment Date. The trustee will act as the paying agent for an Offer to
Purchase. The Issuer will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable to an Offer to Purchase. To the extent that the provisions of any such securities laws or securities regulations conflict with the provisions described above, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under these provisions by virtue thereof.

    "PERMITTED BUSINESS" means (1) the delivery or distribution of telecommunications, voice, data, Internet or video services, (2) any business or activity determined in good faith by the board of directors of the Parent Guarantor to be reasonably related or ancillary thereto, including, without limitation, any business conducted by the Issuer or any Restricted Subsidiary on the date of the indenture and the acquisition, holding or exploitation or any license relating to the delivery of the services described in clause (2) of this definition.

    "PERMITTED HOLDER" means:

    (1) each of AT&T Wireless, Dobson Communications and any of their respective Affiliates and the respective successors (by merger, consolidation, transfer or otherwise) to all or substantially all of the respective businesses and assets of any of the foregoing; and

    (2) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) controlled by one or more persons identified in clause (1) above.

    "PERMITTED INVESTMENT" means:

    (1) an Investment in the Parent Guarantor or a Restricted Subsidiary of the Parent Guarantor or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Parent Guarantor or a Restricted Subsidiary of the Parent Guarantor; but only if such person's primary business is related, ancillary or complementary to the businesses of the Parent Guarantor and its Restricted Subsidiaries on the date of that Investment;

    (2) Cash Equivalents;

    (3) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

    (4) stock, obligations or securities received in satisfaction of judgments or pursuant to any court supervised plan of reorganization or similar proceeding;

    (5) non-cash consideration acquired in any Asset Sale effected in accordance with the "Limitation on Asset Sales" covenant;

    (6) any acquisition of assets used, or Capital Stock of a Person primarily engaged, in a business related, ancillary or complementary to the business of the Parent Guarantor and its Restricted Subsidiaries solely in exchange for Capital Stock (other than Disqualified Stock) of the Parent Guarantor or ours;

    (7) the contribution by us or any Restricted Subsidiary of assets, including Capital Stock of a Restricted Subsidiary, to one or more Qualified Joint Ventures in exchange for Capital Stock of such Qualified Joint Ventures; PROVIDED, HOWEVER, that the aggregate fair market value of such contribution and all other contributions pursuant to this clause (7) made after the date of the indenture, will not exceed 15% of the Consolidated Tangible Assets of the Parent Guarantor as of the date of such contribution; PROVIDED, HOWEVER, that at the time of such contribution no Default or Event of Default shall have occurred and be continuing or shall occur as a result of such contribution; PROVIDED FURTHER, HOWEVER, that after giving pro forma effect to such contribution, the Issuer would be able to incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant. For purposes of

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       calculating the fair market value of a contribution made pursuant to this clause (7), the fair market value of a prior contribution will be deemed to equal the fair market value of such contribution on the date on which it was made; and

    (8) other Investments (with each such Investment being valued as of the date made and without giving effect to subsequent changes in value) in an aggregate amount not to exceed $15.0 million at any one time outstanding.

    "PERMITTED JUNIOR SECURITIES" means:

    (1) Equity Interests in us or any Guarantor; or

    (2) debt securities that are subordinated to all Senior Indebtedness and any debt securities issued in exchange for Senior Indebtedness to substantially the same extent as, or to a greater extent than, the Notes and the Subsidiary Guaranty are subordinated to Senior Indebtedness under the indenture.

    "PERMITTED LIENS" means:

    (a) Liens to secure Indebtedness permitted to be incurred under clause (1) of the covenant described under "Certain Covenants--Limitation on Indebtedness";

    (b) Liens consisting of the interests of other Persons under operating leases entered into in the ordinary course of business by the Parent Guarantor or a Restricted Subsidiary;

    (c) Liens granted by a Restricted Subsidiary to secure Indebtedness owing to the Parent Guarantor or another Restricted Subsidiary;

    (d) Liens securing Currency Agreements and Interest Rate Agreements so long as such Currency Agreements and Interest Rate Agreements relate to Indebtedness that is, and is permitted to be incurred under the "Limitation on Indebtedness" covenant, secured by a Lien on the same property covered by such Currency Agreements or Interest Rate Agreements;

    (e) Liens arising from the rendering of a final judgment or order that does not at the time constitute an Event of Default;

    (f) Liens incurred in the ordinary course of the business of the Parent Guarantor or any Restricted Subsidiary with respect to obligations that do not exceed, in the aggregate at any one time outstanding, more than 10% of the total consolidated assets of the Parent Guarantor and the Restricted Subsidiaries;

    (g) Liens for taxes, assessments or governmental charges or levies on the property of the Parent Guarantor or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

    (h) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens, on the property of the Parent Guarantor or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

    (i) Liens on the property of the Parent Guarantor or any Restricted Subsidiary incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or arising from partial or progress payments by a customer or other obligations of a like nature and incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment

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       of the deferred purchase price of property and which do not in the aggregate impair in any material respect the use of property in the operation of the business of the Parent Guarantor and the Restricted Subsidiaries taken as a whole;

    (j) deposits made in the ordinary course of business to secure liability to insurance carriers;

    (k) Liens on property at the time the Parent Guarantor or any Restricted Subsidiary acquired such property, including any acquisition by means of a merger or consolidation with or into the Parent Guarantor or any Restricted Subsidiary; PROVIDED, HOWEVER, that any such Lien may not extend to any other property of the Parent Guarantor or any Restricted Subsidiary; PROVIDED FURTHER, HOWEVER, that such Liens shall not have been incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such property was acquired by the Parent Guarantor or any Restricted Subsidiary;

    (l) Liens on the property or Capital Stock of a Person at the time such Person becomes a Restricted Subsidiary; PROVIDED, HOWEVER, that any such Lien may not extend to any other property of the Parent Guarantor or any other Restricted Subsidiary that is not a direct Subsidiary of such Person; PROVIDED FURTHER, HOWEVER, that any such Lien was not incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary;

    (m) pledges or deposits by the Parent Guarantor or any Restricted Subsidiary under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which the Parent Guarantor or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Parent Guarantor or any Restricted Subsidiary, or deposits for the payment of rent, in each case incurred in the ordinary course of business;

    (n) utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character;

    (o) Liens under licensing agreements for use of intellectual property entered into in the ordinary course of business; and

    (p) Liens existing on the date of the indenture not otherwise described in clauses (a) through (o) above.

    "PERSON" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

    "PLEDGED SECURITIES" means the cash and U.S. Government Securities deposited in the Interest Reserve Account, together with any interest and other distributions received on that cash or those securities.

    "PREFERRED SHARES" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's preferred or preference equity, whether now outstanding or issued after the date of the indenture, including, without limitation, all series and classes of such preferred stock or preference stock.

    "QUALIFIED JOINT VENTURE" means (A) a Person at least 50% of the Voting Stock of which, after giving effect to the contribution contemplated by clause (7) of the definition of "Permitted Investment," is beneficially owned by Qualified Joint Venture Partners, or (B) a Restricted Subsidiary, at least a majority of the Voting Stock of which, other than Voting Stock held by the Issuer or any Restricted Subsidiary, is beneficially owned by Qualified Joint Venture Partners; PROVIDED, HOWEVER, that any such Qualified Joint Venture engages in only a Permitted Business or Permitted Businesses.

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    "QUALIFIED JOINT VENTURE PARTNER" means a Person that either has, or is a direct or indirect majority-owned subsidiary of a Person that has, an Equity Market Capitalization of at least $10.0 billion as of the date of determination.

    "REPRESENTATIVE" means with respect to a Person, any trustee, agent or representative (if any) for an issue of Senior Indebtedness of such person.

    "RESTRICTED SUBSIDIARY" means the Issuer and any other Subsidiary of the Parent Guarantor other than an Unrestricted Subsidiary.

    "S&P" means Standard & Poor's Ratings Services and its successors.

    "SECURITIES ACT" means the Securities Act of 1933, as amended.

    "SENIOR CREDIT FACILITY" means the Credit Agreement among American Cellular Corporation, as successor by merger to ACC Acquisition Co., Banc of America Securities LLC, as sole lead arranger and book running manager, Bank of America, N.A., as Administrative Agent, Lehman Commercial Paper Inc. and TD Securities
(USA), Inc., as Co-Syndication Agents, CIBC World Markets Corp. and Barclays Bank PLC, as Co-Documentation Agents, and the lenders named therein, dated as of February 25, 2000, as amended by that certain First Amendment to Credit Agreement, dated as of March 2, 2001, and by that certain Second Amendment to Credit Agreement dated as of May 31, 2001, together with all other agreements, instruments and documents executed or delivered pursuant thereto or in connection therewith, in each case as such agreements, instruments or documents may be amended, supplemented, extended, renewed, refinanced, replaced or otherwise modified from time to time, including without limitation, increases and decreases from time to time in the amounts available for borrowings thereunder.

    "SENIOR INDEBTEDNESS" of ours means the principal of, premium (if any) and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of ours, regardless of whether or not a claim for post-filing interest is allowed in such proceedings) on, and fees and other amounts owing in respect of the Senior Credit Facility and all other Indebtedness of ours, whether outstanding on the date of the indenture or thereafter incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are not superior in right of payment to the Notes; PROVIDED, HOWEVER, that Senior Indebtedness will not include:

    (1) any obligation of ours or any Subsidiary of ours to any Subsidiary of ours;

    (2) any liability for federal, state, local or other taxes owed or owing by us;

    (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

    (4) any indebtedness or obligation of the Issuer, and any accrued and unpaid interest in respect thereof, that by its terms is subordinate or junior in any respect to any other Indebtedness or obligation of ours, including any of our Senior Subordinated Indebtedness and any of our Subordinated Indebtedness;

    (5) any obligations with respect to any Capital Stock; or

    (6) any Indebtedness incurred in violation of the indenture.

    "Senior Indebtedness" of any Guarantor has a correlative meaning.

    "SENIOR SUBORDINATED INDEBTEDNESS" of us means the Notes and any other of our Indebtedness that specifically provides that such Indebtedness is to rank PARI PASSU with the Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of ours that is not Senior Indebtedness. "Senior Subordinated Indebtedness" of a Guarantor has a correlative meaning.

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    "SIGNIFICANT SUBSIDIARY" means, at any date of determination, any Restricted
Subsidiary that, together with its Subsidiaries that are Restricted
Subsidiaries:

    (1) for the most recent fiscal year of the Parent Guarantor, accounted for more than 10% of the consolidated revenues of the Parent Guarantor and its Restricted Subsidiaries; or

    (2) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Parent Guarantor and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Parent Guarantor for such fiscal year.

    "STATED MATURITY" means with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the final installment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of that Indebtedness at the option of the holder thereof upon the happening of any contingency beyond the control of the Issuer unless that contingency has occurred).

    "STRATEGIC EQUITY INVESTOR" means any AT&T Wireless Services Inc., Dobson Communications Corporation and any of their Affiliates, and any other Person
(a) engaged in or controlled by a Person engaged in a Permitted Business whose Equity Market Capitalization exceeds $500.0 million or (b) with at least
$100.0 million total funds under management, who has issued an irrevocable, unconditional commitment to purchase Capital Stock (other than Disqualified Stock) of the Issuer, or Capital Stock of the Parent Guarantor to the extent such Capital Stock is contributed to the Issuer, for an aggregate purchase price that does not exceed 20% of the value of the funds under management by such Person.

    "SUBORDINATED INDEBTEDNESS" means any of our Indebtedness or any Guarantor (whether outstanding on the date of the Indenture or thereafter incurred) which is by its terms expressly subordinate or junior in right of payment to the Notes or the Guarantee of such Guarantor, as the case may be.

    "SUBSIDIARY" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

    "SUBSIDIARY GUARANTY" means each Guarantee of the obligations with respect to the Notes issued by a Subsidiary of the Parent Guarantor pursuant to the terms of the indenture.

    "SUBSIDIARY GUARANTOR"means any Subsidiary of the Parent Guarantor that has issued a Subsidiary Guaranty.

    "TRADE PAYABLES" means accounts payable to vendors in the ordinary course of business.

    "TRANSACTION DATE" means, with respect to the incurrence of any Indebtedness by the Parent Guarantor or any of its Restricted Subsidiaries, the date such Indebtedness is to be incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

    "TREASURY RATE" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15
(519) which has become publicly available at least two business days prior to the redemption date or, if such Statistical Release is no longer published, any publicly available source or similar market data most nearly equal to the period from the redemption date to October 15, 2005, PROVIDED, HOWEVER, that if the period from the redemption date to October 15, 2005 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to October 15, 2005 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

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    "UNRESTRICTED SUBSIDIARY" means Cellular Information Systems of Laredo,
Inc., Alton CellTelco Cellular Corporation and Alton CellTelco Partnership and any other Subsidiary of the Parent Guarantor that at any time of determination after the date of the indenture shall be designated an Unrestricted Subsidiary by the Parent Guarantor's board of directors in the manner provided below and any Subsidiary of an Unrestricted Subsidiary; provided, however, that the Issuer may not be designated as an Unrestricted Subsidiary. The Parent Guarantor's board of directors may designate any Restricted Subsidiary including any newly acquired or newly formed Subsidiary of the Parent Guarantor to be an Unrestricted Subsidiary unless, immediately after such designation, that Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, us or any Restricted Subsidiary; on the condition that:

    (1) any Guarantee by the Parent Guarantor or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an "incurrence" of such Indebtedness and an "Investment" by the Issuer or such Restricted Subsidiary (or both, if applicable) at the time of the designation;

    (2) either the Subsidiary to be so designated has total assets of $1,000 or less or if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant described below; and

    (3) if applicable, the incurrence of Indebtedness and the Investment referred to in clause (1) of this proviso would be permitted under the "Limitation on Indebtedness" and "Limitation on Restricted Payments" covenants.

    The Parent Guarantor's board of directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; on the condition that immediately after giving effect to that designation:

    (1) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if incurred at such time, have been permitted to be incurred for all purposes of the indenture; and

    (2) no Default or Event of Default shall have occurred and be continuing, or shall occur upon such redesignation.

    Any such designation by the Parent Guarantor's board of directors will be evidenced to the trustee by promptly providing the trustee a copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

    "U.S. GOVERNMENT SECURITIES" means securities that are direct obligations of, or obligations guaranteed by, the United States of America for the payment of which its full faith and credit is pledged.

    "VOTING STOCK" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

    "WHOLLY OWNED" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

NO PERSONAL LIABILITY OF INCORPORATORS, SHAREHOLDERS, OFFICERS, DIRECTORS OR
  EMPLOYEES

    The indenture provides that no recourse for the payment of the principal of, premium, if any, or interest or Liquidated Damages on, any of the notes, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of ours contained in the indenture or in any of the notes, or because of the creation of any Indebtedness

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represented thereby, shall be had against any of our incorporators or past, present or future shareholders, officers, directors, employees or controlling person. Each holder, by accepting such note, waives and releases all such liability.

CONCERNING THE TRUSTEE

    The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. If an Event of Default has occurred and is continuing, the trustee will exercise those rights and powers vested in it under such indenture and use the same degree of care and skill in its exercise of such rights and powers as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

    The indenture and provisions of the Trust Indenture Act of 1939 incorporated by reference in the indenture, contain limitations on the rights of the trustee thereunder, should it become a creditor of ours, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engaged in other transactions. However, if the trustee acquires any conflicting interest, it must eliminate such conflict or resign.

SAME DAY SETTLEMENT AND PAYMENT

    We will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. We will make all payments of principal, interest and premium, if any, and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. The notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

    Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day (which must be a business day for Euroclear and Cedel) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Cedel as a result of sales of interests in a Global Note by or through a Euroclear or Cedel participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Cedel cash account only as of the business day for Euroclear or Cedel following DTC's settlement date.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

    We and the initial purchasers entered into a registration rights agreement on the closing of the notes offering. The following description is a summary of the provisions of the Registration Rights Agreement that we consider material. It does not restate that agreement in its entirety. The Registration Rights Agreement, and not this description, determines the registration rights of holders of these Notes. A copy of the registration rights agreement is available from us upon request.

    Under the registration rights agreement, we agreed, at our cost, to file a registration statement with the Commission on the appropriate form under the Securities Act with respect to the registered offer to exchange the old notes for new notes that will have terms substantially identical in all material respects to the old notes (except that the new notes will not contain terms with respect to transfer

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restrictions). Upon the effectiveness of the exchange offer registration statement, we will offer to the holders of Transfer Restricted Securities pursuant to the exchange offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for exchange notes.

    If:

    (1) we are not

       (a) required to file the exchange offer registration statement; or

       (b) permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or Commission policy; or

    (2) any holder of Transfer Restricted Securities notifies us prior to the 20th day following consummation of the exchange offer that:

       (a) it is prohibited by law or Commission policy from participating in the exchange offer;

       (b) that it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales; or

       (c) that it is a broker-dealer and owns Notes acquired directly from us or an affiliate of ours, then we will file with the Commission a registration statement (the "SHELF REGISTRATION STATEMENT") to cover resales of the Notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

    We will use our best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission.

    For purposes of the preceding, "TRANSFER RESTRICTED SECURITIES" means each Note until:

    (1) the date on which such Note has been exchanged by a Person other than a broker-dealer for an exchange note in the exchange offer;

    (2) following the exchange by a broker-dealer in the exchange offer of a Note for an exchange note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the exchange offer registration statement;

    (3) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; or

    (4) the date on which such Note is distributed to the public pursuant to Rule 144 under the Securities Act.

    The registration rights agreement also provides that:

    (1) we will file an exchange offer registration statement with the Commission on or prior to 90 days after the closing of the old notes offering;

    (2) we will use our best efforts to have the exchange offer registration statement declared effective by the Commission on or prior to 180 days after the closing of the old notes offering;

    (3) unless the exchange offer would not be permitted by applicable law or Commission policy, we will

       (a) commence the exchange offer; and

       (b) use our best efforts to consummate the exchange offer not later than 210 days, unless a longer time is required by the federal securities laws, after the closing of this offering and

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           issue exchange notes in exchange for all Notes validly tendered and not withdrawn prior thereto in the exchange offer; and

    (4) if obligated to file the shelf registration statement, we will use our best efforts to file the shelf registration statement with the Commission as promptly as practicable after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 120 days after such obligation arises.

    If:

    (1) we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing;

    (2) any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness;

    (3) we fail to consummate the exchange offer within 30 days of the effectiveness target date with respect to the exchange offer registration statement; or

    (4) the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with the resales of Transfer Restricted Securities during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (4) above, a "REGISTRATION DEFAULT"), then we will pay liquidated damages to each holder of Notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $0.05 per week per $1,000 principal amount of Notes held by that holder. The amount of the liquidated damages will increase by an additional $0.05 per week per $1,000 principal amount of Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages for all Registration Defaults of $0.50 per week per $1,000 principal amount of Notes.

    All accrued liquidated damages will be paid by us on each interest payment date to the Global Note holder by wire transfer of immediately available funds and to holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

    Following the cure of all Registration Defaults, the accrual of liquidated damages will cease.

    Holders of Notes will be required to make certain representations to us (as described in the registration rights agreement) in order to participate in the exchange offer and will be required to deliver certain information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their Notes included in the shelf registration statement and benefit from the provisions regarding liquidated damages set forth above. By acquiring Transfer Restricted Securities, a holder will be deemed to have agreed to indemnify us against certain losses arising out of information furnished by such holder in writing for inclusion in any shelf registration statement. Holders of Notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from us.

            CERTAIN MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES

    The following is a general discussion of the material anticipated United States federal income and estate tax consequences of the ownership and disposition of the notes by an initial beneficial owner of the notes who is a "United States person." For purposes of this discussion, a "United States person" means (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof, (c) an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source, or (d) a trust, if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or certain electing trusts that were in existence on August 19, 1996, and were treated as domestic trusts on such date. An individual may, subject to certain exceptions, be deemed to be a resident (as opposed to a non-resident alien) of the United States by virtue of being present in the United States on at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). For certain purposes (including the imposition of withholding tax discussed below in "Non-United States Holders") a partnership, or other pass-through owner may not be treated as a beneficial owner of a note.

    This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations, judicial authority and administrative rulings and practice, any of which may be altered with retroactive effect thereby changing the federal tax consequences discussed herein. The tax treatment of the holders of the notes may vary depending upon their particular situations. In addition, certain holders, including insurance companies, tax exempt organizations, financial institutions and broker-dealers, may be subject to special rules not included in this discussion. Except where noted, this discussion deals only with notes held by a United States person (a "United States Holder") as capital assets within the meaning of Section 1221 of the Code. We will not seek a ruling from the Internal Revenue Service (the "IRS") with respect to any of the matters discussed herein and there can be no assurance the IRS will not challenge one or more of the tax consequences described herein. You should consult your own tax advisor concerning the consequences of the ownership and disposition of the notes, including the tax consequences under the laws of any foreign, state, local or other taxing jurisdictions and the possible effects on investors of changes in United States federal or other tax laws.

UNITED STATES HOLDERS

    STATED INTEREST.

    Interest on a note will be includible by a United States Holder as ordinary interest income at the time it accrues or is received in accordance with such holder's method of accounting for tax purposes.

    CERTAIN MODIFICATIONS OR ASSUMPTIONS.

    The terms of the notes may be modified with the consent of a specified percentage of holders and, in some instances, without the consent of the holders. In addition, the notes may be assumed under related party transactions in which we are involved. The modification or assumption of a note could, in certain instances, give rise to a deemed exchange of a note for a new note for U.S. federal income tax purposes. If an exchange is deemed to occur by reason of a modification or assumption, the amount and timing of taxable income required to be recognized by a United States Holder with respect to a note could be affected.

    MARKET DISCOUNT

    If a United States Holder acquires a note issued for an amount that is less than its principal amount, the amount of the difference will be treated as "market discount," unless such difference is less than a specified DE MINIMIS amount. Under the market discount rules of the Code, a United States Holder will be required to treat any partial principal payment on, or any gain on the sale, exchange, retirement, or other disposition (including a gift) of, a note as ordinary income to the extent of any accrued market discount not previously included in income. Market discount generally accrues on a straight-line basis over the remaining term of the note. A United States Holder may not be allowed to deduct immediately all or a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry such note. A United States Holder may, however, elect to include market discount in income currently as it accrues (either on a straight-line basis or, if the United States Holder so elects, on a constant-yield basis), in which case the interest deduction deferral rule set forth in the preceding sentence will not apply. Such an election will apply to all bonds acquired by the United States Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

    AMORTIZABLE BOND PREMIUM

    A United States Holder that purchases a note for an amount in excess of the principal amount will be considered to have purchased the note at a "premium." A United States Holder generally may elect to amortize such premium over the remaining term of the note on a constant-yield method. The amount amortized in any year will be treated as a reduction of the United States Holder's interest income from the note. Bond premium on a note held by a United States Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the note. The election to amortize bond premium on a constant-yield method, once made, applies to all debt obligations held or subsequently acquired by the electing United States Holder on or after the first day of the taxable year to which the election applies and may not be revoked without the consent of the IRS. United States Holders should consult their own tax advisors as to the advisability of such an election.

    SALE, EXCHANGE OR REDEMPTION OF THE NOTES

    Upon the disposition of a note by sale, exchange, or redemption, a United States Holder will generally recognize gain or loss equal to the difference between (i) the amount realized on the disposition (other than amounts attributable to accrued interest) and (ii) the United States Holder's tax basis in the note. A United States Holder's tax basis in a note generally will equal the cost of the note (other than any cost attributable to accrued interest as of the date the United States Holder acquired the note) increased by any market discount previously included in income by the United States Holder with respect to the note and reduced by any cash payments on the note other than qualified stated interest and by any amounts deducted with respect to amortizable bond premium.

    Such gain or loss will generally constitute capital gain or loss and will be long-term capital gain or loss if the United States Holder has held such note for longer than one year. Non-corporate taxpayers are generally subject to a maximum regular federal income tax rate of 20% on net long-term capital gains. The deductibility of capital losses is subject to certain limitations.

    The exchange of a note by a United States Holder for an Exchange Note pursuant to the Exchange Offer should not constitute a taxable exchange. A United States Holder should have the same tax basis and holding period in the Exchange Note as it did in the note.

    BACKUP WITHHOLDING AND INFORMATION REPORTING

    A United States Holder may be subject, under certain circumstances, to information reporting and/ or backup withholding at a 31% rate with respect to cash payments in respect of interest or the gross proceeds from dispositions the note. The withholding requirement will apply only if the holder (i) fails to furnish its social security or other taxpayer identification number ("TIN") within a reasonable time after a request therefor,
(ii) furnishes an incorrect TIN, (iii) fails to report interest or dividends properly, or (iv) fails under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that the holder is not subject to backup withholding. Any amount withheld from a payment to a United States Holder under the backup withholding rules is allowable as a credit against such holder's United States federal income tax liability (and may entitle such holder to a refund), provided the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and certain financial institutions. United States Holders of notes should consult their tax advisors as to their qualification for exemption from withholding and the procedure for obtaining such exemption.

NON-UNITED STATES HOLDERS

    WITHHOLDING TAX ON PAYMENTS OF INTEREST ON NOTES.

    Interest paid on the notes by us or our paying agent to a non-United States Holder will qualify for the so-called "portfolio-interest-exemption" and, therefore, will not be subject to United States federal income tax or withholding tax provided that such interest income is not effectively connected with a United States trade or business of the non-United States Holder and provided that:

    - the non-United States Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

    - the non-United States Holder is not (A) a controlled foreign corporation related to us actually or constructively through the stock ownership rules under Section 864(d)(4) of the Code, or (B) a bank which acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business;

    - the interest paid to the non-United States Holder is not considered contingent interest under Section 871(h)(4) of the Code and the regulations thereunder; and

    - the beneficial owner satisfies the statement requirements set forth in
      Section 871(h) and 881(c) of the Code and the regulations thereunder.

    Currently, the statement requirements will be satisfied in either of the following circumstances:

    - first, this requirement will be satisfied if, in accordance with specified procedures, the non-United States Holder provides to us or our paying agent a Form W-8BEN or a suitable substitute or successor form that is signed under penalties of perjury, includes its name and address, and contains a certification that the holder is not a United States person; or

    - second, the requirement will be satisfied if (a) the Non-United States Holder provides a Form W-8BEN or a suitable substitute or successor form, signed under penalties of perjury, to a qualified intermediary, such as a securities clearing organization, bank, or other financial institution who holds customers' securities in the ordinary course of its trade or business and holds the notes on behalf of a beneficial owner, and (b) the qualified intermediary certifies to us, or our paying agent, under penalties of perjury, that such statement has been received by it from the beneficial owner, directly or through another intermediary financial institution, and furnishes us or our paying agent with a copy thereof.

    Recently finalized Treasury Regulations provide alternative documentation procedures for satisfying the certification requirement described above. Such regulations add intermediary certification options for certain qualifying agents.

    Interest received by a non-United States Holder that is effectively connected with a United States trade or business conducted by such holder (or if a treaty applies, attributable to a permanent establishment) will be taxed at the graduated rates applicable to United States persons. Effectively connected interest received by a corporate non-United States Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or, if applicable, a lower treaty rate. Even though such effectively connected interest will be subject to federal income tax and possibly subject to the branch profits tax, it will not be subject to withholding if the non-United States Holder delivers a properly executed IRS Form W-8ECI or suitable substitute or successor form to us or our agent.

    Interest that does not qualify for the portfolio interest exemption or is not effectively connected with a U.S. trade or business (or attributable to a permanent establishment) will be subject to tax at a 30% rate unless a treaty applies to reduce or eliminate withholding.

    GAIN ON DISPOSITION OF THE NOTES.

    A non-United States Holder generally will not be required to pay U.S. federal income tax on gain realized on the sale, exchange or redemption of a note, including the exchange of a note for an Exchange note, unless:

    - in the case of an individual non-United States Holder, such holder is present in the United States for 183 days or more in the year of such sale, exchange or redemption and meets certain other requirements;

    - the non-United States Holder is required to pay tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates; or

    - the gain is effectively connected with the conduct of a U.S. trade or business of, or, if a tax treaty applies, is attributable to a U.S. permanent establishment of, the non-United States Holder.

    If a non-United States Holder is required to pay U.S. federal income tax on gain realized on the sale, exchange, or redemption of a note because the gain is effectively connected with the conduct of a U.S. trade or business, (or if a treaty applies, applicable to a permanent establishment), the holder will be taxed on the net gain derived from the sale under the graduated U.S. federal income tax rates that are applicable to United States persons and, if the non-United States Holder is a foreign corporation, it may also be subject to the branch profits tax described above. Even though the effectively connected income will be subject to federal income tax, and possibly subject to the branch profits tax, it will not be subject to withholding if the non-United States Holder delivers a properly executed IRS Form W-8ECI or a suitable substitute or successor form to us or our agent.

    If an individual non-United States Holder is required to pay U.S. federal income tax on gain realized on the sale, exchange, or redemption of a note because such holder is present in the United States for 183 days or more in the year of such sale, and certain other requirements are met, the holder generally will be subject to U.S. federal income tax at a rate of 30% on the amount by which the gain derived from the sale from sources within the United States were to exceed such holder's capital losses allocable to sources within the United States for the taxable year of the sale.

    SURRENDER OF NOTE FOR EXCHANGE NOTE.

    The exchange of a note by a non-United States Holder for an Exchange Note pursuant to the Exchange Offer should not constitute a taxable exchange. A non-United States Holder should have the same tax basis and holding period in the Exchange Note as it did in the note.

    U.S. FEDERAL ESTATE TAXES.

    If interest on the notes is exempt from U.S. federal income tax under the portfolio interest exemption, the notes will not be included in the estate of a deceased non-United States Holder for

U.S. federal income tax purposes. In addition, an estate treaty may apply to exclude such notes from the estate of a deceased non-United States Holder.

    BACKUP WITHHOLDING AND INFORMATION REPORTING.

    We must report annually to the IRS and to each non-United States Holder the amount of any interest paid to, and the tax withheld with respect to, such non-United States Holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-United States Holder resides.

    Backup withholding and information reporting will not apply to payments of interest or principal on the notes by us or our agent to a non-United States Holder if the non-United States Holder certifies as to its non-United States Holder status under penalties of perjury or otherwise establishes an exemption, provided that neither we nor our agents have actual knowledge that the holder is a U.S. person or that the conditions of any other exemptions are not in fact satisfied.

    Information reporting and backup withholding requirements with respect to the payment of the proceeds from the disposition of the notes by a non-United States Holder are as follows:

    - If the proceeds are paid to or through the United States office of a broker, they generally will be subject to information reporting and backup withholding at a rate of 31%. However, no such reporting and withholding is required if: (i) the holder either certifies as to its status as a non-United States Holder under penalties of perjury on an IRS form W-8BEN or suitable substitute or successor form or otherwise establishes an exemption; and (ii) the broker does not have actual knowledge that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied.

    - If the proceeds are paid to or through a non-United States office of a broker that is not a United States person or a "United States related person," as defined below, they will not be subject to backup withholding or information reporting.

    - If the proceeds are paid to or through a non-United States office of a broker that is either a United States person or a "United States related person," they generally will be subject to information reporting. However, no such reporting is required if (i) the holder certifies as to its status as a non-United States Holder under penalties of perjury or the broker has certain documentary evidence in its files as to the non-United States Holder's foreign status, and (ii) the broker has no actual knowledge to the contrary. Backup withholding will generally not apply to payments made through foreign offices of a United States person or United States related person.

    For purposes of this paragraph, a "United States related person" is:

    - a "controlled foreign corporation" for U.S. federal income tax purposes;

    - a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a United States trade or business; or

    - a foreign partnership if at any time during its tax year one or more of its partners are United States persons who, in the aggregate, hold more than 50% of the income or capital interest of the partnership or if, at any time during its taxable year, the partnership is engaged in the conduct of a United States trade or business.

    Any amounts withheld under the backup withholding rules from a payment to a non-United States Holder will be allowed as a refund or a credit against such non-United States Holder's U.S. federal income tax liability provided that the requisite procedures are followed.

                              PLAN OF DISTRIBUTION

    There has previously been only a limited secondary market and no public market for the old notes. We do not intend to apply for the listing of the notes on a national securities exchange or for their quotation through The Nasdaq Stock Market. The notes are eligible for trading in the PORTAL market. We have been advised by the initial purchasers that the initial purchasers currently intend to make a market in the notes; however, the initial purchasers are not obligated to do so and any market making may be discontinued by the initial purchasers at any time. In addition, such market making activity may be limited during the exchange offer. Therefore, there can be no assurance that an active market for the old notes or the new notes will develop. If a trading market does not develop or is not maintained, holders of notes may experience difficulty in reselling notes. If a trading market develops for the notes, future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our results of operations and the market for similar securities. Depending on such factors, such securities may trade at a discount from their offering price.

    BROKER-DEALERS WHO DID NOT ACQUIRE OLD NOTES AS A RESULT OF MARKET MAKING ACTIVITIES OR TRADING ACTIVITIES MAY NOT PARTICIPATE IN THE EXCHANGE OFFER.

    With respect to resale of new notes, based on an interpretation by the staff of the Securities and Exchange Commission set forth in no-action letters issued to third parties, we believe that a holder (other than a person that is our affiliate within the meaning of Rule 405 under the Securities Act or a "broker" or "dealer" registered under the Exchange Act) who exchanges old notes for new notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the new notes, will be allowed to resell the new notes to the public without further registration under the Securities Act and without delivering to the purchasers of the new notes a prospectus that satisfies the requirements of Section 10 thereof. However, if any holder acquires new notes in the exchange offer for the purpose of distributing or participating in a distribution of the new notes, such holder cannot rely on the position of the staff of the Securities and Exchange Commission enunciated in EXXON CAPITAL HOLDINGS CORPORATION (available May 13, 1988) or similar no-action letters or any similar interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless an exemption from registration is otherwise available.

    As contemplated by the no-action letters mentioned above and the registration rights agreement, each holder accepting the exchange offer is required to represent to us in the letter of transmittal that:

    - the new notes are to be acquired by the holder in the ordinary course of business;

    - the holder is not engaging and does not intend to engage in the distribution of the new notes; and

    - the holder acknowledges that, if such holder participates in the exchange offer for the purpose of distributing the new notes, such holder must comply with the registration and prospectus delivery requirements of the Securities Act and cannot rely on the above no-action letters.

    Any broker or dealer registered under the Exchange Act (each a "Broker-Dealer") who holds old notes that were acquired for its own account as a result of market-making activities or other trading activities (other than old notes acquired directly from us or our affiliate) may exchange such old notes for new notes pursuant to the exchange offer; however, such Broker-Dealer may be deemed an underwriter within the meaning of the Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the new notes received by it in the exchange offer, which prospectus delivery requirement may be satisfied by the delivery by such Broker-Dealer of this prospectus. We have agreed to cause the exchange offer Registration Statement, of which this prospectus is a part, to remain continuously effective for a period of 180 days, if required, from the exchange date, and to make this prospectus, as amended or supplemented, available to any such Broker-Dealer for use in connection with resales. Any Broker-Dealer participating in the exchange offer will be required to acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of new notes received by it in the exchange offer. The delivery by a Broker-Dealer of a prospectus in connection with resales of new notes shall not be deemed to be an admission by such Broker-Dealer that it is an underwriter within the meaning of the Securities Act. We will not receive any proceeds from any sale of new notes by a Broker-Dealer.

    New notes received by Broker-Dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Broker-Dealer and/or the purchasers of any such new notes.

                                 LEGAL MATTERS

    Certain legal matters with respect to the validity of the notes offered hereby are being passed upon for us by McAfee & Taft A Professional Corporation, Oklahoma City, Oklahoma.

                                    EXPERTS

    The consolidated balance sheet of American Cellular Corporation and subsidiaries as of December 31, 2000, and the related consolidated statements of operations, stockholder's equity and cash flows for the period from February 25, 2000 through December 31, 2000, and the consolidated balance sheet of ACC Acquisition LLC and its subsidiaries as of December 31, 2000, and the related consolidated statements of operations, members' equity and cash flows for the period from February 15, 2000 through December 31, 2000, included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report appearing herein in reliance upon the authority of said firm as experts in giving said report.

    The consolidated financial statements of American Cellular Corporation and subsidiaries at December 31, 1998 and 1999, and for the period from February 26, 1998 to December 31, 1998 and the year ended December 31, 1999, and the consolidated financial statements of PriCellular Corporation and subsidiaries for the six months ended June 30, 1998, appearing in this prospectus and registration statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES
  Condensed Consolidated Balance Sheets as of December 31,
    2000 and March 31, 2001.................................     F-3
  Condensed Consolidated Statements of Operations for the
    period from inception (February 25, 2000), through
    March 31, 2000 and for the Three Months Ended March 31,
    2001....................................................     F-4
  Condensed Consolidated Statement of Comprehensive Loss and
    Stockholder's Equity for the Three Months Ended
    March 31, 2001..........................................     F-5
  Condensed Consolidated Statements of Cash Flows for the
    period from inception (February 25, 2000), through
    March 31, 2000 and for the Three Months Ended
    March 31, 2001..........................................     F-6
  Notes to Condensed Consolidated Financial Statements......     F-7
  Report of independent public accountants..................    F-10
  Consolidated Balance Sheet as of December 31, 2000........    F-11
  Consolidated Statement of Operations for the period from
    February 25, 2000 through December 31, 2000.............    F-12
  Consolidated Statement of Stockholder's Equity for the
    period from February 25, 2000 through December 31,
    2000....................................................    F-13
  Consolidated Statement of Cash Flows for the period from
    February 25, 2000 through December 31, 2000.............    F-14
  Notes to Consolidated Financial Statements................    F-15
  Report of independent auditors............................    F-23
  Consolidated Balance Sheets as of December 31, 1998 and
    December 31, 1999.......................................    F-24
  Consolidated Statements of Operations for the period from
    February 26, 1998 to December 31, 1998 and the Year
    Ended December 31, 1999.................................    F-25
  Consolidated Statements of Stockholders' Equity for the
    period from February 26, 1998 to December 31, 1998 and
    for the Year Ended December 31, 1999....................    F-26
  Consolidated Statements of Cash Flows for the period from
    February 26, 1998 to December 31, 1998 and the Year
    Ended December 31, 1999.................................    F-27
  Notes to Consolidated Financial Statements................    F-28

ACC ACQUISITION LLC AND SUBSIDIARIES
  Condensed Consolidated Balance Sheets as of December 31,
    2000 and
    March 31, 2001..........................................    F-38
  Condensed Consolidated Statements of Operations for the
    period from formation (February 15, 2000), through
    March 31, 2000 and for the Three Months Ended
    March 31, 2001..........................................    F-39
  Condensed Consolidated Statement of Comprehensive Loss and
    Members' Equity for the Three Months Ended March 31,
    2001....................................................    F-40
  Condensed Consolidated Statements of Cash Flows for the
    period from formation (February 15, 2000), through
    March 31, 2000 and for the Three Months Ended
    March 31, 2001..........................................    F-41
  Notes to Condensed Consolidated Financial Statements......    F-42
  Report of independent public accountants..................    F-45
  Consolidated Balance Sheet as of December 31, 2000........    F-46
  Consolidated Statement of Operations for the period from
    February 15, 2000 through December 31, 2000.............    F-47
  Consolidated Statement of Members' Equity for the period
    from February 15, 2000 through December 31, 2000........    F-48

                                                                PAGE
                                                              --------
  Consolidated Statement of Cash Flows for the period from
    February 15, 2000 through December 31, 2000.............    F-49
  Notes to Consolidated Financial Statements................    F-50

PRICELLULAR CORPORATION AND SUBSIDIARIES (THE PREDECESSOR
  COMPANY)
  Report of independent auditors............................    F-58
  Consolidated Statement of Operations for the Six Months
    ended June 30, 1998.....................................    F-59
  Consolidated Statement of Stockholders' Equity for the Six
    Months ended June 30, 1998..............................    F-60
  Consolidated Statement of Cash Flows for the Six Months
    ended June 30, 1998.....................................    F-61
  Notes to Consolidated Financial Statements................    F-62

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                  (UNAUDITED)

                                                               DECEMBER 31,      MARCH 31,
                                                                   2000             2001
                                                              --------------   --------------
                                           ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.................................  $   15,123,142   $    7,366,556
  Restricted cash and investments...........................              --       45,459,153
  Accounts receivable, net..................................      48,208,271       44,607,199
  Inventory.................................................       8,372,549       10,984,182
  Other current assets......................................       8,578,882       11,611,923
                                                              --------------   --------------
    Total current assets....................................      80,282,844      120,029,013
                                                              --------------   --------------
PROPERTY, PLANT AND EQUIPMENT, net..........................     192,986,089      205,378,186
                                                              --------------   --------------
OTHER ASSETS:
  Restricted investments....................................              --       39,776,090
  Wireless license acquisition costs, net...................   1,149,419,497    1,151,043,192
  Customer list, net........................................      41,555,518       39,055,518
  Goodwill, net.............................................   1,175,251,171    1,180,668,939
  Deferred costs and other, net.............................      30,607,705       45,009,676
                                                              --------------   --------------
    Total other assets......................................   2,396,833,891    2,455,553,415
                                                              --------------   --------------
      Total assets..........................................  $2,670,102,824   $2,780,960,614
                                                              ==============   ==============

                            LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
  Accounts payable..........................................  $   30,100,531   $   16,481,052
  Accounts payable-affiliates...............................      11,805,894       39,445,692
  Accrued expenses..........................................      26,800,910       22,148,467
  Deferred revenue and customer deposits....................      10,007,706       10,370,835
  Current portion of long-term debt.........................      27,465,000       35,494,048
                                                              --------------   --------------
    Total current liabilities...............................     106,180,041      123,940,094
                                                              --------------   --------------
OTHER LIABILITES:
  Payables-affiliates.......................................       9,193,025               --
  Long-term debt, net of current portion....................   1,650,535,000    1,754,540,032
  Deferred tax liabilities..................................     238,438,146      242,587,572
  Other non-current liabilities.............................              --       28,133,721
STOCKHOLDER'S EQUITY:
  Class A Common Stock, $.01 par value, 475,000 shares
    authorized and 100 shares issued and outstanding at
    December 31, 2000 and March 31, 2001....................               1                1
  Paid-in capital...........................................     764,999,999      797,827,564
  Retained deficit..........................................     (99,243,388)    (137,934,649)
  Accumulated comprehensive loss............................              --      (28,133,721)
                                                              --------------   --------------
    Total stockholder's equity..............................     665,756,612      631,759,195
                                                              --------------   --------------
      Total liabilities and stockholder's equity............  $2,670,102,824   $2,780,960,614
                                                              ==============   ==============

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                                                              FOR THE PERIOD
                                                              FROM INCEPTION
                                                              (FEBRUARY 25,    THREE MONTHS
                                                              2000) THROUGH       ENDED
                                                                MARCH 31,       MARCH 31,
                                                                   2000            2001
                                                              --------------   ------------
OPERATING REVENUES:
  Service revenue...........................................   $ 16,764,496    $ 61,890,443
  Roaming revenue...........................................     10,871,346      30,902,103
  Equipment and other revenue...............................      1,242,108       4,609,316
                                                               ------------    ------------
      Total operating revenues..............................     28,877,950      97,401,862
                                                               ------------    ------------
OPERATING EXPENSES:
  Cost of service...........................................      4,994,498      24,454,853
  Cost of equipment.........................................      1,686,742      11,504,014
  Marketing and selling.....................................      2,522,006      14,731,364
  General and administrative................................      3,877,674      14,696,246
  Depreciation and amortization.............................     17,049,831      45,356,699
                                                               ------------    ------------
      Total operating expenses..............................     30,130,751     110,743,176
                                                               ------------    ------------
OPERATING LOSS..............................................     (1,252,801)    (13,341,314)
OTHER INCOME (EXPENSE):
  Interest expense..........................................    (14,309,482)    (41,223,170)
  Other income, net.........................................        289,165         320,593
                                                               ------------    ------------
LOSS BEFORE INCOME TAXES....................................    (15,273,118)    (54,243,891)
INCOME TAX BENEFIT..........................................      3,591,259      15,552,630
                                                               ------------    ------------
NET LOSS....................................................   $(11,681,859)   $(38,691,261)
                                                               ------------    ------------
BASIC NET LOSS APPLICABLE TO THE COMMON STOCKHOLDER PER
  COMMON SHARE..............................................   $   (116,819)   $   (386,913)
                                                               ============    ============

BASIC WEIGHTED AVERAGE COMMON SHARES OUTSTANDING............            100             100
                                                               ============    ============

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED STATEMENT OF

                  COMPREHENSIVE LOSS AND STOCKHOLDER'S EQUITY

                   FOR THE THREE MONTHS ENDED MARCH 31, 2001

                                                                       STOCKHOLDER'S EQUITY
                                                       ----------------------------------------------------
                                                              CLASS A
                                                           COMMON STOCK
                                      COMPREHENSIVE    ---------------------     PAID-IN        RETAINED
                                           LOSS         SHARES      AMOUNT       CAPITAL         DEFICIT
                                      --------------   --------   ----------   ------------   -------------
December 31, 2000...................                     100      $      1     $764,999,999   $ (99,243,388)
  Net loss..........................   $(38,691,261)      --            --               --     (38,691,261)
  Capital contribution..............             --       --            --       32,827,565              --
  Transition adjustment for
    implementation of SFAS 133......    (15,850,608)      --            --               --              --
  Loss on hedge transactions........    (12,283,113)      --            --               --              --
                                       ------------      ---      ----------   ------------   -------------
March 31, 2001......................   $(66,824,982)     100      $      1     $797,827,564   $(137,934,649)
                                       ============      ===      ==========   ============   =============

                                           STOCKHOLDER'S EQUITY
                                      ------------------------------

                                       ACCUMULATED         TOTAL
                                      COMPREHENSIVE    STOCKHOLDER'S
                                           LOSS           EQUITY
                                      --------------   -------------
December 31, 2000...................   $         --    $665,756,612
  Net loss..........................             --     (38,691,261)
  Capital contribution..............             --      32,827,565
  Transition adjustment for
    implementation of SFAS 133......    (15,850,608)    (15,850,608)
  Loss on hedge transactions........    (12,283,113)    (12,283,113)
                                       ------------    ------------
March 31, 2001......................   $(28,133,721)   $631,759,195
                                       ============    ============

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                              FOR THE PERIOD
                                                              FROM INCEPTION    THREE MONTHS
                                                               (FEBRUARY 25,       ENDED
                                                               2000) THROUGH     MARCH 31,
                                                              MARCH 31, 2000        2001
                                                              ---------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................   $ (11,681,859)   $(38,691,261)
  Adjustments to reconcile net loss to net cash provided by
    operating activities--
    Depreciation and amortization...........................      17,049,831      45,356,699
    Amortization of bond discount and financing cost........              --         940,151
    Deferred income taxes and investment tax credits, net...      (3,642,428)    (15,850,574)
  Changes in current assets and liabilities--
    Accounts receivable.....................................         (84,152)      3,601,072
    Other current assets....................................        (629,139)     (5,796,591)
    Accounts payable........................................      25,054,419     (14,885,560)
    Accrued expenses........................................      (5,501,014)     (4,652,443)
    Deferred revenue and customer deposits..................         904,576         363,129
                                                               -------------    ------------
      Net cash (used in) provided by operating activities...      21,470,234     (29,615,378)
                                                               -------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Capital expenditures....................................      (5,454,596)    (22,656,804)
    Increase in payables--affiliate.........................              --      18,446,773
    Other investing activities..............................        (175,884)     (1,953,591)
                                                               -------------    ------------
      Net cash used in investing activities.................      (5,630,480)     (6,163,622)
                                                               -------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from long-term debt............................              --      37,500,000
    Repayments of long-term debt............................     (16,000,000)   (372,131,420)
    Proceeds from senior subordinated notes.................              --     446,665,500
    Deferred financing costs................................              --     (15,190,206)
    Capital cash contribution...............................              --      16,413,783
    Purchase of restricted investment.......................              --     (85,235,243)
                                                               -------------    ------------
      Net cash provided by (used in) financing activities...     (16,000,000)     28,022,414
                                                               -------------    ------------
NET DECREASE IN CASH AND CASH EQUIVALENTS...................        (160,246)     (7,756,586)
CASH AND CASH EQUIVALENTS, beginning of period..............      25,413,377      15,123,142
                                                               -------------    ------------
CASH AND CASH EQUIVALENTS, end of period....................   $  25,253,131    $  7,366,556
                                                               =============    ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
    Cash paid for--
      Interest, net of amounts capitalized..................   $          --    $ 40,108,722
SUPPLEMENTAL DISCLOSURES OF NONCASH FINANCING ACTIVITIES:
    Capital contribution of PCS licenses and certain other
      assets................................................   $          --    $ 16,413,783

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

    The condensed consolidated balance sheets of American Cellular Corporation ("ACC") and subsidiaries (collectively with ACC, "the Company") as of December 31, 2000 and March 31, 2001, the condensed consolidated statements of operations for the period from inception (February 25, 2000) through March 31, 2000 and for the three months ended March 31, 2001, the condensed consolidated statement of comprehensive loss and stockholder's equity for the three months ended March 31, 2001 and the condensed consolidated statements of cash flows for the period from inception (February 25, 2000) through March 31, 2000 and for the three months ended March 31, 2001 are unaudited. In the opinion of management, such financial statements include all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of financial position, results of operations, and cash flows for the periods presented.

    The condensed consolidated balance sheet data at December 31, 2000 was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles. The financial statements presented herein should be read in connection with the Company's December 31, 2000 consolidated financial statements included in the Company's Form S-4, for the registration of $450.0 million Senior Subordinated Notes due 2009.

1. ORGANIZATION

    American Cellular Corporation was originally formed on February 26, 1998, to acquire the operations of PriCellular Corporation. On February 25, 2000, the Company was acquired by ACC Acquisition LLC, an equally owned joint venture between Dobson Communications Corporation and AT&T Wireless Services, Inc. ("the Joint Venture"). Therefore, the financial statements and the related notes presented here for 2000, are for the period from the acquisition date
(February 25, 2000) through March 31, 2000.

2. ACQUISITION

    On February 25, 2000, the Joint Venture acquired the Company for
$2.44 billion, of which $765.0 million was in the form of a capital contribution to the Company, and the remaining $1.675 billion was financed by the Company's new credit facility. The Company's markets include systems in twelve states. This acquisition was accounted for as a purchase. Accordingly, the cost of the acquisition was allocated to the Company's assets and liabilities. The allocation of the $2.44 billion of purchase price on February 25, 2000, was as follows:

Current assets...............................  $   63,606,606
Property, plant and equipment................     174,511,971
Wireless license costs.......................   1,200,089,119
Customer list................................      50,000,000
Goodwill.....................................   1,228,454,988
Other assets.................................      33,898,836
Current liabilities..........................     (48,778,143)
Deferred tax liabilities.....................    (261,783,377)
                                               --------------
                                               $2,440,000,000
                                               ==============

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)

3. LONG-TERM DEBT

    The Company's long-term debt consists of the following:

                                               DECEMBER 31, 2000   MARCH 31, 2001
                                               -----------------   --------------
Revolving credit facilities..................   $1,678,000,000     $1,343,368,580
Senior Subordinated Notes....................               --        446,665,500
                                                --------------     --------------
  Total debt.................................    1,678,000,000      1,790,034,080
Less--Current maturities.....................       27,465,000         35,494,048
                                                --------------     --------------
  Total long term debt.......................   $1,650,535,000     $1,754,540,032
                                                ==============     ==============

REVOLVING CREDIT FACILITIES

    On February 25, 2000, the Company obtained a $1.75 billion credit facility, to retire existing debt and complete the acquisition of the Company by the Joint Venture. The Company's credit facility included a $300.0 million revolving credit facility and $1.45 billion of term loan facilities. Interest on the revolving credit facility and the term loan facilities is variable and is based on a prime rate or a LIBOR formula, and has ranged in total between 7.4% and 10.1% since inception (total weighted average interest of 8.5% for the three months ended March 31, 2001.)

    On March 2, 2001, the Company and its lenders agreed to an amendment to the credit facility. This amendment became effective on March 14, 2001, when the Company permanently repaid $200.0 million of the term notes under the credit facility. Upon repayment of indebtedness under the credit facility with proceeds from the $450.0 million Senior Subordinated Notes due 2009 (described below), the Company's credit facility was reduced to $1.55 billion. As of March 31, 2001, the Company had outstanding borrowings under its credit facility of $1.34 billion, and approximately $206.5 million of credit availability.

SENIOR SUBORDINATED NOTES

    On March 9, 2001, the Company completed the sale of $450.0 million Senior Subordinated Notes. These notes were sold at a discount of $3.3 million and carry an interest rate of 9.5%. The discount will be amortized over the life of the notes, which is eight and a half years. The proceeds were used to repay outstanding indebtedness under the Company's credit facility and to deposit funds into an interest reserve account to fund the first four scheduled interest payments on the notes.

INTEREST RATE HEDGES

    The Company pays interest on its bank credit facility based on a variable factor, such as LIBOR or prime rate. The Company will from time-to-time enter into derivative contracts to reduce exposure against rising interest rates.

    The Company has entered into a $1.03 billion derivative contract on its credit facility, in order to hedge its interest rate exposure, whereby the interest rate is effectively fixed at a rate of 7.3% plus a factor based on the Company's leverage (total weighted average interest of 9.9% for the three months ended March 31, 2001). The agreement expires in June 2001. The Company has also entered into an interest rate hedge contract, which expires June 30, 2002 which sets the interest rate on $1.03 billion of

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)

3. LONG-TERM DEBT (CONTINUED)
debt at a rate between 6.7% and 8.0%, plus a factor based on the Company's leverage, depending upon the LIBOR rate on July 1, 2001.

    On January 1, 2001, in accordance with SFAS 133, the Company began recording a liability and a net loss to comprehensive income relating to its interest rate hedges. See further discussion in Note 5.

4. RESTRICTED CASH AND INVESTMENTS

    Restricted cash and investments consist of interest pledge deposits for the Senior Subordinated Notes described in Note 3. The interest pledge deposit includes the initial deposit of $85.2 million, net of interest earned and payments issued to bondholders.

5. STOCKHOLDER'S EQUITY

    On January 18, 2001, the Company received a $32.8 million capital contribution from its shareholder. This contribution consisted of cash, PCS licenses relating to areas in northeast Oklahoma and southeast Kansas, and certain other assets.

    On January 1, 2001, in accordance with SFAS 133, the Company recorded a liability and a net loss to comprehensive income totaling $15.9 million relating to its outstanding interest rate hedges, thus decreasing the Company's total equity. As of March 31, 2001, this liability was $28.1 million, of which $13.7 million relates to hedge contracts maturing within the next twelve months.

6. SUBSEQUENT EVENTS

    On May 30, 2001, the Company agreed to issue and sell $250.0 million of 9.5% Senior Subordinated Notes due 2009. The net proceeds will be used to repay outstanding indebtedness under the Company's credit facility and to deposit funds into an interest reserve account to fund the first four scheduled interest payments on the notes.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
American Cellular Corporation:

    We have audited the accompanying consolidated balance sheet of American Cellular Corporation (a Delaware Corporation) and subsidiaries as of
December 31, 2000 and the related consolidated statements of operations, stockholder's equity and cash flows for the period from February 25, 2000 through December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

    We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Cellular Corporation and subsidiaries as of December 31, 2000, and the results of their operations and their cash flows for the period from February 25, 2000 through December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                          ARTHUR ANDERSEN LLP

Oklahoma City, Oklahoma,
March 9, 2001

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 2000

                                   ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.................................  $   15,123,142
  Accounts receivable, net of allowance for doubtful
  accounts of $1,810,265....................................      48,208,271
  Inventory.................................................       8,372,549
  Deferred income taxes.....................................       7,170,411
  Prepaid expenses and other................................       1,408,471
                                                              --------------
    Total current assets....................................      80,282,844
                                                              --------------

PROPERTY, PLANT AND EQUIPMENT, net..........................     192,986,089
                                                              --------------

OTHER ASSETS:
  Wireless license acquisition costs, net of accumulated
    amortization of $50,669,623.............................   1,149,419,497
  Customer list, net of accumulated amortization of
    $8,444,482..............................................      41,555,518
  Goodwill, net of accumulated amortization of
    $53,203,817.............................................   1,175,251,171
  Deferred financing costs and other, net of accumulated
    amortization of $3,426,409..............................      30,607,705
                                                              --------------
    Total other assets......................................   2,396,833,891
                                                              --------------
    Total assets............................................  $2,670,102,824
                                                              ==============

                    LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
  Accounts payable..........................................  $   30,100,531
  Accounts payable--affiliates..............................      11,805,894
  Accrued expenses..........................................      15,204,735
  Accrued interest payable..................................      11,596,175
  Deferred revenue and customer deposits....................      10,007,706
  Current portion of long-term debt.........................      27,465,000
                                                              --------------
    Total current liabilities...............................     106,180,041
                                                              --------------

OTHER LIABILITIES:
  Payables--affiliates......................................       9,193,025
  Long-term debt, net of current portion....................   1,650,535,000
  Deferred tax liabilities..................................     238,438,146

STOCKHOLDER'S EQUITY:
  Class A common stock, $0.01 par value; 475,000 shares
    authorized; 100 shares issued and outstanding...........               1
  Paid-in capital...........................................     764,999,999
  Retained deficit..........................................     (99,243,388)
                                                              --------------
    Total stockholder's equity..............................     665,756,612
                                                              --------------
    Total liabilities and stockholder's equity..............  $2,670,102,824
                                                              ==============

The accompanying notes are an integral part of this consolidated balance sheet.

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

           FOR THE PERIOD FROM FEBRUARY 25, 2000 TO DECEMBER 31, 2000

OPERATING REVENUE:
  Service revenue...........................................  $ 190,176,142
  Roaming revenue...........................................    131,091,186
  Equipment and other revenue...............................     15,569,192
                                                              -------------
    Total operating revenue.................................    336,836,520

OPERATING EXPENSES:
  Cost of service...........................................     64,468,139
  Cost of equipment.........................................     28,248,754
  Marketing and selling.....................................     38,434,449
  General and administrative................................     40,390,640
  Depreciation and amortization.............................    154,797,328
                                                              -------------
    Total operating expenses................................    326,339,310

OPERATING INCOME............................................     10,497,210

OTHER INCOME (EXPENSE):
  Interest expense..........................................   (140,970,478)
  Other income, net.........................................        536,308
                                                              -------------

LOSS BEFORE INCOME TAXES....................................   (129,936,960)
INCOME TAX BENEFIT..........................................     30,693,572
                                                              -------------
NET LOSS....................................................  $ (99,243,388)
                                                              =============

BASIC NET LOSS APPLICABLE TO THE COMMON STOCKHOLDER PER
  COMMON SHARE..............................................  $    (992,434)
                                                              =============
BASIC WEIGHTED AVERAGE COMMON SHARES OUTSTANDING............            100
                                                              =============

   The accompanying notes are an integral part of this consolidated financial statement.

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY

           FOR THE PERIOD FROM FEBRUARY 25, 2000 TO DECEMBER 31, 2000

                                                        CLASS A
                                                     COMMON STOCK
                                                    ---------------     PAID-IN        RETAINED
                                                    SHARES   AMOUNT     CAPITAL        DEFICIT         TOTAL
                                                    ------   ------   ------------   ------------   ------------
February 25, 2000.................................   100       $1     $764,999,999        --        $765,000,000

Net loss..........................................    --       --          --         (99,243,388)   (99,243,388)
                                                     ---       --     ------------   ------------   ------------

December 31, 2000.................................   100       $1     $764,999,999   $(99,243,388)  $665,756,612
                                                     ===       ==     ============   ============   ============

   The accompanying notes are an integral part of this consolidated financial statement.

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

           FOR THE PERIOD FROM FEBRUARY 25, 2000 TO DECEMBER 31, 2000

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $ (99,243,388)
  Adjustments to reconcile net loss to net cash provided by
  operating activities--
    Depreciation and amortization...........................    154,797,328
    Amortization of bond premium and financing costs........      3,426,409
    Deferred income taxes and investment tax credits, net...    (30,515,642)
    Other...................................................       (139,632)
Changes in current assets and liabilities--
  Accounts receivable.......................................    (15,856,758)
  Inventory.................................................     (4,159,944)
  Prepaid expenses and other................................        220,640
  Accounts payable..........................................     23,257,550
  Accounts payable-affiliates...............................     11,805,894
  Accrued expenses..........................................     (8,693,386)
  Deferred revenue and customer deposits....................      3,566,840
                                                              -------------
    Net cash provided by operating activities...............     38,465,911
                                                              -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................    (61,169,628)
  Other investing activities................................        220,457
                                                              -------------
    Net cash used in investing activities...................    (60,949,171)
                                                              -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt..............................    114,000,000
  Repayments of long-term debt..............................   (111,000,000)
  Advances from affiliate for capital expenditures..........      9,193,025
                                                              -------------
    Net cash provided by financing activities...............     12,193,025
                                                              -------------

NET DECREASE IN CASH AND CASH EQUIVALENTS...................    (10,290,235)
CASH AND CASH EQUIVALENTS, as of February 25, 2000..........     25,413,377
                                                              -------------
CASH AND CASH EQUIVALENTS, end of year......................  $  15,123,142
                                                              =============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid for--
    Interest net of amounts capitalized.....................  $ 124,274,707
                                                              =============

   The accompanying notes are an integral part of this consolidated financial statement.

                         AMERICAN CELLULAR CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION:

    American Cellular Corporation was originally formed on February 26, 1998, to acquire the operations of PriCellular Corporation. On February 25, 2000, American Cellular Corporation and its subsidiaries ("the Company") were acquired by ACC Acquisition LLC, an equally owned joint venture between Dobson Communications Corporation and AT&T Wireless Services, Inc. ("the Joint Venture"). The acquisition costs as of February 25, 2000 were pushed down to the Company, thus creating a new basis in the assets and liabilities of the Company. Therefore, the financial statements and the related notes presented here are for the period from the acquisition date (February 25, 2000) through December 31, 2000.

2.  SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements of the Company include the accounts of all subsidiaries. For financial reporting purposes, the Company reports 100% of revenues and expenses for the markets for which it provides cellular telecommunications service. Significant intercompany accounts and transactions have been eliminated.

BUSINESS SEGMENTS

    The Company operates in one business segment pursuant to Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information."

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents on the accompanying consolidated balance sheet includes cash and short-term investments with original maturities of three months or less.

INVENTORY

    The Company values its inventory at the lower of cost or market on the first-in, first-out method of accounting.

IMPAIRMENT OF LONG-LIVED ASSETS

    The Company assesses potential impairments of long-lived assets, certain identifiable intangibles and goodwill when there is evidence that events or changes in circumstances indicate that an asset's carrying value may not be recoverable. An impairment loss is recognized when the sum of the expected future net cash flows is less than the carrying amount of the asset. The amount of any recognized impairment would be based on the estimated fair value of the asset subject to impairment compared to the carrying amount of such asset. No such losses have been identified by the Company.

WIRELESS LICENSE ACQUISITION COSTS

    Wireless license acquisition costs consist of amounts paid to acquire FCC licenses to provide wireless services. Wireless license acquisition costs are being amortized on a straight-line basis over twenty years. Amortization expense of $50,669,623 was recorded for the period from February 25, 2000 through December 31, 2000.

                         AMERICAN CELLULAR CORPORATION

2.  SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
CUSTOMER LIST

    Customer list consists of amounts paid to acquire customer lists. Customer list acquisition costs are being amortized on a straight-line basis over five years. Amortization expense of $8,444,482 was recorded for the period from February 25, 2000 through December 31, 2000.

GOODWILL

    Goodwill is being amortized on a straight-line basis over twenty years. Amortization expense related to goodwill of $53,203,817, was recorded for the period from February 25, 2000 through December 31, 2000.

    The ongoing value and remaining useful lives of intangible and other long-term assets are subject to periodic evaluation and the Company currently expects the carrying amounts to be fully recoverable.

DEFERRED FINANCING COSTS

    Deferred financing costs consist primarily of fees incurred to secure long-term debt. Deferred financing costs are being amortized on a straight-line basis over the nine-year term of the debt and recorded as interest expense. Interest expense related to the amortization of these costs of $3,426,409, was recorded for the period from February 25, 2000 through December 31, 2000.

ADVERTISING COSTS

    Advertising costs are expensed as incurred and are included as marketing and selling expenses in the accompanying consolidated statement of operations.

INCOME TAXES

    The Company files a consolidated income tax return. Income taxes are allocated among the various entities included in the consolidated tax return, as agreed, based on the ratio of each entity's taxable income (loss) to consolidated taxable income (loss). Deferred income taxes reflect the estimated future tax effects of differences between financial statement and tax bases of assets and liabilities at year-end.

REVENUE RECOGNITION

    The Company records service revenues over the period they are earned. The cost of providing service is recognized as incurred. Airtime and toll revenue are billed in arrears. The Company accrued estimated unbilled revenues for services provided of approximately $3,375,565 as of December 31, 2000, which is included in accounts receivable in the accompanying consolidated balance sheet. Monthly access charges are billed in advance and are reflected as deferred revenue on the accompanying consolidated balance sheet. Equipment sales are recognized when the equipment is delivered to the customer. Subscriber acquisition costs (primarily commissions and losses on equipment sales) are expensed as incurred.

    As of December 31, 2000, the Company implemented SEC Staff Accounting Bulletin ("SAB") No. 101 "Revenue Recognition." The impact of implementing
SAB 101 was not material to the Company's revenues or results of operations for the period ended December 31, 2000.

                         AMERICAN CELLULAR CORPORATION

2.  SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
USE OF ESTIMATES

    The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

SIGNIFICANT CONCENTRATIONS

    In connection with providing wireless services to customers of other wireless carriers, the Company has contractual agreements with those carriers which provide for agreed-upon billing rates between the parties. Approximately 73% of the Company's wireless roaming revenue was earned from three wireless carriers during the period from February 25, 2000 through December 31, 2000.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In July 1998, the Financial Accounting Standards Board issued SFAS No. 133, Derivatives and Hedging ("SFAS 133"). SFAS 133 establishes uniform hedge accounting criteria for all derivatives requiring companies to formally document, designate and assess the effectiveness of transactions that receive hedge accounting. Under SFAS 133, derivatives will be recorded in the balance sheet as either an asset or liability measured at its fair value, with changes in the fair value recognized as a component of comprehensive income or in current earnings. SFAS 133, as amended by SFAS 137, Derivatives and Hedging-Deferral of the Effective Date of FASB Statement No. 133, will be effective for fiscal years beginning after June 15, 2000. In addition, SFAS 138, was issued in June 2000 as amendment to SFAS 133 and addresses issues causing implementation difficulties. Under SFAS 133, the Company recorded a liability of $15.9 million relating to its interest rate hedge valuation when it adopted SFAS 133 effective January 1, 2001.

3.  PROPERTY, PLANT AND EQUIPMENT:

    Property, plant and equipment are recorded at cost. Newly constructed wireless systems are added to property, plant and equipment at cost, which includes contracted services, direct labor, materials overhead and capitalized interest. For the period from February 25, 2000 through December 31, 2000 interest capitalized was not material. Existing property, plant and equipment purchased through acquisitions is recorded at its fair value at the date of the purchase. Repairs, minor replacements and maintenance are charged to operations as incurred. The provisions for depreciation are provided using the straight-line method based on the estimated useful lives of the various classes of depreciable property. Depreciation expense totaling $42,667,136 was recorded during the period from February 25, 2000 through December 31, 2000.

                         AMERICAN CELLULAR CORPORATION

3.  PROPERTY, PLANT AND EQUIPMENT: (CONTINUED)
    Listed below are the major classes of property, plant and equipment and their estimated useful lives, in years, as of December 31, 2000:

                                                      USEFUL LIFE       2000
                                                      -----------   ------------
Wireless systems and equipment......................     3-10       $181,935,969
Buildings and improvements..........................     5-40          9,675,578
Vehicles, aircraft and other work equipment.........     3-10          1,570,909
Furniture and office equipment......................     5-10         12,509,956
Plant under construction............................                  28,915,125
Land................................................                   1,045,688
                                                                    ------------
  Property, plant and equipment.....................                 235,653,225
Accumulated depreciation............................                 (42,667,136)
                                                                    ------------
  Property, plant and equipment, net................                $192,986,089
                                                                    ============

4.  LONG-TERM DEBT:

    On February 25, 2000, the Company obtained a $1.75 billion credit facility to retire existing debt and complete the acquisition of the Company by the Joint Venture.

    At December 31, 2000, this credit facility included a $300.0 million revolving credit facility and $1.45 billion of term loan facilities. Interest on the revolving credit facility and the term loan facilities is variable and is based on a prime rate or a LIBOR formula, and has ranged in total between 8.5% and 10.1% since inception. This credit facility is collateralized by substantially all of the assets of the Company.

    The Company's credit facility consists of the following:

                                                                        WEIGHTED AVERAGE
                                                                       INTEREST RATE FOR
                                 MAXIMUM        AMOUNT OUTSTANDING       THE YEAR ENDED
FACILITY                       AVAILABILITY    AT DECEMBER 31, 2000    DECEMBER 31, 2000    TERMINATION DATE
--------                      --------------   ---------------------   ------------------   ----------------
Revolver....................  $  300,000,000      $  228,000,000               9.0%          March 31, 2007
Term A......................  $  700,000,000      $  700,000,000               9.5%          March 31, 2007
Term B......................  $  350,000,000      $  350,000,000              10.1%          March 31, 2008
Term C......................  $  400,000,000      $  400,000,000               9.8%          March 31, 2009
                              --------------      --------------
TOTAL.......................  $1,750,000,000      $1,678,000,000
                              ==============      ==============

    The Company's credit facility imposes a number of restrictive covenants that, among other things, limit the Company's ability to incur additional indebtedness, create liens, make capital expenditures and pay dividends. At December 31, 2000, the Company was in violation of its interest coverage ratio covenant. Subsequent to year-end, the Company received a waiver from its lenders for this covenant violation. On March 2, 2001, the Company and its lenders agreed to an amendment to its credit facility, which will become effective upon the permanent repayment of $200.0 million of the term loans under its credit facility with the proceeds of its offering of 9 1/2% senior subordinated notes (see Note 12). Management expects that the Company will be in compliance with the revised covenants under the amended credit facility throughout 2001.

                         AMERICAN CELLULAR CORPORATION

4.  LONG-TERM DEBT: (CONTINUED)
    Minimum future payments of long-term debt for years subsequent to December 31, 2000, are as follows:

2001........................................................  $   27,465,000
2002........................................................      59,234,000
2003........................................................      89,383,000
2004........................................................     119,533,000
2005........................................................     149,683,000
2006 and thereafter.........................................   1,232,702,000
                                                              --------------
                                                              $1,678,000,000
                                                              ==============

INTEREST RATE HEDGES

    The Company pays interest on its bank credit facility based on a variable factor, such as LIBOR or prime rate. The Company will from time-to-time enter into interest rate hedge contracts to reduce exposure against rising interest rates.

    During 2000, the Company entered into a $1.03 billion interest rate hedge contract on its credit facility whereby the interest rate on the facility is effectively fixed at a rate of 7.3% plus a factor based on the Company's leverage (total weighted average rate of approximately 9.6% as of December 31, 2000). The agreement expires in June, 2001. The Company has also entered into an interest rate hedge contract which expires June 30, 2002 which sets the interest rate on $1.03 billion of debt at a rate between 6.7% and 8.0%, depending upon the LIBOR rate on July 1, 2001.

5.  STOCKHOLDER'S EQUITY:

    On February 25, 2000, the Joint Venture contributed $765.0 million to the Company to complete its acquisition of the Company.

6.  ACQUISITION:

    On February 25, 2000, the Joint Venture acquired the Company for
$2.44 billion, of which $765.0 million was in the form of a capital contribution to the Company, as discussed in Note 5, and the remaining $1.675 billion was financed by the Company's new credit facility, as described in Note 4. The Company's markets include systems in twelve states. This acquisition was accounted for as a

                         AMERICAN CELLULAR CORPORATION

6.  ACQUISITION: (CONTINUED)
purchase. Accordingly, the cost of the acquisition was allocated to Company's assets and liabilities. The allocation of the $2.44 billion of purchase price was the following:

Current assets..............................................  $   63,606,606
Property, plant and equipment...............................     174,511,971
Wireless license costs......................................   1,200,089,119
Customer list...............................................      50,000,000
Goodwill....................................................   1,228,454,988
Other assets................................................      33,898,836
Current liabilities.........................................     (48,778,143)
Deferred tax liabilities....................................    (261,783,377)
                                                              --------------
                                                              $2,440,000,000
                                                              ==============

7.  EMPLOYEE BENEFIT PLANS:

    The Company is managed by Dobson Communications Corporation. Dobson Communications Corporation maintains a 401(k) plan (the "Plan") in which substantially all employees of the Company are eligible to participate. The Plan requires the Company to match 100% of employees' contributions up to 4% of their salary. Contributions to the Plan charged to the Company's operations were $308,533 for the period from February 25, 2000 through December 31, 2000, and were recorded as general and administrative expenses in the accompanying statement of operations.

8.  TAXES:

    The benefit for income taxes for the period from February 25, 2000 through December 31, 2000, was as follows:

Federal income taxes--
Deferred....................................................  $(26,088,319)
State income taxes (current and deferred)...................    (4,605,253)
                                                              ------------
  Total income tax benefit..................................  $(30,693,572)
                                                              ============

    The benefit for income taxes for the period from February 25, 2000 through December 31, 2000, differs from amounts computed at the statutory rate as follows:

Income taxes at statutory rate (34%)........................  $(44,178,566)
State income taxes, net of Federal income tax effect........    (7,796,218)
Goodwill amortization, for which no benefit is recognized...    21,281,527
Other, net..................................................          (315)
                                                              ------------
  Total.....................................................  $(30,693,572)
                                                              ============

                         AMERICAN CELLULAR CORPORATION

8.  TAXES: (CONTINUED)
    The tax effects of the temporary differences which gave rise to deferred tax assets and liabilities at December 31, 2000, was as follows:

Current deferred income taxes:
  Allowance for doubtful accounts receivable................  $     724,120
  Accrued liabilities.......................................      6,446,291
                                                              -------------
    Net current deferred income tax asset...................      7,170,411
                                                              -------------
Noncurrent deferred income taxes:
  Fixed assets..............................................    (30,843,424)
  Intangible assets.........................................   (331,530,344)
  Tax credits and carryforwards.............................    123,935,622
                                                              -------------
  Net noncurrent deferred income tax liability..............   (238,438,146)
                                                              -------------
    Total deferred income taxes.............................  $(231,267,735)
                                                              =============

    At December 31, 2000, the Company had NOL carryforwards of approximately $310 million, which may be utilized to reduce future Federal income taxes payable. These NOL carryforwards begin to expire in 2009.

9.  RELATED PARTY TRANSACTIONS:

    At December 31, 2000, the Company had payables of $20,998,919 due to related parties. Of this amount, $9.2 million represents capital expenditures paid by Dobson Communications on behalf of the Company in its newly acquired PCS market in northeast Oklahoma (see Note 12). The remaining amount represents other expenditures made by Dobson Communications on behalf of the Company.

    Dobson Communications provides certain services to the Company in accordance with a management agreement. Certain costs incurred by Dobson Communications are shared-costs of the Company and Dobson Communications. These shared costs are allocated between the Company and Dobson Communications primarily based on each Company's pro rata population coverage and subscribers.

10.  COMMITMENTS:

    Effective June 30, 2000, the Company entered into an equipment supply agreement with Nortel Networks Inc., in which the Company is required to purchase approximately $45.2 million of cell site and switching equipment between June 30, 2000 and December 31, 2002. Of the commitment, approximately $23.2 million remained at December 31, 2000.

                         AMERICAN CELLULAR CORPORATION

10.  COMMITMENTS: (CONTINUED)
    Future minimum lease payments required under operating leases that have an initial or remaining noncancellable lease term in excess of one year at December 31, 2000, are as follows:

2001........................................................  $4,885,790
2002........................................................   3,844,501
2003........................................................   2,735,788
2004........................................................   1,843,171
2005........................................................   1,054,936
2006 and thereafter.........................................   1,338,783

    Lease expense under the above leases was approximately $3,833,777 for the period from February 25, 2000 through December 31, 2000.

11. FAIR VALUE OF FINANCIAL INSTRUMENTS:

    Unless otherwise noted, the carrying value of the Company's financial instruments approximates fair value. The Company estimates the fair value of its long-term debt based on quoted market prices for publicly traded debt or on the present value of the cash flow stream utilizing the current rates available to the Company for debt with similar terms and remaining maturation. The Company estimates the fair value of its interest rate hedge based on the current market value of the hedge instrument.

    Indicated below are the carrying amounts and estimated fair values of the Company's financial instruments as of December 31:

                                                              2000
                                                --------------------------------
                                                CARRYING AMOUNT     FAIR VALUE
                                                ---------------   --------------
Revolving credit facilities...................  $1,678,000,000    $1,678,000,000
Interest rate hedge liability.................              --        15,850,608

12. SUBSEQUENT EVENTS:

    On January 18, 2001, the Joint Venture completed a transaction whereby cash totalling $16.4 million, certain assets and PCS licenses were contributed to the Company by AT&T Wireless and Dobson Communications. The licensed area is located in nine counties of northeast Oklahoma and southeast Kansas. Operations in this licensed area were launched in February 2001.

    On March 9, 2001, the Company sold $450.0 million in 9 1/2% senior subordinated notes at a discount of $3,334,500. The proceeds from this offering will be used to reduce debt under the Company's existing credit agreement (see
Note 4) and to fund certain interest payments to be made on the senior subordinated notes.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
American Cellular Corporation

    We have audited the accompanying consolidated balance sheets of American Cellular Corporation and subsidiaries (the Company) as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from February 26, 1998 (Date of Formation) to December 31, 1998 and the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Cellular Corporation and subsidiaries at December 31, 1998 and 1999, and the consolidated results of its operations and its cash flows for the period from February 26, 1998 (Date of Formation) to December 31, 1998 and the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          ERNST & YOUNG LLP

Chicago, Illinois
February 9, 2000

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                    DECEMBER 31
                                                              -----------------------
                                                                 1998         1999
                                                              ----------   ----------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $   34,015   $   74,896
  Restricted short-term investments.........................      26,550       28,134
  Accounts receivable, net of allowance for doubtful
    accounts of $2,084 in 1998 and $555 in 1999.............      26,494       32,675
  Inventories...............................................       2,005        5,216
  Prepaids and other current assets.........................       1,569        2,640
                                                              ----------   ----------
Total current assets........................................      90,633      143,561
Cellular facilities, equipment, and other, net..............     159,792      173,425
Other assets................................................   1,267,175    1,167,157
                                                              ----------   ----------
Total assets................................................  $1,517,600   $1,484,143
                                                              ==========   ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.........................  $    3,000   $   25,608
  Accounts payable..........................................       6,022        5,467
  Interest payable..........................................      22,061       20,073
  Accrued operating expenses................................      16,620       15,727
  Income and other taxes payable............................       3,398        6,234
  Deferred revenue..........................................       6,170        5,502
  Other current liabilities.................................         989        1,397
                                                              ----------   ----------
Total current liabilities...................................      58,260       80,008
Long-term debt..............................................   1,195,971    1,170,580
Stockholders' equity:
  Series A cumulative redeemable preferred stock, $0.01 par
    value, $100 liquidation value, net of $2,000 notes
    receivable from stockholders; authorized 5,000,000
    shares; 3,250,000 shares issued and outstanding,
    including accrued dividends of $21,375 at December 31,
    1998 and $65,480 at December 31, 1999...................     344,375      388,480
  Common Stock, $0.01 par:
    Class A: Authorized 475,000 shares; 250,000 shares
      issued and outstanding at December 31, 1998 and
      254,819 shares issued and outstanding at December 31,
      1999..................................................           3            3
    Class B: Authorized 25,000 shares; 19,687 shares issued
      and 19,387 shares outstanding at December 31, 1998 and
      15,168 shares issued and 14,568 shares outstanding at
      December 31, 1999.....................................          --           --
    Additional paid-in capital..............................      25,191       25,191
  Accumulated deficit.......................................    (106,200)    (180,119)
                                                              ----------   ----------
Total stockholders' equity..................................     263,369      233,555
                                                              ----------   ----------
Total liabilities and stockholders' equity..................  $1,517,600   $1,484,143
                                                              ==========   ==========

                See notes to consolidated financial statements.

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

                                                               PERIOD FROM
                                                              FEBRUARY 26,
                                                              1998 (DATE OF
                                                              FORMATION) TO    YEAR ENDED
                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1998            1999
                                                              -------------   -------------
REVENUES
Subscriber revenues.........................................     $ 76,264       $ 176,323
Roaming revenues............................................       53,458         131,174
Equipment sales.............................................        3,740           9,931
Other.......................................................        4,025           8,393
                                                                 --------       ---------
Total revenues..............................................      137,487         325,821

COSTS AND EXPENSES
Cost of cellular service....................................       25,995          57,246
Cost of equipment sold......................................        7,271          19,356
General and administrative..................................       19,262          43,350
Sales and marketing.........................................       18,363          31,078
Depreciation and amortization...............................       45,569          97,217
Nonrecurring charges........................................        4,355              --
                                                                 --------       ---------
Total costs and expenses....................................      120,815         248,247
                                                                 --------       ---------
Operating income............................................       16,672          77,574

OTHER INCOME (EXPENSE)
Interest expense............................................      (61,477)       (106,888)
Interest income.............................................        5,036           4,912
Other income (expense), net.................................         (100)              6
                                                                 --------       ---------
                                                                  (56,541)       (101,970)
                                                                 --------       ---------
Loss before provision for income taxes......................      (39,869)        (24,396)
Provision for income taxes..................................         (530)         (5,418)
                                                                 --------       ---------
Net loss....................................................     $(40,399)      $ (29,814)
                                                                 ========       =========

                See notes to consolidated financial statements.

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                         SERIES A               CLASS A                CLASS B
                                   --------------------   --------------------   --------------------
                                     PREFERRED STOCK          COMMON STOCK           COMMON STOCK       ADDITIONAL
                                   --------------------   --------------------   --------------------    PAID-IN     ACCUMULATED
                                    SHARES      AMOUNT     SHARES     AMOUNT      SHARES     AMOUNT      CAPITAL       DEFICIT
                                   ---------   --------   --------   ---------   --------   ---------   ----------   ------------
Initial capital contributions....  3,250,000   $323,000   250,000    $      3         --    $     --     $24,997      $      --
Capital contributions, net.......         --         --        --          --     19,387          --         194             --
Excess purchase price over
  predecessor basis..............         --         --        --          --         --          --          --        (44,426)
Accrued preferred stock
  dividends......................         --     21,375        --          --         --          --          --        (21,375)
Net loss for the period from
  February 26, 1998 (Date of
  Formation) to December 31,
  1998...........................         --         --        --          --         --          --          --        (40,399)
                                   ---------   --------   -------    ---------    ------    ---------    -------      ---------
Balance at December 31, 1998.....  3,250,000    344,375   250,000           3     19,387          --      25,191       (106,200)
Conversion of Class B stock......         --         --     4,819          --     (4,819)         --          --             --
Accrued preferred stock
  dividends......................         --     44,105        --          --         --          --          --        (44,105)
Net loss for the year ended
  December 31, 1999..............         --         --        --          --         --          --          --        (29,814)
                                   ---------   --------   -------    ---------    ------    ---------    -------      ---------
Balance at December 31, 1999.....  3,250,000   $388,480   254,819    $      3     14,568    $     --     $25,191      $(180,119)
                                   =========   ========   =======    =========    ======    =========    =======      =========

                See notes to consolidated financial statements.

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                 PERIOD FROM
                                                              FEBRUARY 26, 1998
                                                                   (DATE OF
                                                                FORMATION) TO       YEAR ENDED
                                                                 DECEMBER 31,      DECEMBER 31,
                                                                     1998              1999
                                                              ------------------   -------------
OPERATING ACTIVITIES
Net loss....................................................      $   (40,399)       $(29,814)
Adjustments to reconcile net loss to net cash provided by
  operating activities:
    Depreciation and amortization...........................           45,569          97,217
    Amortization of deferred financing costs................            2,393           4,409
    Deferred income taxes...................................               --           5,171
    Accretion of discount on Senior Notes...................              137             217
    Amortization of premium on restricted investments.......              222             281
    Amortization of covenant not to compete.................             (500)             --
    Change in working capital components:
      Accounts receivable...................................            2,666          (6,181)
      Inventories...........................................           (1,211)         (3,211)
      Prepaids and other current assets.....................              297          (1,071)
      Accounts payable......................................            2,074            (555)
      Interest payable......................................           22,061          (1,988)
      Accrued operating expenses............................             (472)         (4,075)
      Income and other taxes payable........................              (19)          2,836
      Deferred revenue......................................            1,537            (668)
      Other current liabilities.............................              940             408
                                                                  -----------        --------
Net cash provided by operating activities...................           35,295          62,976
INVESTING ACTIVITIES
Acquisition of cellular operations, net of cash acquired....       (1,418,741)             --
Purchase of fixed assets....................................          (24,260)        (50,462)
Proceeds from sale of fixed assets..........................               --           2,179
Change in restricted investments, net.......................          (69,744)         26,425
                                                                  -----------        --------
Net cash used in investing activities.......................       (1,512,745)        (21,858)
FINANCING ACTIVITIES
Proceeds from sale of preferred and common stock............          348,194              --
Proceeds from issuance of Senior Notes......................          282,834              --
Borrowings against (repayment on) credit facility...........          916,000          (3,000)
Proceeds from termination of hedging instruments............               --           3,182
Deferred financing costs....................................          (35,563)           (419)
                                                                  -----------        --------
Net cash provided by (used in) financing activities.........        1,511,465            (237)
                                                                  -----------        --------
Increase in cash and cash equivalents.......................           34,015          40,881
Cash and cash equivalents at beginning of period............               --          34,015
                                                                  -----------        --------
Cash and cash equivalents at end of period..................      $    34,015        $ 74,896
                                                                  ===========        ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:
  Interest..................................................      $    36,886        $104,250
  Income taxes..............................................               38             671

                See notes to consolidated financial statements.

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1999

1. ORGANIZATION, BASIS OF PRESENTATION, AND PENDING SALE OF BUSINESS

    American Cellular Corporation, a Delaware corporation, was formed on February 26, 1998, to acquire the operations of PriCellular Corporation (see
Note 3). American Cellular Corporation and Subsidiaries (the Company) is principally engaged in the ownership and operation of cellular telephone systems. The Company operates in one business segment pursuant to Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosures About Segments of an Enterprise and Related Information."

    The consolidated financial statements include the assets, liabilities, and results of operations of entities in which the Company has a controlling interest. All significant intercompany balances and transactions have been eliminated.

PENDING SALE OF BUSINESS

    On October 5, 1999, American Cellular Corporation entered into an Agreement and Plan of Merger (the Merger Agreement) pursuant to which a newly formed joint venture of Dobson Communications Corporation and AT&T Wireless Systems, Inc. will, subject to the terms and conditions set forth in the Merger Agreement, acquire the Company by merging a wholly owned subsidiary of the joint venture with and into the Company (the Merger). Pursuant to the Merger Agreement, each share of Class A common stock, par value $.01 per share, of the Company will, at the effective time of the Merger (the Effective Time), be converted into the right to receive $3,244.24 per share in cash, plus interest thereon for the period commencing January 1, 2000, through and including the closing date at a rate of 8% per annum (the Common Stock Purchase Price). As provided in the Merger Agreement, the Common Stock Purchase Price is subject to adjustment in the event shares of common stock are repurchased by the Company pursuant to stock repurchase rights prior to the Effective Time.

    The Merger Agreement further provides that each share of nonvoting Class B common stock, par value $.01 per share, of the Company issued and outstanding immediately prior to the Effective Time will become fully vested and will automatically be converted into one share of Class A common stock at the Effective Time in accordance with the terms of the grant thereof and, as such, will there upon be subject to conversion into the right to receive the Common Stock Purchase Price. In addition, each share of nonvoting Series A Preferred Stock, par value $.01 per share, of the Company issued and outstanding immediately prior to the Effective Time will, consistent with the terms of such preferred stock designated in the Company's certificate of incorporation, be converted at the Effective Time into the right to receive $100 per share in cash plus all accrued but unpaid dividends thereon to and including the Effective Time.

    Concurrent with the execution of the Merger Agreement, certain stockholders of the Company executed a stockholder Voting Agreement, dated as of October 5, 1999, pursuant to which, among other things, such stockholders agreed to vote all shares beneficially owned by such persons in favor of the Merger and each of the other transactions contemplated by the Merger Agreement at any meeting of the Company's stockholders in connection with the Merger (or otherwise to consent in writing thereto, as the case may be). A majority of the stockholders of the Company voted to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, at a meeting of the stockholders held on October 5, 1999.

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

                               DECEMBER 31, 1999

1. ORGANIZATION, BASIS OF PRESENTATION, AND PENDING SALE OF BUSINESS (CONTINUED) The Merger is expected to be completed in February 2000.

2. SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of cash and cash equivalents, restricted investments, accounts receivable, and accounts payable approximate fair value. See Note 5 for fair value of long-term debt.

CASH EQUIVALENTS

    The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

INVENTORIES

    Inventories are stated at the lower of cost (first in, first out method) or market. Inventories consist primarily of cellular telephones and accessories.

CELLULAR FACILITIES, EQUIPMENT, AND OTHER

    Cellular facilities, equipment, and other fixed assets are recorded at cost, including labor associated with construction. Depreciation is computed using the straight-line method over the estimated useful lives, typically three to seven years.

INVESTMENTS IN CELLULAR OPERATIONS

    The Company owns a 44.5% interest in a joint venture with SBC Communications, Inc. (SBC). Under the terms of the joint venture agreement, the Company recorded preferential distributions which totaled $2.6 million for the period from June 25, 1998, the date of the PriCellular acquisition, through December 31, 1998, and $5.3 million for the year ended December 31, 1999, which are included in other revenues. SBC has operating control of the properties and, accordingly, the Company accounts for its investment using the cost method. The Company also had an option to put its joint venture interest to SBC which it exercised for $39.1 million on December 1, 1999. The sale of the Company's investment, which is expected to close in the first quarter of 2000, will result in a pretax gain of approximately $3.6 million.

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

                               DECEMBER 31, 1999

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
OTHER ASSETS

    Other assets consist of the following (in thousands):

                                                             DECEMBER 31
                                                       -----------------------
                                                          1998         1999
                                                       ----------   ----------
Goodwill/cellular licenses...........................  $1,175,479   $1,170,308
Investments in cellular operations...................      35,531       35,531
Deferred financing costs.............................      35,563       35,982
Restricted investments...............................      42,972       14,682
Subscriber lists.....................................      11,233       11,233
Accumulated amortization.............................     (33,603)    (100,579)
                                                       ----------   ----------
                                                       $1,267,175   $1,167,157
                                                       ==========   ==========

    Goodwill/cellular licenses represent the excess of purchase price over the fair market value assigned to the net tangible and identifiable intangible assets of the business acquired.

    The Company uses a 20-year life to amortize goodwill/cellular licenses. Accumulated amortization of goodwill/cellular licenses was approximately
$29.3 million and $88.2 million as of December 31, 1998 and 1999, respectively. The Company periodically reviews the carrying value of goodwill/cellular licenses to determine whether such amounts are recoverable based on undiscounted future cash flows of the Company in order to determine whether a reduction to fair value is necessary. The Company has determined that no such reductions were necessary through December 31, 1999.

    Deferred financing costs primarily represent underwriting and related fees incurred in connection with the issuance of the Company's long-term debt. These costs are amortized using the effective yield method, and the amortization expense is included in interest expense. Accumulated amortization of deferred financing costs was approximately $2.4 million and $6.8 million as of December 31, 1998 and 1999, respectively.

    Approximately $82.4 million of the proceeds from the issuance of the 10.5% Senior Notes (see Note 5) was used to acquire certain treasury securities sufficient to pay the first six scheduled interest payments of those notes. Approximately $12.7 million of securities were sold in 1998 and $26.2 million of securities were sold in 1999 to satisfy the interest payments with no realized gain or loss. These securities are held in an escrow account pursuant to a Pledge Escrow and Assignment Agreement. The restricted investments are classified in the balance sheets according to their maturities. These treasury securities mature through May 2001, bear interest rates from 5.625% to 6.375%, and are considered as held to maturity.

    The Company amortizes subscriber lists over a three-year period. Accumulated amortization was approximately $1.9 million and $5.6 million as of December 31, 1998 and 1999, respectively.

REVENUE RECOGNITION

    The Company earns revenue by providing access to its cellular system and for usage of its cellular system (collectively subscriber revenues), for providing service to customers from other cellular systems who roam through the service area (roaming revenues), and for long-distance calls placed by the Company's customers and those of other carriers within the Company's service area (toll revenues).

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

                               DECEMBER 31, 1999

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Access revenue is billed one month in advance and is recognized when earned. Airtime, long-distance, and roaming revenues are recognized when the service is rendered. Equipment sales are recognized on delivery of the equipment to the customer.

ADVERTISING COSTS

    Advertising costs relating to new subscribers are expensed in the period in which they are incurred. Advertising expense amounted to $3.7 million and $6.6 million for the periods ended December 31, 1998 and 1999, respectively.

COMPREHENSIVE LOSS

    Net loss for the periods ended December 31, 1998 and 1999, is the same as comprehensive loss.

CONCENTRATIONS OF CREDIT RISK

    No single customer is large enough to pose a significant financial risk to the Company. The Company maintains an allowance for losses based on the expected collectibility of accounts receivable. Credit losses have been within management's expectations.

PENDING ACCOUNTING STANDARD

    In June 1998, the Financial Accounting Standards Board issued Statement
No. 133, "Accounting for Derivative Instruments and Hedging Activities," which will be adopted by the Company effective January 1, 2001. The Statement will require the Company to recognize all derivatives, including interest rate swaps and collars, on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The Company has terminated all of its interest rate swaps and collars as of December 31, 1999, as described in Note 5. Accordingly, unless other derivative instruments are acquired, management does not expect the adoption of Statement 133 will have any effect on the results of operations or financial position of the Company.

RECLASSIFICATIONS

    Certain items have been reclassified in the December 31, 1998 consolidated financial statements to conform to the current presentation.

3. ACQUISITION OF PRICELLULAR CORPORATION

    On June 25, 1998, the Company acquired PriCellular Corporation ("PCC") pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated
March 6, 1998, for approximately $1.5 billion. The acquisition was accounted for utilizing the purchase method of accounting. The results of operations for PCC are included in the Company's consolidated statements of operations beginning July 1, 1998. The results of operations do not differ materially than if the closing date had been used.

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

                               DECEMBER 31, 1999

3. ACQUISITION OF PRICELLULAR CORPORATION (CONTINUED)
    The allocation of the purchase price to the fair value of net assets acquired is as follows (in thousands):

Cash........................................................  $    51,460
Accounts receivable.........................................       29,160
Cellular facilities and equipment...........................      149,891
Investment in cellular operations...........................       35,531
Other assets................................................        2,660
Goodwill....................................................    1,175,479
Subscriber lists............................................       11,233
Excess purchase price over predecessor basis................       44,426
Total liabilities assumed...................................      (29,639)
                                                              -----------
Total merger consideration..................................    1,470,201
Less:
  Cash acquired.............................................       51,460
                                                              -----------
Total cash paid.............................................  $ 1,418,741
                                                              ===========

    PCC had been partially owned (6.39%) by a group of investors, which also own approximately 27.2% of the Company (the 6.39% is considered to be the continuing ownership interest). The cost to acquire the continuing ownership interest in the net assets of PCC in excess of the predecessor basis has been reflected as a reduction of stockholders' equity of the Company pursuant to generally accepted accounting principles.

    Nonrecurring charges recorded in the period ended December 31, 1998, represent stay-on bonuses paid by American Cellular Corporation to retain employees through the completion of the Merger.

4. CELLULAR FACILITIES, EQUIPMENT, AND OTHER

    The components of the Company's cellular facilities, equipment, and other include the following (in thousands):

                                                              DECEMBER 31
                                                          -------------------
                                                            1998       1999
                                                          --------   --------
Cellular facilities and equipment.......................  $165,522   $209,984
Furniture and other.....................................     8,629     12,187
                                                          --------   --------
                                                           174,151    222,171
Less: Accumulated depreciation..........................   (14,359)   (48,746)
                                                          --------   --------
                                                          $159,792   $173,425
                                                          ========   ========

    Depreciation expense was $14.4 million and $34.6 million for the periods ended December 31, 1998 and 1999, respectively.

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

                               DECEMBER 31, 1999

5. LONG-TERM DEBT

    Long-term debt consists of the following (in thousands):

                                               DECEMBER 31        FAIR       DECEMBER 31        FAIR
                                                   1998       MARKET VALUE       1999       MARKET VALUE
                                               ------------   ------------   ------------   ------------
Borrowings under Credit Facility:
  Revolver Loans.............................   $   66,000     $   66,000     $   66,000     $   66,000
  Tranche A Term Loans.......................      450,000        450,000        450,000        450,000
  Tranche B Term Loans.......................      200,000        200,000        198,500        198,500
  Tranche C Term Loans.......................      200,000        200,000        198,500        198,500
10.5% Senior Notes, due 2008                       282,971        276,450(1)     283,188        316,350(1)
                                                ----------     ----------     ----------     ----------
                                                 1,198,971     $1,192,450      1,196,188     $1,229,350
                                                               ==========                    ==========
Less: Current portion........................       (3,000)                      (25,608)
                                                ----------                    ----------
                                                $1,195,971                    $1,170,580
                                                ==========                    ==========

------------------------

(1) Based on quoted market price.

    The bank syndicated Credit Facility provides a subsidiary of the Company up to $1 billion in four tranches ($450 million on Tranche A, $200 million for each Tranche B and C, and up to $150 million on the Revolver). Payments under the Credit Facility are due quarterly, in varying installments through December 2007. Additional payments are required for excess cash flow pursuant to the Credit Facility agreement. These amounts totaled $21,608,000 in 1999 and accordingly, are reflected as current at December 31, 1999. Interest is payable quarterly at the adjusted prime rate, plus the applicable margin for each tranche (0.125% for the Revolver and Tranche A, 1.5% for Tranche B, and 1.75% for Tranche C) or LIBOR, plus the applicable margin for each tranche (1.125% for the Revolver and Tranche A, 2.5% for Tranche B, and 2.75% for Tranche C), based on the subsidiary consolidated leverage ratio. As of December 31, 1999, the interest rates applicable on the tranches of the Credit Facility ranged from approximately 6.73% to 8.35%, yielding a weighted-average rate of 7.38%. In addition, commitment fees of 0.25% on the unutilized portion of the Revolver are payable quarterly. At December 31, 1999, the Company had $84.0 million available under the Revolver Loans of the Credit Facility. Substantially all of the subsidiaries assets are pledged as collateral to the Credit Facility. The Credit Facility contains several financial covenants related to the subsidiary's leverage and debt service ratios and restrictions on the subsidiary's incurrence of additional debt, payment of dividends, incurrence of liens, and payments and transfers of net assets from the subsidiary to the Company. Restricted net assets of the Company approximated $465.5 million and $464.1 million as of December 31, 1998 and 1999, respectively.

    On May 13, 1998, the Company issued approximately $285.0 million aggregate principal amount of 10.5% Senior Notes (the Notes), due 2008. The Notes are unsecured and subordinated to the Credit Facility. Approximately $82.4 million of the proceeds were used to purchase treasury securities that were placed in an escrow account (see Note 2). The remaining funds were used to finance the acquisition of PCC. The Notes were issued at a price of 99.24% or $282.8 million. The original issue discount on the Notes accretes, compounded semiannually, to yield an effective rate of 10.63%. Interest is payable semiannually on each May 15 and November 15. The first six scheduled interest payments on the Notes will be funded from the securities held in escrow.

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

5. LONG-TERM DEBT (CONTINUED)

    The Notes are subject to redemption at any time on or after May 15, 2003, at the option of the Company, in amounts of $1,000 at the following redemption prices, if redeemed during the 12-month period beginning May 15 of the years indicated below:

                                                              REDEMPTION
YEAR                                                            PRICES
----                                                          ----------
2003........................................................    105.25%
2004........................................................    103.50
2005........................................................    101.75
Thereafter..................................................    100.00

    The holders of record receive the redemption price plus any accrued and unpaid interest. In addition, at any time prior to May 15, 2001, the Company may use the net cash proceeds of one or more equity offerings to redeem up to an aggregate 35% of the principal amount of Notes originally issued at a redemption price equal to 110.50%, plus any accrued and unpaid interest.

    In the event of a change of control as defined in the Notes indenture, each holder of Notes will have the right to require the Company to repurchase all or any part of such holder's Notes, at a cash price equal to 101% of the aggregate principal amount plus any accrued and unpaid interest. On January 12, 2000, ACC Acquisition Company, an entity formed to complete the acquisition of the Company described in Note 1, announced a tender offer to purchase all of the Company's outstanding Notes at a redemption price as described in the Offer to Purchase and Consent Solicitation.

    As part of its interest rate risk management program, the Company utilized interest rate swap and collar agreements to hedge variable interest rate risk under the Credit Facility. Net interest paid or received related to such agreements was recorded using the accrual method and as an adjustment to interest expense. At December 31, 1998, the Company had interest rate collars with an aggregate notional amount of $700 million, effectively fixing the interest rate between 5.38% and 6.00%, expiring in 2001. At December 31, 1998, the Company had an interest rate swap with a notional amount of $100 million, effectively fixing the interest rate to 5.84%, expiring in 2001. During the fourth quarter of 1999, the Company terminated all of its interest rate swap and collar agreements resulting in a gain of approximately $3.3 million. The gain has been deferred and is being amortized into income over the remaining terms of the swap and collar agreements. The deferred gain at December 31, 1999, totaled approximately $3.2 million.

    The maturities of the Company's long-term debt are as follows (in thousands):

2000........................................................  $   25,608
2001........................................................      49,000
2002........................................................      49,000
2003........................................................      71,500
2004........................................................      71,500
Thereafter..................................................     929,580
                                                              ----------
                                                              $1,196,188
                                                              ==========

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

6. INCOME TAXES

    The significant components of the Company's deferred tax liabilities and assets are as follows (in thousands):

                                                              DECEMBER 31
                                                          -------------------
                                                            1998       1999
                                                          --------   --------
Deferred tax liabilities:
  Cellular facilities, equipment, and other.............  $(26,055)  $(27,457)
  Intangible assets.....................................    (5,393)    (8,102)
  State and local deferred taxes........................    (5,656)    (6,656)
  Investment in joint venture...........................    (4,312)    (3,065)
  Other.................................................    (2,571)    (5,032)
Deferred tax assets:
  Net operating loss carryforwards......................    76,362     79,651
  Accruals..............................................     3,376        952
  Other.................................................     1,324      3,249
                                                          --------   --------
Net deferred tax assets.................................    37,075     33,540
Valuation allowance.....................................   (37,075)   (33,540)
                                                          --------   --------
Net deferred tax liability..............................  $     --   $     --
                                                          ========   ========

    At December 31, 1999, the Company had federal tax net operating loss carryforwards (NOLs) of approximately $207.5 million which are available to offset future federal taxable income. NOLs begin expiring in the year 2009 through 2018 as follows: 2009--$2.0 million; 2010--$1.7 million; 2011--
$5.6 million; 2012--$22.4 million; and 2018--$175.8 million. At December 31, 1999, the Company had state tax NOLs of approximately $126.6 million.

    The Company established a valuation allowance in accordance with generally accepted accounting principles. The Company continually reviews the adequacy of the valuation allowance and recognizes the benefits of deferred tax assets only when management's assessment indicates that it is more likely than not that the deferred tax assets will be realized.

    A reconciliation of the income tax provision based upon the federal statutory rate to the actual income tax provision is as follows (in thousands):

                                                      PERIOD FROM
                                                   FEBRUARY 26, 1998
                                                        (DATE OF
                                                     FORMATION) TO       YEAR ENDED
                                                      DECEMBER 31       DECEMBER 31
                                                          1998              1999
                                                   ------------------   ------------
Income tax benefit at federal statutory rate.....       $(13,954)          $(8,539)
Effect of:
  State income tax expense, net of federal
    benefit......................................            344               818
  Amortization of goodwill/cellular licenses.....          6,459            12,951
  Increase in valuation allowance................          7,681                --
  AMT provision and other........................             --               188
                                                        --------           -------
Income tax expense...............................       $    530           $ 5,418
                                                        ========           =======

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

6. INCOME TAXES (CONTINUED)
    Income tax expense consists of the following (in thousands):

                                                      PERIOD FROM
                                                   FEBRUARY 26, 1998
                                                        (DATE OF
                                                     FORMATION) TO       YEAR ENDED
                                                      DECEMBER 31       DECEMBER 31
                                                          1998              1999
                                                   ------------------   ------------
Current taxes:
  Federal........................................         $ --             $  160
  State..........................................          530                 87
                                                          ----             ------
Total current taxes..............................          530                247

Deferred taxes:
  Federal........................................           --              4,000
  State..........................................           --              1,171
                                                          ----             ------
Total deferred taxes.............................           --              5,171
                                                          ----             ------
Total tax provision..............................         $530             $5,418
                                                          ====             ======

    For the year ended December 31, 1999, the Company recorded a deferred tax provision of $5,171,000 related to the utilization of preacquisition net operating loss carry forwards. In accordance with SFAS No. 109, "Accounting for Income Taxes," the utilization of such preacquisition tax benefits has been recorded as a reduction to goodwill.

7. STOCKHOLDERS' EQUITY

PREFERRED STOCK

    The Company issued 3,250,000 shares of Series A Preferred Stock for gross proceeds of $325 million. The preferred stock accrues dividends daily at the rate of 12% per annum, compounded quarterly. Such dividends shall accrue and be cumulative on the stated value of $100 per share. Dividends shall be payable quarterly, in arrears, on the last day of each December, March, June, and September. Dividends shall be paid in cash. If the payment does not occur on a regular dividend date, dividends shall accrue to the final payment date.

    The holders of Series A Preferred Stock have preference and priority over the holders of shares of any stock of the Company ranking junior to the Series A Preferred Stock, with respect to the payment of dividends or distribution of assets, whether upon liquidation, dissolution, winding up, or otherwise (Junior Stock). No dividend or distribution shall be declared or paid, either directly or indirectly, nor shall any Junior Stock, or any warrants, rights, calls, or options exercisable or convertible into any Junior Stock be redeemed, purchased, retired, or otherwise acquired for any consideration, unless as of such date the Company has paid all dividends accrued and payable to date on the Series A Preferred Stock.

    If the Company shall adopt a plan of liquidation, dissolution, or winding up, no distribution shall be made to the holders of shares of Junior Stock, unless the holders of Series A Preferred Stock have received in cash the stated value, $100 per share, plus all accrued but unpaid dividends thereon.

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

7. STOCKHOLDERS' EQUITY (CONTINUED)
    The Company shall have the right to redeem outstanding shares of Series A Preferred Stock at any time in aggregate amounts of $5 million or more at any one time. The redemption price shall be $100 per share plus the amount of all accrued and unpaid dividends through the redemption date.

    The Series A Preferred Stock have no voting rights, except certain actions in which each share of Series A Preferred Stock shall have one vote.

    The notes receivable from two stockholders related to the Series A Preferred Stock bear interest at 6%.

CLASS B COMMON STOCK

    The Company has reserved 21,739 shares of its Class B Common Stock for issuance to certain of its employees. As of December 31, 1998 and 1999, 19,387 and 14,568 shares are outstanding, respectively. The shares vest in equal, annual increments over a four-year period starting on the date of issuance. The shares are convertible into shares of Class A Common Stock on a one-to-one basis, and automatically convert when vested. No shares were vested as of December 31, 1998. As of December 31, 1999, 4,819 shares have vested.

OTHER

    Upon termination of employment without cause, certain employees have the right to put their Class A and B Common Stock and Series A Preferred Stock at the fair market value, provided the Company will have the right to pay certain amounts by issuing shares of Series A Preferred Stock.

8. LEASE COMMITMENTS

    Minimum rental commitments as of December 31, 1999, for all noncancelable operating leases, consisting principally of leases for office space, real estate, and tower space, were as follows (in thousands):

2000........................................................  $ 5,133
2001........................................................    4,500
2002........................................................    3,992
2003........................................................    3,572
2004........................................................    2,572
Thereafter..................................................   12,473
                                                              -------
                                                              $32,242
                                                              =======

    Total rent expense amounted to approximately $2.7 million and $5.8 million for the periods ended December 31, 1998 and 1999, respectively.

9. RELATED PARTIES

    The Company obtains customer information management and billing services from a vendor in which two of the Company's directors have an indirect and noncontrolling ownership interest. Since June 25, 1998, services provided to the Company by this vendor pursuant to the terms of a license agreement, totaled $4.9 million for the period from June 25, 1998 to December 31, 1998, and $9.3 million for the year ended December 31, 1999.

                      ACC ACQUISITION LLC AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                               DECEMBER 31,      MARCH 31,
                                                                   2000             2001
                                                              --------------   --------------
                                           ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.................................  $   15,123,142   $    7,366,556
  Restricted cash and investments...........................              --       45,459,153
  Accounts receivable, net..................................      48,208,271       44,607,199
  Inventory.................................................       8,372,549       10,984,182
  Other current assets......................................       8,578,882       11,611,923
                                                              --------------   --------------
    Total current assets....................................      80,282,844      120,029,013
                                                              --------------   --------------
PROPERTY, PLANT AND EQUIPMENT, net..........................     192,986,089      205,378,186
                                                              --------------   --------------
OTHER ASSETS:
  Restricted investments....................................              --       39,776,090
  Wireless license acquisition costs, net...................   1,149,419,497    1,151,043,192
  Customer list, net........................................      41,555,518       39,055,518
  Goodwill, net.............................................   1,175,251,171    1,180,668,939
  Deferred costs and other, net.............................      30,607,705       45,009,676
                                                              --------------   --------------
    Total other assets......................................   2,396,833,891    2,455,553,415
                                                              --------------   --------------
      Total assets..........................................  $2,670,102,824   $2,780,960,614
                                                              ==============   ==============

                               LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable..........................................  $   30,100,531   $   16,481,052
  Accounts payable--affiliates..............................      11,805,894       39,445,692
  Accrued expenses..........................................      26,800,910       22,148,467
  Deferred revenue and customer deposits....................      10,007,706       10,370,835
  Current portion of long-term debt.........................      27,465,000       35,494,048
                                                              --------------   --------------
    Total current liabilities...............................     106,180,041      123,940,094
                                                              --------------   --------------
OTHER LIABILITES:
  Payables-affiliates.......................................       9,193,025               --
  Long-term debt, net of current portion....................   1,650,535,000    1,754,540,032
  Deferred tax liabilities..................................     238,438,146      242,587,572
  Other non-current liabilities.............................              --       28,133,721
MEMBERS' EQUITY:
  Members' equity...........................................     765,000,000      797,827,565
  Retained deficit..........................................     (99,243,388)    (137,934,649)
  Accumulated comprehensive loss............................              --      (28,133,721)
                                                              --------------   --------------
    Total members' equity...................................     665,756,612      631,759,195
                                                              --------------   --------------
      Total liabilities and members' equity.................  $2,670,102,824   $2,780,960,614
                                                              ==============   ==============

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                      ACC ACQUISITION LLC AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                              FOR THE PERIOD
                                                              FROM FORMATION
                                                               (FEBRUARY 15,
                                                               2000) THROUGH    THREE MONTHS ENDED
                                                              MARCH 31, 2000      MARCH 31, 2001
                                                              ---------------   ------------------
OPERATING REVENUES:
  Service revenue...........................................   $ 16,764,496        $ 61,890,443
  Roaming revenue...........................................     10,871,346          30,902,103
  Equipment and other revenue...............................      1,242,108           4,609,316
                                                               ------------        ------------
      Total operating revenues..............................     28,877,950          97,401,862
                                                               ------------        ------------
OPERATING EXPENSES:
  Cost of service...........................................      4,994,498          24,454,853
  Cost of equipment.........................................      1,686,742          11,504,014
  Marketing and selling.....................................      2,522,006          14,731,364
  General and administrative................................      3,877,674          14,696,246
  Depreciation and amortization.............................     17,049,831          45,356,699
                                                               ------------        ------------
      Total operating expenses..............................     30,130,751         110,743,176
                                                               ------------        ------------
OPERATING LOSS..............................................     (1,252,801)        (13,341,314)
OTHER INCOME (EXPENSE):
  Interest expense..........................................    (14,309,482)        (41,223,170)
  Other income, net.........................................        289,165             320,593
                                                               ------------        ------------
LOSS BEFORE INCOME TAXES....................................    (15,273,118)        (54,243,891)
INCOME TAX BENEFIT..........................................      3,591,259          15,552,630
                                                               ------------        ------------
NET LOSS....................................................   $(11,681,859)       $(38,691,261)
                                                               ============        ============

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                      ACC ACQUISITION LLC AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED STATEMENT OF
                     COMPREHENSIVE LOSS AND MEMBERS' EQUITY
                   FOR THE THREE MONTHS ENDED MARCH 31, 2001

                                                                                 MEMBERS' EQUITY
                                                          -------------------------------------------------------------
                                                                                          ACCUMULATED
                                          COMPREHENSIVE     MEMBERS'       RETAINED      COMPREHENSIVE   TOTAL MEMBERS'
                                              LOSS           EQUITY         DEFICIT          LOSS            EQUITY
                                          -------------   ------------   -------------   -------------   --------------
December 31, 2000.......................                  $765,000,000   $ (99,243,388)  $         --     $665,756,612
  Net loss..............................  $(38,691,261)             --     (38,691,261)            --      (38,691,261)
  Capital contribution..................            --      32,827,565              --             --       32,827,565
  Transition adjustment for
    implementation of SFAS 133..........   (15,850,608)             --              --    (15,850,608)     (15,850,608)
  Loss on hedge transactions............   (12,283,113)             --              --    (12,283,113)     (12,283,113)
                                          ------------    ------------   -------------   ------------     ------------
March 31, 2001..........................  $(66,824,982)   $797,827,565   $(137,934,649)  $(28,133,721)    $631,759,195
                                          ============    ============   =============   ============     ============

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                      ACC ACQUISITION LLC AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                              FOR THE PERIOD
                                                              FROM FORMATION
                                                               (FEBRUARY 15,     THREE MONTHS
                                                               2000) THROUGH        ENDED
                                                              MARCH 31, 2000    MARCH 31,2001
                                                              ---------------   --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $   (11,681,859)  $ (38,691,261)
  Adjustments to reconcile net loss to net cash provided by
    operating activities--
    Depreciation and amortization...........................       17,049,831      45,356,699
    Amortization of bond discount and financing cost........               --         940,151
    Deferred income taxes and investment tax credits, net...       (3,642,428)    (15,850,574)
  Changes in current assets and liabilities--
    Accounts receivable.....................................          (84,152)      3,601,072
    Other current assets....................................         (629,139)     (5,796,591)
    Accounts payable........................................       25,054,419     (14,885,560)
    Accrued expenses........................................       (5,501,014)     (4,652,443)
    Deferred revenue and customer deposits..................          904,576         363,129
                                                              ---------------   -------------
      Net cash (used in) provided by operating activities...       21,470,234     (29,615,378)
                                                              ---------------   -------------
  CASH FLOWS FROM INVESTING ACTIVITIES:
    Capital expenditures....................................       (5,454,596)    (22,656,804)
    Increase in payables--affiliate.........................               --      18,446,773
    Other investing activities..............................         (175,884)     (1,953,591)
    Acquisition of American Cellular Corporation............   (2,440,000,000)             --
    Cash acquired with American Cellular Corporation........       25,413,377              --
                                                              ---------------   -------------
      Net cash used in investing activities.................   (2,420,217,103)     (6,163,622)
                                                              ---------------   -------------
  CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from long-term debt............................    1,675,000,000      37,500,000
    Repayments of long-term debt............................      (16,000,000)   (372,131,420)
    Proceeds from senior subordinated notes.................               --     446,665,500
    Deferred financing costs................................               --     (15,190,206)
    Capital cash contribution...............................      765,000,000      16,413,783
    Purchase of restricted investment.......................               --     (85,235,243)
                                                              ---------------   -------------
      Net cash provided by financing activities.............    2,424,000,000      28,022,414
                                                              ---------------   -------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........       25,253,131      (7,756,586)
CASH AND CASH EQUIVALENTS, beginning of period..............               --      15,123,142
                                                              ---------------   -------------
CASH AND CASH EQUIVALENTS, end of period....................  $    25,253,131   $   7,366,556
                                                              ===============   =============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
    Cash paid for--
      Interest, net of amounts capitalized..................  $            --   $  40,108,722
SUPPLEMENTAL DISCLOSURES OF NONCASH FINANCING ACTIVITIES:
    Capital contribution of PCS licenses and certain other
      assets................................................  $            --   $  16,413,783

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                      ACC ACQUISITION LLC AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

    The condensed consolidated balance sheets of ACC Acquisition LLC ("the Company") as of December 31, 2000 and March 31, 2001, the condensed consolidated statements of operations for the period from formation (February 15, 2000) through March 31, 2000 and for the three months ended March 31, 2001, the condensed consolidated statement of comprehensive loss and members' equity for the three months ended March 31, 2001 and the condensed consolidated statements of cash flows for the period from formation (February 15, 2000) through March 31, 2000 and for the three months ended March 31, 2001 are unaudited. In the opinion of management, such financial statements include all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of financial position, results of operations, and cash flows for the periods presented.

    The condensed consolidated balance sheet data at December 31, 2000 was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles. The financial statements presented herein should be read in connection with the Company's December 31, 2000 consolidated financial statements included in Form S-4 for American Cellular Corporation, which registered $450.0 million Senior Subordinated Notes due 2009.

1.  ORGANIZATION

    The Company is a limited liability company equally owned by AT&T Wireless and Dobson Communications, it was originally formed on February 15, 2000, to acquire the operations of American Cellular Corporation ("American") and its subsidiaries. On February 25, 2000, the Company acquired American for
$2.44 billion. The acquisition was accounted for as a purchase, therefore, the operations of American are included in the accompanying financial statements beginning February 25, 2000.

2.  ACQUISITION

    On February 25, 2000, the Company acquired American for $2.44 billion, of which $765.0 million was paid in cash to American, and the remaining
$1.675 billion was financed by the Company's new credit facility. This acquisition was accounted for as a purchase. Accordingly, the cost of the acquisition was allocated to the acquired assets and liabilities. The allocation of the $2.44 billion of purchase price on February 25, 2000, was as follows:

Current assets..............................................  $   63,606,606
Property, plant and equipment...............................     174,511,971
Wireless license costs......................................   1,200,089,119
Customer list...............................................      50,000,000
Goodwill....................................................   1,228,454,988
Other assets................................................      33,898,836
Current liabilities.........................................     (48,778,143)
Deferred tax liabilities....................................    (261,783,377)
                                                              --------------
                                                              $2,440,000,000
                                                              ==============

3.  LONG-TERM DEBT

    The Company's long-term debt consists of the following:

                                               DECEMBER 31, 2000    MARCH 31, 2001
                                               ------------------   --------------
Revolving credit facilities..................    $1,678,000,000     $1,343,368,580
Senior Subordinated Notes....................                --        446,665,500
                                                 --------------     --------------
  Total debt.................................     1,678,000,000      1,790,034,080
Less--Current maturities.....................        27,465,000         35,494,048
                                                 --------------     --------------
  Total long term debt.......................    $1,650,535,000     $1,754,540,032
                                                 ==============     ==============

REVOLVING CREDIT FACILITIES

    On February 25, 2000, the Company obtained a $1.75 billion credit facility, to retire existing debt and complete the acquisition of American. The Company's credit facility included a $300.0 million revolving credit facility and $1.45 billion of term loan facilities. Interest on the revolving credit facility and the term loan facilities is variable and is based on a prime rate or a LIBOR formula, and has ranged in total between 7.4% and 10.1% since inception (total weighted average interest of 8.5% for the three months ended March 31, 2001.)

    On March 2, 2001, the Company and its lenders agreed to an amendment to the credit facility. This amendment became effective on March 14, 2001, when the Company permanently repaid $200.0 million of the term notes under the credit facility. Upon repayment of indebtedness under the credit facility with proceeds from the $450.0 million Senior Subordinated Notes due 2009 (described below), the Company's credit facility was reduced to $1.55 billion. As of March 31, 2001, the Company had outstanding borrowings under its credit facility of $1.34 billion, and approximately $206.5 million of credit availability.

SENIOR SUBORDINATED NOTES

    On March 9, 2001, American completed the sale of $450.0 million Senior Subordinated Notes. These notes were sold at a discount of $3.3 million and carry an interest rate of 9.5%. The discount will be amortized over the life of the notes, which is eight and a half years. The proceeds were used to repay outstanding indebtedness under the Company's credit facility and to deposit funds into an interest reserve account to fund the first four scheduled interest payments on the notes.

INTEREST RATE HEDGES

    The Company pays interest on its bank credit facility based on a variable factor, such as LIBOR or prime rate. The Company will from time-to-time enter into derivative contracts to reduce exposure against rising interest rates.

    The Company has entered into a $1.03 billion derivative contract on its credit facility, in order to hedge its interest rate exposure, whereby the interest rate is effectively fixed at a rate of 7.3% plus a factor based on the Company's leverage (total weighted average interest of 9.9% for the three months ended March 31, 2001). The agreement expires in June 2001. The Company has also entered into an interest rate hedge contract, which expires June 30, 2002 which sets the interest rate on $1.03 billion of debt at a rate between 6.7% and 8.0%, plus a factor based on the Company's leverage, depending upon the LIBOR rate on July 1, 2001.

    On January 1, 2001, in accordance with SFAS 133, the Company began recording a liability and a net loss to comprehensive income relating to its interest rate hedges. See further discussion in Note 5.

4.  RESTRICTED CASH AND INVESTMENTS:

    Restricted cash and investments consist of interest pledge deposits for the Senior Subordinated Notes described in Note 3. The interest pledge deposit includes the initial deposit of $85.2 million, net of interest earned and payments issued to bondholders.

5.  MEMBERS' EQUITY

    On January 18, 2001, the Company received a $32.8 million capital contribution of which 50% was from AT&T Wireless and 50% was from Dobson. This contribution consisted of cash, PCS licenses relating to areas in northeast Oklahoma and southeast Kansas, and certain other assets.

    On January 1, 2001, in accordance with SFAS 133, the Company recorded a liability and a net loss to comprehensive income totaling $15.9 million relating to its outstanding interest rate hedges, thus decreasing the Company's total equity. As of March 31, 2001, this liability was $28.1 million, of which $13.7 million relates to hedge contracts maturing within the next twelve months.

6.  SUBSEQUENT EVENTS

    On May 30, 2001, American agreed to issue and sell $250.0 million of 9.5% Senior Subordinated Notes due 2009. The net proceeds will be used to repay outstanding indebtedness under the Company's credit facility and to deposit funds into an interest reserve account to fund the first four scheduled interest payments on the notes.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Members of
ACC Acquisition LLC:

    We have audited the accompanying consolidated balance sheet of ACC Acquisition LLC (a Delaware Limited Liability Corporation) and subsidiaries as of December 31, 2000 and the related consolidated statements of operations, members' equity and cash flows for the period from February 15, 2000 through December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

    We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ACC Acquisition LLC and subsidiaries as of December 31, 2000, and the results of their operations and their cash flows for the period from February 15, 2000 through December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                          ARTHUR ANDERSEN LLP

Oklahoma City, Oklahoma,
March 2, 2001

                      ACC ACQUISITION LLC AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 2000

                                   ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.................................  $   15,123,142
  Accounts receivable, net of allowance for doubtful
  accounts of $1,810,265....................................      48,208,271
  Inventory.................................................       8,372,549
  Deferred income taxes.....................................       7,170,411
  Prepaid expenses and other................................       1,408,471
                                                              --------------
    Total current assets....................................      80,282,844
                                                              --------------

PROPERTY, PLANT AND EQUIPMENT, net..........................     192,986,089
                                                              --------------

OTHER ASSETS:
  Wireless license acquisition costs, net of accumulated
    amortization of $50,669,623.............................   1,149,419,497
  Customer list, net of accumulated amortization of
    $8,444,482..............................................      41,555,518
  Goodwill, net of accumulated amortization of
    $53,203,817.............................................   1,175,251,171
  Deferred financing costs and other, net of accumulated
    amortization of $3,426,409..............................      30,607,705
                                                              --------------
    Total other assets......................................   2,396,833,891
                                                              --------------
    Total assets............................................  $2,670,102,824
                                                              ==============

                      LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable..........................................  $   30,100,531
  Accounts payable--affiliates..............................      11,805,894
  Accrued expenses..........................................      15,204,735
  Accrued interest payable..................................      11,596,175
  Deferred revenue and customer deposits....................      10,007,706
  Current portion of long-term debt.........................      27,465,000
                                                              --------------
    Total current liabilities...............................     106,180,041
                                                              --------------

OTHER LIABILITIES:
  Payables--affiliates......................................       9,193,025
  Long-term debt, net of current portion....................   1,650,535,000
  Deferred tax liabilities..................................     238,438,146

MEMBERS' EQUITY:
  Members' equity...........................................     765,000,000
  Retained deficit..........................................     (99,243,388)
                                                              --------------
    Total members' equity...................................     665,756,612
                                                              --------------
    Total liabilities and members' equity...................  $2,670,102,824
                                                              ==============

The accompanying notes are an integral part of this consolidated balance sheet.

                      ACC ACQUISITION LLC AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

        FOR THE PERIOD FROM FEBRUARY 15, 2000 THROUGH DECEMBER 31, 2000

OPERATING REVENUE:
  Service revenue...........................................  $ 190,176,142
  Roaming revenue...........................................    131,091,186
  Equipment and other revenue...............................     15,569,192
                                                              -------------
    Total operating revenue.................................    336,836,520

OPERATING EXPENSES:
  Cost of service...........................................     64,468,139
  Cost of equipment.........................................     28,248,754
  Marketing and selling.....................................     38,434,449
  General and administrative................................     40,390,640
  Depreciation and amortization.............................    154,797,328
                                                              -------------
    Total operating expenses................................    326,339,310

OPERATING INCOME............................................     10,497,210

OTHER INCOME (EXPENSE):
  Interest expense..........................................   (140,970,478)
  Other income, net.........................................        536,308
                                                              -------------

LOSS BEFORE INCOME TAXES....................................   (129,936,960)
INCOME TAX BENEFIT..........................................     30,693,572
                                                              -------------
NET LOSS....................................................  $ (99,243,388)
                                                              =============

   The accompanying notes are an integral part of this consolidated financial statement.

                      ACC ACQUISITION LLC AND SUBSIDIARIES

                   CONSOLIDATED STATEMENT OF MEMBERS' EQUITY

        FOR THE PERIOD FROM FEBRUARY 15, 2000 THROUGH DECEMBER 31, 2000

                                                                MEMBERS'       RETAINED
                                                                 EQUITY        DEFICIT         TOTAL
                                                              ------------   ------------   ------------
February 15, 2000...........................................  $         --   $         --   $         --
Capital Contribution........................................   765,000,000             --    765,000,000

Net loss....................................................            --    (99,243,388)   (99,243,388)
                                                              ------------   ------------   ------------

December 31, 2000...........................................  $765,000,000   $(99,243,388)  $665,756,612
                                                              ============   ============   ============

   The accompanying notes are an integral part of this consolidated financial statement.

                      ACC ACQUISITION LLC AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

        FOR THE PERIOD FROM FEBRUARY 15, 2000 THROUGH DECEMBER 31, 2000

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $   (99,243,388)
  Adjustments to reconcile net loss to net cash provided by
  operating activities--
    Depreciation and amortization...........................      154,797,328
    Amortization of bond premium and financing costs........        3,426,409
    Deferred income taxes and investment tax credits, net...      (30,515,642)
    Other...................................................         (139,632)
Changes in current assets and liabilities--
  Accounts receivable.......................................      (15,856,758)
  Inventory.................................................       (4,159,944)
  Prepaid expenses and other................................          220,640
  Accounts payable..........................................       23,257,550
  Accounts payable-affiliates...............................       11,805,894
  Accrued expenses..........................................       (8,693,386)
  Deferred revenue and customer deposits....................        3,566,840
                                                              ---------------
    Net cash provided by operating activities...............       38,465,911
                                                              ---------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................      (61,169,628)
  Other investing activities................................          220,457
  Acquisition of American Cellular Corporation..............   (2,440,000,000)
  Cash acquired with American Cellular Corporation..........       25,413,377
                                                              ---------------
    Net cash used in investing activities...................   (2,475,535,794)
                                                              ---------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt..............................    1,789,000,000
  Repayments of long-term debt..............................     (111,000,000)
  Advances from affiliate for capital expenditures..........        9,193,025
  Capital contribution......................................      765,000,000
                                                              ---------------
    Net cash provided by financing activities...............    2,452,193,025
                                                              ---------------

NET INCREASE IN CASH AND CASH EQUIVALENTS...................       15,123,142
CASH AND CASH EQUIVALENTS, beginning of year................               --
                                                              ---------------
CASH AND CASH EQUIVALENTS, end of year......................  $    15,123,142
                                                              ===============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid for--
    Interest net of amounts capitalized.....................  $   124,274,707
                                                              ===============

   The accompanying notes are an integral part of this consolidated financial statement.

                      ACC ACQUISITION LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION:

    ACC Acquisition LLC ("the Company"), a limited liability company equally owned by AT&T Wireless and Dobson Communications, was originally formed on February 15, 2000, to acquire the operations of American Cellular Corporation ("American") and its subsidiaries. On February 25, 2000, the Company acquired American for $2.44 billion. The acquisition was accounted for as a purchase, therefore, the operations of American are included in the accompanying financial statements beginning February 25, 2000.

2.  SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements of the Company include the accounts of all subsidiaries. For financial reporting purposes, the Company reports 100% of revenues and expenses for the markets for which it provides cellular telecommunications service. Significant intercompany accounts and transactions have been eliminated.

BUSINESS SEGMENTS

    The Company operates in one business segment pursuant to Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information."

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents on the accompanying consolidated balance sheet includes cash and short-term investments with original maturities of three months or less.

INVENTORY

    The Company values its inventory at the lower of cost or market on the first-in, first-out method of accounting.

IMPAIRMENT OF LONG-LIVED ASSETS

    The Company assesses potential impairments of long-lived assets, certain identifiable intangibles and goodwill when there is evidence that events or changes in circumstances indicate that an asset's carrying value may not be recoverable. An impairment loss is recognized when the sum of the expected future net cash flows is less than the carrying amount of the asset. The amount of any recognized impairment would be based on the estimated fair value of the asset subject to impairment compared to the carrying amount of such asset. No such losses have been identified by the Company.

WIRELESS LICENSE ACQUISITION COSTS

    Wireless license acquisition costs consist of amounts paid to acquire FCC licenses to provide cellular services. Wireless license acquisition costs are being amortized on a straight-line basis over twenty years. Amortization expense of $50,669,623 was recorded for the period from February 15, 2000 through December 31, 2000.

                      ACC ACQUISITION LLC AND SUBSIDIARIES

2.  SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
CUSTOMER LIST

    Customer list consists of amounts paid to acquire customer lists. Customer list acquisition costs are being amortized on a straight-line basis over five years. Amortization expense of $8,444,482 was recorded for the period from February 15, 2000 through December 31, 2000.

GOODWILL

    Goodwill is being amortized on a straight-line basis over twenty years. Amortization expense related to goodwill of $53,203,817, was recorded for the period from February 15, 2000 through December 31, 2000.

    The ongoing value and remaining useful lives of intangible and other long-term assets are subject to periodic evaluation and the Company currently expects the carrying amounts to be fully recoverable.

DEFERRED FINANCING COSTS

    Deferred financing costs consist primarily of fees incurred to secure long-term debt. Deferred financing costs are being amortized on a straight-line basis over the nine-year term of the debt and recorded as interest expense. Interest expense related to the amortization of these costs of $3,426,409, was recorded for the period from February 15, 2000 through December 31, 2000.

ADVERTISING COSTS

    Advertising costs are expensed as incurred and are included as marketing and selling expenses in the accompanying consolidated statement of operations.

INCOME TAXES

    Income taxes are allocated among the various entities included in the consolidated group, as agreed, based on the ratio of each entity's taxable income (loss) to consolidated taxable income (loss). Deferred income taxes reflect the estimated future tax effects of differences between financial statement and tax bases of assets and liabilities at year-end.

REVENUE RECOGNITION

    The Company records service revenues over the period they are earned. The cost of providing service is recognized as incurred. Airtime and toll revenue are billed in arrears. The Company accrued estimated unbilled revenues for services provided of approximately $3,375,565 as of December 31, 2000, which is included in accounts receivable in the accompanying consolidated balance sheet. Monthly access charges are billed in advance and are reflected as deferred revenue on the accompanying consolidated balance sheet. Equipment sales are recognized when the equipment is delivered to the customer. Subscriber acquisition costs (primarily commissions and losses on equipment sales) are expensed as incurred.

    As of December 31, 2000, the Company implemented SEC Staff Accounting Bulletin ("SAB") No. 101 "Revenue Recognition." The impact of implementing
SAB 101 was not material to the Company's revenues or results of operations for the period from February 15, 2000 through December 31, 2000.

                      ACC ACQUISITION LLC AND SUBSIDIARIES

2.  SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
USE OF ESTIMATES

    The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

SIGNIFICANT CONCENTRATIONS

    In connection with providing wireless services to customers of other wireless carriers, the Company has contractual agreements with those carriers which provide for agreed-upon billing rates between the parties. Approximately 73% of the Company's wireless roaming revenue was earned from three wireless carriers during the period from February 15, 2000 through December 31, 2000.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In July 1998, the Financial Accounting Standards Board issued SFAS No. 133, Derivatives and Hedging ("SFAS 133"). SFAS 133 establishes uniform hedge accounting criteria for all derivatives requiring companies to formally document, designate and assess the effectiveness of transactions that receive hedge accounting. Under SFAS 133, derivatives will be recorded in the balance sheet as either an asset or liability measured at its fair value, with changes in the fair value recognized as a component of comprehensive income or in current earnings. SFAS 133, as amended by SFAS 137, Derivatives and Hedging-Deferral of the Effective Date of FASB Statement No. 133, will be effective for fiscal years beginning after June 15, 2000. In addition, SFAS 138, was issued in June 2000 as amendment to SFAS 133 and addresses issues causing implementation difficulties. Under SFAS 133, the Company recorded a liability of $15.9 million relating to its interest rate hedge valuation when it adopted SFAS 133 effective January 1, 2001.

3.  PROPERTY, PLANT AND EQUIPMENT:

    Property, plant and equipment are recorded at cost. Newly constructed wireless systems are added to property, plant and equipment at cost, which includes contracted services, direct labor, materials overhead and capitalized interest. For the period from February 15, 2000 through December 31, 2000 interest capitalized was not material. Existing property, plant and equipment purchased through acquisitions is recorded at its fair value at the date of the purchase. Repairs, minor replacements and maintenance are charged to operations as incurred. The provisions for depreciation are provided using the straight-line method based on the estimated useful lives of the various classes of depreciable property. Depreciation expense totaling $42,667,136 was recorded during the period from February 15, 2000 through December 31, 2000.

                      ACC ACQUISITION LLC AND SUBSIDIARIES

3.  PROPERTY, PLANT AND EQUIPMENT: (CONTINUED)
    Listed below are the major classes of property, plant and equipment and their estimated useful lives, in years, as of December 31, 2000:

                                                      USEFUL LIFE       2000
                                                      -----------   ------------
Wireless systems and equipment......................     3-10       $181,935,969
Buildings and improvements..........................     5-40          9,675,578
Vehicles, aircraft and other work equipment.........     3-10          1,570,909
Furniture and office equipment......................     5-10         12,509,956
Plant under construction............................                  28,915,125
Land................................................                   1,045,688
                                                                    ------------
  Property, plant and equipment.....................                 235,653,225
Accumulated depreciation............................                 (42,667,136)
                                                                    ------------
  Property, plant and equipment, net................                $192,986,089
                                                                    ============

4.  LONG-TERM DEBT:

    On February 25, 2000, the Company obtained a $1.75 billion credit facility to retire existing debt and complete the acquisition of American.

    At December 31, 2000, this credit facility included a $300.0 million revolving credit facility and $1.45 billion of term loan facilities. Interest on the revolving credit facility and the term loan facilities is variable and is based on a prime rate or a LIBOR formula, and has ranged in total between 8.5% and 10.1% since inception. This credit facility is collateralized by substantially all of the assets of the Company.

    The Company's credit facility consists of the following:

                                                                        WEIGHTED AVERAGE
                                                                       INTEREST RATE FOR
                                 MAXIMUM        AMOUNT OUTSTANDING       THE YEAR ENDED
FACILITY                       AVAILABILITY    AT DECEMBER 31, 2000    DECEMBER 31, 2000    TERMINATION DATE
--------                      --------------   ---------------------   ------------------   ----------------
Revolver....................  $  300,000,000      $  228,000,000               9.0%          March 31, 2007
Term A......................  $  700,000,000      $  700,000,000               9.5%          March 31, 2007
Term B......................  $  350,000,000      $  350,000,000              10.1%          March 31, 2008
Term C......................  $  400,000,000      $  400,000,000               9.8%          March 31, 2009
                              --------------      --------------
TOTAL.......................  $1,750,000,000      $1,678,000,000
                              ==============      ==============

    The Company's credit facility imposes a number of restrictive covenants that, among other things, limit the Company's ability to incur additional indebtedness, create liens, make capital expenditures and pay dividends. At December 31, 2000, the Company was in violation of its interest coverage ratio covenant. Subsequent to year-end, the Company received a waiver from its lenders for this covenant violation. On March 2, 2001, the Company and its lenders agreed to an amendment to its credit facility, which will become effective upon the permanent repayment of $200 million of the term loans under its credit facility with the proceeds of its offering of 9 1/2% senior subordinated notes (see Note 12). Management expects that the Company will be in compliance with the revised covenants under the amended credit facility throughout 2001.

                      ACC ACQUISITION LLC AND SUBSIDIARIES

4.  LONG-TERM DEBT: (CONTINUED)
    Minimum future payments of long-term debt for years subsequent to December 31, 2000, are as follows:

2001........................................................  $   27,465,000
2002........................................................      59,234,000
2003........................................................      89,383,000
2004........................................................     119,533,000
2005........................................................     149,683,000
2006 and thereafter.........................................   1,232,702,000
                                                              --------------
                                                              $1,678,000,000
                                                              ==============

INTEREST RATE HEDGES

    The Company pays interest on its bank credit facility based on a variable factor, such as LIBOR or prime rate. The Company will from time-to-time enter into interest rate hedge contracts to reduce exposure against rising interest rates.

    During 2000, the Company entered into a $1.03 billion interest rate hedge contract on its credit facility whereby the interest rate on the facility is effectively fixed at a rate of 7.3% plus a factor based on the Company's leverage (total weighted average rate of approximately 9.6% as of December 31, 2000). The agreement expires in June, 2001. The Company has also entered into an interest rate hedge contract which expires June 30, 2002 which sets the interest rate on $1.03 billion of debt at a rate between 6.7% and 8.0%, depending upon the LIBOR rate on July 1, 2001.

5.  MEMBERS' EQUITY:

    On February 25, 2000, AT&T Wireless and Dobson Communications contributed $765.0 million to the Company to complete its acquisition of American.

6.  ACQUISITION:

    On February 25, 2000, the Company acquired American for $2.44 billion, of which $765.0 million was paid in cash to American, and the remaining
$1.675 billion was financed by the Company's new credit facility, as described in Note 4. This acquisition was accounted for as a purchase. Accordingly,

                      ACC ACQUISITION LLC AND SUBSIDIARIES

6.  ACQUISITION: (CONTINUED)
the cost of the acquisition was allocated to the acquired assets and liabilities. The allocation of the $2.44 billion of purchase price was the following:

Current assets..............................................  $   63,606,606
Property, plant and equipment...............................     174,511,971
Wireless license costs......................................   1,200,089,119
Customer list...............................................      50,000,000
Goodwill....................................................   1,228,454,988
Other assets................................................      33,898,836
Current liabilities.........................................     (48,778,143)
Deferred tax liabilities....................................    (261,783,377)
                                                              --------------
                                                              $2,440,000,000
                                                              ==============

7.  EMPLOYEE BENEFIT PLANS:

    The Company is managed by Dobson Communications Corporation. Dobson Communications Corporation maintains a 401(k) plan (the "Plan") in which substantially all employees of the Company are eligible to participate. The Plan requires the Company to match 100% of employees' contributions up to 4% of their salary. Contributions to the Plan charged to the Company's operations were $308,533 for the period from February 15, 2000 through December 31, 2000 and were recorded as general and administrative expenses in the accompanying statement of operations.

8.  TAXES:

    The benefit for income taxes for the period from February 15, 2000 through December 31, 2000, was as follows:

Federal income taxes--
Deferred....................................................  $(26,088,319)
State income taxes (current and deferred)...................    (4,605,253)
                                                              ------------
  Total income tax benefit..................................  $(30,693,572)
                                                              ============

    The benefit for income taxes for the period from February 15, 2000 through December 31, 2000, differs from amounts computed at the statutory rate as follows:

Income taxes at statutory rate (34%)........................  $(44,178,566)
State income taxes, net of Federal income tax effect........    (7,796,218)
Goodwill amortization, for which no benefit is recognized...    21,281,527
Other, net..................................................          (315)
                                                              ------------
  Total.....................................................  $(30,693,572)
                                                              ============

                      ACC ACQUISITION LLC AND SUBSIDIARIES

8.  TAXES: (CONTINUED)
    The tax effects of the temporary differences which gave rise to deferred tax assets and liabilities at December 31, 2000, was as follows:

Current deferred income taxes:
  Allowance for doubtful accounts receivable................  $     724,120
  Accrued liabilities.......................................      6,446,291
                                                              -------------
    Net current deferred income tax asset...................      7,170,411
                                                              -------------
Noncurrent deferred income taxes:
  Fixed assets..............................................    (30,843,424)
  Intangible assets.........................................   (331,530,344)
  Tax credits and carryforwards.............................    123,935,622
                                                              -------------
  Net noncurrent deferred income tax liability..............   (238,438,146)
                                                              -------------
    Total deferred income taxes.............................  $(231,267,735)
                                                              =============

    At December 31, 2000, the Company had NOL carryforwards of approximately $310 million, which may be utilized to reduce future Federal income taxes payable. These NOL carryforwards begin to expire in 2009.

9.  RELATED PARTY TRANSACTIONS:

    At December 31, 2000, the Company had payables of $20,998,919 due to related parties. Of this amount, $9.2 million represents capital expenditures paid by Dobson Communications on behalf of the Company for its newly acquired PCS market in northeast Oklahoma (see Note 12). The remaining amount represents other expenditures made by Dobson Communications on behalf of the Company.

    Dobson Communications provides certain services to the Company in accordance with a management agreement. Certain costs incurred by Dobson Communications are shared-costs of the Company and Dobson Communications. These shared costs are allocated between the Company and Dobson Communications primarily based on each Companies' pro rata population coverage and subscribers.

10.  COMMITMENTS:

    Effective June 30, 2000, the Company entered into an equipment supply agreement with Nortel Networks Inc., in which the Company is required to purchase approximately $45.2 million of cell site and switching equipment between June 30, 2000 and December 31, 2002. Of the commitment, approximately $23.2 million remained at December 31, 2000.

                      ACC ACQUISITION LLC AND SUBSIDIARIES

10.  COMMITMENTS: (CONTINUED)
    Future minimum lease payments required under operating leases that have an initial or remaining noncancellable lease term in excess of one year at December 31, 2000, are as follows:

2001........................................................  $4,885,790
2002........................................................   3,844,501
2003........................................................   2,735,788
2004........................................................   1,843,171
2005........................................................   1,054,936
2006 and thereafter.........................................   1,338,783

    Lease expense under the above leases was approximately $3,833,777 for the period from February 15, 2000 through December 31, 2000.

11. FAIR VALUE OF FINANCIAL INSTRUMENTS:

    Unless otherwise noted, the carrying value of the Company's financial instruments approximates fair value. The Company estimates the fair value of its long-term debt based on quoted market prices for publicly traded debt or on the present value of the cash flow stream utilizing the current rates available to the Company for debt with similar terms and remaining maturation. The Company estimates the fair value of its interest rate hedge based on the current market value of the hedge instrument.

    Indicated below are the carrying amounts and estimated fair values of the Company's financial instruments as of December 31:

                                                              2000
                                                --------------------------------
                                                CARRYING AMOUNT     FAIR VALUE
                                                ---------------   --------------
Revolving credit facilities...................  $1,678,000,000    $1,678,000,000
Interest rate hedge...........................              --       (15,850,608)

12. SUBSEQUENT EVENTS:

    On January 18, 2001, the Company completed a transaction whereby cash totalling $16.4 million, certain assets and PCS licenses were contributed to the Company. The licensed area is located in nine counties of northeast Oklahoma and southeast Kansas. Operations in this licensed area were launched in February, 2001.

    On March 9, 2001, American sold $450.0 million in 9.5% senior subordinated notes at a discount of $3,334,500. The proceeds from this offering will be used to reduce debt under the Company's existing credit agreement (see Note 4) and to fund certain interest payments to be made on the senior subordinated notes.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
PriCellular Corporation

    We have audited the consolidated statements of operations, stockholders' equity, and cash flows of PriCellular Corporation and subsidiaires for the six months ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of PriCellular Corporation and subsidiaries for the six months ended June 30, 1998, in conformity with accounting principles generally accepted in the United States.

                                          ERNST & YOUNG LLP

Chicago, Illinois
March 15, 1999

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              SIX MONTHS ENDED
                                                               JUNE 30, 1998
                                                              ----------------
REVENUES
Service revenue.............................................     $   66,394
Roaming revenue.............................................         35,494
Equipment sales.............................................          2,868
Other.......................................................          3,914
                                                                 ----------
                                                                    108,670

COSTS AND EXPENSES
Cost of cellular service....................................         20,911
Cost of equipment sold......................................          5,365
Marketing and selling.......................................         12,220
General and administrative..................................         18,010
Depreciation and amortization...............................         17,553
Nonrecurring charges........................................          4,889
                                                                 ----------
                                                                     78,948
                                                                 ----------
Operating income............................................         29,722

OTHER INCOME (EXPENSE)
Gain (loss) on sale of investments in cellular operations...           (133)
Interest expense............................................        (38,955)
Interest income.............................................          1,570
Other income, net...........................................          1,510
                                                                 ----------
                                                                    (36,008)
                                                                 ----------
Net loss....................................................     $   (6,286)
                                                                 ==========

Net loss after adjustment for accrued preferred stock
  dividend..................................................     $   (9,643)
                                                                 ==========

Basic and diluted loss per common share.....................     $    (0.28)
                                                                 ==========

Weighted-average number of common shares used in computation
  of basic and diluted loss per common share................     34,959,000
                                                                 ==========

                See notes to consolidated financial statements.

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                 (IN THOUSANDS)

                                    SERIES A               CLASS A               CLASS B
                                 PREFERRED STOCK        COMMON STOCK          COMMON STOCK       ADDITIONAL
                               -------------------   -------------------   -------------------    PAID-IN     ACCUMULATED
                                SHARES     AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT     CAPITAL       DEFICIT
                               --------   --------   --------   --------   --------   --------   ----------   ------------
BALANCE--DECEMBER 31, 1997...       96    $      1    21,825     $  218      13,134   $    131    $180,704      $(46,874)
Conversion of Class B common
  stock to Class A common
  stock......................       --          --       163          2        (163)        (2)         --            --
Net loss for the six months
  ended June 30, 1998........       --          --        --         --          --         --          --        (6,286)
                                ------    --------   -------     ------    --------   --------    --------      --------
BALANCE--JUNE 30, 1998.......       96    $      1    21,988     $  220      12,971   $    129    $180,704      $(53,160)
                                ======    ========   =======     ======    ========   ========    ========      ========


                               STOCKHOLDERS'
                                  EQUITY
                               -------------
BALANCE--DECEMBER 31, 1997...    $134,180
Conversion of Class B common
  stock to Class A common
  stock......................          --
Net loss for the six months
  ended June 30, 1998........      (6,286)
                                 --------
BALANCE--JUNE 30, 1998.......    $127,894
                                 ========

                See notes to consolidated financial statements.

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                              SIX MONTHS
                                                                ENDED
                                                               JUNE 30,
                                                                 1998
                                                              ----------
OPERATING ACTIVITIES
Net loss....................................................   $ (6,286)
Adjustments to reconcile net loss to net cash provided by
  operating activities:
  Depreciation and amortization.............................     17,553
  Interest on Senior Subordinated and Convertible Discount
    Notes and amortization of deferred financing costs......     16,137
  Loss on sale of investments in cellular operations........        133
  Amortization of covenant not to compete...................     (1,625)
  Provision for losses on accounts receivable...............        456
  Changes in operating assets and liabilities, net of
    acquisitions:
    Accounts receivable.....................................     (9,577)
    Inventory...............................................      1,526
    Other current assets....................................       (457)
    Accounts payable and accrued expenses...................     (8,653)
    Deferred revenue........................................        (37)
    Other current liabilities...............................      1,547
    Other, net..............................................        948
                                                               --------
Net cash provided by operating activities...................     11,665

INVESTING ACTIVITIES
Purchase of fixed assets....................................    (20,517)
Proceeds from sale of investments in cellular operations....      1,352
Acquisition of cellular operations, net of cash acquired....    (60,185)
Investment in cellular operations...........................       (977)
                                                               --------
Net cash used in investing activities.......................    (80,327)

FINANCING ACTIVITIES
Payments for deferred financing costs.......................     (1,235)
Proceeds from issuance of long-term debt....................     60,000
                                                               --------
Net cash provided by (used in) financing activities.........     58,765
                                                               --------
Decrease in cash and cash equivalents.......................     (9,897)
Cash and cash equivalents at beginning of period............     61,357
                                                               --------
Cash and cash equivalents at end of period..................   $ 51,460
                                                               ========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:
  Interest..................................................   $ 22,819
  Income taxes..............................................        479

                See notes to consolidated financial statements.

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 JUNE 30, 1998

1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    PriCellular Corporation and subsidiaries, including its wholly owned subsidiary, PriCellular Wireless Corporation (Wireless) (collectively, the Company), is principally engaged in the ownership and operation of cellular telephone systems primarily in rural areas of the Midwestern and Eastern portions of the United States. The Company operates in one business segment pursuant to SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information."

    The consolidated financial statements include the accounts of the Company and its wholly owned and majority owned subsidiaries. The assets, liabilities, and results of operations of entities in which the Company has a controlling interest have been consolidated. All significant intercompany balances and transactions have been eliminated.

    On June 25, 1998, American Cellular Corporation acquired all of the operations of the Company pursuant to an agreement and plan of merger. For further discussion of the merger see Note 7. The accompanying consolidated financial statements include results of operations of the Company through June 30, 1998, the Company's normal month-end. The results of operations of the Company do not differ materially from if the actual closing date of the merger had been used.

USE OF ESTIMATES

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

FIXED ASSETS

    Cellular facilities, equipment, and other fixed assets are recorded at cost, including labor associated with construction. Depreciation is computed using the straight-line method over the estimated useful lives, typically three to seven years. Depreciation expense for the six months ended June 30, 1998, was $10.2 million.

INVESTMENTS IN CELLULAR OPERATIONS

    The Company has a 44.5% interest in a joint venture with SBC Communications, Inc. (SBC). Under the terms of the joint venture agreement, the Company receives preferential distributions in the first four years of the joint venture increasing from $3.3 million in 1996 to $5.8 million in 1999. Such preferential distributions are guaranteed by SBC. The Company also has an option to put its joint venture interest to SBC at prices escalating to $39.0 million in 1999. SBC has operating control of the properties and has certain rights to purchase the Company's interests on November 30, 1999. The Company's guaranteed preferential distributions from the joint venture for the six months ended June 30, 1998, amounted to $2.6 million, which is included in other revenues.

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

                                 JUNE 30, 1998

1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) CELLULAR LICENSES

    Cellular licenses represent the excess of purchase price over the underlying fair value of assets acquired, and are being amortized on a straight-line basis over 40 years. Amortization expense for the six months ended June 30, 1998, was $7.3 million.

    The Company periodically reviews the carrying value of cellular licenses to determine whether such amounts are recoverable based on undiscounted future cash flows of the market to which the license relates and by comparing the cellular license to the estimated market value of the cellular system in order to determine whether a reduction to fair value is necessary. The Company has determined that no such reductions were necessary through June 30, 1998.

DEFERRED FINANCING COSTS

    Deferred financing costs primarily represent underwriting and related fees incurred in connection with the issuance of the Company's long-term debt. These costs are being amortized over the terms of the related debt and the amortization expense is included in interest expense.

REVENUE RECOGNITION

    The Company earns revenue by providing access to its cellular system, for usage of its cellular system for long-distance calls placed by the Company's customers and those of other carriers within the Company's service area, and for providing service to customers from other cellular systems who roam through the service area. Access revenue is billed one month in advance and is recognized when earned. Airtime, long-distance, and roaming revenues are recognized when the service is rendered. Equipment sales are recognized on delivery of the equipment to the customer.

ADVERTISING COSTS

    Marketing costs relating to new subscribers are expensed in the period in which they are incurred. Advertising expense amounted to $2.5 million for the six months ended June 30, 1998.

NET LOSS PER SHARE

    In computing dilutive loss per share for the six months ended June 30, 1998, no effect has been given to options outstanding under the Company's 1994 Stock Option Plan, outstanding warrants to purchase Class B common stock, the 10.75% Senior Subordinated Convertible Discount Notes, or the Cumulative Convertible Preferred Stock, since the exercise of any of these items would have an antidilutive effect on net loss per share.

COMPREHENSIVE INCOME

    In 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." Net loss for the six months ended June 30, 1998, is the same as comprehensive loss defined pursuant to SFAS No. 130.

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

                                 JUNE 30, 1998

1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) CONCENTRATIONS OF CREDIT RISK

    No single customer is large enough to pose a significant financial risk to the Company. The Company maintains an allowance for losses based on the expected collectibility of accounts receivable. Credit losses have been within management's expectations.

2. ACQUISITIONS AND DIVESTITURES

    The following acquisition was completed in 1998 and was accounted for utilizing the purchase method of accounting. The results of operations of the acquired entity is included in the Company's consolidated results of operations from the date of acquisition.

                                           ACQUISITION                   PURCHASE         NET POPS
MARKET                                         DATE                       PRICE           ACQUIRED
------                        --------------------------------------  --------------      ---------
                                                                      (IN THOUSANDS)
1998
TN-4 RSA                      January 15, 1998......................     $ 73,000           264,000

    The pro forma unaudited condensed consolidated results of operations assuming the TN-4 RSA acquisition was consummated as of January 1, 1998, are as follows (in thousands, except per share amounts):

                                                              SIX MONTHS
                                                                ENDED
                                                               JUNE 30
                                                                 1998
                                                              ----------
Revenues....................................................   $108,670
                                                               ========

Net loss after adjustment for accrued preferred stock
  dividend..................................................   $ (9,643)
                                                               ========

Basic and diluted loss per common share.....................   $  (0.28)
                                                               ========

The Company made the following disposition of cellular properties and interests in 1998 (in thousands):

                                                                        SALES       GAIN
DATE                                 DESCRIPTION                        PRICE      (LOSS)
----                                 -----------                       --------   --------
1998
June             Sale of Minority Pops...............................  $ 1,352    $  (133)
                                                                                  =======

3. LONG-TERM DEBT

    On January 15, 1998, the Company borrowed $60.0 million under a Senior Secured Reducing Revolver (the Borrowing). The Borrowing matures eight years from the closing date with repayment commencing in the year 2001 with final payment in the year 2005 in amounts ranging from 10.0% to

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

                                 JUNE 30, 1998

3. LONG-TERM DEBT (CONTINUED)
25.0%. Interest will be charged at the LIBOR rate plus a premium ranging from 1.500% to 2.250% depending on the ratio of debt to cash flow as defined. The Borrowing requires the attainment by the Company of certain financial ratios in order to maintain the permitted indebtedness. The Borrowing is secured by the assets of Kyle Cellular, a wholly owned subsidiary of the Company.

    The Company's long-term debt includes restrictions on Wireless' incurrence of additional debt, the payment of dividends, the incurrence of liens, and on payments and transfer of net assets from Wireless to the Company. Restricted net assets of the Company as of June 30, 1998, approximated $175.6 million.

    The maturities of the Company's long-term debt for each of the periods subsequent to June 30, 1998, are as follows (in thousands):

Six months ending December 31, 1998.........................  $     --
Years ending December 31:
  1999......................................................        --
  2000......................................................        --
  2001......................................................   169,500
  2002......................................................    10,500
  2003......................................................   211,101
  Thereafter................................................   251,054
                                                              --------
    Total...................................................  $642,155
                                                              ========

4. INCOME TAXES

    At June 30, 1998, the Company had tax net operating loss carryforwards
(NOLs) of approximately $43.3 million, which are available to offset future taxable income. NOLs begin expiring in the year 2007 through 2018 as follows:
2007--$1.3 million, 2009--$2.7 million, 2010--$1.7 million, 2011--$5.6 million,
2012--$20.8 million and 2018--$11.2 million.

    The Company established a valuation allowance in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes." The Company continually reviews the adequacy of the valuation allowance and recognizes the benefits of deferred tax assets only as assessment indicates that it is more likely than not that the deferred tax assets will be realized.

5. STOCKHOLDERS' EQUITY

COMMON STOCK

    In January 1996, Price Communications, an affiliate of the Company, acquired warrants which are convertible directly into 1,820,000 shares of Class B common stock from former executives of an acquired company. The effective exercise price is $5.42 per share of Class B common stock at June 30, 1998.

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

                                 JUNE 30, 1998

5. STOCKHOLDERS' EQUITY (CONTINUED)
    On February 4, 1997, the Company purchased and retired, under separate authorization of its Board of Directors, 1,948,052 shares of its Class A common stock from Horizon, which Horizon received in connection with the Kentucky Cluster acquisition.

    In July 1997, the Company repurchased and retired 3,994,945 shares of its Class B common stock from Aeneas Venture Corp., an affiliate of Harvard Private Capital Group, Inc. (Harvard) at $9.00 per share, which was the current market price at the date of the transaction. In addition, 56,275 warrants to purchase Class B common stock, also owned by Harvard, were redeemed at a net cash expenditure of $3.83 per warrant ($9.00 current market price less the exercise price of $5.17).

    In November 1997, Robert Price, Chairman of the Board of the Company, exercised options for 742,188 shares of the Company's Class A common stock. Subsequently, the Company purchased from Robert Price 200,000 of the 742,188 shares issued at market ($11.25 per share), and simultaneously retired the same shares.

    Shares of Class A common stock reserved for issuance at June 30, 1998 are as follows (in thousands):

Options issued to employees.................................   1,477
Options reserved for issuance...............................     401
Warrants....................................................   1,820
Shares reserved for convertible securities..................  32,856
                                                              ------
                                                              36,554
                                                              ======

PREFERRED STOCK

    The Company issued Series A Cumulative Convertible Preferred Stock, par value $.01 per share (the Series A Preferred Stock) for gross proceeds of $80 million. The preferred stock accrues dividends at the rate of 6.25% per annum compounded quarterly. Such dividends will not be paid in cash but will accrue and be calculated on the face value of $1,000 per share. The cumulative accrued dividends are $16.1 million at June 30, 1998. The number of shares of Class A common stock into which the Series A Preferred Stock is convertible is equal to the quotient obtained by dividing the conversion value (initially $83.2 million and increasing to $96.0 million by the third anniversary of the original date of issuance or earlier upon the occurrence of certain contingencies, plus, in each case, accrued dividends through the date of conversion or, upon the occurrence of certain contingencies, through the fifth anniversary of the date of issuance) by the conversion price ($8.83 per share subject to adjustment). The holder of each share of Series A Preferred Stock is entitled to the number of votes equal to the number of shares of Class A common stock the holder would receive upon conversion.

STOCK OPTION PLAN

    Under the Company's 1994 Stock Option Plan (the Plan), the Board of Directors can grant options to purchase up to 2,636,000 shares of Class A common stock to certain eligible employees and directors (Class A shares are entitled to one vote per share). During 1996, the Company registered approximately 2,636,000 shares of Class A common stock reserved for issuance under the Plan. The

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

                                 JUNE 30, 1998

5. STOCKHOLDERS' EQUITY (CONTINUED)
Plan provides that the option price cannot be less than the fair market value of the stock on the date of grant. All options granted subsequent to January 1, 1995 have a 10 year term and vest and become fully exercisable at the end of three years of continued employment.

    The Company has adopted SFAS No. 123, "Accounting for Stock-Based Compensation." However, as permitted under SFAS No. 123, the Company continues to apply Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for its stock option plan. Under APB No. 25, because the number of options is fixed and the option price is market price at the date of grant, no compensation expense is required. Pro forma information regarding net loss and basic and diluted loss per common share is required by SFAS No. 123, and has been determined as if the Company has accounted for its employee stock options under the fair value method using the Black-Scholes valuation method.

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    The fair value for the Company's options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996 and 1997: risk free interest rate of 6.25%; dividend yield of 0%; a volatility factor of .480 for 1996 and .323 for 1997 and a weighted-average expected life of the options of four years. There were no option grants in 1998.

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands, except per share):

                                                              JUNE 30,
                                                                1998
                                                              --------
Net loss after adjustment for accrued preferred stock
  dividend:
  As reported...............................................  $ (9,643)
  Pro forma.................................................   (10,276)

Basic and diluted loss per common share:
  As reported...............................................     (0.28)
  Pro forma.................................................     (0.29)

    Because compensation expense associated with option grants is recognized over the vesting period, the initial impact of applying FAS 123 on pro forma net loss is not representative of the potential impact on pro forma net loss in future years when the effect of recognition of a portion of compensation expense from multiple awards would be reflected.

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

                                 JUNE 30, 1998

5. STOCKHOLDERS' EQUITY (CONTINUED)
    The weighted-average grant date fair value of options granted in 1997 and 1996 was $3.38 and $4.84, respectively.

    The following table summarizes information about stock options outstanding at June 30, 1998:

                                           OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                                ------------------------------------------   -----------------------
                                                 WEIGHTED-       WEIGHTED-                 WEIGHTED-
                                                  AVERAGE         AVERAGE                   AVERAGE
RANGE OF                          NUMBER         REMAINING       EXERCISE      NUMBER      EXERCISE
EXERCISE PRICES                 OUTSTANDING   CONTRACTUAL LIFE     PRICE     EXERCISABLE     PRICE
---------------                 -----------   ----------------   ---------   -----------   ---------
$3.71 to $ 4.67...............    848,957         6.6 years       $ 4.29       848,957      $ 4.29
$8.72 to $ 8.88...............    314,899         8.3 years       $ 8.83       153,232      $ 8.78
$10.80 to $11.40..............    313,125         8.1 years       $10.88       160,833      $10.89

6. LEASE COMMITMENTS

    Minimum rental commitments as of June 30, 1998, for all noncancelable operating leases, consisting principally of leases for office space, real estate and tower space, are as follows (in thousands):


Six months ending December 31, 1998.........................  $ 2,193
Years ending December 31:
  1999......................................................    4,386
  2000......................................................    3,989
  2001......................................................    3,495
  2002......................................................    3,129
  2003......................................................    2,184
Thereafter..................................................    2,708
                                                              -------
                                                              $22,084
                                                              =======

    Total rent expense amounted to approximately $2.0 million for the six months ended June 30, 1998.

7. MERGER WITH AMERICAN CELLULAR CORPORATION

    On June 25, 1998, American Cellular Corporation acquired all of the operations of the Company pursuant to an Agreement and Plan of Merger (the Merger Agreement). At the effective time, as defined in the Merger Agreement, the holders of each issued and outstanding share of Class A common stock and Class B common stock received $14 in cash, without interest, and each issued and outstanding share of Series A Preferred Stock received the product of $14 and the number of Class A Shares into which each such share of Series A Preferred Stock is convertible at such time in connection with a change of control.